Exhibit 10.8

06/12/2010	Agreed Form
Dated
SELLER AND OTHERS
and
PURCHASER AND OTHERS
SHARE AND BUSINESS SALE AGREEMENT
relating to the companies and businesses comprising the Bloom Professional Group
Linklaters LLP
One Silk Street
London
EC2Y 8HQ
L-178217

Telephone 0207 456 2000
Facsimile 0207 456 2222

06/12/2010	Agreed Form
This Agreement (this “Agreement”) is made on
between:
(1)	THE SCOTTS COMPANY LLC, a company incorporated in Ohio whose registered office is at 14111 Scottslawn Road, Marysville, Ohio, U.S.A. (the “Seller”);
(2)	Each of the Share Sellers and Business Sellers whose names are set out in Schedule 1 (together with the Seller, the “Relevant Sellers”);
(3)	ISRAEL CHEMICALS LTD. a company incorporated in Israel whose registered office is at Millenium Tower, 23 Aranha St., Tel-Aviv 61070, Israel (the “Purchaser”);
(4)	Each of the Share Purchasers and Business Purchasers whose names are set out in Schedule 1 (together with the Purchaser, the “Relevant Purchasers”); and
(5)	THE SCOTTS MIRACLE-GRO COMPANY whose registered office is at 14111 Scottslawn Road, Marysville, Ohio 43041 (the “Seller Guarantor”).
Whereas:
(A)	The Relevant Sellers have agreed to sell the Group (as defined below) and to assume the obligations imposed on the Relevant Sellers under this Agreement.
(B)	The Relevant Purchasers have agreed to purchase the Group and to assume the obligations imposed on the Relevant Purchasers under this Agreement.
(C)	The terms and conditions of the Offer Letter (as defined below) have been satisfied or waived in full prior to the date hereof.
(D)	The Seller Guarantor has agreed to enter into this Agreement for the purposes of Clause 13 only.
It is agreed as follows:
1	Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:
1.1	Definitions

“Accounts” means the unaudited pro forma combined financial information for the Group for the 12-month period ended on 30 September 2007, 30 September 2008 and 30 September 2009 (as the case may be), copies of which are in folder 8 of the Data Room, prepared for the purpose of the Transaction and based on the Management Accounts of the Group Companies and the Business Sellers and have been adjusted to reflect the perimeter of the Transaction;

“Accounts Date” means 30 September 2009;
“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

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“Agent Assisted Product Registration” means any Product Registration owned by any of The Scotts Company LLC, Scotts-Sierra Crop Protection Company, Scotts-Sierra Horticultural Products Company or Scotts de Mexico S.A., and obtained through a third-party agent, consultant or distributor pursuant to a power of attorney and/or contract, in respect of a product or products forming part of the Professional Business, and sold in any or all of the following countries: Puerto Rico, Dominican Republic, Trinidad & Tobago, Mexico, Colombia, Costa Rica, Honduras, Guatemala, Panama and Nicaragua, and as more particularly delineated in documents 10.9.149.1 and 10.9.149.5, in the Data Room;

“Agreed Cash Sum” means the sum of US$1 million (comprising Cash Balances which the Seller and the Purchaser have agreed will remain in the Group on Closing);

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser and, for the purposes of identification only, initialled by or on behalf of the Seller and the Purchaser with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;

“ANSES” means L’Agence nationale de sécurité sanitaire de l’alimentation, de l’environnement et du travail or any successor government agency in France;
“Assigned Intellectual Property” means the Intellectual Property assigned under the Intellectual Property Assignments;
“Assigned Know-how” means the Know-how assigned under the Know-how Assignment;

“Assumed Liabilities” means all Liabilities at Closing of the Business Sellers which relate predominantly to the Group (including, for the avoidance of doubt, any Intra-Group Payables owed by a Business Seller to a member of the Retained Group) other than the Excluded Liabilities, and “Assumed Liability” means any one of them;

“Australian Dollar” means the lawful currency of Australia;

“Base Working Capital” means the aggregate of the relevant amount(s) expressed in US Dollars, Pounds Sterling, Euros, Australian Dollars, Kenyan Shillings, Malaysian Ringgit and Polish Zloty and shown in Part 2 of Schedule 11;

“Bid Value” means in relation to all the Shares and Group Businesses, US$270 million (two hundred and seventy million US Dollars);
“Break Fee” means US$7.5 million;
“Business Assets” means all the property, rights and assets agreed to be sold under Clause 2.3.1 of this Agreement or any relevant Local Transfer Document;

“Business Contracts” means the written and unwritten customer, supply, distribution, hire purchase and other commercial contracts or agreements (including the Licence Agreements) to which a member of the Retained Group is a party which relates predominantly to the Group including the contracts listed in Part 1 of Schedule 5 (but excluding any Third Party Agreement as defined in the TSA), and “Business Contract” means any of them;

“Business Day” means a day which is not a Friday, Saturday, a Sunday or a public holiday in London (UK), Ohio (USA), Israel or The Netherlands;

“Business Employees” means those employees of the Business Sellers in the UK, Poland, Australia and New Zealand who are, immediately prior to Closing, employed in Group Businesses, including those not actively at work due to injury, vacation, military duty, disability or other leave of absence, and “Business Employee” means any one of them;

06/12/2010	Agreed Form

“Business Intellectual Property” means all rights and interests owned by any member of the Retained Group in Intellectual Property (including Know-how) which at or immediately before Closing is used predominantly in relation to the Group, including the Intellectual Property, details of which are set out in Part 1 of Schedule 4;

“Business IT” has the meaning given to it in paragraph 5.3.1 of Schedule 12;
“Business Leased Properties” means the Leased Properties brief details of which are set out in paragraph 2 of Part 2 of Schedule 3, and “Business Leased Property” means any one of them;
“Business Owned Properties” means the Owned Properties, brief details of which are set out in paragraph 1 of Part 2 of Schedule 3, and “Business Owned Property” means any one of them;
“Business Properties” means the Business Owned Properties and the Business Leased Properties, and “Business Property” means any one of them;

“Business Purchaser” means, in relation to each of the Group Businesses referred to in column (2) of Part 2 of Schedule 1, the company whose name is set out opposite that Group Business in column (3) of Part 2 of Schedule 1;

“Business Records” means all books of account, records, documents and information of the Retained Group (in whatever form held) relating predominantly to the Group Businesses, the Business Assets or, so far as permitted by law, the Business Employees;

“Business Seller” means, in relation to each of the Group Businesses referred to in column (2) of Part 2 of Schedule 1, the company whose name is set out opposite that Group Business in column (1) of Part 2 of Schedule 1;

“Cash Balances” means cash in hand or credited to any account with a financial institution but excluding any insurance proceeds received by the Seller or any other Relevant Seller;
“Close of Business” means 5.30pm in each relevant jurisdiction;
“Closing” means the completion of the sale of Shares and the Group Businesses pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement and any relevant Local Transfer Document;
“Closing Date” means the date on which Closing takes place;

“Closing Statement” means the statement setting out the Working Capital, the Working Capital Adjustment, the Group Companies’ Cash Balances, the Intra-Group Receivables, the Third-Party Indebtedness, the Pension Liability and the Intra-Group Payables, to be prepared by the Purchaser in accordance with Clause 7 and Schedule 11;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder;
“Companies” means the companies whose details are set out in Schedule 2 (other than the Subsidiaries), and “Company” means any one of them;
“Competent Authority” means DGAL and/or ANSES (as the case may be);
“Competition Condition” has the meaning given to it in Clause 4.1.1(i);

“Confidential Information” means information (however stored) predominantly relating to the business, customers or financial or other affairs of the Group, details of which are not in the public domain;

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“Confidentiality Agreement” means the confidentiality agreement dated 16 June 2010 between the Seller and the Purchaser pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Group;

“Consumer Business” means the direct or indirect sale or provision of Consumer Products;

“Consumer Business Product Registrations” means any Product Registration owned by any of the Companies or Subsidiaries immediately before Closing in respect of a product or products that relates solely to the Consumer Business as more particularly delineated in documents 10.9.149.14 and 10.9.149.15 in the Data Room;

“Consumer Products” means: (a) consumer lawn and garden products including, without limitation, plants, flowers, trees and shrubs, fertilizer, fertilizer combination products, seed, growing media (including, without limitation, peat products, soil conditioning agents, turf dressings, compost, mulches, combination growing media and bark), plant foods, wetting agents, plant protection products, pesticides, herbicides, insecticides, fungicides, rodenticides, repellents, bird food and durable applicators; and (b) any products sold or provided: (i) to professional or collegiate sporting fields and stadiums in the United States and Canada, solely for the purposes of supporting consumer marketing efforts; or (ii) to or by any lawn, tree, shrub and pest care service businesses catering mainly to consumers for non-commercial use and which use any trade marks owned by or licensed to the Seller or any member of the Retained Group. For the avoidance of doubt in relation to (a) above, Consumer Products will be further identified by reference to a combination of certain parameters such as package size, labelling, advertising, positioning and classification within store, price and targeted end user;

“Contamination” means the presence at any time of Hazardous Substances in, on or under the soil, surface water or groundwater at any Business Property and/or the migration of any such Hazardous Substances from any Business Property into outside soil, surface water or groundwater;

“CRF” means controlled-release fertilizers;
“Data Pack” means the data pack dated 16 June 2010 containing certain information relating to the Group (documents 8.4 to 8.12 in the Data Room);

“Data Room” means the virtual data room containing documents and information relating to the Group made available by the Seller online at https://services.intralinks.com, the contents of which are listed in Schedule 1 of the Disclosure Letter;

“DGAL” means the Direction Générale de l’Alimentation of the French Ministère de l’Agriculture, de l’Alimentation, de la Pêche, de la Ruralité et de l’Aménagement du territoire or any successor government agency;

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser disclosing, as on the date of the Offer Letter:
(i)	information constituting exceptions to the Sellers’ Warranties; and
(ii)	details of the other matters referred to in Clause 9.2.1 of this Agreement;

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“Discount Rate” means the discount rate as at the Valuation Date, calculated by the Seller’s actuaries (Towers Watson) based on the Seller’s actuaries’ own standard tool used to assist in the selection of discount rates that reflects the characteristics of employer benefit plans, including a match with the nature and term of cash flows of expected future benefit payments from the Dutch Pension Scheme or the German Pension Scheme (as the case may be)(the Towers Watson “Global Rate Link” tool);

“Distributor Owned Product Registration” means any Product Registration owned by a third-party distributor or consultant, in respect of a product or products forming part of the Professional Business, which is or are supplied by a member of the Seller’s Group immediately before Closing to a third-party distributor or consultant in any or all of the following countries: Brazil, Ecuador, Argentina, Uruguay, China, South Korea, The Republic of the Philippines, Sri Lanka, Taiwan, Thailand, Japan, Bahrain, Bosnia and Herzegovina, Croatia, Georgia, Jordan, Israel, Qatar, The Republic of Moldova, Saudi Arabia, Serbia, South Africa, Syria and Yemen, and as more particularly delineated in documents 10.9.149.1, 10.9.149.2 and 10.9.149.11, respectively, in the Data Room;

“Draft Closing Statement” has the meaning given to it in Clause 7.1;
“Dutch PBO” has the meaning given in Part 1 of Schedule 18;
“Dutch Pension Scheme” means the applicable Pensioenovereenkomst van Scotts International B.V. en diens werknemers;
“Dutch MVA” has the meaning given in Part 1 of Schedule 18;
“Employment Costs” means a sum equivalent to the aggregate of:
(i)
the amount payable or paid to or in respect of the employment of the Business Employees (including, but not limited to, salary, wages, tax and social security contributions, employer’s pension contributions and other contributions which the employer is required by law to provide, bonus, insurance premia, payments or allowances or any other consideration for employment); and

(ii)	the cost of providing any non-cash benefits, which the employer is required to provide by law or contract, or customarily provides in connection with such employment;

“Employment Liabilities” means any and all Losses arising out of or connected with employment or the employment relationship, or termination of employment or of the employment relationship (including, but not limited to, all Losses in connection with any claim for redundancy, termination or severance pay, or damages or compensation for dismissal or breach of contract) other than Employment Costs;

“Encumbrance” means any claim, charge, mortgage, pledge, lien, option, equity, assignment (contingent or otherwise), power of sale, hypothecation, usufruct, retention of title, right to acquire, right of pre-emption, right of first refusal or other third-party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Environment”, “Environmental Authority”, “Environmental Law”, “Environmental Permit”, “Hazardous Substances”, “REACH” and “Relevant Period” have the meanings given to them in paragraph 9 of Schedule 12;

“Estimated Cash” means the Seller’s reasonable and good faith estimate of the Group Companies’ Cash Balances expressed in US Dollars;
“Estimated Intra-Group Payables” means the Seller’s reasonable and good faith estimate of the Intra-Group Payables expressed in US Dollars;

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“Estimated Intra-Group Receivables” means the Seller’s reasonable and good faith estimate of the Intra-Group Receivables expressed in US Dollars;
“Estimated Pension Liability” means the Seller’s reasonable and good faith estimate of the Pension Liability expressed in US Dollars;
“Estimated Third-Party Indebtedness” means the Seller’s reasonable and good faith estimate of the Third-Party Indebtedness expressed in US Dollars;

“Estimated Working Capital” means the Seller’s reasonable and good faith estimate of the Working Capital expressed in US Dollars, Pounds Sterling, Euros, Australian Dollars, Kenyan Shillings, Malaysian Ringgit and Polish Zloty (as the case may be);

“Estimated Working Capital Adjustment” means the aggregate amount expressed in US Dollars (as a positive or negative number as the case may require) which represents the difference between the Estimated Working Capital and the Base Working Capital, such difference as calculated pursuant to paragraph 2.4.1 of Schedule 11;

“Euro” means the lawful currency of the European Union;

“European Pesticide Dossier” means technical data prepared in accordance with Council Directive 91/414/EEC or Regulation (EC) 1107/2009 and supplied to a regulatory authority with the aim of obtaining a Product Registration in respect of a particular formulation;

“European Union” means the European Union as first established by the treaty made at Maastricht on 7 February 1992;

“Excluded Assets” means those assets, contracts and rights excluded from the sale of the Group Businesses under this Agreement and the Local Transfer Documents, details of which are set out in Clause 2.3.3;

“Excluded Employees” means those employees whose names are set out in Part 4 of Schedule 6, and being employees of the Group Companies being retained by the Seller’s Group, whose employment will, with their agreement, be moved to a member of the Seller’s Group other than a Group Company;

“Excluded Intellectual Property” means the Intellectual Property described at paragraph 2 of Part 1 of Schedule 4;
“Excluded Liabilities” means the liabilities referred to in Clause 2.3.5;
“Expiry Date” means, subject to Clause 4.4.5, the earlier of (i) the last day of the calendar month in which the Competition Condition is satisfied and (ii) 1 February 2011;
“Fairly Disclosed” means disclosed with sufficient clarity and detail to enable a reasonable purchaser to make a reasonable assessment of the nature and relevance of the matter in question;
“Field of Use Principles” means the set of principles set out at Part 4 of Schedule 15;
“Final Payment Date” means 10 Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 11 for the preparation of the Closing Statement is complete;

“Functional Team Leaders” means each of Michel Gasnier, Dimiter Todorov, Keith Clark, Valerie Soulier, Bob Daniels, Scott Haefke, Tom Czajkowski and Krista Heins and such other persons who may succeed the above persons in their current roles from time to time;

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“German PBO” has the meaning given in Part 2 of Schedule 18;
“German Pension Scheme” means the pension plan of Colonia Unterstützungskasse as of 01.07.1992;
“German MVA” has the meaning given in Part 2 of Schedule 18;
“GL Codes” means the unique designating code that is assigned to each accounting entity of each member of the Group for the purposes of the consolidated accounting system of the Group;

“Goodwill” means the goodwill of the Business Sellers in relation to the Group Businesses as at Closing together with the exclusive right (so far as the Relevant Sellers can grant the same) for the Business Purchasers to represent themselves as carrying on the Group Businesses in succession to the Business Sellers;

“Government Authority” means any competition, antitrust, foreign investment, national, local, supranational or supervisory or other government, governmental, quasi-governmental, trade or regulatory body, agency, branch, subdivision, department commission, official or authority including any Tax Authority and any governmental department and any court or other tribunal;

“Group” means the Group Companies and the Group Businesses, taken as a whole;

“Group Businesses” means the unincorporated businesses carried on by the Business Sellers in relation to the Professional Business at Closing and being sold under this Agreement and the Local Transfer Documents, particulars of which are contained or referred to in Part 2 of Schedule 1, and “Group Business” means any one of them;

“Group Companies” means the Companies and the Subsidiaries, and “Group Company” means any one of them;

“Group Companies’ Cash Balances” means the aggregate amount of the Cash Balances (including, for the avoidance of doubt, the Agreed Cash Sum) held by or on behalf of the Group Companies at the Close of Business on the Closing Date;

“Group Companies’ Properties” means the Properties set out in Part 1 of Schedule 3;
“Group Company Insurance Policies” means all insurance policies held exclusively for the benefit of the Group Companies, and “Group Company Insurance Policy” means any one of them;
“Group Intellectual Property” means the material Intellectual Property used in the business carried on by the Group;
“Group Know-how” has the meaning given to it in paragraph 5.2 of Schedule 12;
“Group Retirement Benefit Arrangements” has the meaning given to it in paragraph 7.9.1 of Schedule 12;

“Guidance” means any written draft, interim and/or final guidance in respect of or applicable to CRFs issued by the DGAL or any French regulatory authority competent to regulate CRFs under French law and any updates thereof published between the signing of the Offer Letter and the Expiry Date;

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“Humax Litigation” means the proceedings relating to claim number 9LV10408 in the High Court of Justice, Queen’s Bench Division, Liverpool District Registry (United Kingdom), concerning Paul Ernest Herman Juliard (trading as Burford Nurseries) as plaintiff, BHGS Limited as defendant and Humax Horticulture Limited as part 20 defendant;

“Indebtedness” means without duplication, in relation to any person, all loans or other financing obligations in the nature of borrowings and/or indebtedness from third-parties (including all interest accrued but unpaid thereon and accrued but unpaid penalties and charges in respect thereof prior to the Closing Date whether arising on the early settlement thereof or otherwise) which have not been paid or repaid, including (without limitation):

(i)
obligations under any lease or hire purchase or other deferred purchase contract treated for accounting purposes as a finance or capital lease to the extent such obligations fall to be included as liabilities in the balance sheet of the relevant entity;

(ii)	any factoring arrangement, bond, note, debenture, loan stock or similar instrument, standby or documentary letter of credit, or counter-indemnity guarantee (in each case, or similar instruments);
(iii)	any sale of receivables;
(iv)	any derivative transaction entered into in connection with protection against or benefit from any interest rate or currency fluctuation; or
(v)	any amounts payable by a Group Company to third-party advisers in excess of US$5,000, solely in connection with the Transaction,

in each case determined in accordance with generally accepted accounting policies and principles in the United States (as applicable), but excluding trading debt or liabilities arising in the ordinary course of trading;

“Intellectual Property” means trade marks, service marks, trade names, business names, logos, get-up and all goodwill and any rights to sue for passing-off in relation to the foregoing, patents, petty patents, innovation patents, utility models, supplementary protection certificates, inventions, registered and unregistered design rights, copyrights, plant breeders rights, database rights, domain names, and all other similar rights in any part of the world (including in Know-how), including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Intellectual Property Assignments” means the Trade Mark Assignments, the Patent Assignment, the Know-how Assignment and the Unregistered Intellectual Property Assignment;
“Interim Dutch PBO” has the meaning given in Part 1 of Schedule 18;
“Interim Dutch MVA” has the meaning given in Part 1 of Schedule 18;
“Interim German PBO” has the meaning given in Part 2 of Schedule 18;
“Interim German MVA” has the meaning given in Part 2 of Schedule 18;

“Intra-Group Payables” means the amount set out against the “Intra-Group Payables” entry in the Closing Statement, being the aggregate amount of all relevant constituent line items comprising the aggregate amount of all Indebtedness owed by (i) a Group Company to a member of the Retained Group and (ii) a Business Seller to a member of the Retained Group to the extent incurred for the purposes of the Group Businesses, in each case as at the Close of Business on the Closing Date but excluding any item to the extent included in calculating the Group Companies’ Cash Balances or the Third-Party Indebtedness;

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“Intra-Group Receivables” means the amount set out against the “Intra-Group Receivables” entry in the Closing Statement, being the aggregate amount of all relevant constituent line items comprising the aggregate amount of all Indebtedness owed by (i) a member of the Retained Group to a Group Company and (ii) a member of the Retained Group to a Business Seller to the extent incurred for the purposes of the Group Businesses, in each case as at the Close of Business on the Closing Date but excluding any item to the extent included in calculating the Group Companies’ Cash Balances or the Third-Party Indebtedness;

“IP Licence Agreements” means those documents set out in Part 2 of Schedule 15;
“Kenyan Shillings” means the lawful currency of Kenya;

“Know-how” means industrial and commercial information and techniques including trade secrets in any tangible, written or electronic form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers and all information and techniques arising from research and development activities including research and development materials, process technology, specifications, product dossiers and manufacturing and/or formulation know-how, documents relating to REACH registration requirements and documents relating to notification requirements under European Regulation (EC) No 1272/2008 on the classification, labelling and packaging of substances and mixtures;

“Know-how Assignment” means the know-how assignment in the form attached at Part 4 of Schedule 4 to be dated on or around the Closing Date;

“Leased Properties” means the leased properties, brief details of which are set out in paragraph 2 of Part 1 of Schedule 3 and paragraph 2 of Part 2 of Schedule 3, and “Leased Property” means any one of them;

“Letter of Access” means such approval, authorisation, licence or consent from a third-party as may be required for the use of technical data owned by that third-party to be used in support of a Product Registration;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise (and including, for the avoidance of doubt, liabilities in respect of Taxation), whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety, and “Liability” means any of them;

“LIBOR” means, in relation to a sum or amount payable or due to be paid under this Agreement, the applicable screen rate for US$ as at 9.00 am GMT on the first date on which such sum or amount is due to be paid in accordance with this Agreement or, in the case of an amount payable pursuant to Clause 7, the Closing Date;

“Licence Agreements” means all licence agreements, including computer software licence agreements, entered into on or prior to Closing by any member of the Retained Group and which relate to the Business Intellectual Property (other than Excluded Intellectual Property), to the extent that at Closing such agreements remain in force (in whole or in part) or any obligations under such agreements remain to be performed, including those which are listed in Part 6 of Schedule 4 (but excluding any Third Party Agreement as defined in the TSA);

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“Licensed EU Product Registration” means any Product Registration owned by a third-party supplier immediately before Closing, in respect of a product, or products, forming part of the Professional Business and supplied by that third-party, which is supported by a European Pesticide Dossier, and as more particularly delineated in document 10.9.149.6 in the Data Room on the spreadsheet entitled ‘Third-Party EU Products’;

“Local Transfer Document” has the meaning given to it in Clause 2.6.1;
“Long Stop Date” means 180 calendar days from the date of the Offer Letter or such later date as the Seller and the Purchaser shall agree in writing;
“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), fines, charges, expenses, actions, proceedings, claims and demands;
“Malaysian Ringgit” means the lawful currency of Malaysia;

“Management Accounts” means the hyperion reports relating to the Group Companies and each of the Group Businesses that are consolidated in the Seller’s Group’s financial statements for the 12-month period ended on the Management Accounts Date, a copy of which is at document 10.9.173 in the Data Room;

“Management Accounts Date” means 30 September 2010;

“Material Contracts” means (i) those contracts, arrangements or relationships referred to in document 1.8.1.1 in the Data Room and (ii) the arrangements with BWI Companies Inc and Agrium referred to on page 32 of the document at 8.6 in the Data Room;

“Material Property” means the Properties named in paragraph 1.1 of Part 1 of Schedule 3, paragraph 2.1 of Part 1 of Schedule 3 (with the exception of the fourth Property listed in paragraph 2.1 of Part 1 of Schedule 3), paragraph 2.6 of Part 1 of Schedule 3, paragraph 1 of Part 2 of Schedule 3 and paragraph 2 of Part 2 of Schedule 3;

“Moveable Assets” means the furniture, trade utensils, computer hardware and peripherals, telecommunications equipment and infrastructure, other information technology related to plant and equipment, plant and machinery, vehicles and other equipment and other chattels (whether or not physically located at the Properties) which are owned by a member of the Retained Group and used predominantly in relation to the Group Businesses including those items listed in Part 1 of Schedule 16 but excluding any such items which form part of the Excluded Assets;

“New Coating Collaboration Agreement” means the collaboration agreement in the Agreed Terms to be entered into at Closing between OMS Investments, Inc., The Scotts Company LLC and the relevant member of the Purchaser’s Group;

“Offer Employees” means those employees listed in Part 3 of Schedule 6 who work in the Group but are not employed by a Group Company or a Business Seller, as updated after the date of the Offer Letter by the Seller (a) with the prior agreement of the Relevant Purchasers (save that such agreement is not required in relation to any such employees who resign from their employment) or (b) as permitted in accordance with Clause 5.1.2(xvii) or Clause 5.9 of this Agreement;

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“Offer Letter” means the offer letter dated 6 December 2010 delivered by the Purchaser and countersigned by the Seller on the same date in connection with the sale and purchase of the Group;

“Osmocote” means products sold by or under the authorisation of the Seller or its Affiliates under the name OSMOCOTE (and variations thereof, namely OSMOSOL and OSMOFORM) in the three years prior to Closing and any other product so sold during such period which was manufactured using substantially the same ingredients and technology as the products previously sold under that name;

“Owned Group Intellectual Property” means any Group Intellectual Property owned by any member of the Retained Group or any Group Company;

“Owned Properties” means the owned properties, brief details of which are set out in paragraph 1.1 of Part 1 of Schedule 3 and paragraph 2 of Part 2 of Schedule 3, and “Owned Property” means any one of them;

“Patent Assignment” means the patent assignment in the form attached at Part 2 of Schedule 4 to be dated on or around the Closing Date;

“Patent Licence Agreements” means the patent and know-how licence agreements in the Agreed Terms to be entered into at Closing between some or all of OMS Investments, Inc., the Seller and the relevant member of the Purchaser’s Group;

“Pension Liability” means the amount as calculated by the Seller and agreed with the Purchaser as described in Schedule 18, expressed in US Dollars equal to the aggregate, at Closing, of:
(a)
the amount by which the Dutch PBO of the Dutch Pension Scheme exceeds the Dutch MVA, and for these purposes the Dutch PBO and the Dutch MVA will be calculated in accordance with the actuarial methodology and assumptions set out in Part 1 of Schedule 18; and

(b)
the amount by which the German PBO of the German Pension Scheme exceeds the German MVA, and for these purposes the German PBO and the German MVA will be calculated in accordance with the actuarial methodology and assumptions set out at in Part 2 of Schedule 18, and any dispute in respect of the calculation of Pension Liability will be governed by the procedure described in Schedule 18 (rather than, for the avoidance of doubt, paragraph 3 of Schedule 11);

“Planning Legislation” means, in relation to the country or territory in which a Property is situated, the relevant planning legislation or regulations or any other subordinate legislation relating to planning matters;

“Polish Competition Authority” means the Polish Office for Competition and Consumer Protection;
“Polish Zloty” means the lawful currency of Poland;
“Pounds Sterling” means the lawful currency of the United Kingdom;
“Pre-Sale Reorganisation Transactions” means the transactions set out or referred to in Schedule 17;

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“Prior Service” means, in respect of a Business Employee, the period of service (including any period of service deemed by law or contract) which a Business Employee has had with the relevant Business Seller immediately before and continuous with the commencement of employment with the relevant Business Purchaser, or, in respect of an Offer Employee, the period of service (including any period of service deemed by law or contract) which an Offer Employee has had with a member of the Retained Group immediately before and continuous with the commencement of employment with a Relevant Purchaser;

“Product Indemnities” means certain indemnities set out in Schedule 19;

“Product Registration” means such approval as may be granted by a relevant regulatory authority to use, sell, supply, advertise or store a certain plant protection product or fertilizer in a particular jurisdiction;

“Product Registration Condition” has the meaning given in Clause 4.1.1(ii);
“Product Registration Notice” has the meaning given in Clause 4.4.3;
“Professional Business” means the direct or indirect sale or provision of Professional Products;

“Professional Business Product Registrations” means the Agent Assisted Product Registrations, the Distributor Owned Product Registrations, the Seller Owned EU Product Registrations, the Seller Owned Shared EU Product Registrations, the Licensed EU Product Registrations, the Seller Owned Product Registrations and any Unidentified Professional Business Product Registrations;

“Professional Products” means professional lawn and turf, horticultural, floricultural and agricultural products including, without limitation, fertilizer, fertilizer combination products, micro-nutrients, bio-stimulants, seed, growing media (including, without limitation, peat products, soil conditioning agents, turf dressings, compost, mulches, combination growing media and bark), plant foods, wetting agents, plant protection products, pesticides, herbicides, insecticides, fungicides, repellents, durable applicators and commercial livestock feed products. For the avoidance of doubt, Professional Products will be further identified by reference to a combination of certain parameters such as package size, labelling, advertising, positioning and classification within store, price and targeted end user;

“Properties” means the Owned Properties and the Leased Properties, and “Property” means any one of them;
“Purchase Price” has the meaning set out in Clause 3.1;

“Purchase Price Allocation Agreement” means the agreement to be entered into at Closing between the Seller and the Purchaser substantially in the form set out in Schedule 8, and after agreement or determination of the Purchase Price allocation pursuant to Clause 3.2;

“Purchaser’s Group” means the Purchaser and any holding company of the Purchaser, and any undertaking which, in relation to the Purchaser and/or any parent undertaking of the Purchaser, is a subsidiary undertaking from time to time;

“Purchaser’s Lawyers” means DLA Piper UK LLP of 3 Noble Street, London EC2V 7EE;
“Purchaser’s Third-Party Claim” has the meaning given to it in Clause 11.7;

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“Registered Group Intellectual Property” means such of the Owned Group Intellectual Property as is registered or the subject of applications for registration in any patent, trade mark or other Intellectual Property registry anywhere in the world, including those patents, trade marks and domain names, details of which are set out in paragraphs 1 and 3 of Part 1 of Schedule 4;

“Relevant Capacity” means for its own account or for that of any person, firm or company (other than the Purchaser and the other Relevant Purchasers);
“Relevant Employees” means:
(i)	those employees of the Group Companies who are immediately prior to Closing employed in the Group (other than the Excluded Employees);
(ii)	the Business Employees; and
(iii)	the Offer Employees;
“Relevant Territory” means any jurisdiction in the world;

“Reporting Accountants” means (i) Grant Thornton or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement (save in respect of matters relating to the Pensions Liability), a firm of accountants, to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President of the Institute of Chartered Accountants in England and Wales or (ii) in the case of disputes relating to the Pensions Liability, a firm of actuaries to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President of the Institute and Faculty of Actuaries;

“Restricted Period” means three years commencing on Closing or such shorter period of time recognised by applicable law as being binding on the Seller and the other Relevant Sellers;
“Retained Group” means the Seller’s Group excluding the Group Companies;
“Seller’s Disagreement Notice” has the meaning given to it in paragraph 3.3 of Part 1 of Schedule 11;
“Seller Information Document” means the seller information document in respect of the Group dated 29 July 2010 prepared by Ernst & Young, a copy of which is at document 8.2 in the Data Room;

“Seller’s Group” means the Seller and any holding company of the Seller, and any undertaking which, in relation to the Seller and/or any parent undertaking of the Seller, is a subsidiary undertaking from time to time;

“Seller’s Group Insurance Policies” means all insurance policies (whether under policies maintained with third-party insurers or any member of the Retained Group), other than Group Company Insurance Policies, maintained by the Seller or any member of the Retained Group in relation to the Group or under which, immediately prior to Closing, any Group Company or the Seller or any member of the Retained Group in relation to the Group Businesses is entitled to any benefit, and “Seller’s Group Insurance Policy” means any one of them;

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“Seller’s Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ;

“Seller Owned EU Product Registration” means any Product Registration owned by any member of the Retained Group, the Companies or Subsidiaries immediately before Closing in respect of a product, or products, forming part of the Professional Business only, which is supported by a European Pesticide Dossier, where the relevant European Pesticide Dossier is owned by any member of the Retained Group, the Companies or Subsidiaries, and as more particularly delineated in document 10.9.149.6 in the Data Room on rows 66 to 81 of the spreadsheet entitled ‘Scotts EU PPP Registrations’;

“Seller Owned Product Registration” means any Product Registration owned by either The Scotts Company LLC, Scotts-Sierra Horticultural Products Company, Scotts-Sierra Crop Protection Company, or Scotts Australia Pty. Ltd, in respect of a product, or products, forming part of the Professional Business and sold in any or all of the following countries: the United States of America, Canada, Australia and New Zealand, and as more particularly delineated in documents 10.9.149.7, 10.9.149.8, 10.9.149.12 and 10.9.149.13 in the Data Room;

“Seller Owned Shared EU Product Registration” means any Product Registration owned by any member of the Retained Group, the Companies or Subsidiaries immediately before Closing in respect of a product, or products, forming part of both the Professional Business and the Consumer Business, which is supported by a European Pesticide Dossier where the relevant European Pesticides Dossier is owned by any member of the Retained Group, the Companies or Subsidiaries, and as more particularly delineated on rows 15 to 64 of the spreadsheet entitled ‘Scotts EU PPP Registrations’ in document 1.9.149.6 in the Data Room;

“Seller’s Third-Party Claim” has the meaning set out in Clause 11.5;

“Sellers’ Warranties” means the warranties given by the Seller and the other Relevant Sellers pursuant to Clause 9 and Schedule 12 (including, for the avoidance of doubt, the Tax Warranties), and “Sellers’ Warranty” means any one of them;

“Senior Employees” means Fred Bosch, Wolter Van Rest, Joan Verhoeven, Craig Bova, Frank Handels, Leon Terlingen, Harry Vandeburg, Paul Boers, Arnoud Touw, William Kusey, Ted Piatt and Stephen Squires, and “Senior Employee” means any one of them;

“Senior Representative” means, in the case of the Seller, the president of the Seller Guarantor (currently Barry Sanders) and, in the case of the Purchaser, the chief executive officer of ICL Fertilizers from time to time (currently Dani Chen);

“Share Purchaser” means, in relation to each of the Companies referred to in column (2) of Part 1 of Schedule 1, the company whose name is set out opposite that company in column (4) of Part 1 of Schedule 1;

“Shares” means the issued shares and quotas in the capital of the Companies specified in column (3) of Part 1 of Schedule 1;

“Share Seller” means, in relation to each of the Companies referred to in column (2) of Part 1 of Schedule 1, the company whose name is set out opposite that Company in column (1) of Part 1 of Schedule 1;

“Shared Business Agreements” has the meaning given to it in paragraph 6.2 of Part 2 of Schedule 5;

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“Shared Consumer Agreements” has the meaning given to it in paragraph 6.1 of Part 2 of Schedule 5;
“Software” has the meaning given to it in paragraph 5.3.1 of Schedule 12;
“SSHPC” means Scotts-Sierra Horticultural Products Company;
“Specified Products” means the Osmocote professional products and applications sold in the French market at the date of this Agreement;
“SSCPC” means Scotts-Sierra Crop Protection Company;
“Statutory Accounts” means the statutory audited accounts for each of the Group Companies (other than Scott O.M. España S.A.) and each of the Business Sellers for the year ended 30 September 2009;
“Stay Incentive Agreements” means stay incentive agreements entered into between members of the Seller’s Group and each of the Senior Employees;

“Stock” means the stock in trade of finished and unfinished goods and raw materials and packaging owned by a Business Seller for the purposes of the Group Businesses as at Closing (including items which, although supplied to a Business Seller under reservation of title by the suppliers, are under the control of the Seller’s Group);

“Subsidiaries” means the companies listed in paragraphs 1.1 and 2.1 of Schedule 2, and “Subsidiary” means any one of them;
“Supply Agreements” means the agreements listed in Part 1 of Schedule 15;

“Taxation” or “Tax” means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments in respect of or on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person (including, without limitation, any member of the Seller’s Group that is treated as part of the same consolidated tax group as SSHPC for the purposes of US federal income tax) and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Indemnity” means the deed of covenant against Taxation in the Agreed Terms to be entered into at Closing;
“Tax Warranties” means the Sellers’ Warranties contained in paragraph 14 of Schedule 12, and “Tax Warranty” means any one of them;
“Termination Warranties” has the meaning given to it in Clause 9.5.8, and “Termination Warranty” means any one of them;

“Third-Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third-parties for the assignment or transfer to the relevant Business Purchaser of any of the Business Contracts, and “Third-Party Consent” means any one of them;

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“Third-Party Indebtedness” means the aggregate amount as at the Close of Business on the Closing Date of all outstanding Indebtedness owed by the Group Companies to any third-party and, for the purposes of this definition, third-party shall exclude any member of the Retained Group;

“Third-Party Receivables” means the aggregate amount as at the Close of Business on the Closing Date of all outstanding accounts receivable (including all trading debt or liabilities arising in the ordinary course in favour of the Group Businesses) owed to a member of the Retained Group, to the extent they relate to the Group Businesses, by any person other than: (i) any other member of the Retained Group; or (ii) a Group Company;

“Trade Mark Assignments” means the trade mark assignments in the form attached at Part 3 of Schedule 4 to be dated on or around the Closing Date;

“Trade Mark Licence Agreements” means the trade mark licence agreements in the Agreed Terms to be entered into at Closing between some or all of the following: OMS Investments, Inc., The Scotts Company (UK) Ltd., the Seller and the relevant member of the Purchaser’s Group;

“Transaction” means the sale and purchase of the Group pursuant to this Agreement;

“Transaction Documents” mean together, this Agreement, the Disclosure Letter, the Local Transfer Documents, the Transitional Services Agreement, the Tax Indemnity, the Purchase Price Allocation Agreement and each other document identified in Part 1, Part 2 and Part 3 of Schedule 15;

“Transfer Provisions” means in the European Union the national legislation implementing the provisions of the European Community’s directive 2001/23/EC of 12 March 2001 and outside the European Union any legislation applicable to transfer a Business Employee’s employment by operation of law;

“Transitional Services Agreements” or “TSA” means the transitional services agreement in the Agreed Terms which shall be entered into by the Purchaser and the Seller, on the Closing Date;
“TSE” means Turf-Seed Europe Limited, an Irish company with its principal office located at 17 Earlsfort Terrace, Dublin 2, Ireland;

“TSE Seed Varieties” means those grass seed varieties licensed to a member of the Seller’s Group for which TSE has an option to produce and/or market in the TSE Territory and which have been sold by TSE to the Group during the 12 months immediately prior to Closing;

“TSE Territory” shall mean Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Spain, Sweden, the United Kingdom, Norway, Egypt, Tunisia, Morocco, Lebanon, Jordan and such other countries as may be added in the future by mutual consent of the Seller and TSE;

“Unregistered Intellectual Property Assignment” means the assignment of unregistered Business Intellectual Property in the form attached at Part 5 of Schedule 4 to be dated on or around the Closing Date;

“US$” or “US Dollar” means the lawful currency of the United States of America;
“US GAAP” means the generally accepted accounting principles used in the United States of America;

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“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Union any Taxation levied by reference to added value or sales;

“Valuation Date” means 31 December 2010;
“Virus” has the meaning given to it in paragraph 5.3.1 of Schedule 12;

“Working Capital” means the aggregate amount of the working capital of the Group Companies and the Group Businesses at the Close of Business on the Closing Date which are accounted for in the GL Codes designated in the table referred to under “Table 2” of Annex A of Schedule 11, the aggregate of which is shown against the line item “Working Capital” in the Closing Statement expressed in US Dollars, Pounds Sterling, Euros, Australian Dollars, Kenyan Shillings, Malaysian Ringgit and Polish Zloty; and

“Working Capital Adjustment” means the amount expressed in US Dollars (as a positive or negative number as the case may require) which represents the difference between the Working Capital and the Base Working Capital, such difference as calculated pursuant to paragraph 2.4.2 of Schedule 11.

1.2	Rights of the Seller and the Purchaser
1.2.1
The Seller and the other Relevant Sellers agree that, where any right is given to the Seller under this Agreement, such right shall be exercisable exclusively by the Seller, and any such exercise shall be binding on the other Relevant Sellers.

1.2.2
The Purchaser and the other Relevant Purchasers agree that, where any right is given to the Purchaser under this Agreement, such right shall be exercisable exclusively by the Purchaser, and any such exercise shall be binding on the other Relevant Purchasers.

1.3	Rights and Liabilities of the Relevant Sellers and Relevant Purchasers
1.3.1
Unless otherwise expressly provided, each Relevant Seller shall only have rights and liabilities (including in relation to payment) under, or in relation to a breach of, this Agreement or the Tax Indemnity:

(i)
to the extent that those rights and liabilities or the relevant breach relate to or affect the Shares (including the relevant underlying business(es), assets and Liabilities of the Companies the subject of such Shares) and/or the Group Businesses it agrees to sell under this Agreement or otherwise arise in connection with the sale of those Shares or Group Businesses to the Relevant Purchaser; and

(ii)	on a several basis,
and references to “Share Seller” and “Business Seller” shall be construed accordingly.
1.3.2
Unless otherwise expressly provided, each Relevant Purchaser shall only have rights and liabilities (including in relation to payment) under, or in relation to a breach of, this Agreement or the Tax Indemnity:

(i)
to the extent that those rights and liabilities or the relevant breach relate to or affect the Shares (including the relevant underlying business(es), assets and Liabilities of the Companies the subject of such Shares) and/or the Group Businesses it agrees to purchase under this Agreement or otherwise arise in connection with the sale of those Shares or Group Businesses to the Relevant Purchaser; and

(ii)	on a several basis,
and references to “Share Purchaser” and “Business Purchaser” shall be construed accordingly.

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1.4	Singular, Plural, Gender
References to one gender include all genders and references to the singular include the plural and vice versa.
1.5	References to Persons and Companies
References to:
1.5.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and
1.5.2	a company include any company, corporation or any body corporate, wherever incorporated.
1.6	References to Subsidiaries and Holding Companies
1.6.1	A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:
(i)	holds a majority of the voting rights in it;
(ii)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;
(iii)	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or
(iv)
has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply, and for these purposes, without limitation to the foregoing, a company shall be treated as a member of another company if any shares in that other company are registered in the name of (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company.

1.6.2	The terms “subsidiary undertaking” and “parent undertaking” shall have the meanings attributed to them in the Companies Act 2006.
1.7	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement. References to paragraphs, Annexes and Parts are to paragraphs, Annexes and Parts of the Schedules. The contents list and headings are for ease of reference only and shall not affect the construction or interpretation of this Agreement.

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1.8	Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.
1.9	Legal Terms and Legislation
1.9.1
References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.9.2
References to legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re-enacted from time to time (whether before or after the date of the Offer Letter) and any prior or subsequent subordinate legislation made under it which is in force from time to time (except to the extent that any amendment, re-enactment or subordinate legislation made after the date of the Offer Letter would increase or extend the liability of any party).

1.9.3
Statutory obligations include obligations arising under Articles of the Treaty establishing the European Community and regulations and directives of the European Union as well as UK Acts of Parliament and subordinate legislation.

1.10	Non-limiting Effect of Words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.
1.11	Currency Conversion

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause 1.11:

“Conversion Rate” means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg on the date immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the Relevant Date shall mean:
(i)	for the purposes of Clause 5.1, the date of the Offer Letter;
(ii)	for the purposes of Clause 6.4, the date of the Seller’s notification to the Purchaser pursuant to Clause 6.4.1; and
(iii)	for the purposes of Clause 7 and Part 1 of Schedule 11, the Closing Date.

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1.12	Materiality

For the purposes of Clause 5.4 any breach or non-compliance shall be material if the Loss suffered (other than indirect or consequential loss and any costs and expenses) or expected to be suffered by the Purchaser, any other Relevant Purchaser and the Group or arising from such breach or non-compliance (or series of breaches arising from substantially identical facts or circumstances) exceeds or is expected to exceed US$10 million individually and when such breaches or non-compliances are aggregated with any other breach or non-compliance of the obligations referred to in such Clause exceed US$40 million.

1.13	References at Closing
1.13.1
For the purposes of construing the defined terms in this Agreement, the steps set out at paragraphs 2.1 to 2.4 (inclusive) of Schedule 10 shall be deemed to happen simultaneously such that Scott O.M. España S.A. and Scotts Deutschland GmbH shall be “Subsidiaries” and Scotts International B.V. shall be a “Group Company” and all references in this Agreement to Subsidiaries and to Group Companies shall be construed accordingly.

1.13.2
For the purposes of this Agreement, Scotts International B.V. shall be a “Share Purchaser” and a “Relevant Purchaser” only after Closing and all references in this Agreement to Share Purchaser and Relevant Purchaser shall be construed accordingly and, for the avoidance of doubt, Scotts International B.V. shall not incur any liability incurred by a Share Purchaser or Relevant Purchaser on or prior to Closing.

2	Agreement to Sell the Group

2.1	Sale and Purchase of the Group
On and subject to the terms of this Agreement and the Local Transfer Documents:
2.1.1
the Relevant Sellers (each as to the Shares or Group Businesses set out against its name in Schedule 1) agree to sell and transfer to the Relevant Purchasers (each as to the Shares or Group Businesses set out against its name in Schedule 1) the whole of the Group (other than the Business Intellectual Property, the Business Contracts and other assets of the Group Businesses not owned by the Business Sellers);

2.1.2
the Seller shall procure that the Business Intellectual Property, the Business Contracts, and any other asset of the Group Businesses not owned by a Business Seller is assigned, novated or transferred (as the case may be) to the Purchaser; and

2.1.3
the Relevant Purchasers (each as to the Shares or Group Businesses set out against its name in Schedule 1) and the Purchaser (as to the Business Intellectual Property, the Business Contracts and other assets of the Group Businesses not owned by a Business Seller) agree to purchase and accept the whole of the Group and the assignment of the Business Intellectual Property, the Business Contracts and other assets of the Business.

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2.2	Sale of the Shares
2.2.1
The Shares shall be sold and transferred with full title guarantee free from Encumbrance together with all rights and advantages attaching or accruing to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.2.2
The Relevant Sellers hereby waive any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on them under the relevant constitutional documents or otherwise and shall procure that on or prior to Closing any and all rights of pre-emption or other restrictions on transfer in respect of the Shares are waived irrevocably by any other persons entitled thereto.

2.3	Sale of the Group Businesses
2.3.1
Subject to Clause 2.3.3, there shall be included in the sale and transfer of the Group Businesses or the assignment of the Business Intellectual Property (as the case may be), under this Agreement or, where relevant, the Local Transfer Documents:

(i)	the Business Properties (on the terms set out in Schedule 3);

(ii)	the Business Intellectual Property (on the terms set out in Schedule 4);

(iii)	the Goodwill;

(iv)	the Moveable Assets;

(v)	the rights of any member of the Retained Group arising or existing at Closing under the Business Contracts (on the terms set out in Part 2 of Schedule 5);

(vi)	such of the Intra-Group Receivables as are owed to a Business Seller;

(vii)	the Professional Business Product Registrations not owned by a Group Company at Closing (on the terms set out in Part 7 of Schedule 4);

(viii)	the Stock;

(ix)	the Business Records;

(x)	the Third-Party Receivables; and

(xi)
all other property, rights and assets owned by or licensed to the Business Sellers and used, enjoyed or exercised predominantly in relation to the Group Businesses at Closing, in each case other than any Excluded Assets.

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2.3.2	The Business Assets shall be sold, transferred or assigned (as the case may be) free from any Encumbrance.
2.3.3	There shall be excluded from the sale of the Group Businesses under this Agreement and the Local Transfer Documents the following:
(i)	the Cash Balances held by or on behalf of the Business Sellers on Closing in relation to the Group Businesses;

(ii)	except as set out in Clause 15, the benefit of any claim under any Seller’s Group Insurance Policy;

(iii)	debts due from any relevant Tax Authority in respect of Taxation;

(iv)	the Excluded Intellectual Property; and

(v)	the plant and machinery located at the Gretna and Hatfield sites, which is subject to the provisions of the relevant Supply Agreement.
2.3.4
The Business Sellers agree to transfer (to the extent they are able to do so) and the Business Purchasers agree, with effect from the Closing Date, to accept the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil, all Assumed Liabilities. The Business Sellers agree with the Business Purchasers that the Assumed Liabilities shall be transferred to and assumed by the Business Purchasers so that the Business Purchasers shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations and conditions (including rights of set-off and counterclaim) as the Business Sellers.

2.3.5
The Business Sellers shall remain responsible for (and no Business Purchaser shall be obliged to accept the transfer of and to assume), and shall duly and punctually pay, satisfy, discharge, perform or fulfil:

(i)
any Liability (even if assumed by the Business Purchasers by operation of law), in respect of any Indebtedness owed by any of the Business Sellers to any third-party (other than Intra-Group Payables owed by a Business Seller) or any security, guarantee, comfort or other financial accommodation in respect of such monies or indebtedness;

(ii)	any Liability not otherwise expressly assumed by any member of the Purchaser’s Group under this Agreement or any Transaction Document;

(iii)	any Liability in respect of Taxation relating to the Group Businesses arising in respect of any period for Taxation purposes ending on or prior to Closing;

(iv)
any Liability arising in respect of any Business Contracts that cannot be lawfully assigned to the Purchaser or any other Relevant Purchaser or the benefits of which the Purchaser or any other Relevant Purchaser is unable to receive, in each case in accordance with Part 2 of Schedule 5;

(v)
any and all fines imposed by the Polish Competition Authority in connection with a breach or alleged breach by Scotts Poland Sp. z o.o. of Article 6 of the Act dated 16 February 2007 on Protection of Competition and Consumers in relation to any fact or matter found by the Polish Competition Authority as a result of its inquiry into, among others, the affairs of Scotts Poland Sp. z o.o. (of which Scotts Poland Sp. z o.o. was informed by a letter dated 23 February 2010, case number DOK-400/1/10/MF) in respect of or attributable to the period of time up to, and including, Closing;

(vi)
any Liability arising in relation to any Business Employee whose contract of employment has not transferred pursuant to the Transfer Provisions for the purposes of paragraphs 1.1.5 and 1.2 of Part 1 of Schedule 6; and

(vii)	any Liability relating to the Humax Litigation.

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2.4	Intellectual Property and Product Registrations
The provisions of Schedule 4 shall apply in respect of the Business Intellectual Property, the Professional Business Product Registrations and the Consumer Business Product Registrations.
2.5	Relevant Employees and Group Retirement Benefit Arrangements
2.5.1	The provisions of Schedule 6 shall apply in respect of the Relevant Employees.

2.5.2	The provisions of Schedule 7 shall apply in respect of the Group Retirement Benefit Arrangements.
2.6	Local Transfer Documents
2.6.1
On Closing, the Relevant Sellers and the Relevant Purchasers shall execute such agreements, transfers, conveyances, dispositions and other documents, subject to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser, to implement the transfer of:

(i)	the Shares; and

(ii)	the Group Businesses,
(the “Local Transfer Documents” and each, a “Local Transfer Document”).
The parties do not intend this Agreement to transfer title to any of the Shares. Title shall be transferred by the applicable Local Transfer Document.
2.6.2
To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)	the provisions of this Agreement shall prevail; and
(ii)
so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Relevant Purchasers or, as the case may be, the Purchaser shall indemnify the Seller against all Losses suffered by the Relevant Sellers, in either case through or arising from the inconsistency between the Local Transfer Document and the Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.6.3
If there is an adjustment to the consideration under Clause 7.3 of this Agreement which relates to a part of the Group which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under the laws of the relevant jurisdiction, the Relevant Seller and the Relevant Purchaser shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.

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2.6.4
No Relevant Seller shall bring any claim against any Relevant Purchaser pursuant to the Local Transfer Documents, save to the extent necessary to implement any transfer of the Shares or Group Businesses in accordance with this Agreement. To the extent that a Relevant Seller does bring a claim in breach of this Clause 2.6.4, the Seller shall indemnify the Relevant Purchaser against all Losses which the Relevant Purchaser may suffer through or arising from the bringing of such a claim and the Relevant Seller shall indemnify the Seller against any payment which the Seller shall make to the Relevant Purchaser pursuant to this Clause 2.6.4.

2.6.5
No Relevant Purchaser shall bring any claim against any Relevant Seller pursuant to the Local Transfer Documents, save to the extent necessary to implement any transfer of the Shares or Group Businesses in accordance with this Agreement. To the extent that a Relevant Purchaser does bring a claim in breach of this Clause 2.6.5, the Purchaser shall indemnify the Relevant Seller against all Losses which the Relevant Seller may suffer through or arising from the bringing of such a claim and the Relevant Purchaser shall indemnify the Purchaser against any payment which the Purchaser shall make to the Relevant Seller pursuant to this Clause 2.6.5.

2.7	Moveable Assets
2.7.1	The provisions of Part 2 of Schedule 16 shall apply in relation to the Moveable Assets.
2.7.2
Between the date of the Offer Letter and Closing, the Seller shall use its reasonable endeavours to provide to the Purchaser a list of Moveable Assets, to the extent that the list in Schedule 16 is incomplete.

2.8	Third-Party Receivables
The provisions of Part 3 of Schedule 16 shall apply in relation to Third-Party Receivables.

2.9	Field of Use Principles

Upon Closing the relevant parties to this Agreement shall execute, or procure the execution by the relevant members of the Seller’s Group and the Purchaser’s Group (to the extent they are parties to such documents) of, each of the Supply Agreements and the IP Licence Agreements. The parties to this Agreement agree that the Supply Agreements and the IP Licence Agreements shall be governed by the Field of Use Principles (as set out in Part 4 of Schedule 15) in so far as the Field of Use Principles are applicable to each Supply Agreement and each IP Licence Agreement. Save as otherwise set out in this Clause 2.9, the parties to this Agreement agree and acknowledge that the Field of Use Principles do not have any effect in this Agreement nor are they intended to impose any restriction nor grant any rights other than in the context of the relevant Supply Agreement(s) and/or the relevant IP Licence Agreement(s) to which they apply.

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3	Consideration

3.1	Amount
3.1.1	The aggregate consideration for the purchase of the Group under this Agreement and the Local Transfer Documents (the “Purchase Price”) shall be an amount in US Dollars equal to the sum of:
(i)	the Bid Value;
plus
(ii)	the Group Companies’ Cash Balances and the Intra-Group Receivables;
minus
(iii)	the Third-Party Indebtedness, the Intra-Group Payables, the Agreed Cash Sum and the Pension Liability;
plus
(iv)	the Working Capital Adjustment.
3.2	Allocation of Purchase Price
3.2.1
The Purchase Price shall be allocated in accordance with the Purchase Price Allocation Agreement. The Seller and the Purchaser, each acting reasonably and in good faith shall endeavour to agree such allocation, and the form of the Purchase Price Allocation Agreement, between the date of the Offer Letter and Closing.

3.2.2
Failing agreement between the Seller and the Purchaser on the allocation of the Purchase Price and, accordingly, the form of the Purchase Price Allocation Agreement, the allocation of the Purchase Price shall be determined by the Reporting Accountants, on the application of the Seller or the Purchaser, who shall allocate the Purchase Price in accordance with principles set out in the form of the Purchase Price Allocation Agreement set out in Schedule 8. Paragraphs 3.2 to 3.11 of Part 1 of Schedule 11 shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to paragraph 6 of the Purchase Price Allocation Agreement.

3.3	VAT

The Relevant Sellers and the Relevant Purchasers agree that the consideration given under this Agreement in respect of the sale of the Group Businesses and the Shares is exclusive of any VAT, in respect of which the provisions of Schedule 9 shall apply. To the extent that VAT is so chargeable then the Relevant Purchasers shall, against delivery of a valid VAT invoice (or equivalent, if any), in addition to any amount expressed in the Agreement to be payable by the Relevant Purchasers, pay to the Relevant Sellers such VAT in accordance with Schedule 9.

3.4	Treatment of Payments by Relevant Sellers
3.4.1
If any payment is made by the Seller or any other Relevant Seller to any Relevant Purchaser in respect of any claim for any breach of this Agreement or any Local Transfer Document or pursuant to an indemnity under any such agreement or the Tax Indemnity, the payment shall be treated as an adjustment of the consideration paid by the Relevant Purchaser for the Shares or the particular category of Business Asset (if any) to which the payment and/or claim relates under this Agreement and the consideration shall be deemed to be reduced by the amount of such payment.

06/12/2010	Agreed Form
3.4.2	If:
(i)
the payment and/or claim relates to the Shares in more than one Group Company or to more than one category of Business Asset, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the Shares in the Group Companies or Business Assets concerned by reference to the proportions in which the consideration is allocated in accordance with Schedule 8; or

(ii)
the payment and/or claim relates to no particular Shares in any Group Company or no particular category of Business Asset, it shall be allocated rateably to all the Shares and all the Business Assets by reference to the proportions in which the consideration is allocated in accordance with Schedule 8, and, in each case, the Purchase Price shall be deemed to have been reduced by the amount of such payment.
3.5	Tax Election
3.5.1
The Relevant Seller and the Relevant Purchaser shall jointly make a timely and effective election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state, local or foreign Tax law with respect to the acquisition by the Relevant Purchaser of the stock of SSHPC and each of its wholly-owned Subsidiaries being acquired pursuant to this Agreement (each, an “Election” and, collectively, the “Elections”). The Relevant Purchaser and the Relevant Seller shall, and shall cause their respective Affiliates (including, in the case of the Relevant Purchaser, SSHPC and its Subsidiaries) to cooperate with each other to take all actions necessary and appropriate, including filing Internal Revenue Service Forms 8023 and 8883 and such additional forms, returns, elections, schedules and other documents as may be required, to effect Elections in accordance with the provisions of Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations (and any comparable provisions of state, local or foreign Tax law) or any successor provisions. Unless required by a final, non-appealable, decision of a court of competent jurisdiction, the Relevant Purchaser and the Relevant Seller shall, and shall cause their respective Affiliates (including, in the case of the Relevant Purchaser, SSHPC and its Subsidiaries) to, report the acquisition by the Relevant Purchaser of the stock of such domestic corporations consistently with the Elections made and shall take no position inconsistent therewith in any Tax return, any proceeding before any Tax Authority or otherwise.

3.5.2
Unless required by a final, non-appealable decision of a court of competent jurisdiction, the Relevant Purchaser and the Relevant Seller shall, and shall cause their respective Affiliates to (i) be bound by the Elections, the Purchase Price allocation in Schedule 8 and the Section 338(h)(10) Allocation Statement (as defined below) for purposes of determining any Taxes, (ii) prepare and file their respective Tax returns on a basis consistent with the Elections and such allocation statements and (iii) take no position inconsistent with the Elections or any such allocation statements in any Tax return, any proceeding before any Tax Authority or otherwise. In the event that any of such allocations determined is disputed by any Tax Authority, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute. The Relevant Purchaser and its Affiliates shall provide to the Relevant Seller information to enable the Relevant Seller to support the Tax filing position that, for US federal income Tax purposes, the direct and indirect acquisition of any of SSHPC or its Subsidiaries qualifies as a “qualified stock purchase” (within the meaning of Section 338 of the Code).

06/12/2010	Agreed Form
3.5.3
In connection with an Election, as promptly as reasonably practicable after Closing and in any event within six months following Closing, the Relevant Purchaser shall provide to the Relevant Seller a statement (a “Section 338(h)(10) Allocation Statement”) specifying the proposed manner in which the “aggregate deemed sales price”, as defined in Treasury Regulations Section 1.338-4, shall be allocated among the assets of each Group Company for which an Election is made, which allocations shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations and which shall be consistent with the Purchase Price allocation in Schedule 8. If the Relevant Seller does not object by written notice to a Section 338(h)(10) Allocation Statement within 15 Business Days of receipt, such statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement. If the Relevant Seller objects to a Section 338(h)(10) Allocation Statement presented by the Relevant Purchaser, it shall notify the Relevant Purchaser of such disputed item (or items) (in such written notice) and the basis for its objection, and the Relevant Purchaser and the Relevant Seller shall act in good faith to resolve any such dispute for the 30-day period thereafter.

4	Conditions

4.1	Conditions Precedent
4.1.1	The agreement to sell and purchase the Group contained in Clause 2.1 is conditional upon satisfaction of the following conditions, or their satisfaction subject only to Closing:
(i)
the competition authority or other relevant governmental or regulatory body in Cyprus, Germany, Kenya, the Ukraine and, to the extent required, the United States of America having issued all necessary clearances and approvals under applicable merger control laws, or such clearance or approval having otherwise been obtained from such competition authority by the expiry of any applicable time limits without any suit, investigation or proceeding having been initiated or decisions issued or by the withdrawal by such competition authority of any pending or threatened suit, investigation or proceeding (the “Competition Condition”); and

(ii)	the Purchaser not having given the Product Registration Notice to the Seller (the “Product Registration Condition”).
4.2	Responsibility for Satisfaction of the Competition Condition
4.2.1
The Purchaser and the other Relevant Purchasers shall use all reasonable endeavours to ensure the satisfaction of the Competition Condition as soon as possible. The Seller shall provide and/or procure to be provided to the Purchaser and the other Relevant Purchasers all reasonable assistance for the purposes of satisfying the Competition Condition.

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4.2.2
The Purchaser and the other Relevant Purchasers will provide the Seller (or its advisers) with draft copies of all notifications and communications (save that confidential business information may be redacted or supplied on an outside counsel-to-counsel basis only) that are to be sent or submitted to relevant competition, governmental or regulatory authorities in relation to obtaining any relevant consent, approval or action under Clause 4.1.1(i) at such time as will allow the Seller a reasonable opportunity to provide comments on such notifications and communications before they are submitted or sent to such relevant competition, governmental or regulatory authorities and having regard to any such comments as are reasonable and provide the Seller (or the Seller’s nominated advisers) with copies of all such notifications and communications in the form submitted or sent (save that confidential business information may be redacted or supplied on an outside counsel-to-counsel basis only).

4.2.3
The Purchaser and the other Relevant Purchasers will promptly notify the Seller and provide any material communications (whether written or oral), save in respect of any confidential business information, received from any competition, governmental or regulatory authority in relation to obtaining the Competition Condition.

4.2.4
Where permitted by the relevant competition, governmental or regulatory authorities concerned, the Purchaser and the other Relevant Purchasers will allow persons nominated by the Seller to attend all meetings and all material telephone calls with relevant competition, governmental or regulatory authorities and, where appropriate, to make oral submissions at such meetings.

4.2.5
Without prejudice to Clause 4.2.1, the parties agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other including, if necessary, after Closing.

4.2.6
If the Competition Condition is fulfilled with the exception of any clearance or approval required in Kenya and such clearance is unlikely to be forthcoming within 30 days of obtaining the other approvals or clearances required pursuant to the Competition Condition, the Seller and the Purchaser will work jointly in good faith, to the extent practicable, to proceed to Closing and exclude the transfer of The Scotts Company Kenya Ltd. until the relevant clearance has been obtained.

4.3	Non-satisfaction
4.3.1	The Purchaser shall give notice to the Seller of the satisfaction or non-satisfaction of the Competition Condition within two Business Days of becoming aware of the same.

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4.3.2
For the avoidance of doubt, neither the Purchaser, any other Relevant Purchaser nor any other member of the Purchaser’s Group shall be obliged to confirm the satisfaction of the Competition Condition if such clearance or approval requires the Purchaser, any other Relevant Purchaser or any other member of the Purchaser’s Group to dispose of any assets that are material to the Group or the Purchaser’s Group or to agree to any undertaking that would restrict the Purchaser’s Group in carrying on the business of the Group or any other business carried on by the Purchaser’s Group in the ordinary course.

4.3.3
If the Competition Condition is not satisfied (including as a result of non-confirmation as contemplated by Clause 4.3.2) on or before the Long Stop Date, save as expressly provided (including in Clause 4.2.6), this Agreement (other than Clauses 1, 4.3.4, 4.3.5, 13, 14 and 16.2 to 16.17) shall lapse. Neither the Seller nor the Purchaser may terminate this Agreement after satisfaction of the Competition Condition, except in accordance with this Agreement.

4.3.4
In the event that this Agreement lapses pursuant to Clause 4.3.3 the Purchaser will pay the Seller the Break Fee no later than five Business Days after the date on which the Agreement lapses in the form of an electronic funds transfer to a bank account nominated by the Seller. For the avoidance of doubt, the Purchaser will only be liable to pay the Break Fee once under this Agreement, notwithstanding that the Seller may have a right to payment of the Break Fee under more than one Clause of this Agreement.

4.3.5
Any payment received by the Seller pursuant to Clause 4.3.4 in circumstances where the Purchaser or any other Relevant Purchasers have failed to comply with their respective obligations under Clause 4.2 will be without prejudice to all other rights or remedies available to the Seller, including the right to claim damages.

4.4	The Product Registration Condition
4.4.1	Each time that any Guidance is issued prior to the Expiry Date, the Seller shall immediately inform the Purchaser and provide it with a copy of the Guidance.
4.4.2
Upon the issue of the Guidance, the Seller and the Purchaser shall each review the Guidance and consult with each other for a period of 10 Business Days, or such other period as is agreed between the Seller and the Purchaser in writing (the “Consultation Period”).

4.4.3	If such Guidance issued prior to the Expiry Date contains:
(i)	a requirement that CRFs must display ready biodegradability or biodegradability; or
(ii)	any other requirement that, even if all reasonable further tests or steps are undertaken, Osmocote manifestly is and will be incapable of satisfying,

and in either case it is manifestly clear from the Guidance that this will result in the Competent Authority requiring: (i) the initiation, by 1 February 2013, of a compulsory phase out from sale on the French market of at least 60 per cent. of sales in the 12 months prior to the date of this Agreement of the Specified Products; or (ii) by 1 February 2016, full implementation of a total ban from sale on the French market of all of the Specified Products, then in either case the Purchaser shall be entitled to terminate this Agreement upon giving written notice to the Seller (the “Product Registration Notice”) and making payment of the Break Fee to the Seller in the form of an electronic funds transfer to a bank account nominated by the Seller within two Business Days following expiry of the Consultation Period.

06/12/2010	Agreed Form
4.4.4
The Purchaser’s rights under this Clause 4.4 shall terminate at 5.30pm GMT on the Expiry Date provided that if the Expiry Date falls during the relevant Consultation Period, the Expiry Date shall be deemed to be the next Business Day after expiry of the Consultation Period.

4.4.5
If a Consultation Period commences after the date on which the Competition Condition is satisfied or waived and the Closing Date would otherwise be a date which is earlier than the Business Day following expiry of the Consultation Period, unless the Purchaser is entitled to, and delivers, the Product Registration Notice, the Closing Date will be postponed to the last Business Day of the next following month.

4.4.6	The Purchaser may in its sole discretion waive its rights under this Clause 4.4 in whole or in part at any time by notice in writing delivered to the Seller.
4.4.7
In the event that the Purchaser seeks to terminate this Agreement in reliance upon this Clause 4.4 and it is finally determined by a court of competent jurisdiction that the test for termination as specified in this Clause 4.4 has not been fulfilled, the payment by the Purchaser of the Break Fee shall be without prejudice to all other rights or remedies available to the Seller, including the right to claim damages.

5	Pre-Closing

5.1	The Relevant Sellers’ Obligations in Relation to the Conduct of Business
5.1.1
The Seller and each of the other Relevant Sellers undertake to use all reasonable endeavours to procure that between the date of the Offer Letter and Closing, the Business Sellers and the relevant Group Companies shall carry on the business of the Group as a going concern in the ordinary course as carried on prior to the date of the Offer Letter, (i) save insofar as agreed in advance in writing by the Purchaser, (ii) in accordance with all applicable legal and administrative requirements and (iii) save insofar as is otherwise contemplated by this Agreement, and, without prejudice to the foregoing, shall keep the Purchaser informed (in reasonable time and detail) of any material matters relating to the Group which may arise or occur between the date of the Offer Letter and the Closing Date and shall notify the Purchaser as soon as reasonably practicable following becoming aware of any breaches of the undertakings and obligations set out in Clauses 5.1.1, 5.1.2 or 5.2.

5.1.2
Without prejudice to the generality of Clause 5.1.1 and subject to Clause 5.2, between the date of the Offer Letter and Closing, the Business Sellers (in relation to the Group Businesses only) and the relevant Group Companies shall not without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed:

(i)
other than as provided in the forecasts set out in the Seller Information Document, make, or enter into any agreement or incur any commitment involving, any capital expenditure in excess of US$100,000 per item and US$300,000 in aggregate, in each case exclusive of VAT;

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(ii)
enter into or amend any agreement or incur any commitment which: (A) is not capable of being terminated without compensation at any time with 12 months’ notice or less; (B) is not in the ordinary course of business; or (C) involves or may involve total annual expenditure in excess of US$250,000, exclusive of VAT;

(iii)
acquire or dispose of, or agree to acquire or dispose of, any assets or stocks, involving consideration, expenditure or liabilities in excess of US$100,000 per item or US$300,000 in aggregate, exclusive of VAT, other than in the ordinary course of business;

(iv)
acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, other than an investment of 5 per cent. or less of the total shares or interest in such company, partnership or venture;

(v)	incur any additional borrowings or incur any other indebtedness in each case in excess of US$100,000 other than in the ordinary course of business;
(vi)	create, allot or issue, or grant an option to subscribe for, any share capital or other securities of any Group Company;
(vii)	repay, redeem or repurchase any share or loan capital of any Group Company;
(viii)	save as required pursuant to Clause 5.11, declare, make or pay any non-cash dividend or other non-cash distribution to shareholders;
(ix)
pass a shareholders’ resolution (save for a shareholders’ resolution representing the ordinary business of an annual general meeting or any resolution authorising or effecting the matters set out in any Transaction Document);

(x)	dispose of, or agree to dispose of, or adversely modify or intentionally permit to lapse any material rights relating to, any Business Intellectual Property;
(xi)	dispose of, or agree to dispose of, transfer (except to the extent expressly permitted under Part 7 of Schedule 4) or adversely modify any Professional Business Product Registration;
(xii)
create, or agree to create or amend, any Encumbrance over any of the Properties, any material Owned Group Intellectual Property or any other material asset owned by or used in connection with any Group Company or any Group Business, other than in the ordinary course of business;

(xiii)	in relation to each Material Property:
(a)	voluntarily change its existing use;

(b)	terminate, or give notice to terminate, a lease, tenancy or licence; or

(c)	voluntarily agree a new rent or fee payable under a lease, tenancy or otherwise, other than in the ordinary course of business;

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(xiv)	initiate the amendment or termination of any Material Contract to which it is a party or agree to any such termination or amendment;
(xv)	except as contemplated by this Agreement, enter into any contract, transaction or arrangement with the Seller or any other member of the Seller’s Group;
(xvi)	give, or agree to give, a guarantee or indemnity other than in the ordinary course of business;
(xvii)
increase or agree to increase the remuneration (including, without limitation, salary, bonuses, commissions, profits in kind and pension contributions) of any of its directors or Senior Employees or vary the terms of employment of or dismiss any Senior Employee without cause or engage any new employee whose annual base remuneration exceeds US$75,000 or whose overall annual remuneration exceeds US$125,000 save where required to fill vacancies identified in the Global Bloom Master Bloom Org. Chart and Hiring Plan Pro FY11 table (documents 4.1.10 and 4.1.11 in the Data Room) or agree to provide any gratuitous payment or benefit to any person other than as received as a result of the Transactions pursuant to paragraph 3 of Part 2 of Schedule 6 or other than as provided for in the annual remuneration review process referred to at Clause 5.9.2 and ordinary course bonuses;

(xviii)	redeploy any employee or contractor listed on the Global Bloom Master Roster (document 4.1.9 in the Data Room) out of the Professional Business into the Consumer Business;
(xix)	commence any litigation or arbitration proceedings with a potential value or loss in excess of US$100,000 per claim or US$300,000 in aggregate;
(xx)
except in the ordinary course of business, compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings other than for the purposes of debt collection in amounts not exceeding US$50,000;

(xxi)
other than the Pre-Sale Reorganisation Transactions and the steps set out at paragraphs 2.1 to 2.4 (inclusive) of Schedule 10, become involved in any merger, demerger or other reorganisation (whether internal or with any other person) or any joint venture, partnership or similar arrangement;

(xxii)	enter into dissolution or winding-up proceedings or any scheme or arrangement with creditors;
(xxiii)	initiate the taking of any action or omit to take any reasonable action the consequence of which is that any Professional Business Product Registration lapses;
(xxiv)	artificially alter Working Capital levels to give rise to any unusual increases or create any new GL Codes;
(xxv)	make any entity classification elections with regard to the Group; or

(xxvi)	agree, conditionally or otherwise, to do any of the foregoing.

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5.2	The Relevant Sellers’ Obligations in relation to Insurance

Without prejudice to the generality of Clause 5.1.1, between the date of the Offer Letter and Closing, each of the Seller and the other Relevant Sellers shall, or shall procure that the relevant members of the Seller’s Group shall, maintain in force all Group Company Insurance Policies and all Seller’s Group Insurance Policies (in all material respects on the same terms and with a similar level of cover prevailing at the date of the Offer Letter) for the benefit of the Group, save that the Seller’s Group may amend the insurance policies maintained for the benefit of the Group if such amended policies are substantially the same as those generally applicable to the Seller’s Group as a whole. The Seller’s Group shall be obliged to renew by the due date any insurance policy for the benefit of the Group which may otherwise be due to lapse or has lapsed save that such renewal need not be on any more onerous terms than the Seller’s Group would incur in respect of any similar insurance maintained or effected by the Seller or any member of the Seller’s Group in respect of the business, assets and liabilities of the Retained Group.

5.3	The Relevant Sellers’ and Relevant Purchasers’ Obligations in relation to the Transitional Services Agreement
5.3.1
Without prejudice to the terms of the Transitional Services Agreement, the Purchaser and the Seller shall, and shall procure that the relevant members of the Purchaser’s Group and the Seller’s Group respectively shall, co-operate in good faith and use reasonable endeavours to prepare for the separation of the Group from the Retained Group and to prepare for the receipt and supply of services by the Seller and the Purchaser (as the case may be) under the Transitional Services Agreement.

5.3.2
Without prejudice to the generality of Clauses 5.1.1 and 5.3.1, the Relevant Sellers and the Relevant Purchasers shall, or shall procure that the relevant members of the Retained Group shall, between the date of the Offer Letter and Closing co-operate in good faith and use reasonable endeavours to:

(i)	complete any outstanding details required in schedule 1 (Services and Charges) to the Transitional Services Agreement; and
(ii)	obtain all necessary Third-Party Consents (as defined in, and in accordance with, clause 4 of the Transitional Services Agreement)
5.3.3
The Seller shall implement the QAD enterprise resource planning application (“QAD”) to the relevant Group Businesses in the US, UK and Poland in accordance with Schedule 20. The Seller shall ensure that the QAD system being implemented:

(i)	shall have similar functionality to the existing QAD environment operating within the Group where applicable;
(ii)	shall support a maximum number of 60 users;
(iii)	shall be hosted in Telford, UK (a third-party-managed site); and
(iv)	shall include the transfer of one year of sales history from the Group Business in the US and UK,
(collectively, “the Deliverables”).

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5.3.4	For the avoidance of doubt, where relevant, the provisions of this Clause 5.3 shall continue beyond the Closing Date.
5.4	Breach of Pre-closing Obligations
5.4.1
If the Seller or any other Relevant Seller fails to comply in any material respect with any obligations in Clauses 5.1.2 (iv), (v), (vi), (vii), (viii), (ix), (x), (xiii), (xiv), (xv), (xvi), (xix), (xx), (xxi), (xxii), (xxiii) and (xxvi, in relation to the covenants listed in this Clause 5.4.1) the Purchaser shall be entitled to terminate this Agreement (other than Clauses 1, 5.4.2, 5.4.3, 13, 14 and 16.2 to 16.17) without liability on its part or the part of those on whose behalf notice is served.

5.4.2
If the Agreement is terminated pursuant to Clause 5.4.1, each party’s further rights and obligations (save in respect of this Clause 5.4.2 and Clauses 1, 5.4.3, 13, 14 and 16.2 to 16.17) shall cease immediately on termination, but termination shall not affect a party’s accrued rights and obligations as at the date of termination.

5.4.3
If the Purchaser terminates this Agreement in accordance with Clause 5.4.1, the Seller will pay the Purchaser the Break Fee no later than five Business Days after the date on which the Agreement is terminated in the form of an electric fund transfer to a bank account nominated by the Purchaser. For the avoidance of doubt, the Seller will only be liable to pay the Break Fee once under the terms of this Agreement and the Offer Letter notwithstanding that the Purchaser may have a right to payment of the Break Fee under more than one Clause of this Agreement and/or the Offer Letter.

5.4.4	Any payment received by the Purchaser pursuant to Clause 5.4.3 will be without prejudice to all other rights or remedies available to the Purchaser, including the right to claim damages.
5.5	Provision of information and updating the Purchaser
5.5.1
The Seller and each of the other Relevant Sellers undertake to use all reasonable endeavours to procure that between the date of the Offer Letter and Closing, the Business Sellers (in relation to the Group Businesses only) and the Group Companies shall, at their own respective cost, promptly deliver to the Purchaser the management report (being the quarterly profit and loss information) for the Group.

5.5.2
Throughout the period from the date of the Offer Letter until Closing, the Seller shall, and shall procure that each member of the Seller’s Group shall, afford the Purchaser and its officers, employees and counsel, upon sufficient notice, reasonable access during normal business hours to:

(i)	the books and records of or relating in whole or in part to the Group Companies and the Group Businesses;
(ii)	the physical sites, facilities and office locations of the Group Companies and the Group Businesses; and
(iii)
the Functional Team Leaders, any officers or employees of any member of the Seller’s Group specifically named as a “Service Manager” in the schedules to the TSA, the management of the Group Companies and the Group Businesses and such meetings as reasonably requested,

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to the extent required for the purposes of planning and preparing for the transition of ownership and operation on a standalone basis of the Group, and only to the extent that such access does not, in the Seller’s reasonable opinion, unreasonably inhibit the conduct of the business of the Group. In addition to the foregoing, the Seller may restrict the access to information to the extent that any applicable law requires that access to such information be restricted.

5.6	Pre-Sale Reorganisation Transactions

The Seller shall, and shall cause the relevant members of the Seller’s Group to, procure that the Pre-Sale Reorganisation Transactions are carried out, in all respects in relation to those matters referred to in paragraphs 1 and 3 of Schedule 17 and otherwise in all material respects prior to or conditional upon Closing.

5.7	Interim Accounting Practices

The Seller shall procure that the relevant members of the Seller’s Group shall record items within the GL Codes consistently with past practice and as such items were recorded in generating the Accounts for the period from 1 October 2008 to 30 September 2009.

5.8	Corporate Income Tax

The Seller shall between the date of the Offer Letter and Closing procure that the relevant Group Companies shall continue to make corporate income tax payments on a basis consistent with past practice.

5.9	Personnel
5.9.1	Between the date of the Offer Letter and Closing, the Seller, in reasonable consultation with the Purchaser shall use its reasonable endeavours to recruit personnel to fill the following positions:
(i)	Regional Marketing Manager in Asia; Staff Accountant in Poland; Finance Manager for North America and Latin America; and Finance-Orders-to-Cash in North America; and
(ii)	Six R&D posts in The Netherlands, for whom the Purchaser shall bear the recruitment and remuneration costs.
5.9.2	The Seller shall procure that, between the date of the Offer Letter and Closing:
(i)
the annual bonus typically awarded in or around November/December each year in respect of the year ended 30 September 2010 are awarded on such terms as it may determine and to the people entitled thereto and shall provide to the Purchaser at the time of paying such awards a list of the persons so entitled with details of their awards; and

(ii)
the annual remuneration review for all Relevant Employees is conducted, and provided to the Purchaser, at the time of notifying such employees of their remuneration package, details of the packages in respect of 2010/2011 and the Seller shall procure that the relevant member of the Group shall pay or fully accrue for the amount of the package that relates to the period from 1 October 2010 until the next pay date following the date on which the annual remuneration review came into effect (the “Applicable Pay Day”) on the Applicable Pay Day or, if earlier, to the Closing Date.

06/12/2010	Agreed Form
5.9.3	The Purchaser shall be liable for the cost of the employees hired in accordance with Clause 5.9.1(ii) and such costs shall be disregarded for the purposes of preparing the Closing Statement.
5.9.4
Between the date of the Offer Letter and Closing, the Seller where directed by the Purchaser and in reasonable consultation with the Purchaser shall use its reasonable endeavours to procure that, where applicable, contracts with an employment agency to provide temporary workers will transfer to a member of the Purchaser’s Group on the same terms and conditions as are in place at the date of the Offer Letter or will terminate.

5.10	Wastewater discharge
5.10.1
The Seller shall use all reasonable endeavours to procure that, to the extent required by the relevant Environmental Authority or under Environmental Law, The Scotts Company (UK) Ltd. obtains authorisations under the Water Environment (Controlled Activities) (Scotland) Regulations 2005 (as amended) (“CAR Authorisations”) in relation to each of the Business Properties prior to Closing (subject to any prioritisation proposed by such Environmental Authority) and shall make a joint application with the Relevant Purchaser on or as soon as reasonably practicable after Closing to transfer each such CAR Authorisation to the Relevant Purchaser. To the extent that any such CAR Authorisation cannot be assigned or transferred to the Relevant Purchaser, the Relevant Purchaser shall take all reasonable steps to obtain its own CAR Authorisation as soon as reasonably practicable and the Seller shall procure that The Scotts Company (UK) Ltd. provides to the Purchaser all such information and assistance as is reasonably required for such application. From Closing as between the parties the Relevant Purchaser shall assume responsibility for ongoing compliance with the terms of any such CAR Authorisation, including for such period following Closing as such CAR Authorisation remains in the name of The Scotts Company (UK) Ltd.

5.10.2
To the extent The Scotts Company (UK) Ltd. is unable to obtain such a CAR Authorisation in relation to any of the Business Properties prior to Closing the Seller shall and shall procure that the Retained Group shall provide all reasonable assistance to the Relevant Purchaser (including the provision of any information that has been prepared in relation to any such application and liaising with the Scottish Environment Protection Agency) to assist the Relevant Purchaser in obtaining any such CAR Authorisation.

5.11	Agreed Cash

The Seller shall, and shall cause the relevant members of the Seller’s Group to, use reasonable endeavours to procure that at Closing the Group Companies Cash Balances is as close to US$1,000,000 as is reasonably practicable.

06/12/2010	Agreed Form
5.12	Shared Contracts
The provisions of Part 2 of Schedule 5 shall apply with respect to the Shared Consumer Contracts and the Shared Business Contracts.
5.13	Confidentiality Agreements
The Seller shall use reasonable endeavours to assign, novate or transfer each of the confidentiality agreements listed in Part 6 of Schedule 5 to Scotts International B.V. prior to Closing.
5.14	Other Agreements
5.14.1
The Seller shall use all reasonable endeavours to ensure that, prior to Closing, the Seller shall inform each of The Andersons, Inc. and Agrium U.S., Inc. that each of The Andersons, Inc. and Agrium U.S., Inc., respectively, are prohibited from selling Poly-S in a market other than to Pro-Turf in any territory other than the United States, Canada or Bermuda.

5.14.2
To the extent that the Purchaser is able to demonstrate to the reasonable satisfaction of the Seller that there has been a material non-compliance with the provisions of Clause 5.14.1 by The Andersons, Inc. and/or Agrium U.S., Inc., the Seller shall (i) stop supplying Poly-S to The Andersons, Inc. and/or Agrium U.S., Inc (as the case may be) and (ii) inform The Andersons, Inc. and/or Agrium U.S., Inc. (as the case may be) that the Group is a supplier of Poly-S and that, should The Andersons, Inc. and/or Agrium U.S., Inc. wish to obtain supply in the future, they may approach the Group to agree the terms of such supply.

6	Closing

6.1	Date and Place

Subject to Clause 4, Closing shall take place at the offices of the Seller’s Lawyers in Amsterdam on the later of (i) the date falling six Business Days after the date of this Agreement or (ii) the last Business Day of the calendar month in which fulfilment or waiver of the Competition Conditions occurs (or, if such fulfilment or waiver falls less than three Business Days before the last Business Day of a calendar month, on the last Business Day of the following calendar month), or at such other location, time or date as may be agreed between the Purchaser and the Seller.

6.2	Closing Events

On Closing, without prejudice to Clause 6.5, the parties shall comply with their respective obligations specified in Schedule 10. The Seller may waive some or all of the obligations of the Purchaser or the other Relevant Purchasers as set out in Schedule 10 and the Purchaser may waive some or all of the obligations of the Seller or the other Relevant Sellers as set out in Schedule 10.

06/12/2010	Agreed Form
6.3	Payment on Closing and Initial Allocation of the Purchase Price
6.3.1	On Closing, the Purchaser, on behalf of the Relevant Purchasers, shall pay an amount in cash in US Dollars to the Seller on behalf of the Relevant Sellers which is equal to the sum of:
(i)	the Bid Value;
plus
(ii)	the Estimated Cash and the Estimated Intra-Group Receivables;
minus
(iii)	the Estimated Third-Party Indebtedness, the Estimated Intra-Group Payables, the Agreed Cash Sum and the Estimated Pension Liability;
plus
(iv)	the Estimated Working Capital Adjustment.
6.3.2	The Purchase Price shall be allocated in accordance with the Purchase Price Allocation Agreement.
6.4	Notifications to Determine Payments on Closing
6.4.1
Five Business Days prior to Closing, the Seller shall, subject to engaging in a reasonable period of good-faith prior consultation with the Purchaser in respect of the same, notify the Purchaser in writing of:

(i)	the Estimated Cash;

(ii)	the Estimated Third-Party Indebtedness;

(iii)	the Estimated Intra-Group Receivables;

(iv)	the Estimated Intra-Group Payables;

(v)	the Estimated Pension Liability;

(vi)	the Estimated Working Capital;

(vii)	the Estimated Working Capital Adjustment; and

(viii)	the amount payable by the Purchaser at Closing pursuant to Clause 6.3.1.
6.4.2	The amount notified by the Seller in accordance with Clause 6.4.1(viii) shall, in the absence of manifest error, be the amount payable by the Purchaser on Closing.

6.4.3
The Seller’s notification pursuant to Clause 6.4.1 shall, to the extent practicable, specify the relevant debtor and creditor for each Estimated Intra-Group Payable and Estimated Intra-Group Receivable.

6.4.4	Immediately following Closing:
(i)
the Purchaser shall procure that each relevant Group Company or Relevant Purchaser, as the case may be, repays to the relevant member of the Retained Group the relevant amount of the Estimated Intra-Group Payables and shall acknowledge on behalf of each relevant Group Company or Relevant Purchaser, as the case may be, the payment of the relevant Estimated Intra-Group Receivables in accordance with Clause 6.4.4(ii); and

(ii)
the Seller shall procure that each relevant member of the Retained Group repays to the relevant Group Company or Relevant Purchaser, as the case may be, the relevant amount of the Estimated Intra-Group Receivables and shall acknowledge on behalf of each relevant member of the Retained Group the payment of the relevant Estimated Intra-Group Payables in accordance with Clause 6.4.4(i).

06/12/2010	Agreed Form
6.4.5	The repayments made pursuant to Clause 6.4.4 shall be adjusted in accordance with Clause 7.4.1 when the Closing Statement becomes final and binding in accordance with Clause 7.2.1.
6.5	Breach of Closing Obligations

If any party fails to comply with any material obligation in Clauses 6.2, 6.3 and Schedule 10, the Purchaser, in the case of non-compliance by the Seller or any other Relevant Sellers, or the Seller, in the case of non-compliance by the Purchaser or any other Relevant Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Seller or the Purchaser, as the case may be:

6.5.1	to terminate this Agreement (other than Clauses 1, 13, 14 and 16.2 to 16.17) without liability on its part or on the part of those on whose behalf notice is served;
6.5.2	to effect Closing so far as practicable having regard to the failures which have occurred (without limiting its rights under this Agreement); or
6.5.3
to fix a new date for Closing (not being more than 20 Business Days after the agreed date for Closing), in which case the provisions of Schedule 10 shall apply to Closing as so deferred but provided such deferral may only occur once.

If the Agreement is terminated pursuant to Clause 6.5.1, each party’s further rights and obligations (save in respect of Clauses 1, 13, 14 and 16.2 to 16.17) shall cease immediately on termination, but termination shall not affect a party’s accrued rights and obligations as at the date of termination.

6.6	Stock Take
6.6.1	A stock take (the “Closing Stock Take”) will be undertaken during any or all of Thursday, Friday, Saturday and Sundayclosest to Closing (the “Stock Take Period”) at the following inventory locations:
(i)	Heerlen;

(ii)	Charleston;

(iii)	Nutberry; and

(iv)	Howden.
6.6.2	The Closing Stock Take will be undertaken by a reputable firm to be agreed by the Seller and the Purchaser (each acting reasonably) (the “Stock Take Firm”).

06/12/2010	Agreed Form
6.6.3	The Purchaser and the Seller shall each have the right to be present (or represented) at the Closing Stock Take.

6.6.4	The costs of the Closing Stock Take shall be borne equally between the Seller and the Purchaser.

6.6.5	The Purchaser or the Seller, as the case may be, may, at its sole discretion, elect that further stock takes are undertaken at locations other than those set out in Clause 6.6.1, provided that:
(i)	such further stock takes are undertaken (i) by the Stock Take Firm (or such other firm as the Seller and Purchaser may agree (each acting reasonably)) and (ii) during the Stock Take Period;

(ii)	the Seller and the Purchaser shall each have the right to be present (or represented) at such further stock takes; and

(iii)	the costs of such further stock takes shall be borne:
(a)	solely by the Purchaser where the Purchaser has made an election pursuant to Clause 6.6.5;

(b)	solely by the Seller where the Seller has made an election pursuant to Clause 6.6.5; or

(c)	equally between the Seller and the Purchaser where the Seller and the Purchaser have each made elections pursuant to Clause 6.6.5.
7	Post-Closing Adjustments

7.1	Closing Statements

The Purchaser shall procure that as soon as practicable following Closing, and in any event within 60 days of Closing, there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Part 1 of Schedule 11 in relation to the Group Companies and Group Businesses on a consolidated basis.

7.2	Determination of Closing Statement
7.2.1	The Draft Closing Statement as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 11:
(i)	shall constitute the Closing Statement in relation to the Group for the purposes of this Agreement; and
(ii)	shall be final and binding on the parties.
7.2.2
The Working Capital, the Group Companies’ Cash Balances, the Third-Party Indebtedness, the Intra-Group Receivables, the Intra-Group Payables and the Pension Liability shall be derived from the Closing Statement. For the avoidance of doubt the Pensions Liability shall be determined pursuant to the provisions of Schedule 18.

06/12/2010	Agreed Form
7.3	Adjustments to Purchase Price
7.3.1	Group Companies’ Cash Balances
If:
(i)	the Group Companies’ Cash Balances are less than the Estimated Cash, the Seller shall repay to the Purchaser an amount equal to the deficiency; or
(ii)	the Group Companies’ Cash Balances are greater than the Estimated Cash, the Purchaser shall pay to the Seller an additional amount equal to the excess.
7.3.2	Intra-Group Receivables
If:
(i)	the Intra-Group Receivables are less than the Estimated Intra-Group Receivables, the Seller shall repay to the Purchaser an amount equal to the deficiency; or
(ii)	the Intra-Group Receivables are greater than the Estimated Intra-Group Receivables, the Purchaser shall pay to the Seller an additional amount equal to the excess.
7.3.3	Third-Party Indebtedness
If:
(i)	the Third-Party Indebtedness is greater than the Estimated Third-Party Indebtedness, the Seller shall repay to the Purchaser an amount equal to the excess; or
(ii)	the Third-Party Indebtedness is less than the Estimated Third-Party Indebtedness, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.
7.3.4	Intra-Group Payables
If:
(i)	the Intra-Group Payables are greater than the Estimated Intra-Group Payables, the Seller shall repay to the Purchaser an amount equal to the excess; or
(ii)	the Intra-Group Payables are less than the Estimated Intra-Group Payables, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.
7.3.5	Pension Liability
If:
(i)	the Pension Liability is greater than the Estimated Pension Liability, the Seller shall repay to the Purchaser an amount equal to the excess; or
(ii)	the Pension Liability is less than the Estimated Pension Liability, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.

06/12/2010	Agreed Form
7.3.6 Working Capital
If:
(i)	the Working Capital Adjustment is less than the Estimated Working Capital Adjustment, the Seller shall repay to the Purchaser an amount equal to the mathematical difference; or
(ii)	the Working Capital Adjustment is greater than the Estimated Working Capital Adjustment, the Purchaser shall pay to the Seller an additional amount equal to the mathematical difference.
7.4	Adjustments to Repayment of Intra-Group Payables and Intra-Group Receivables
7.4.1
Following the determination of the Closing Statement pursuant to Clause 7.2 and paragraph 3 of Part 1 of Schedule 11, if the amount of any Intra-Group Payable and/or any Intra-Group Receivable contained in the Closing Statement is greater or less than the amount of the corresponding Estimated Intra-Group Payable or Estimated Intra-Group Receivable, then the Seller and the Purchaser shall procure that such adjustments to the repayments pursuant to Clause 6.4.4 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Payable and each Intra-Group Receivable has been repaid by the relevant Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Group Company, as the case may be.

7.4.2	The Seller and the Purchaser agree that the payments made pursuant to Clauses 6.4.4 and 7.4.1 shall constitute a good and valid discharge of the Intra-Group Payables and Intra-Group Receivables.
7.5	Interest

Any payment to be made in accordance with Clauses 7.3 and 7.4 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum of 1 percentage point above LIBOR. Such interest shall accrue from day to day.

7.6	Payment and Allocation
7.6.1
Any payment pursuant to Clauses 7.3 or 7.4, and any interest payable pursuant to Clause 7.5, shall be aggregated and, if any such payment is to be made by both the Seller and the Purchaser, shall be set off against each other and the resulting amount (if any) shall be made on or before the Final Payment Date.

7.6.2	Where any payment is required to be made pursuant to Clauses 7.3, 7.4 or 7.5 (in relation to a payment pursuant to Clauses 7.3 or 7.4):
(i)	the payment made on account of the Purchase Price shall be reduced or increased accordingly; and
(ii)	the allocation of the Purchase Price shall be adjusted in accordance with paragraph 5 of Schedule 8.

06/12/2010	Agreed Form
8	Post-Closing Obligations

8.1	Indemnities
8.1.1	Indemnity by Purchaser against Assumed Liabilities
The Purchaser shall indemnify and keep indemnified the Business Sellers against:
(i)	all Assumed Liabilities; and
(ii)
any Losses which the Business Sellers and/or any other member of the Retained Group may suffer by reason of the Business Sellers taking any reasonable action to avoid, resist or defend against, or otherwise in connection with or arising from, any Assumed Liabilities.

8.1.2	Indemnity by Seller against Excluded Liabilities
The Seller shall indemnify and keep indemnified the Business Purchasers against:
(i)	any Excluded Liability; and
(ii)
any Losses which the Business Purchasers and/or any other member of the Purchaser’s Group may suffer by reason of the Business Purchasers taking any reasonable action to avoid, resist or defend against, or otherwise in connection with or arising from, any Excluded Liability.

8.1.3	Other Indemnities

The Seller shall indemnify and keep indemnified the Indemnified Persons (as defined in Schedule 19) against those indemnities set out in Schedule 19 in accordance with and on the terms set out in such Schedule 19.

8.2	Conduct of Claims
8.2.1	Assumed Liabilities
(i)
If any Relevant Seller becomes aware after Closing of any claim which constitutes or may constitute an Assumed Liability, the Relevant Seller shall as soon as reasonably practicable (but in any event within such period as will afford the Relevant Purchaser reasonable opportunity of requiring the Relevant Seller to lodge a timely appeal) give written notice thereof to the Purchaser and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Purchaser.

(ii)
The Relevant Sellers shall take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability, provided that (a) the Relevant Purchasers accept liability to the Relevant Sellers for such claim, (b) the Relevant Purchasers indemnify and secure the Relevant Sellers to their reasonable satisfaction against all Losses which may thereby be incurred and (c) the Relevant Sellers shall not be obliged to take any action or omit to do anything which would have a material adverse effect on the commercial interests of the Retained Group as a whole. In connection therewith, the Relevant Sellers shall (subject to duties of legal privilege and at the Purchaser’s cost) make, or procure to be made, available to the Relevant Purchasers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group Businesses which have been retained by the Relevant Sellers (and shall permit the Relevant Purchasers to take copies thereof) for the purposes of enabling the Relevant Purchasers to ascertain or extract any information relevant to the claim.

06/12/2010	Agreed Form
8.2.2	Excluded Liabilities etc.
(i)
If any Relevant Purchaser becomes aware after Closing of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a liability for a member of the Purchaser’s Group in respect of which it is entitled to be indemnified by a Relevant Seller, the Relevant Purchaser shall, as soon as reasonably practicable (but in any event within such period as will afford the Relevant Seller reasonable opportunity of requiring the Relevant Purchaser to lodge a timely appeal), give written notice thereof to the Seller and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Seller.

(ii)
The Relevant Purchasers shall take such action as the Relevant Sellers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability, provided that (a) the Relevant Sellers accept liability to the Relevant Purchasers for such claim, (b) the Relevant Sellers indemnify and secure the Relevant Purchasers to their reasonable satisfaction against all Losses which may thereby be incurred and (c) the Relevant Purchasers shall not be obliged to take any action or omit to do anything which would or could reasonably be expected to have an adverse effect on the commercial interests of it or any member of the Purchaser’s Group. In connection therewith, the Relevant Purchasers shall (subject to duties of legal privilege and at the Seller’s cost) make or procure to be made available to the Relevant Sellers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group Businesses which are in the possession of the Relevant Purchasers (and shall permit the Relevant Sellers to take copies thereof) for the purposes of enabling the Relevant Sellers to ascertain or extract any information relevant to the claim.

8.3	Pre-Sale Reorganisation Transactions
8.3.1	The Seller shall, or shall procure that the Relevant Seller shall, indemnify and keep indemnified the Purchaser’s Group against any Liability and Losses or increase in any Liability or Losses:
(i)	which the Purchaser, Relevant Purchaser or Group Company would not have incurred but for the Pre-Sale Reorganisation Transactions; and

(ii)
to the extent it arises solely and directly out of the implementation of, or failure to implement, the Pre-Sale Reorganisation Transactions (or any part of it), provided that this Clause 8.3.1 shall not apply to the extent that any such Liability or Loss, or increase in such Liability or Loss, is the subject of any other indemnity given for the benefit of any Group Company or other members of the Purchaser’s Group.

06/12/2010	Agreed Form
8.3.2	The Purchaser shall, or shall procure that the Relevant Purchaser shall, indemnify and keep indemnified the Retained Group against any Liability and Losses or increase in any Liability or Losses:
(i)	which the Seller or any member of the Retained Group would not have incurred but for the matters set out in paragraph 2.1 of Schedule 10 (the “Purchaser Acquisition Structure”); and

(ii)	to the extent it arises solely and directly out of the implementation of the Purchaser Acquisition Structure (or any part of it),

provided that this Clause 8.3.2 shall not apply to the extent that any such Liability or Loss, or increase in Liability or Loss, is the subject of any other indemnity given for the benefit of the Seller or any other member of the Retained Group.

8.3.3	The Seller and other Relevant Sellers, on the one hand, and the Purchaser and other Relevant Purchasers, on the other hand, agree that:
(i)
from Scotts Italia Consumer Business Closing, the benefit of the Scotts Italia Consumer Business Receivables shall be assigned to the relevant member of the Retained Group to whom Scotts Italia S.r.l.’s Consumer Business in Italy has transferred, and such member of the Retained Group shall be entitled to invoice, collect and receive the Scotts Italia Consumer Business Receivables for its own account;

(ii)	from Closing, the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall:
(a)
at the Seller’s request and expense, take such steps as the Seller shall reasonably require to assist the Seller to collect the Scotts Italia Consumer Business Receivables (including threatening to commence or commencing legal proceedings for the recovery of any Scotts Italia Consumer Business Receivables in its name); and

(b)
account for and pay to the Seller any Scotts Italia Consumer Business Receivables paid to it as soon as practicable after and, in any event, within 10 Business Days of receipt, and shall hold all Scotts Italia Consumer Business Receivables paid to it on trust for the Seller until they are paid to the Seller; and

(iii)	for the purposes of this Clause 8.3.3:
(a)
“Scotts Italia Consumer Business Closing” means the completion of the transfer of Scotts Italia S.r.l.’s Consumer Business in Italy from Scotts Italia S.r.l. to a member of the Retained Group as contemplated by Schedule 17; and

(b)
“Scotts Italia Consumer Business Receivables” means the aggregate amount (as at the date of Scotts Italia S.r.l’.s Consumer Business Closing ) of outstanding accounts receivable (including all trading debt or liabilities arising in the ordinary course) owed to Scotts Italia S.r.l. to the extent they relate to Scotts Italia S.r.l.’s Consumer Business in Italy by any person other than any other member of the Retained Group.

06/12/2010	Agreed Form
8.4	The Relevant Sellers’ Continuing Obligations
Notwithstanding Closing, the Seller shall, and shall procure that each other Relevant Seller shall:
8.4.1
pending registration of any Relevant Purchaser as owner of the relevant Shares, exercise all voting and other rights in relation to such Shares in accordance with the Relevant Purchaser’s instructions;

8.4.2
subject to Schedule 10 and the Know-how Assignment and save as comprised in the Business Records transferred to the Purchaser or any Relevant Purchaser pursuant to this Agreement, retain for a period of five years from Closing or such longer period as is required by law or regulation the books of account, records, documents and information relating to the Group to the extent they relate to the period prior to Closing and shall provide to the Purchaser all such information in its possession or under its control as the Purchaser shall from time to time reasonably require (both before and after Closing) relating to the business of the Group and shall allow the Purchaser and the other Relevant Purchasers reasonable access to such books, records, documents and information, including the right to take copies at the Purchaser’s or the other Relevant Purchasers’ expense; and

8.4.3
promptly upon receipt forward to the Purchaser all notices, correspondence, information, orders or enquiries relating to the Group which it receives and assign to the Purchaser all orders relating to the Group which it receives.

8.5	The Relevant Purchasers’ Continuing Obligations
8.5.1	Each of the Relevant Purchasers shall:
(i)
as soon as reasonably practicable after the Closing Date and in any event within 30 days thereafter use its best endeavours to apply to or notify the relevant registry that the name of any Group Company which it acquires and which consists of or incorporates the word “Scotts” has been changed to a name which does not include “Scotts” or any name which, in the reasonable opinion of the Seller, is substantially or confusingly similar with the name “Scotts”; and

(ii)
as soon as reasonably practicable after the Closing Date and, except as permitted under the Trade Mark Licence Agreements and the Supply Agreements, procure that no member of the Purchaser’s Group shall, after Closing, use in any way whatsoever any trading names or registered or unregistered trade marks owned by any member of the Retained Group (excluding the Assigned Intellectual Property) or any mark, name or logo which, in the reasonable opinion of the Seller, is substantially or confusingly similar to any of them, provided that (save as aforesaid) the Relevant Purchasers shall have six months or, in the case of packaging requirements relating to Professional Business Product Registrations, two years from Closing to procure that all such trading names and trade marks are removed from all business stationery, all other assets acquired by the Relevant Purchasers pursuant to this Agreement, any Local Transfer Document or any other relevant Transaction Document and from all premises occupied by the Relevant Purchasers, the Group Companies or any other member of the Purchaser’s Group in connection with the Group.

06/12/2010	Agreed Form
8.5.2
The Purchaser and the Seller agree and acknowledge that the provisions of Clause 8.5.1 shall not apply to the use of such trading names, trade marks, marks, names or logos in respect of products relating to Professional Business Product Registrations to the extent expressly permitted under Part 7 of Schedule 4.

8.5.3
The Purchaser and the other Relevant Purchasers shall, and shall procure that the relevant Group Companies shall, retain for a period of five years from Closing the corporate books, records and documents of the Group to the extent they relate to the period prior to Closing (including the Business Records) and shall provide to the Seller all such information in their possession or under their control as the Seller shall from time to time reasonably require (both before and after Closing) relating to the business of the Group prior to Closing and shall, and shall procure that the relevant Group Companies shall, allow the Seller and the other Relevant Sellers reasonable access to such books, records, documents and information, including the right to take copies at the Seller’s or the other Relevant Sellers’ expense.

8.5.4
If, following Closing, the Purchaser is actually aware that any property, right or asset not predominantly used for the business of the Group has been transferred to a Relevant Purchaser under or pursuant to this Agreement in error, the Relevant Purchaser shall transfer such property, right or asset (and any related liability which is an Assumed Liability) as soon as practicable, but in any event within 45 Business Days following the Purchaser becoming actually aware of this issue, to the transferor or another member of the Seller’s Group nominated by the Seller reasonably acceptable to the Purchaser. The Seller shall indemnify and keep indemnified the Purchaser or the other Relevant Purchaser against any Liability in respect of Taxation arising in respect of such asset or the transfer thereof. To the extent such property, right or asset was reflected in the Closing Statement, the Seller shall procure that the transferor or the nominated member of the Seller’s Group shall pay as consideration an amount equal to that at which it (together with any such related liability) was reflected in the Closing Statement, adjusted to take account of any benefit enjoyed and any Loss suffered by the Purchaser’s Group in respect of such property, right or asset from Closing until the date of transfer. Any dispute as to the amount of the consideration shall be determined in accordance with this Clause 8.5.4 by the Reporting Accountants on the application of the Seller or the Purchaser. The provisions of paragraphs 3.2 to 3.11 of Part 1 of Schedule 11 shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to this Clause 8.5.4.

8.6	Research and Development Co-operation

Representatives of the Research & Development (“R&D”) teams of both the Seller and the Purchaser will for 10 years from Closing meet twice a year to discuss in confidence the status of R&D projects which each, in its sole discretion, considers potentially to be of interest to the other for use in the Consumer Business or Professional Business (as appropriate) and, in respect of any projects which are of interest, negotiate in good faith commercial arm’s length terms for further collaboration.

06/12/2010	Agreed Form
8.7	Humax Litigation
8.7.1
The Purchaser shall, following Closing, take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest (including making counterclaims or other claims against third-parties) all or any proceedings or any part of any proceedings which comprise the Humax Litigation, subject to the Purchaser being paid all reasonable costs and expenses incurred by it in complying with the Seller’s requests and provided that the Purchaser shall not be required to agree to incur any liabilities, obligations or restrictions which restrict or impair the operations or businesses of the Purchaser’s Group.

8.7.2
The Purchaser shall, subject to its being promptly paid all costs and expenses properly incurred by it, give or procure to be given to the Seller or its duly authorised agents all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case during normal business hours, as the Seller may reasonably request in connection with the Humax Litigation, provided that the Purchaser shall not be required to provide such information and assistance to the extent that it unreasonably interferes with the ongoing operations of the Purchaser’s Group.

8.8	Website forwarding
8.8.1
The Seller shall, in respect of any websites owned, maintained, used or controlled by the Retained Group at the Closing Date, for a period of five years from Closing maintain any page through which the domain names identified at paragraph 1.3 of Part 1 of Schedule 4 are accessed and procure that any links to those domain names are maintained and procure that the pages through which the domain names are accessed shall be reasonably visibly marked with a notice in substantively the following form (with the outstanding details to be agreed between the parties):

“The Professional business of The Scotts Company LLC was sold to Israel Chemicals Ltd. in [month] 2011. [•] and its subsidiaries are now accordingly financially and legally independent. Please click on this link for information about these companies at (www.[•].com). If you are looking for information about Israel Chemicals Ltd. or for any information related to any Professional Scotts® or Osmocote® products or other Professional products, please click on this link (www.[•].com).”

06/12/2010	Agreed Form
8.8.2
The Purchaser shall, in respect of any websites owned, maintained, used or controlled by the Group at the Closing Date, including those websites hosted at the domain names identified at paragraph 1.3 of Part 1 of Schedule 4, for a period of five years from Closing maintain any page through which any websites owned, maintained, used or controlled by the Retained Group at the Closing Date are accessed, procure that any links to those websites are maintained and procure that the pages through which the domain names are accessed shall be reasonably visibly marked with a notice in substantively the following form (with the outstanding details to be agreed between the parties):

“The Professional business of The Scotts Company LLC was purchased by Israel Chemicals Ltd. in [month] 2011. [•] and its subsidiaries are now accordingly financially and legally independent. Please click on this link for information about these companies at (www.[•].com). If you are looking for information about The Scotts Company LLC or for any information related to any Consumer Scotts® or Osmocote® products or other Consumer products, please click on this link (www.[•].com).”
8.9	Professional Seed
8.9.1
The Retained Group shall use reasonable endeavours to ensure the continued supply of the TSE Seed Varieties to the Purchaser’s Group after Closing on terms and conditions that are no less favourable than the terms and conditions upon which, at the date of the Offer Letter, the Group enjoys the TSE Seed Varieties.

8.9.2
The Seller shall procure that, in the event that it acquires 100 per cent. of the shares of TSE and for as long as the Seller continues to own or control 100 per cent. of the shares of TSE, the Seller will pay to the Purchaser 40 per cent. of operating income (net of expenses) that is attributable to TSE in the form of an annual rebate, annual price adjustment or any other methodology agreed by the Seller and the Purchaser in a manner which is tax deductible for the Seller (directly or indirectly) and the Seller shall provide such financial information as the Purchaser may reasonably require in order to verify the amount of the payment.

8.9.3
In the event that the Seller decides to sell its North American professional seed business, it shall first offer to the Purchaser the opportunity to acquire such business on such terms as the Seller and the Purchaser may agree. If the terms cannot be agreed between the parties the Seller may elect not to sell such business or, if the Seller receives a better offer from a third-party, the Seller may sell to such third—party on the terms of that better offer.

8.9.4	If the Seller acquires 100 per cent. of the shares of TSE and subsequently decides to:
(i)
sell TSE, it shall first offer to the Purchaser the opportunity to acquire TSE on such terms as the Seller and the Purchaser may agree. If the terms cannot be agreed between the parties the Seller may elect not to sell such business or, if the Seller receives a better offer from a third-party, the Seller may sell to such third-party on the terms of that better offer; or

(ii)	dissolve TSE, the terms of Clause 8.9.1 shall apply.
9	Warranties

9.1	The Sellers’ Warranties
9.1.1
The Relevant Sellers jointly and severally warrant to the Relevant Purchasers that the statements set out in Schedule 12 are true and accurate as of the date of the Offer Letter and, for this purpose, an express or implied reference in a Sellers’ Warranty to the “date of this Agreement” or a similar expression is to be construed as a reference to the date of the Offer Letter.

06/12/2010	Agreed Form
9.1.2
Save in respect of the Sellers’ Warranties contained in paragraphs 4.3, 4.4 and 16 of Schedule 12, which shall be given in respect of all matters the subject of the Sellers’ Warranties, the only Sellers’ Warranties given:

(i)	in respect of the Properties are those contained in paragraphs 4.1, 4.2 and 9.3 of Schedule 12 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of the Properties;

(ii)
in respect of Intellectual Property are those contained in paragraphs 5.1 and 5.2 of Schedule 12 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of Intellectual Property;

(iii)
in respect of the Business IT and data protection are those contained in paragraphs 5.3 and 5.4 of Schedule 12, respectively, and each of the other Sellers’ Warranties shall not be given in respect of Business IT and data protection;

(iv)
in respect of employment or pension matters or Group Retirement Benefit Arrangements are those contained in paragraph 7 of Schedule 12 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of such matters;

(v)
in respect of anti-trust, fair trading, dumping, state and consumer protection or similar matters are those contained in paragraph 10 of Schedule 12 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of such matters;

(vi)
in respect of products or services manufactured, sold or supplied by any Group Company or Group Business are those contained in paragraphs 8 and 13 of Schedule 12 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of such matters;

(vii)
in respect of the Environment or Environmental Law are those contained in paragraph 9 of Schedule 12 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of the Environment or Environmental Law; and

(viii)	in respect of Tax matters are the Tax Warranties and each of the other Sellers’ Warranties shall be deemed not to be given in respect of such matters.
9.1.3	Each of the Sellers’ Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 12, except as otherwise provided in this Agreement.

9.1.4
Any Sellers’ Warranty qualified by the expression “so far as the Relevant Sellers are aware” or “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the persons whose names are set out in Schedule 14.

06/12/2010	Agreed Form
9.1.5
The Seller and each of the other Relevant Sellers waives and may not enforce any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or any Relevant Employees in enabling the Seller and the other Relevant Sellers to give the Sellers’ Warranties and any representations or to prepare the Disclosure Letter.

9.2	Relevant Sellers’ disclosures
9.2.1	The Sellers’ Warranties are subject to the following matters:
(i)	all matters which are Fairly Disclosed in the Disclosure Letter or in the documents provided in the Data Room;

(ii)
all matters which would be revealed by making a search three Business Days prior to the date of the Offer Letter of the corporate registry, including any public filings required under US Securities Act Laws, which relates to a Group Company or any Business Seller, as applicable, in any of the following jurisdictions: the state of Ohio, the state of Delaware, the United Kingdom, The Netherlands, Italy, Spain, France, Germany, Poland, Malaysia, Australia and Kenya;

(iii)
all matters which would be revealed by making searches three Business Days prior to the date of the Offer Letter of the public files, including any online databases that can be accessed by the public, maintained by any national or supranational Intellectual Property registry;

(iv)
all matters relating to the Properties which would be revealed by making enquiries or a search three Business Days prior to the date of the Offer Letter of any public registry which relates to the Properties in any of the following jurisdictions: The Netherlands, Italy, Hungary, Spain, Germany, Kenya, the United States, Malaysia and the United Kingdom;

(v)	all matters Fairly Disclosed in the Seller Information Document;

(vi)	all matters Fairly Disclosed in the Data Pack; and

(vii)	all matters Fairly Disclosed in this Agreement.
9.2.2
References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 12 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Sellers’ Warranties as a whole.

9.3	Updating of the Sellers’ Warranties to Closing
9.3.1
Subject to Clause 9.2, the Relevant Sellers further warrant to the Relevant Purchasers that each of the Sellers’ Warranties contained in paragraphs 1.1, 4.1.4, 4.1.5, 4.1.10, 4.1.11, 4.1.13, 4.1.18(i), 4.2.2, 4.3.1, 4.3.2, 4.3.3, 4.4, 5.1.2, 5.1.11, 5.2.1, 8.1, 8.2.1, 8.2.2(i), 8.2.2 (ii), 8.2.3, 9.5, 11.1, 11.2, 13.4, 16 and 17 of Schedule 12 will be true and accurate in all respects immediately prior to Closing as if they had been repeated immediately prior to Closing and, for this purpose, an express or implied reference in a Warranty to the “date of this Agreement” or “the date of the Offer Letter” or a similar expression is to be construed as a reference to the Closing Date.

06/12/2010	Agreed Form
9.3.2	In respect of certain of the Sellers’ Warranties being given pursuant to Clause 9.3.1, the wording of the warranties shall be amended, such that, in the Sellers’ Warranty:
(i)	at the end of the fourth line of paragraph 8.1 in Schedule 12, the words “any Group Company or Group Business” shall be replaced by the words “the Group as a whole”;

(ii)	in the first line of paragraph 8.2.2(ii) of Schedule 12, the word “material” shall be added after the words “there is no...”;

(iii)	in the fourth line of paragraph 8.2.3 of Schedule 12, the word “material” shall be added after the words “body with respect to a...”;

(iv)	in the fifth line of paragraph 8.2.4 of Schedule 12, the word “material” shall be added after the words “omission of which is in...”;

(v)	in the last line of paragraph 11.1 of Schedule 12, the figure “£250,000” shall be replaced by the figure “£500,000”; and

(vi)	in the second line of paragraph 11.2 of Schedule 12, the figure “£250,000” shall be replaced by the figure “£500,000”.
9.4	The Purchaser’s and other Relevant Purchasers’ Warranties
9.4.1	Each of the Purchaser and the other Relevant Purchasers warrant to the Relevant Sellers that the statements set out in Schedule 13 are true and accurate as of the date of the Offer Letter.

9.4.2
Each of the Purchaser and the other Relevant Purchasers further warrant to the Relevant Sellers that the statements set out in Schedule 13 (save for paragraph 3 of Schedule 13) will be true and accurate in all respects immediately prior to Closing Date as if they had been repeated immediately prior to the Closing Date.

9.5	Breach of Sellers’ Warranties
9.5.1
Between the date of the Offer Letter and the Closing Date the Seller agrees that it will, as soon as reasonably practicable upon becoming aware of the same, disclose in writing to the Purchaser any event or circumstance which has arisen which constitutes a breach of or is inconsistent with any of the Sellers’ Warranties or which might reasonably be expected to make any of them inaccurate or misleading when given.

9.5.2	If on or before Closing:
(i)	the Seller or any other Relevant Seller is in material breach of any of the Termination Warranties (as defined in Clause 9.5.8 below) when given at the date of this Agreement; or

(ii)
the Seller or any other Relevant Seller would be in material breach of any of the Termination Warranties when repeated at Closing in accordance with Clause 9.3 notwithstanding the disclosure of the matter giving rise to the breach following the date of this Agreement),

06/12/2010	Agreed Form

the Purchaser shall be entitled to (a) terminate this Agreement (other than Clauses 1, 9.5.4, 9.5.5, 9.5.6, 13, 14 and 16.2 to 16.17) without liability on its part or the part of those on whose behalf notice is served or (b) proceed to Closing.

9.5.3	For the purposes of Clause 9.5.2, “in material breach” means a breach of the relevant Sellers’ Warranty which will have or is expected to have a material adverse effect on the Group as a whole.
9.5.4
If the Agreement is terminated pursuant to Clause 9.5.2, each party’s further rights and obligations (save in respect of this Clause 9.5.4, Clauses 1, 9.5.5, 9.5.6, 13, 14 and 16.2 to 16.17) shall cease immediately on termination, but termination shall not affect a party’s accrued rights and obligations as at the date of termination.

9.5.5
If the Purchaser terminates this Agreement in accordance with Clause 9.5.2, the Seller will pay the Purchaser the Break Fee no later than five Business Days after the date on which the Agreement is terminated in the form of an electric funds transfer to a bank account nominated by the Purchaser.

9.5.6	Any payment received by the Purchaser pursuant to Clause 9.5.5 will be without prejudice to all other rights or remedies available to the Purchaser, including the right to claim damages.
9.5.7	If the Purchaser elects to proceed to Closing in accordance with Clause 9.5.2:
(i)	the Seller shall remain liable (subject to the other provisions of this Agreement) to the Purchaser notwithstanding the disclosure of the matter giving rise to such breach; and
(ii)	the Purchaser shall not incur any liability by virtue of the provisions of Clause 9.4.2.
9.5.8	For the purposes of this Clause 9.5, the “Termination Warranties” are those contained in paragraphs 1.1, 4.1.4, 4.3.1, 4.3.2, 4.3.3, 5.1.2, the first sentence of 8.1, 8.2.1, 16 and 17 of Schedule 12.
10	Limitation of Seller’s and Other Relevant Sellers’ Liability

10.1	Time Limitation for Claims

No member of the Retained Group shall be liable under this Agreement (save in respect of (i) Clauses 8, 12, 13 (to the extent it relates to a claim under Clauses 8, 12, 14, 15 or 16 or Schedule 19), 14, 15 and 16 or (ii) Schedule 19) or under the Tax Indemnity in respect of any claim unless written notice of the claim on a without prejudice basis is given by the Purchaser to the Seller specifying the matters set out in Clause 11.2 (or in the case of the Tax Warranties in accordance with clause 7.1 of the Tax Indemnity):

10.1.1
in the case of any claim under the Tax Warranties or under the Tax Indemnity, by no later than the date that is five years following Closing or, if later, 30 days after the expiry of the period specified by statute during which an assessment of the liability to Tax giving rise to that claim under the Tax Warranties or under the Tax Indemnity may be made by the relevant Tax Authority;

06/12/2010	Agreed Form
10.1.2	in the case of any claims under the Sellers’ Warranties made under paragraphs 1.1, 4.1.4, 16 and 17 of Schedule 12 by no later than the date that is six years following the Closing Date; and
10.1.3	in the case of any other claim, by no later than the date that is 20 months following the Closing Date.
10.1.4	In the case of any claim under paragraph 2 of Schedule 19, paragraph 2.3 of Schedule 19 shall apply.
10.2	Minimum Claims
10.2.1
No member of the Retained Group shall be liable under this Agreement (other than the Sellers’ Warranties made under paragraphs 1.1, 4.1.4, 16 and 17 of Schedule 12 and the indemnities set out in Schedule 19) in respect of any individual claim (or a series of such claims arising from substantially identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 10.2) in respect of any such claim or series of claims does not exceed US$150,000.

10.2.2
Where the liability agreed or determined in respect of any such claim or series of claims exceeds US$150,000, subject as provided elsewhere in this Clause 10, the Seller or such other member of the Seller’s Group shall be liable for the full amount of the claim or series of claims as agreed or determined.

10.3	Aggregate Minimum Claims
10.3.1
No member of the Retained Group shall be liable under any Sellers’ Warranty or otherwise under this Agreement (save in respect of Clauses 2.1, 2.2 and 2.3 of this Agreement, the Sellers’ Warranties made under paragraphs 1.1, 4.1.4, 16 and 17 of Schedule 12 and the indemnities set out in Schedule 19) in respect of any claim unless the aggregate amount of all such claims for which the Seller or such other member of the Seller’s Group would otherwise be liable under the Sellers’ Warranties (or otherwise under this Agreement other than Clauses 2.1, 2.2 and 2.3 of this Agreement, the Sellers’ Warranties made under paragraphs 1.1, 4.1.4, 16 and 17 of Schedule 12 or the indemnities set out in Schedule 19) (disregarding the provisions of this Clause 10.3) exceeds US$1,750,000.

10.3.2
Where the aggregate liability agreed or determined in respect of any claims exceeds US$1,750,000, subject as provided elsewhere in this Clause 10, the Seller or such other member of the Seller’s Group shall be liable for the aggregate amount of all claims as agreed or determined.

10.4	Maximum Liability
10.4.1
The aggregate liability of all members of the Retained Group in respect of all claims under this Agreement and the Tax Indemnity (excluding any claims made pursuant to (i) paragraph 4 of Part 1 of Schedule 19, (ii) paragraph 5 of Part 1 of Schedule 19, and (iii) clause 2.1.2 of the Tax Indemnity (secondary tax liabilities)) shall not exceed 100 per cent. of the Purchase Price.

06/12/2010	Agreed Form
10.4.2	Subject to Clause 10.4.1:
(i)	the aggregate liability of all members of the Retained Group in respect of all claims under paragraph 2 of Part 1 of Schedule 19 shall not exceed 75 per cent. of the Purchase Price;
(ii)
the aggregate liability of all members of the Retained Group in respect of all claims made pursuant to the Sellers’ Warranties (excluding any claims made pursuant to the Sellers’ Warranties made under paragraphs 1.1, 4.1.4, 16 and 17 of Schedule 12) and all claims made pursuant to paragraph 3 of Schedule 19 shall not exceed US$81 million; and

(iii)	the aggregate liability of all members of the Retained Group in respect of claims made pursuant to Clause 5.3.3 and Schedule 20 shall not exceed US$3 million.
10.5	Contingent Liabilities

No member of the Retained Group shall be liable to make any payment under this Agreement or under the Tax Indemnity in respect of any liability which is contingent unless and until such contingent liability ceases to be contingent or becomes capable of being quantified.

10.6	Indirect or Consequential Losses

No member of the Retained Group shall be liable under this Agreement (other than the Sellers’ Warranties made under paragraphs 1.1, 4.1.4, 16 and 17 of Schedule 12) or under the Tax Indemnity in respect of any indirect or consequential losses.

10.7	Provisions

No member of the Retained Group shall be liable under any Sellers’ Warranty (other than the Sellers’ Warranties made under paragraphs 1.1, 4.1.4, 16 and 17 of Schedule 12) in respect of any claim if and to the extent that any proper allowance, provision or reserve for the matter giving rise to the claim is expressly or specifically made in the Accounts or is expressly or specifically provided for or otherwise taken into account in the Closing Statement or in any consequential adjustment to the Purchase Price.

10.8	Matters Arising Subsequent to this Agreement

No member of the Retained Group shall be liable under this Agreement (other than the Sellers’ Warranties made under paragraphs 1.1, 4.1.4, 16 and 17 of Schedule 12, paragraphs 2 to 5 of Schedule 19 (save in relation to Clause 10.8.2 below) and the Tax Warranties, to which, for the avoidance of doubt, the provisions of the Tax Indemnity shall apply) in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any Losses arising therefrom, to the extent that it is a result of:

10.8.1	Agreed Matters

any matter or thing done or omitted to be done pursuant to and in compliance with any Transaction Document or otherwise at the request in writing or with the approval in writing of the Purchaser or any other Relevant Purchaser or any other member of the Purchaser’s Group;

06/12/2010	Agreed Form
10.8.2	Acts of the Purchaser’s Group

any act, omission or transaction carried out by or on behalf of the Purchaser or any other Relevant Purchaser or any other member of the Purchaser’s Group after Closing other than in the ordinary course of business or pursuant to a legally binding commitment entered into on or before Closing;

10.8.3	Changes in Legislation
(i)
the passing of, or any change in, after the date of the Offer Letter, any law, rule, regulation or administrative practice of any Government Authority, including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of the Offer Letter; or

(ii)	any change after the date of the Offer Letter of any interpretation or application of any legislation by courts; or
10.8.4	Accounting and Taxation Policies
any change in accounting or Taxation policy, bases or practice of the Purchaser or any other Relevant Purchaser or any other member of the Purchaser’s Group introduced or having effect after Closing.
10.9	Insurance

Without prejudice to Clause 15, no member of the Retained Group shall be liable under any Sellers’ Warranty (other than the Tax Warranties, to which, for the avoidance of doubt, the provisions of the Tax Indemnity shall apply) and under any other claim under this Agreement (other than under Clauses 12 and 14, and Schedule 19), in respect of any claim to the extent that the Losses in respect of which such claim is made are recovered under a policy of insurance by any member of the Purchaser’s Group and the Purchaser shall procure that reasonable steps are taken to enforce recovery against the third-party and any actual recovery (less any reasonable costs, charges, increases in premia and expenses incurred in obtaining such recovery and less any Taxation attributable to such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

10.10	Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which, in the absence of mitigation, could reasonably be expected to give rise to or increase a Loss in respect of any claim under any Sellers’ Warranty and any other provision of this Agreement (other than under Clauses 12 and 14, and Schedule 19) provided that this Clause 10.10:

(i)	shall not oblige the Purchaser to incur any costs or expenses which would not be recoverable under any claim; and
(ii)	shall not oblige the Purchaser to do anything which is reasonably likely to have a materially negative effect on the Purchaser’s reputation.

06/12/2010	Agreed Form
10.11	Purchaser’s and Other Relevant Purchasers’ Right to Recover
10.11.1	Prior to Recovery from a Member of the Seller’s Group

If any member of the Seller’s Group is liable to pay an amount in discharge of any claims under any Sellers’ Warranty (other than the Tax Warranties, to which, for the avoidance of doubt, the provisions of the Tax Indemnity shall apply) and the Purchaser, any other Relevant Purchaser or any other member of the Purchaser’s Group recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third-party a sum which indemnifies or compensates the Purchaser, any other Relevant Purchaser or any other member of the Purchaser’s Group (in whole or in part) in respect of the Loss which is the subject matter of the claim, the Purchaser shall procure that where permitted under the terms of any relevant insurance policy, before steps are taken to enforce a claim against any member of the Retained Group following notification under Clause 11.2 of this Agreement, all reasonable steps are taken to ensure recovery against the third-party and any actual recovery (less any reasonable costs, charges and expenses incurred in obtaining such recovery and less any Taxation attributable to such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

10.11.2	Following Recovery from a Member of the Seller’s Group

If any member of the Seller’s Group has paid an amount in discharge of any claim under any Sellers’ Warranty (other than the Tax Warranties, to which, for the avoidance of doubt, the provisions of the Tax Indemnity shall apply) or under any other provision of this Agreement (other than Schedule 19) and the Purchaser, any other Relevant Purchaser or any other member of the Purchaser’s Group recovers from a third-party a sum which indemnifies or compensates the Purchaser, any other Relevant Purchaser or any other member of the Purchaser’s Group (in whole or in part) in respect of the Loss which is the subject matter of the claim (the “Third-Party Recovery”) and the aggregate amount of the Third-Party Recovery and the amount paid by the relevant member of the Seller’s Group together (the “Total Sum Recovered”) exceeds the amount of the relevant Loss, the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, pay to the Seller as soon as practicable after receipt of the Third-Party Recovery a sum equal to the lesser of (i) the amount by which the Total Sum Recovered exceeds the relevant Loss or (ii) the amount paid by the relevant member of the Seller’s Group in respect of such Loss, in either case less any costs, charges and expenses incurred in obtaining the Third-Party Recovery and less any Taxation attributable to the Third-Party Recovery.

10.12	Double Claims
No member of the Purchaser’s Group shall be entitled to recover from any member of the Seller’s Group under any Transaction Document more than once in respect of the same Loss suffered.
10.13	Fraud

None of the limitations contained in this Clause 10 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or wilful misconduct by the Seller or any member of the Seller’s Group.

06/12/2010	Agreed Form
10.14	Limitations and Claims in Part 7 of Schedule 4
Clauses 10 and 11 shall not apply to Part 7 of Schedule 4, except to the extent indicated in paragraph 12 of Part 7 of Schedule 4.
11	Claims

11.1	Notification of Potential Claims

Without prejudice to the obligations of the Purchaser under Clause 11.2, if the Purchaser or any other Relevant Purchaser or any member of the Purchaser’s Group becomes aware of any matter or circumstance that could reasonably be expected to give rise to a claim against any member of the Seller’s Group under the Sellers’ Warranties (other than the Tax Warranties, to which the provisions of the Tax Indemnity shall apply) or under any other provision of this Agreement (other than a claim under Schedule 19) (ignoring for these purposes the application of Clause 11.2 or 11.3), the Purchaser shall within 20 Business Days give a notice in writing to the Seller setting out such information as is available to the Purchaser, any other Relevant Purchaser or any other member of the Purchaser’s Group as is reasonably necessary to enable the Seller to assess the merits of the potential claim, to act to preserve evidence and to make such provision as the Seller or the Relevant Sellers may consider necessary, provided that compliance by the Purchaser, other Relevant Purchaser or other member of the Purchaser’s Group with this Clause 11.1 or Clause 11.2 shall not be a condition precedent to the liability of the Seller or any other Relevant Seller under the Sellers’ Warranties or under any other provision of this Agreement (other than Schedule 19) (except to the extent that the Seller or any member of the Retained Group is actually prejudiced to a material extent by such failure).

11.2	Notification of Claims

Notices of claims under any of the Sellers’ Warranties (other than the Tax Warranties, to which, for the avoidance of doubt, the provisions of the Tax Indemnity shall apply) or under any other provision of this Agreement to which Clause 10.1 applies shall be given by the Purchaser to the Seller, on a without prejudice basis, within the time limits specified in Clause 11.1, specifying in reasonable detail the legal and factual basis of the claim and, subject to Clause 10.1, setting out the Purchaser’s estimate, on a without prejudice basis, of the amount of Losses or other liabilities or potential liabilities (including in relation to Taxation) which are, or are to be, the subject of the claim (including any Losses or other liabilities or potential liabilities (including in relation to Taxation) which are contingent on the occurrence of any future event).

11.3	Commencement of Proceedings

Any claim notified pursuant to Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn nine months after the relevant time limit set out in Clause 10.1 or, where Clause 10.5 applies, nine months after the relevant contingent liability becomes an actual liability and is due and payable or, where Clause 10.11.2 applies, six months after the Purchaser has notified the Seller that all such reasonable steps have been taken to enforce recovery against the relevant third-parties, such notification having been made promptly upon the Purchaser having taken all such reasonable steps, unless at such time legal proceedings in respect of the relevant claim have been commenced by being both issued and served.

06/12/2010	Agreed Form
11.4	Investigation by the Seller

In connection with any fact, matter, event or circumstance that could reasonably be expected to give rise to a claim against any member of the Seller’s Group under the Sellers’ Warranties (other than the Tax Warranties, to which the provisions of the Tax Indemnity shall apply) or under Clauses 2 (other than 2.9), 5.3, 8.3.1 and 8.3.3, and Schedules 1, 2, 3, 4 (other than Part 7), 5, 6, 7, 9, 10, 11, 16, 17, 18 and 20 of this Agreement, the Purchaser shall procure that each relevant member of the Purchaser’s Group (to the extent reasonably practicable and legally permissible):

11.4.1
shall allow the Seller and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to give rise to such a claim and whether and to what extent any amount is payable in respect of such claim; and

11.4.2
shall disclose to the Seller (or any other member of the Seller’s Group) all material of which each such member of the Purchaser’s Group is actually aware which relates to the claim and shall, and shall procure that any other relevant members of the Purchaser’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such reasonable information and assistance, including reasonable access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its financial, accounting or legal advisers may reasonably request, subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

11.5	Conduct of Seller’s Third-Party Claims
11.5.1
If any fact, matter, event or circumstance that could reasonably be expected to give rise to a claim against any member of the Seller’s Group under the Sellers’ Warranties (other than in respect of a claim for breach of any of the Tax Warranties, to which the provisions of the Tax Indemnity shall apply or in respect of any matter capable of giving rise to criminal liability on the part of any member of the Purchaser’s Group or any of such member’s officers, employees, consultants or agents) or under Clauses 2 (other than 2.9), 5.3, 8.3.1 and 8.3.3, and Schedules 1, 2, 3, 4 (other than Part 7), 5, 6, 7, 9, 10, 11, 16, 17, 18 and 20 of this Agreement is a result of or in connection with a claim by a third-party (a “Seller’s Third-Party Claim”) then, subject to Clause 11.5.3:

(i)
no admissions in relation to the Seller’s Third-Party Claim shall be made by or on behalf of the Purchaser, any other Relevant Purchaser or any other member of the Purchaser’s Group and the Seller’s Third-Party Claim shall not be compromised, disposed of or settled without the written consent of the Seller;

(ii)
the Purchaser shall, or shall procure that any other Relevant Purchaser or any other members of the Purchaser’s Group shall, to the extent legally permissible, consult with the Seller and take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Seller’s Third-Party Claim;

06/12/2010	Agreed Form
(iii)
the Seller shall be entitled at its own expense and in its absolute discretion, to the extent legally permissible, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Seller’s Third-Party Claim (including making counterclaims or other claims against third-parties) in the name of and on behalf of the Purchaser, any other Relevant Purchaser or any other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals; and

(iv)
if the Seller sends a notice to the Purchaser pursuant to Clause 11.5.1(iii) above, the Purchaser shall, and shall procure that any other Relevant Purchaser or any other relevant member of the Purchaser’s Group shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request including, to the extent legally permissible, instructing such professional or legal advisers as the Seller (acting reasonably) may nominate to act on behalf of the Purchaser, or any other Relevant Purchaser concerned but in accordance with the Seller’s instructions.

11.5.2
If, due to the operation of any applicable law, the Seller cannot exercise its rights or the Purchaser cannot fulfil its obligations as provided in Clauses 11.5.1(ii) to 11.5.1(iv) inclusive, above, the Purchaser shall procure that each other Relevant Purchaser and any other relevant member of the Purchaser’s Group shall co-operate with the Seller and shall use its reasonable endeavours to achieve the same result as if Clauses 11.5.1(ii) to 11.5.1(iv) inclusive had been able to be fully implemented.

11.5.3	The Seller shall:
(i)	indemnify and secure the Purchaser against all Losses for which the Purchaser or any member of the Purchaser’s Group may become liable; and
(ii)	reimburse the Purchaser or any member of the Purchaser’s Group on demand all out-of-pocket costs and expenses reasonably incurred by the Purchaser or any member of the Purchaser’s Group, in complying with its obligations under this Clause 11.5.
11.5.4
If, within six months of the fact, matter, event or circumstance that could reasonably be expected to give rise to such claim against any member of the Seller’s Group under the Sellers’ Warranties, the Seller has not accepted liability under the relevant Sellers’ Warranty in connection with the relevant Seller’s Third-Party Claim, neither the Purchaser nor any other member of the Purchaser’s Group shall be obliged to continue to comply with this Clause 11.5 unless and until the Seller accepts liability under the relevant Sellers’ Warranty in connection with the relevant Seller’s Third-Party Claim and in any event, neither the Purchaser nor any member of the Purchaser’s Group shall be obliged to do any of the following pursuant to this Clause 11.5:

(i)
take any action or omit to do anything which could reasonable be expected to be materially prejudicial to the commercial or economic interests of the Purchaser or any member of the Purchaser’s Group; or

(ii)	delegate the conduct of any criminal proceedings to the Seller or any agent of the Seller.

06/12/2010	Agreed Form
11.6	Investigation by the Purchaser
In connection with any fact, matter, event or circumstance that could reasonably be expected to give rise to a claim against any member of the Purchaser’s Group by the Seller or any other Relevant Seller under Clause 5.3, Schedule 3 ( with respect to (a) paragraphs 5.2.2 and 5.2.4 of Part 1 and (b) paragraphs 5.5.4 to 5.5.6, 5.5.8 to 5.5.9, 5.6.1, 5.6.3, 5.6.6, 5.7.1(ii) and 5.7.2 of Part 2 only) and Schedules 5, 6, 10, 11 and 20 of this Agreement, the Seller shall procure that each relevant member of the Seller’s Group (to the extent reasonably practicable and legally permissible):
11.6.1
shall allow the Purchaser and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to give rise to such a claim and whether and to what extent any amount is payable in respect of such claim; and

11.6.2
shall disclose to the Purchaser (or any other member of the Purchaser’s Group) all material of which each such member of the Seller’s Group is actually aware which relates to the claim and shall, and shall procure that any other relevant members of the Seller’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such reasonable information and assistance, including reasonable access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, as the Purchaser or its financial, accounting or legal advisers may reasonably request, subject to the Purchaser agreeing in such form as the Seller may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

11.7	Conduct of Purchaser’s Third-Party Claims
11.7.1
If any fact, matter, event or circumstance that could reasonably be expected to give rise to a claim against any member of the Purchaser’s Group by the Seller or any other Relevant Seller under Schedules 5 and 6 of this Agreement is a result of or in connection with a claim by a third-party (a “Purchaser’s Third-Party Claim”) then, subject to Clause 11.7.3:

(i)
no admissions in relation to the Purchaser’s Third-Party Claim shall be made by or on behalf of the Seller, any other Relevant Seller or any other member of the Seller’s Group and the Purchaser’s Third-Party Claim shall not be compromised, disposed of or settled without the written consent of the Purchaser;

(ii)
the Seller shall, or shall procure that any other Relevant Seller or any other members of the Seller’s Group shall, to the extent legally permissible, consult with the Purchaser and take such action as the Purchaser may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Purchaser’s Third-Party Claim;

06/12/2010	Agreed Form
(iii)
the Purchaser shall be entitled at its own expense and in its absolute discretion, to the extent legally permissible, by notice in writing to the Seller, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Purchaser’s Third-Party Claim (including making counterclaims or other claims against third-parties) in the name of and on behalf of the Seller, any other Relevant Seller or any other member of the Seller’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals; and

(iv)
if the Purchaser sends a notice to the Seller pursuant to Clause 11.7.1(iii) above, the Seller shall, and shall procure that any other Relevant Seller or any other relevant member of the Seller’s Group shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Purchaser may reasonably request including, to the extent legally permissible, instructing such professional or legal advisers as the Purchaser (acting reasonably) may nominate to act on behalf of the Seller, or any other Relevant Seller concerned but in accordance with the Purchaser’s instructions.

11.7.2
If, due to the operation of any applicable law, the Purchaser cannot exercise its rights or the Seller cannot fulfil its obligations as provided in Clauses 11.7.1(ii) to 11.7.1(iv) inclusive, above, the Seller shall procure that each other Relevant Seller and any other relevant member of the Seller’s Group shall co-operate with the Purchaser and shall use its reasonable endeavours to achieve the same result as if Clauses 11.7.1(ii) to 11.7.1(iv) inclusive had been able to be fully implemented.

11.7.3	The Purchaser shall:
(i)	indemnify and secure the Seller against all Losses for which the Seller or any member of the Seller’s Group may become liable; and
(ii)	reimburse the Seller or any member of the Seller’s Group on demand all out-of-pocket costs and expenses reasonably incurred by the Seller or any member of the Seller’s Group, in complying with its obligations under this Clause 11.7.

06/12/2010	Agreed Form
11.7.4
If, within six months of the fact, matter, event or circumstance that could reasonably be expected to give rise to such claim against any member of the Purchaser’s Group, the Purchaser has not accepted liability in connection with the relevant Purchaser’s Third-Party Claim, neither the Seller nor any other member of the Seller’s Group shall be obliged to continue to comply with this Clause 11.7 unless and until the Purchaser accepts liability in connection with the relevant Purchaser’s Third-Party Claim and in any event, neither the Seller nor any member of the Seller’s Group shall be obliged to do any of the following pursuant to this Clause 11.7:

(i)	take any action or omit to do anything which could reasonable be expected to be materially prejudicial to the commercial or economic interests of the Seller or any member of the Seller’s Group; or
(ii)	delegate the conduct of any criminal proceedings to the Purchaser or any agent of the Purchaser.
12	Restrictions

12.1	Restrictions on the Seller and the other Relevant Sellers
The Seller and the other Relevant Sellers undertake with the Purchaser and the other Relevant Purchasers that no member of the Retained Group and no directors or officers of any member of the Retained Group will, in any Relevant Capacity, in the Relevant Territory during the Restricted Period, directly or indirectly:
12.1.1
carry on, be engaged in or be economically interested in any business which is of the same or similar type to the Professional Business of the Group as carried on at Closing or at any time during the 12 months immediately preceding Closing;

12.1.2
canvass or solicit the custom of any person, firm or company who has within two years prior to Closing been a customer or distributor of the Group (or any part thereof) in connection with carrying on the Professional Business and has not been a regular customer or distributor of the Seller’s Group in connection with carrying on the Consumer Business;

12.1.3
induce or seek to induce any managerial, sales or professional (including R&D) employee of the Group (“Restricted Person”) to become employed or engaged whether as employee, consultant or otherwise by any member of the Seller’s Group, whether or not such Restricted Person would thereby commit a breach of his contract of service. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 12.1.3, provided that no member of the Seller’s Group encourages or advises such agency to approach any Restricted Person.

12.2	Protection of goodwill
The Seller and the other Relevant Sellers undertake with the Purchaser and the other Relevant Purchasers that no member of the Seller’s Group and no directors of the Seller Guarantor will, for one year following the Closing Date, directly publicly say anything which is intended to damage the goodwill or reputation of the Group or any member of the Purchaser’s Group.

06/12/2010	Agreed Form
12.3	Exceptions
The restrictions in Clause 12.1 shall not operate to prohibit any member of the Retained Group from:
12.3.1	engaging in any activity in relation to the Consumer Business;
12.3.2
until such time as the Retained Group obtains ownership or control of 100 per cent. of the shares of TSE, TSE continuing to operate its business in accordance with the TSE arrangements from time to time, provided that the Seller shall use reasonable endeavours to use its influence to prevent TSE from changing (i) the TSE Territory and (ii) the sales profile of TSE, from those that are in place at the date of the Offer Letter;

12.3.3	in the event that the Seller obtains ownership or control of 100 per cent. of the shares of TSE, continuing to operate the TSE business in the TSE Territory exclusively in order to supply the Group;
12.3.4
subject to Clauses 12.3.2 and 12.3.3, engaging in any activity in relation to the professional seed business other than in the countries that comprise the TSE Territory as at the date of the Offer Letter;

12.3.5	holding or being interested in up to 5 per cent. of the outstanding issued share capital of a company listed on any stock exchange;
12.3.6	fulfilling any obligation pursuant to this Agreement and any agreement to be entered into pursuant to this Agreement; and
12.3.7
subject to the acquisition of any shares pursuant to Clause 12.3.3 in TSE, acquiring the whole or part of any business if the turnover of such business which is attributable to activities which are of the same or similar type to the Professional Business of the Group (the “Competing Activities”) represents less than 20 per cent. of the turnover of the acquired business during the last complete financial year of such acquired business preceding such acquisition being agreed (whether or not subject to the satisfaction of conditions), provided that, where (i) the Competing Activities comprise a distinct standalone and separable business or (ii) the Competing Activities represent a turnover in the previous financial year in excess of US$30m, then in either case the Seller shall, within six months of completing such acquisition, first offer to the Purchaser the opportunity to acquire the Competing Activities on a “first look” basis and shall provide sufficient financial, business and other due diligence information in order that the Purchaser may make a cash offer for the Competing Activities (at no less a price than the Seller paid for the Competing Activities) on a reasonably informed basis 60 days following receipt of reasonably sufficient information. If the Seller, acting reasonably, rejects the Purchaser’s offer, or if the Purchaser does not make a cash offer for the Competing Activities within 60 days following receipt of reasonably sufficient information, the Seller may retain the Competing Activities or sell, at its discretion, to any third-party.

06/12/2010	Agreed Form
12.4	Restrictions on the Purchaser and the Purchaser’s Group
The Purchaser and the Relevant Purchasers undertake with the Relevant Sellers that no member of the Purchaser’s Group and no directors or officers of any member of the Purchaser’s Group will, for its own account or for that of any person, firm or company, in the Relevant Territory for a period of 12 months commencing on Closing, directly or indirectly, induce or seek to induce any managerial, sales or professional employee of the Retained Group to become employed or engaged whether as an employee, consultant or otherwise by any member of the Purchaser’s Group, whether or not such employee would thereby commit a breach of his contract of service. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency or with the agreement of the Seller shall not constitute a breach of this Clause 12.4, provided that no member of the Purchaser’s Group encourages or advises such agency to approach any such employee or encourages or advises any such employee to respond to any such advertisement.
12.5	Reasonableness of Restrictions
The Seller and the other Relevant Sellers agree that the restrictions contained in this Clause 12 are no greater than are reasonable and necessary for the protection of the interest of the Purchaser and the other Relevant Purchasers but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.
13	Guarantee

13.1	Seller’s Guarantee
13.1.1
In consideration of the Purchaser and each other Relevant Purchaser entering into this Agreement, the Seller Guarantor unconditionally and irrevocably guarantees to the Purchaser (to the extent it is a beneficiary of an obligation of a Relevant Seller) and the other Relevant Purchasers the due and punctual performance and observance by each of the Relevant Sellers of all their obligations, commitments, undertakings, covenants, warranties and indemnities under or pursuant to this Agreement, any Local Transfer Document and the Tax Indemnity (“Sellers’ Guaranteed Obligations”) to the extent of any limit on the liability of the Seller and the other Relevant Sellers under this Agreement, any Local Transfer Document and the Tax Indemnity and agrees to indemnify the Purchaser and the other Relevant Purchasers against all reasonable costs (including legal costs) which the Purchaser or the other Relevant Purchasers may suffer or incur through or arising from the enforcement of this guarantee.

13.1.2
If and whenever any of the Relevant Sellers defaults for any reason whatsoever in the performance of any of the Sellers’ Guaranteed Obligations, the Seller Guarantor shall forthwith upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Sellers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement, any Local Transfer Document and the Tax Indemnity and so that the same benefits shall be conferred on the Purchaser and the other Relevant Purchasers as they would have received if the Sellers’ Guaranteed Obligations had been duly performed and satisfied by the Relevant Sellers. The Seller Guarantor hereby waives any rights which it may have to require the Purchaser and/or the other Relevant Purchasers to proceed first against or claim payment from the Relevant Seller(s) to the intent that as between the Purchaser and/or the other Relevant Purchasers and the Seller Guarantor the latter shall be liable as principal debtor as if it has entered all undertakings, agreements and other obligations jointly and severally with the Relevant Sellers.

06/12/2010	Agreed Form
13.1.3
This guarantee is to be a continuing security and accordingly is to remain in force until all Sellers’ Guaranteed Obligations shall have been performed or satisfied and shall not be satisfied, discharged or affected by an intermediate payment or settlement of account by, or change in the constitution or control of, or the insolvency of or winding-up or analogous proceeding relating to, any Relevant Seller. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser and the other Relevant Purchasers may now or hereafter have or hold for the performance and observance of the Sellers’ Guaranteed Obligations.

13.1.4
As a separate and independent obligation, the Seller Guarantor agrees that any of the Sellers’ Guaranteed Obligations (including any monies payable) which may not be enforceable against or recoverable from any of the Relevant Sellers by reason of any legal limitation, disability or incapacity on or of any of the Relevant Sellers or any other fact or circumstances (other than any limitation imposed by this Agreement or Local Transfer Document or the Tax Indemnity) shall nevertheless be enforceable against and recoverable from the Seller Guarantor as though the same had been incurred by the Seller Guarantor and the Seller Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Seller Guarantor on demand.

13.1.5	The liability of the Seller Guarantor under this Clause 13.1:
(i)
shall not be released or diminished by any variation of the Sellers’ Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Sellers’ Guaranteed Obligations or any granting of time for such performance;

(ii)
shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor; and

(iii)
shall not be affected by any arrangements which the Purchaser and/or any other Relevant Purchaser(s) may make with the Relevant Sellers or with another person which (but for this Clause 13.1) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

13.2	The Purchaser’s Guarantee
13.2.1
In consideration of the Seller and each other Relevant Seller entering into this Agreement, the Purchaser unconditionally and irrevocably guarantees to the Seller (to the extent it is a beneficiary of an obligation of a Relevant Purchaser) and the other Relevant Sellers the due and punctual performance and observance by each of the Relevant Purchasers of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement, any Local Transfer Document and the Tax Indemnity (the “Purchasers’ Guaranteed Obligations”) to the extent of any limit on the liability of the Purchaser and the other Relevant Purchasers under this Agreement, any Local Transfer Document and the Tax Indemnity and agree to indemnify the Seller and the other Relevant Sellers against all reasonable costs (including legal costs) which the Seller or the other Relevant Sellers may suffer or incur through or arising from the enforcement of this guarantee.

06/12/2010	Agreed Form
13.2.2
If and whenever any of the Relevant Purchasers defaults for any reason whatsoever in the performance of any of the Purchasers’ Guaranteed Obligations, the Purchaser shall forthwith upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Purchasers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement, any Local Transfer Document and the Tax Indemnity and so that the same benefits shall be conferred on the Seller and the other Relevant Sellers as they would have received if the Purchasers’ Guaranteed Obligations had been duly performed and satisfied by the Relevant Purchaser. The Purchaser hereby waives any rights which it may have to require the Seller and/or the other Relevant Sellers to proceed first against or claim payment from the Relevant Purchaser(s) to the intent that as between the Seller and/or other the Relevant Sellers and the Purchaser the latter shall be liable as principal debtor as if it has entered all undertakings, agreements and other obligations jointly and severally with the other Relevant Purchasers.

13.2.3
This guarantee is to be a continuing security and accordingly is to remain in force until all the Purchasers’ Guaranteed Obligations shall have been performed or satisfied and shall not be satisfied, discharged or affected by an intermediate payment or settlement of account by, or change in the constitution or control of, or the insolvency of or winding-up or analogous proceeding relating to, any Relevant Purchaser. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller and the other Relevant Sellers may now or hereafter have or hold for the performance and observance of the Purchasers’ Guaranteed Obligations.

13.2.4
As a separate and independent obligation, the Purchaser agrees that any of the Purchasers’ Guaranteed Obligations (including any monies payable) which may not be enforceable against or recoverable from any of the other Relevant Purchasers by reason of any legal limitation, disability or incapacity on or of any of the Relevant Purchasers or any other fact or circumstances (other than any limitation imposed by this Agreement or Local Transfer Document or the Tax Indemnity) shall nevertheless be enforceable against and recoverable from the Purchaser as though the same had been incurred by the Purchaser and the Purchaser were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser on demand.

13.2.5	The liability of the Purchaser under this Clause 13.2:
(i)
shall not be released or diminished by any variation of the Purchasers’ Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Purchasers’ Guaranteed Obligations or any granting of time for such performance;

06/12/2010	Agreed Form
(ii)
shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor; and

(iii)
shall not be affected by any arrangements which the Seller and/or any Relevant Seller(s) may make with the other Relevant Purchasers or with another person which (but for this Clause 13.2) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

14	Confidentiality

14.1	Announcements
For 12 months after the date of Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Retained Group or the Purchaser’s Group without the prior written approval of the Seller and the Purchaser (such approval not to be unreasonably withheld or delayed). This shall not affect any announcement or circular required by law or any regulatory body or the rules of any stock exchange on which the shares of either party (or its holding company) are listed but the party with an obligation to make an announcement or issue a circular shall consult with the other parties insofar as is reasonably practicable before complying with such an obligation.
14.2	Confidentiality
14.2.1	The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement.

14.2.2	Subject to Clauses 14.1 and 14.2.3:
(i)
each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)	the provisions of this Agreement and/or any other Transaction Document; or
(b)	the negotiations relating to this Agreement (and/or any such other agreements);
(ii)
the Seller shall, and shall procure that each other member of the Retained Group shall, treat as strictly confidential and not disclose or use any information relating to the Group Companies and Group Businesses following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

(iii)
the Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall, treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Group Companies and Group Businesses.

06/12/2010	Agreed Form
14.2.3	Clause 14.2.2 shall not prohibit disclosure or use of any information if and to the extent:
(i)
the disclosure or use is required by law, any regulatory body or any stock exchange on which the shares of any party (or their holding company) are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Retained Group or the Purchaser’s Group);

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in any party;
(iii)
the disclosure or use is required for the purpose of any judicial, arbitral or analogous proceedings arising out of this Agreement or any other Transaction Document or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(iv)
the disclosure is made to professional advisers of any party on a need-to-know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 14.2.2 in respect of such information as if they were a party to this Agreement;

(v)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);
(vi)	the other party has given prior written approval to the disclosure or use;

(vii)	the information is independently developed after Closing; or
(viii)	the disclosure is to any competition authority and is required to facilitate the satisfaction of the Competition Condition, provided that prior to disclosure or use of any information pursuant to Clauses 14.2.3(i), 14.2.3(ii) or 14.2.3(iii), the party concerned shall, so far as is practicable, promptly notify the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use, or otherwise to agree on the timing and content of such disclosure or use.
15	Insurance

15.1	No Cover under Seller’s Group Insurance Policies from Closing
Each of the Purchaser and the other Relevant Purchasers acknowledges and agrees that from the Closing Date:
15.1.1
no Group Company, and no Relevant Purchaser in relation to any Group Businesses, will have or be entitled to the benefit of any Seller’s Group Insurance Policy in respect of any event, act or omission that takes place after the Closing Date and it shall be the sole responsibility of the Relevant Purchasers to ensure that adequate insurances are put in place for the Group with effect from the Closing Date; and

15.1.2
neither the Seller nor any other Relevant Seller nor any other member of the Seller’s Group shall be required to maintain any Seller’s Group Insurance Policy for the benefit of the Group, provided that it shall not cancel with retrospective effect any “occurrence-based” Seller’s Group Insurance Policy under which that part of the Group continues to be insured.

06/12/2010	Agreed Form
15.2	Existing Claims under Seller’s Group Insurance Policies
15.2.1
Each of the Seller and the other Relevant Sellers shall use reasonable endeavours after the Closing Date to recover all monies due from insurers in respect of any insurance claim which has been made before the Closing Date by or on behalf of any Group Company or in relation to any Group Business under any Seller’s Group Insurance Policy.

15.2.2
Each of the Seller and the other Relevant Sellers shall, to the extent that the Losses in respect of which the claim is made are not reflected in the Closing Statement or have not been made good prior to Closing or to the extent that the Relevant Purchasers in relation to the Group Businesses or the relevant Group Companies have not already been indemnified prior to Closing in respect of the Losses giving rise to the insurance claim, pay any monies received in respect of such claim (after taking into account any deductible or excess and less any Taxation suffered on the proceeds after taking account of any Tax relief obtained and utilised in respect of any matter giving rise to the claim and any reasonable out-of-pocket expenses suffered or incurred by the Seller, the Relevant Sellers or any member of the Seller’s Group in connection with such claim) to the Purchaser or, at the Purchaser’s written direction, the Group Company as soon as practicable after receipt by the Retained Group, but in any event within 30 days of such receipt.

15.3	New Claims under Occurrence-Based Policies
15.3.1
With respect to any event, act or omission relating to any Group Company or any Group Business that occurred or existed or is attributable to the period prior to Closing that is or is reasonably likely to be covered by an “occurrence-based” Seller’s Group Insurance Policy, the Seller and/or Relevant Sellers shall, at the direction of the Purchaser or the relevant Group Company, make a claim under such insurance policy, provided that:

(i)
neither the Seller nor any Relevant Seller shall be obliged to make any such claim if and to the extent that such claim is covered by an insurance policy held by the Purchaser or a member of the Purchaser’s Group;

(ii)
the claim is notified to the Seller within 15 Business Days of the Purchaser or other Relevant Purchaser or Group Company becoming aware of the claim and in any event within three years after the Closing Date; and

(iii)	the Relevant Purchaser or Group Company shall be liable for any deductible or excess payable in respect of the claim.
15.3.2
In the event that a Relevant Purchaser or Group Company notifies a claim pursuant to Clause 15.3.1, the Seller or the Relevant Seller shall, at the Purchaser’s or other Relevant Purchaser’s or the relevant Group Company’s cost, make all necessary notifications and claims under the relevant Seller’s Group Insurance Policy and the Relevant Purchaser or Group Company shall be entitled to be paid any proceeds actually received under the Seller’s Group Insurance Policy (less any deductible or excess actually paid by the Seller or the Relevant Seller or any other member of the Seller’s Group and less any Taxation suffered on the proceeds after taking account of any Tax relief obtained and utilised in respect of any matter giving rise to the claim and any reasonable out-of-pocket expenses suffered or incurred by the Relevant Seller or any other member of the Seller’s Group), provided that:

(i)
neither the Seller nor any Relevant Seller shall be required, pursuant to any requests made by a Purchaser or other Relevant Purchaser or any Group Company, to undertake or threaten litigation or incur any expenditure or liability without being put in reasonably sufficient funds by the Purchaser, the other Relevant Purchaser or the relevant Group Company prior to incurring any such expenditure or liability;

06/12/2010	Agreed Form
(ii)
neither the Purchaser nor any other Relevant Purchaser nor any Group Company shall be entitled to any proceeds received by the Seller’s Group under any Seller’s Group Insurance Policy except to the extent that such proceeds relate to a claim made pursuant to Clause 15.3.1 in respect of:

(a)	an event, act or omission connected with the carrying on of the business of any Group Company or any Group Business prior to Closing;
(b)	a Loss for which the Purchaser or other Relevant Purchaser or the Group Company has not already been reimbursed, indemnified or otherwise compensated for whether under this Agreement or otherwise;
(iii)
each of the Purchaser and each other Relevant Purchaser shall provide (and shall procure that the Group Company also provides) all assistance, information and co-operation reasonably requested by the Seller or any other Relevant Seller or any of their representatives (including the insurers, appointed claims handlers or any lawyers instructed in relation to such claim); and

(iv)	each of the Purchaser and each other Relevant Purchaser shall or shall procure that the Group Company shall pay or bear any deductible or excess element of any such claim.
16	Other Provisions

16.1	Further Assurances
Each of the Seller and the Purchaser shall from time to time execute, or procure the execution of, such documents and perform such acts and things as either of them may reasonably require to transfer the Shares and Group Businesses to the Relevant Purchasers and to give the other the full benefit of this Agreement and any Local Transfer Document.

06/12/2010	Agreed Form
16.2	Whole Agreement
16.2.1
This Agreement, together with the Disclosure Letter, Offer Letter, the Tax Indemnity and the Purchase Price Allocation Agreement, contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and (except in the case of fraud or fraudulent misrepresentation) supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

16.2.2
Each of the Purchaser and the other Relevant Purchasers acknowledges that no member of the Purchaser’s Group has been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

16.2.3
Save as expressly provided in this Agreement, so far as is permitted by law and except in the case of fraud or fraudulent misrepresentation, each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute and any right to rescind this Agreement).

16.3	Reasonableness
Each of the parties confirms that it, and to the extent applicable, each relevant member of the Seller’s Group or the Purchaser’s Group, has received independent legal advice relating to all the matters provided for in this Agreement, together with the Disclosure Letter, the Offer Letter and the Tax Indemnity, including the terms of Clauses 12 and 16.2 and agrees that the provisions of this Agreement are fair and reasonable.
16.4	No Assignment
16.4.1
Except as otherwise expressly provided in this Agreement, no party may, without the prior written consent of the Purchaser (in the case of the Seller or any other Relevant Seller) or the Seller (in the case of the Purchaser or any other Relevant Purchaser), assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

16.4.2
Except as otherwise expressly provided in this Agreement, a party may, without the consent of the other parties, assign to an Affiliate the benefit of the whole or any part of this Agreement provided, however, that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains an Affiliate of the party concerned and provided also that the assignee shall not be entitled to receive under this Clause 16.4.2 any greater amount than that to which the relevant assignor would have been entitled.

16.5	Third-Party Rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

06/12/2010	Agreed Form
16.6	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Seller and the Purchaser.
16.7	Method of Payment and Set-Off
16.7.1
Payments pursuant to this Agreement shall be settled by payments between the Seller, for itself and on behalf of the other Relevant Sellers, and the Purchaser, for itself and on behalf of the other Relevant Purchasers.

16.7.2
Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

16.7.3
Payment of a sum in accordance with this Clause 16.7 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

16.8	Costs
16.8.1
The Seller and the other Relevant Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and execution of this Agreement, any Transaction Documents and the sale of the Group.

16.8.2
The Purchaser and the other Relevant Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of this Agreement, any Transaction Documents and the purchase of the Group.

16.9	Filing Fees, Notarial Fees, Registration, Stamp and Transfer Taxes and Duties
The Relevant Purchasers shall bear the cost of all filing fees in relation to any competition clearance required pursuant to Clause 4.1, notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Relevant Purchasers shall be responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such fees, taxes and duties. The Relevant Purchasers shall indemnify the Relevant Sellers or any other member of the Seller’s Group against any Losses suffered by that Relevant Seller or member of the Seller’s Group as a result of the Relevant Purchasers failing to comply with their respective obligations under this Clause 16.9.
16.10	Interest
If any party defaults in the payment when due of any sum payable under this Agreement (howsoever determined) the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 percentage points above LIBOR. Such interest shall accrue from day-to-day.

06/12/2010	Agreed Form
16.11	Grossing-up of Indemnity Payments, VAT
16.11.1
All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever, save only as required by law. If any deductions or withholdings are required by law, the party making the payment shall (except in the case of interest payable under Clause 7.5 or 16.10 or the Purchase Price) be obliged to pay to the other party such sum as will, after such deduction or withholding has been made, leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that, if either party to this Agreement shall have assigned the benefit in whole or in part of this Agreement, then the liability of the other party under this Clause 16.11.1 shall be limited to that (if any) which it would have been had no such assignment taken place.

16.11.2
If any Tax Authority charges to Taxation any payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (other than Taxation attributable to a payment being treated as an adjustment to the consideration for the Shares under the terms of the Agreement and other than Taxation attributable to interest payable under Clause 16.10) then, except to the extent that the amount of the indemnity, compensation or reimbursement provision has been increased to take account of the Taxation that will be charged on receipt, the amount so payable shall be grossed up by such amount as will ensure that after payment of the Taxation so charged there shall be left a sum equal to the amount that would otherwise be payable under this Agreement, provided that, if either party to this Agreement shall have assigned the benefit in whole or in part of this Agreement, then the liability of the other party under this Clause 16.11.2 shall be limited to that (if any) which it would have been had no such assignment taken place.

16.11.3
Where any payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision is paid to a person other than a party to this Agreement but is treated as taxable in the hands of the party, the payer shall also pay to the party such sum as shall reimburse such party for all Taxation suffered by it in respect of the payment, provided that, if either party to this Agreement shall have assigned the benefit in whole or in part of this Agreement, then the liability of the other party under this Clause 16.11.3 shall be limited to that (if any) which it would have been had no such assignment taken place.

16.11.4
The recipient of an amount paid under this Clause 16 shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made pursuant to Clause 16.11.1 and, for such purposes shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

16.11.5
If the recipient of a payment made under this Agreement receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation, then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to Clause 16.11.1 above as the recipient of the payment certifies to the other party will leave it (after such reimbursement) in no better and no worse position than it would have been in if the other party had not been required to make such deduction or withholding.

06/12/2010	Agreed Form
16.11.6
Where, under the terms of this Agreement, one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.

16.11.7	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then, in addition to that payment, the payer shall pay any VAT due.
16.12	Notices
16.12.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be by post or by courier using an internationally recognised courier company.
16.12.2	A Notice to the Seller or any other Relevant Seller shall be sent to such party at the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:
The Scotts Miracle-Gro Company

Address:	14111 Scottslawn Road
Marysville, OH 43041
USA

Attention:	Vincent C. Brockman Title: General Counsel

with copy to:

Linklaters LLP

Address:	One Silk Street
London EC2Y 8HQ
UK

Attention:	Sarah Wiggins; and

Michael Sullivan
16.12.3
A Notice to the Purchaser or any other Relevant Purchaser shall be sent to such party at the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

Israel Chemicals Ltd

Address:	Millenium Tower
23 Aranha St.
Tel-Aviv 61070
Israel

Attention:	Elisa Haimowitz Title: Company Secretary
16.12.4	A Notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by registered post or courier.

06/12/2010	Agreed Form
16.13	Invalidity
16.13.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, in any respect under the law of any relevant jurisdiction, the provision shall apply in such jurisdiction with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties and shall not affect or impair:

(i)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(ii)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
16.13.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable in such jurisdiction, be deemed not to form part of this Agreement in such jurisdiction and the legality, validity and enforceability of the remainder of this Agreement in such jurisdiction shall, subject to any deletion or modification made under Clause 16.13.1, not be affected or impaired.

16.14	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.
16.15	Resolution of Disputes
Any dispute arising out of or in connection with this Agreement shall be referred first, by notice in writing, to the Senior Representative of each party who shall meet and endeavour to resolve the dispute between them within 20 days of such notice. The joint written decision of the Senior Representatives shall be binding upon the parties. If no agreement is reached between the Senior Representatives, the provisions of Clause 16.16 will apply.
16.16	Governing Law and Submission to Jurisdiction
16.16.1
This Agreement and the documents to be entered into pursuant to it, save as expressly referred to herein, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.

16.16.2
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration by the London Court of International Arbitration under its rules (“Rules”), which Rules are deemed to be incorporated by reference into this Agreement.

06/12/2010	Agreed Form
16.16.3
The tribunal shall consist of three (3) arbitrators. The seat of the arbitration shall be the City of London, England. The language of the arbitration shall be English. The resulting arbitral award shall be final and binding upon the parties without right of appeal.

16.17	Appointment of Process Agent
16.17.1
Each of the Seller and the other Relevant Sellers not incorporated in England and Wales hereby irrevocably appoints Scotts Holdings Limited of Salisbury House, Weyside Park, Godalming, Surrey GU7 1XE as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller or the other Relevant Sellers.

16.17.2	Each of the Seller and the other Relevant Sellers agrees to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.
16.17.3
If such process agent ceases to be able to act as such or to have an address in England and Wales, each of the Seller and the other Relevant Sellers irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

16.17.4
Each of the Purchaser and the other Relevant Purchasers not incorporated in England and Wales hereby irrevocably appoints Cleveland Potash Limited of Boultby Mine, Loftus, Saltburn by the Sea, Cleveland TS13 4UZ as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser or the other Relevant Purchasers.

16.17.5	Each of the Purchaser and the other Relevant Purchasers agrees to inform the Seller in writing of any change of address of such process agent within 28 days of such change.
16.17.6
If such process agent ceases to be able to act as such or to have an address in England and Wales, each of the Purchaser and the other Relevant Purchasers irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Seller and to deliver to the Seller within 14 days a copy of a written acceptance of appointment by the process agent.

16.17.7
Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

06/12/2010	Agreed Form
This Agreement has been entered into on the date stated at the beginning.

SIGNED by:

and

on behalf of Israel Chemicals Ltd.

06/12/2010	Agreed Form

SIGNED by
on behalf of The Scotts Company LLC:

SIGNED by
on behalf of The Scotts Miracle-Gro Company:

SIGNED by
on behalf of OM Scott International Investments Ltd:

SIGNED by James Hagedorn:

SIGNED by
on behalf of Scotts France Holdings SARL:

SIGNED by
on behalf of Scotts Holdings Limited:

SIGNED by
on behalf of Scotts-Sierra Investments, Inc.:

SIGNED by
on behalf of OMS Investments, Inc.:

06/12/2010	Agreed Form

SIGNED by
on behalf of The Scotts Company (UK) Ltd.:

SIGNED by
on behalf of Scotts Australia Pty. Ltd.:

SIGNED by
on behalf of Scotts Poland Sp. z o.o.:

SIGNED by
on behalf of ICL Holding The Netherlands Cooperatief U.A.:

SIGNED by
on behalf of PM Chemicals S.r.l:

SIGNED by
on behalf of ICL North America Inc.:

SIGNED by
on behalf of Anti Germ France SAS:

SIGNED by
on behalf of ICL Iberia Limited:

06/12/2010	Agreed Form

SIGNED by
on behalf of Fibrisole Australia Pty Limited:

SIGNED by
on behalf of Bk Giulini Polska Sp. z.o.o.:

SIGNED by
on behalf of Amsterdam Fertilisers B.V.:

06/12/2010	Agreed Form
Schedule 1
Part 1
Details of the Share Sellers, Shares etc.
(Clause 2.1.1)

(1)	(2)	(3)	(4)
Name	Name of		Name of Share
of Share Seller	Company	Shares	Purchaser

OM Scott International Investments Ltd.	Scotts International B.V.	120,001	ICL Holding The Netherlands Cooperatief U.A.

OM Scott International Investments Ltd.	Scotts Italia S.r.l.	94,525	PM Chemicals S.r.l

James Hagedorn	Scotts Italia S.r.l.	4,975	PM Chemicals S.r.l

The Scotts Company LLC	Scotts-Sierra Horticultural Products Company	Class A Common shares: 101 Class B Common share: 1	ICL North America Inc.

Scotts France Holdings SARL	Scotts France SARL	52,155	Anti Germ France SAS

Scotts Holdings Limited	Scotts France SARL	1	Anti Germ France SAS

Scotts-Sierra Investments, Inc.	The Scotts Company, Kenya Ltd.	1	Scotts International B.V.

OMS Investments, Inc.	The Scotts Company, Kenya Ltd.	1	Amsterdam Fertilisers B.V.

Scotts-Sierra Investments, Inc.	Scotts PBG Malaysia Sdn. Bhd.	50,002	Scotts International B.V.

06/12/2010	Agreed Form
Part 2
Details of the Business Sellers, Group Businesses etc.
(Clause 2.1.1)

(1)	(2)	(3)
Name	Brief Description of Group
of Business Seller	Business	Name of Business Purchaser
The Scotts Company (UK) Ltd.	The Professional Business carried on by The Scotts Company (UK) Ltd. as at Closing, including the properties set out in Part 2 of Schedule 3, the contracts relating to the Professional Business as set out in Schedule 5 and the assets as set out in Part 1 of Schedule 16, excluding, for the avoidance of doubt, the Excluded Assets and the Excluded Liabilities.	ICL Iberia Limited

Scotts Australia Pty. Ltd.	The Professional Business carried on by Scotts Australia Pty. Ltd. as at Closing, including the contracts relating to the Professional Business as set out in Schedule 5, excluding, for the avoidance of doubt, the Excluded Assets and the Excluded Liabilities.	Fibrisole Australia Pty Limited

Scotts Poland Sp. z o.o.	The Professional Business carried on by Scotts Poland Sp. z o.o. as at Closing, including the contracts relating to the Professional Business as set out in Schedule 5, excluding, for the avoidance of doubt, the Excluded Assets and the Excluded Liabilities.	Bk Giulini Polska Sp. z.o.o.

06/12/2010	Agreed Form
Schedule 2
Companies and Subsidiaries
1	Particulars of the Companies

Name of Company:	Scotts International B.V.

Registered Number:	14027868

Registered/Principal Office:	Nijverheidsweg 1-5, 6422 PD Heerlen, The Netherlands

Date and place of incorporation:	8 January 1975 in Heerlen

Issued share capital:	120,001 shares

Authorised share capital:	200,000 ordinary shares of €0.15 each

Shareholders and shares held:	OM Scott International Investments Ltd.: 120,001 shares (100 per cent. of issued)

Directors:	Fredericus Johannes Lambertus Bosch and Edward Ray Claggett

Secretary:	Clifford Chance LLP

Managing Director/Chief Executive Officer:	None
1.1	Particulars of the Subsidiaries

Name of Subsidiary:	Scott O.M. España S.A.

Registered Number:	Page T-221, Volume 679, Sheet 23 (commercial register of Tarragona)

Registered/Principal Office:	Avenida Roma 15, 1* 1a edificio Diagonal
Tarragona
Spain

Date and place of incorporation:	18 June 1986

Issued share capital:	€968,511.5 (16,115 shares)

Authorised share capital:	16,115 bearer shares of €60.1 each

Shareholders and shares held:	Scotts International B.V.: 16,115 shares (100 per cent.)

Directors:	Fredericus Johannes Lambertus Bosch, Wolter Van Rest and Edward Ray Claggett

Secretary:	Wolter Van Rest

Managing Director/Chief Executive Officer:	Fredericus Johannes Lambertus Bosch

06/12/2010	Agreed Form

Name of Subsidiary:	Scotts Deutschland GmbH

Registered Number:	HRB130653

Registered/Principal Office:	Veldhauserstrasse 197, 48527 Nordhorn, Germany

Date and place of incorporation:	27 March 1991

Issued share capital:	1 share (valued at DM49,500) and 1 share (valued at DM500)

Authorised share capital:	DM50,000

Shareholders and shares held:	Scotts International B.V.: 50,000 (100 per cent. of issued)

Directors:	Fredericus Johannes Lambertus Bosch, Edward Ray Claggett, Dr. Antonius Willenborg and Dr Winard Rose
2	Particulars of the Companies

Name of Company:	Scotts-Sierra Horticultural Products Company

Tax ID Number:	94-1634227

Registered/Principal Office:	14111 Scottslawn Road, Marysville, Ohio 43041

Date and place of incorporation:	26 September 1966 in California

Issued share capital:	Class A Common shares: US$0.101 (101 shares)
Class B Common share: US$0.001 (1 share)

Authorised share capital:	6,099,900 Class A Common shares of US$0.001 each 100 Class B Common shares of US$0.001 each

Shareholders and shares held:	The Scotts Company LLC:

Class A Common: 101 shares (100 per cent. of issued)

Class B Common: 1 share (100 per cent. of issued)

Directors:	James Hagedorn, Vincent Brockman and David Evans

Secretary:	Vincent Brockman

Managing Director/Chief Executive Officer:	James Hagedorn

06/12/2010	Agreed Form
2.1	Particulars of the Subsidiaries

Name of Company:	Scotts-Sierra Crop Protection Company

Tax ID Number:	77-0153275

Registered/Principal Office:	14111 Scottslawn Road
Marysville
Ohio 43041
USA

Date and place of incorporation:	2 June 1987 in California

Issued share capital:	100 shares

Authorised share capital:	100 shares

Shareholders and shares held:	Scotts-Sierra Horticultural Products Company 100 shares

Directors:	James Hagedorn, Vincent C. Brockman and David Evans

Secretary:	Vincent C. Brockman

Managing Director/Chief Executive Officer:	James Hagedorn
3	Particulars of the Companies

Name of Company:	Scotts France SARL

Registered Number:	337 569 693 RCS Lyon

Registered/Principal Office:	21 Chemin de la Sauvegarde
69130 Ecully
France

Date and place of incorporation:	8 July 1986

Issued share capital:	€795,379 (52,156 shares)

Authorised share capital:	52,156 shares of €15.25 each

Shareholders and shares held:	Scotts France Holdings SARL: 52,155 shares (99.998 per cent. of issued share capital)

Scotts Holdings Limited UK: 1 share (0.002 per cent. of issued share capital)

Directors:	Fredericus Johannes Lambertus Bosch and Arnoud Touw

06/12/2010	Agreed Form
4	Particulars of the Companies

Name of Company:	The Scotts Company Kenya Ltd.

Registered Number:	C85614

Registered/Principal Office:	The Alpha Centre Mombasa Road, L.R. Number 209/120428, Nairobi, Kenya

Date and place of incorporation:	17 May 1999

Issued share capital:	KSH40 (2 shares)

Authorised share capital:	2,000 shares of KSH20 each

Shareholders and shares held:	Scotts-Sierra Investments, Inc.: 1 share (50 per cent. of issued)

OMS Investments, Inc.: 1 share (50 per cent. of issued)

Directors:	Fredericus Johannes Lambertus Bosch, Edward Ray Claggett and Paul Boers

Secretary:	David White and Associates
5	Particulars of the Companies

Name of Company:	Scotts Italia S.r.l.

Registered Number:	031536002

Registered/Principal Office:	Via Daniele Monterumici 8, 31100 Treviso, Italy

Date and place of incorporation:	4 October 1995, Treviso

Issued share capital:	€99,500 (99,500 shares)

Authorised share capital:	99,500 shares of €1 each

Shareholders and shares held:	OM Scotts International Investments Ltd.: 94,525 shares (95 per cent. of issued) James Hagedorn: 4,975 share (5 per cent. of issued)

Directors:	Wolter Van Rest, Edward Ray Claggett and Fredericus Johannes Lambertus Bosch

Chairman:	Wolter Van Rest

06/12/2010	Agreed Form
6	Particulars of the Companies

Name of Company:	Scotts PBG Malaysia Sdn. Bhd.

Registered Number:	505498-A

Registered/Principal Office:	Wisma Goshen 2nd floor, 60, 62 & 64 Jalan SS 22/21, Damansara Jaya, 47400 Petaling Jaya, Selangor, Malaysia

Date and place of incorporation:	16 February 2000

Issued share capital:	MYR50,002 (50,002 shares)

Authorised share capital:	100,000 shares of MYR1 each

Shareholders and shares held:	Scotts-Sierra Investments, Inc.: 50,002 shares (100 per cent. of issued)

Directors:	Edward Ray Claggett, Woon Chee Cheong, Guilhem Pierre Georges Pinault, Sivagami A/P Mariappan

Secretaries:	Wong Lee May
Eng Soo Funn
Lam Lee San

06/12/2010	Agreed Form
Schedule 3
The Properties
Part 1
Group Companies’ Properties
1	Group Companies’ Owned Properties
1.1	Properties owned by Scotts International B.V.

Property Description	Land registry code (kadastrale aanduiding)
1 ha 80 a 50 ca in size of land at Nijverheidsweg 5, 6422 PD Heerlen, The Netherlands	HEERLEN F 5274

1 ha, 92 a and 60 ca in size of buildings at Nijverheidsweg 1 and 36422 PD Heerlen, The Netherlands	HEERLEN F 5861
2	Group Companies’ Leased Properties
2.1	Properties leased by Scotts International B.V.

Brief Description of the Property	Date of Lease	Original Parties	Term
Approximately 1,109 square metres of office space (including the use of parking lots) on the second and third floors of the office building at Koeweistraat 4, Waardenburg, The Netherlands (Land registry code (kadastrale aanduiding) WAARDENBURG X 1243)
	9 December 2005	(1) F.J. van Engelen and L.A. Agterberg (2) Scotts International B.V.	Three years from 1 December 2005. Thereafter, the lease agreement is extended for three years until 30 November 2011 and, thereafter, for subsequent periods of five years

Commercial building and land (1 ha 1 a 70 ca) at Nijverheidsweg 3A, 6422 PD Heerlen, The Netherlands (Land registry code (kadastrale aanduiding) HEERLEN F 5862)	18 May 2010	(1) FGH Bank N.V. (2) Scotts International B.V.	15 years from 1 May 2010

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Brief Description of the Property	Date of Lease	Original Parties	Term
Commercial building and land (approximately 11,000 square metres) at Oude Roderweg 18, 6422 PD Heerlen, The Netherlands (Land registry code (kadastrale aanduiding) HEERLEN F 6034: formerly HEERLEN F5997)
	18 February 2008	(1) BAM Utiliteitsbouw B.V (2) Scotts International B.V.	15 years from 1 October 2008

108 square metre apartment (and 1 parking lot and 14m2 storage in separate garage) located in Budakeszi, Szanatóriumu. 4.I.em, Hungary	15 August 2006	(1) Mr and Mrs Jenő Lucz (2) Scotts International B.V. (Magyarországi Kèpviselete)	Extended term: three years from 31 July 2009
2.2	Properties leased by Scotts Italia S.r.l.

Brief Description of the Property	Date of Lease	Original Parties	Term
Treviso Sales Office “Piazza Eden”, located in Treviso, Via Daniele Monterumici — Giuseppe Verdi, registered with the Treviso Cadastre Register (Catasto Fabbricati) under Section D, sheet no. 4, map 1211 sub 310, cat A/10, map 1211 sub 396, cat A/10 and Treviso car park spaces, located in Treviso, registered with the Treviso Cadastre Register (Catasto Fabbricati) under Section D, sheet no. 4 map 1211 sub 289, map 1211
sub 290, map 1211
sub 291, map 1211
sub 292, map 1211
sub 293 particle nos. 743, 744, 746, 759, 748, 159 and 633
	10 May 2005	(1) Giorgiana Marchesi (2) Scotts Italia S.r.l.	Six years from 1 June 2005. The lease agreement will expire on 31 May 2011 (“Expiration Date”). Unless a party withdraws from the lease agreement (pursuant to articles 28 and 29 of law 392/1978), by means of a written notice served to the other party at least 12 months before the Expiration Date (i.e. 31 May 2010), the lease agreement will be automatically renewed for a six-year period until 31 May 2017.

06/12/2010	Agreed Form

Brief Description of the Property	Date of Lease	Original Parties	Term
Garage located in Treviso, Via Daniele Monterumici — Cadastre Register (Catasto Fabbricati) under Section D, map 1211, sub 355 Sheet 4. 18sqm	2 October 2006	(1) Pagi S.r.l. (2) Scotts Italia S.r.l.	The lease agreement will expire on 2 Oct 2007 (“Expiration Date”). Unless a party withdraws from the lease agreement by means of a written notice served to the other party at least three months before the Expiration Date (or the next anniversary of the Expiration Date), the lease agreement will be automatically renewed for a one-year period.
2.3	Properties leased by Scott O.M. España S.A.

Brief Description of the Property	Date of Lease	Original Parties	Term
Office number 1 located at Avenida de Roma 15, Tarragona, Spain, and parking spaces number 25 and 26	17 October 2005	(1) Covas Arnau S.L. (2) Scott O.M. España S.A.	Initial term of three years from 17 October 2005. Once such period has expired, the lease can be automatically extended (tácita reconducción) on a monthly basis.

06/12/2010	Agreed Form
2.4	Properties leased by Scotts Deutschland GmbH

Brief Description of the Property	Date of Lease	Original Parties	Term
Apartment 2 (ground floor left — used as office), one cellar room, 53,90 sqm, three parking lots located at Veldhauser Str. 197-199, 48527 Nordhorn, Germany	16 October 1993	(1) Ellen Kamphorst (2) Grace-Sierra Deutschland GmbH	From December 1993 until November 1998, subject to automatic annual extension for further periods of 12 months if not terminated six months prior to the end of the relevant extension period.

Apartment 1 (ground floor left — used as office), 76,80 sqm, four parking lots located at Veldhauser Str. 197-199, 48527 Nordhorn, Germany	16 October 1993	(1) Helga Kamphorst (2) Grace-Sierra Deutschland GmbH	From December 1993 until November 1998, subject to automatic statutory extension unless terminated by serving a termination notice three months in advance.

Office space (72 sqm) located at Veldhauser Str. 197, 48527 Nordhorn, Germany and one parking space	17 May 2005	(1) Monika Wasserman (2) Scotts Deutschland Gmbh	Indefinite term from 1 June 2005 subject to termination by either party by service of three months’ notice, to expire at the end of a calendar quarter.
2.5	Properties leased by The Scotts Company Kenya Ltd.

Brief Description of the Property	Date of Lease	Original Parties	Term
Land situated in the city of Nairobi in the Nairobi area of the Republic of Kenya (0.0551 hectare), land reference number: 209/12042/8, Land Survey Plan Number 211735	20 December 2005	(1) Akshrap Holdings Limited (2) The Scotts Company Kenya Ltd.	Five years and six months as of 1 April 2005

06/12/2010	Agreed Form
2.6	Properties leased by Scotts-Sierra Horticultural Products Company

Brief Description of the Property	Date of Lease	Original Parties	Term
6.316 hectares of land located at 7200 Investment Drive, North Charleston, South Carolina, USA	1 September 1989 (Amended 17 December 1999 and 7 July 2005)	(1) Landmark Enterprises, Inc. (2) Scotts-Sierra Horticultural Products Company (successor to Sierra Chemical Company)	10 years as of 1 October 1989 through to 28 February 2015 (pursuant to amendments)
2.7	Properties leased by Scotts PBG Malaysia Sdn. Bhd.

Brief Description of the Property	Date of Lease	Original Parties	Term
Unit C-8-1.1, Level 8, Block C (1,009 sq ft), Mines Waterfront Business Park, No 3, Jalan Tasik, Mines Resort City, 43300 Selangor, Malaysia	15 October 2010	(1) Mines Waterfront Business Park Sdn. Bhd. (2) Scotts PBG Malaysia Sdn. Bhd.	Two years from 1 October 2010

3	Encumbrances in respect of the Group Companies’ Properties
3.1	Office space located at Koeweistraat 4, Waardenburg, The Netherlands (Part 1 of Schedule 3, paragraph 2.1)
3.1.1
Bank guarantee for an unlimited period dated 3 March 1997 provided by ABN AMRO Bank B.V. in the name of Scotts International B.V. and with F.J. van Engelen as beneficiary(ies) for an amount of Euro 90,525.34 with an annual guarantee commission of one per cent. of the amount of the Bank guarantee.

3.1.2
A right in rem (zakelijk recht) in favour of Vitens B.V. in accordance with Section 5 paragraph 3 under B of the Public Works (Removal of Impediments in Private Law) Act (Wet Belemmeringenwet Privaatrecht).

3.1.3
The following obligations attached to the capacity of lessee (kwalitatieve verplichtingen) have been included in the notarial deed of transfer dated 20 February 2007 between (1) Messrs. Agterberg and Van Engelen and (2) Exploitatiemaatschappij Hakfort B.V. in relation to, among others, the office building and parking lots located at Koeweistraat 4, Waardenburg, The Netherlands with Land Registry code WAARDENBURG X 1243:

(i)	to refrain from any open storage of materials and/or substances unless authorised by representative bodies of the municipality of Waardenburg;

06/12/2010	Agreed Form
(ii)
to make a proportional and reasonable financial contribution to the costs of a shuttle service during rush hour to transport employees working at business park “Slimwei” and the Zaltbommel train station;

(iii)	to have, hold and maintain various pipes in favour of public utility companies and to permit construction and maintenance of such pipes; and

(iv)	to have, hold and maintain a pressure pipe in favour of Zuiveringsschap Rivierengebied.
3.2	Office space located at Oude Roderweg 18, Heerlen, The Netherlands (Part 1 of Schedule 3, paragraph 2.1)
Bank guarantee for an unlimited period dated 11 December 2008 provided by ABN AMRO Bank B.V. in the name of Scotts International B.V. and with BAM Utiliteitsbouw B.V. as beneficiary, for an amount of Euro 68,437, with an annual guarantee commission of one per cent. of the amount of the bank guarantee.
3.3	Treviso Sales Office and car park spaces located in Treviso, Via Daniele Monterumici — Giuseppe Verdi (Part 1 of Schedule 3, paragraph 2.2)
Pursuant to article 12 of the lease set out in paragraph 2.2 of Part 1 of Schedule 3, the tenant granted to the landlord an amount of Euro 9,000, as guarantee for the performance of its obligations set forth under the lease.
3.4	Land located at 7200 Investment Drive, North Charleston, South Carolina, USA (Part 1 of Schedule 3, paragraph 2.6)
3.4.1	Indenture dated 17 December 1999 made between Landmark Enterprises, Inc. and Scotts-Sierra Horticultural Products Company (the successor in interest to Sierra Chemical Company).

3.4.2	Indenture dated 7 July 2005 made between Landmark Enterprises, Inc. and Scotts-Sierra Horticultural Products Company (the successor in interest to Sierra Chemical Company).
3.5	Unit 1.1, Level 8, Block C, Mines Waterfront Business Park, No 3, Jalan Tasik, Mines Resort City, 43300 Selangor, Malaysia (Part 1 of Schedule 3, paragraph 2.7)
Letter of Offer from Mines Waterfront Business Park Sdn Bhd to Scotts PBG Malaysia Sdn. Bhd. dated 6 May 2010.

06/12/2010	Agreed Form
4	Provisions relating to the second Property referred to at paragraph 2.1 of Part 1 of Schedule 3.
4.1	The following definitions apply in paragraph 4 of Part 1 of this Schedule 3;
“Dutch Tenant” means Scotts International B.V.;
“Duty to Inform” means the duty to inform the Nijverheidsweg Landlord of the decision with respect to the sale to the Relevant Purchaser of the Shares in the Dutch Tenant;
“Nijverheidsweg Landlord” means the person entitled to the immediate reversion to the Nijverheidsweg Lease; and
“Nijverheidsweg Lease” means the lease of the Group Company Property listed second at paragraph 2.1 of Part 1 of this Schedule 3 dated 18 May 2010 and made between FGH Bank N.V. (1) and the Dutch Tenant (2).
4.2	Duty to Inform
The Relevant Seller shall procure that the Dutch Tenant meets the Duty to Inform as required by clause 12 of the general terms of the Nijverheidsweg Lease within 10 Business Days hereof.
4.3	Additional security required by Nijverheidsweg Landlord
In case, further to the Dutch Tenant meeting the Duty to Inform, the Nijverheidsweg Landlord requires additional security for the performance of the terms of the Nijverheidsweg Lease, the Seller and the Purchaser will discuss the conditions of the additional security prior to the Dutch Tenant agreeing on any such additional security.
5	Provisions relating to the Property referred to at paragraph 2.5 of Part 1 of Schedule 3

5.1	Interpretation
The following definitions apply in paragraph 5 of Part 1 of this Schedule 3:
“Change of Control Consent” means the consent by the Nairobi Landlord to the sale to the Relevant Purchaser of the Shares in the Nairobi Tenant;
“Nairobi Landlord” means the person entitled to the immediate reversion to the Nairobi Lease;
“Nairobi Lease” means, as appropriate, either (i) the lease of the Group Company Property listed at paragraph 2.5 of Part 1 of this Schedule 3 dated 20 December 2005 and made between Akshrap Holdings Limited (1) and the Nairobi Tenant (2); or (ii) the renewal lease of the Group Company Property listed at paragraph 2.5 of Part 1 of this Schedule 3 to be entered into after the date hereof between Akshrap Properties Limited (1) and the Nairobi Tenant (2); and
“Nairobi Tenant” means The Scotts Company Kenya Ltd.
5.2	Change of Control Consent
5.2.1	The Relevant Seller shall procure that the Nairobi Tenant applies for the Change of Control Consent as required by clause 3(o) of the Nairobi Lease.

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5.2.2	The Relevant Purchaser shall, at its own cost and without delay following the application referred to in paragraph 5.2.1:
(i)
supply all such information, accounts and references as the Nairobi Landlord or the Relevant Seller may reasonably require in connection with an application for or consideration of the application for the Change of Control Consent;

(ii)
ensure that any amendments that the Relevant Purchaser proposes to make to the form of Change of Control Consent or to any document mentioned in paragraph 5.2.2(iii) that has been submitted to the Nairobi Landlord or to the Nairobi Landlord’s lawyers are communicated promptly to the Seller’s Lawyers;

(iii)
supply, procure or enter into any such guarantees, rental or other deposits, direct covenants or other security for the performance of the tenant covenants of the Nairobi Lease as may be properly required under the Nairobi Lease or as the Nairobi Landlord or any superior landlord may reasonably require;

(iv)	use reasonable endeavours to obtain the Change of Control Consent;

(v)	keep the Relevant Seller fully informed;

(vi)
give the Relevant Seller notice immediately on obtaining the Change of Control Consent and provide the Relevant Seller with a copy of the Change of Control Consent as soon as reasonably practicable thereafter; and

(vii)
(if required) execute the documents containing the Change of Control Consent and execute or procure the execution of the documents (if any) required to be entered into pursuant to paragraph 5.2.2(iii), each in the form reasonably required by the Nairobi Landlord or by any superior landlord. The Relevant Purchaser will return all such documents duly executed to the Seller’s Lawyers within five Business Days after the engrossment has been submitted to the Purchaser’s Lawyers.

5.2.3	Subject to paragraph 5.3, the Relevant Seller shall procure that the Nairobi Tenant executes the documents containing the Change of Control Consent (if properly required by the Nairobi Landlord).

5.2.4
The Relevant Purchaser shall be responsible for and shall pay on demand the proper costs of the Nairobi Landlord, any superior landlord and their respective professional advisers in connection with the application for, and consideration and grant of, the Change of Control Consent and, where required to do so by the Nairobi Landlord and/or its professional advisers, provide a formal undertaking in respect of such costs.

5.3	Failure to obtain the Change of Control Consent by Closing
If the Change of Control Consent has not been obtained by Closing, this shall not prevent Closing from taking place and:
5.3.1	with effect from Closing the liability of the Relevant Seller and the Relevant Purchaser under paragraph 4 of Part 1 of this Schedule 3 shall cease; and

5.3.2
the Relevant Seller shall not be liable for any losses suffered by the Relevant Purchaser or by the Nairobi Tenant as a result of any breach of the Nairobi Lease which arises prior to Closing solely by reason of the fact that the Change of Control Consent has not been obtained by Closing.

06/12/2010	Agreed Form
6	Provisions relating to the Property referred to at paragraph 2.6 of Part 1 of this Schedule 3

6.1	The following definitions apply in paragraph 6 of Part 1 of this Schedule 3:
“Change of Control Notice” means a notice to be served on the Charleston Landlord by SSHPC informing the Charleston Landlord of the proposed sale of the Shares in SSHPC together with such evidence as the Relevant Purchaser shall require to be provided that the Relevant Purchaser has the “Requisite Financial Capacity” as required under the terms of the Charleston Lease;
“Charleston Landlord” means the person entitled to the immediate reversion to the Charleston Lease; and
“Charleston Lease” means the lease of the Group Company Property listed at paragraph 2.6 of Part 1 of this Schedule 3 dated 1 September 1989 and made between Landmark Enterprises, Inc. (1) and SSHPC (successor to Sierra Chemical Company) (2) (as amended and extended on 17 December 1999 and 7 July 2005).
6.2
The Relevant Seller shall procure that SSHPC serves the Change of Control Notice on the Charleston Landlord, as required by clause C.13 of the Charleston Lease, within five Business Days hereof if SSHPC has not already done so.

6.3
Closing shall not be prevented from occurring by reason solely of the fact (if the case) that Closing is set to occur on a date which is less than 30 days from the date on which SSHPC served the Change of Control Notice on the Charleston Landlord and:

6.3.1	the Relevant Purchaser shall have no claim against any Seller in that regard under this Agreement; and

6.3.2
the Relevant Seller shall not be liable for any Losses suffered by the Relevant Purchaser or SSHPC as a result of any breach of the Charleston Lease which arises prior to Closing solely by reason of the fact (if the case) that Closing is set to occur on a date which is less than 30 days from the date on which SSHPC served the Change of Control Notice on the Charleston Landlord.

06/12/2010	Agreed Form
Part 2
Business Properties (Clause 2.3.1(i))
1	Business Owned Properties
Business Owned Properties owned by The Scotts Company (UK) Ltd.

Property Description	Title Number (if registered)
Subjects at Nutberry Moss, Dumfries, lying to the north of the road from Annan to Gretna	Scottish Title Number: DMF17006

Subjects at Nutberry Moss, Dumfries, lying to the north of the road from Annan to Gretna	Scottish Title Number: DMF17003

Subjects lying to the West of Eastertown Road, Eastertown being 43.5 hectares in measurement	Scottish Title Number: LAN58915
2	Business Leased Properties
Business Leased Properties leased in Scotland by The Scotts Company (UK) Ltd. (described in the remainder of Part 2 of this Schedule 3 as the “Business Leased Properties in Scotland” and “Business Leased Property in Scotland” shall refer to any one)

Brief Description of
the Property	Date of Lease	Original Parties	Term
Subjects forming part of Nutberry Moss, Dumfriesshire extending to 32.42 hectares	13 and 29 June 2006	(1) Margaret Halliday (2) Neil William Halliday and John Irvine Halliday (3) William Halliday and Sons (4) Humax Horticulture Limited	Nine years from 1 March 2006 to 28 February 2015 (and on a monthly basis thereafter until terminated by one month’s written notice served by either party)

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Brief Description of
the Property	Date of Lease	Original Parties	Term
Irregularly shaped area of ground in the former Parish of Annan in the County of Dumfries known as Creca Moss and formerly known as Banshaw Flow or White Moss or Flow or West Bretton Moss and extending to 90.18 hectares or thereby
2 June, 11 and 25 July and 4 and 21 August all 2006	(1) Anne Merrifield Johnstone, The Right Honourable Patrick Andrew Wentworth Hope Johnstone, Earl of Annandale and Hartfell, William Giles Newbury Morgan and Henry Charles Abram as Trustees acting Deed of Trust by Andrew John Robert Johnstone

		(2) Humax Horticulture Limited	10 years from 11 May 2006 to 10 May 2016 (and on a monthly basis thereafter until terminated by one month’s written notice served by either party)

Access track forming part of the lands and farm of Beechhill	25 May and 12 June 2006	(1) David Gilmour Armstrong and Mrs Carol Margaret as Partners of and Trustees for the firm of D Armstrong Partners (2) Humax Horticulture Limited	10 years from 11 May 2006 to 10 May 2016 (and on a monthly basis thereafter until terminated by one month’s written notice served by either party)

Plot or area of ground extending 5.482 acres or thereby lying in the Parish of Lesmahagow and County of Lanark forming PART and PORTION of the Farm and Lands of Eastertown	22 and 31 May 1996 (As varied by a Minute of Variation dated 12 September and 6 December 2002)	(1) Colin James Fleming Tennant and Mrs Carol Margaret Tennant as partners for and trustees for the firm of C & C Tennant (2) Levington Horticulture Limited (now The Scotts Company (UK) Ltd.)	14 June 1995 to 13 June 2000 - Lease extended by a Minute of Variation of Lease until 14 June 2010 - Lease believed to currently be running on tacit relocation from year to year
3	Encumbrances in respect of the Business Properties

3.1	Subjects at Nutberry Moss, Dumfries, lying to the north of the road from Annan to Gretna (DMF17006)
3.1.1	Disposition by H. M. Principal Secretary of State for the War Department to Department of Agriculture for Scotland and its successors and assignees, recorded G.R.S. (Dumfries) 23 August 1933.

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3.1.2	Disposition by The Secretary of State for Scotland to John Ebeneezer Innes Nicholson and his executors and assignees, recorded G.R.S. (Dumfries) 10 August 1983.

3.1.3	Disposition by The Secretary of State for Scotland to Richardson’s Moss Litter Company Limited and its successors and assignees, recorded G.R.S. (Dumfries) 9 July 1984.

3.1.4	Disposition by The Secretary of State for Scotland to Richardson’s Moss Litter Company Limited and its successors and assignees, recorded G.R.S. (Dumfries) 8 December 1987.

3.1.5	Disposition by David Iain Martindale to Richardson’s Moss Litter Company Limited and its successors and assignees, recorded G.R.S. (Dumfries) 20 October 1988.

3.1.6	Disposition by Richardson’s Moss Litter Company Limited to The Scotts Company (UK) Ltd. and its successors and assignees, recorded G.R.S. (Dumfries) 30 November 2005.

3.1.7	All other matters contained or referred to in the Land Certificate for title number DMF17006.
3.2	Subjects at Nutberry Moss, Dumfries, lying to the north of the road from Annan to Gretna (DMF17003)
3.2.1	Disposition by H. M. Principal Secretary of State for the War Department to Department of Agriculture for Scotland and its successors and assignees, recorded G.R.S. (Dumfries) 23 August 1933.

3.2.2	Disposition by James George Martindale to Richardson’s Moss Litter Company Limited and their successors and assignees, recorded G.R.S. (Dumfries) 6 May 1959.

3.2.3	Disposition by Robert Irving to Richardson’s Moss Litter Company Limited and their successors and assignees, recorded G.R.S. (Dumfries) 24 January 1962.

3.2.4	Disposition by The Secretary of State for Scotland to Richardson’s Moss Litter Company Limited and its successors and assignees, recorded G.R.S. (Dumfries) 9 July 1984.

3.2.5	Disposition by The Secretary of State for Scotland to Richardson’s Moss Litter Company Limited and its successors and assignees, recorded G.R.S. (Dumfries) 1 April 1986.

3.2.6	Disposition by Richardson’s Moss Litter Company Limited to David Iain Martindale and his successors and assignees, recorded G.R.S. (Dumfries) 9 April 1987.

3.2.7	Disposition by Richardson’s Moss Litter Company Limited to The Scotts Company (UK) Ltd. and its successors and assignees, recorded G.R.S. (Dumfries) 30 November 2005.

3.2.8	All other matters contained or referred to in the Land Certificate for title number DMF17003.

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3.3	Subjects lying to the west of Eastertown Road, Eastertown (LAN58915)
3.3.1	Disposition by Douglas and Angus Estates to Charles Prentice and his heirs and assignees, recorded G.R.S. (Lanark) 1 October 1957.

3.3.2
Disposition by Douglas and Angus Estates with consent of and by Omnivale Limited to John Jamieson Frame and Mary Margaret Caig or Frame and their assignees or disponees, recorded G.R.S. (Lanark) 11 July 1983.

3.3.3	Disposition by Douglas and Angus Estates with consent of and by Omnivale Limited to Omnivale Pension Scheme Trustees recorded G.R.S. (Lanark) 10 October 1983.
3.4	Subjects forming part of Nutberry Moss, Dumfriesshire extending to 32.42 hectares
3.4.1
Disposition and Deed of Entail granted by the deceased Thomas Rodick of Flosh dated 20 October 1781 in favour of himself in life rent and John Rodick, his eldest son and his heirs male, which Deed of Entail is recorded in the Register of Tailzies on 15 December 1781.

3.4.2
Decree of Special Service obtained before the Sheriff of Dumfriesshire in favour of Robert Preston Birkett Rodick dated 22 and recorded in Chancery and extracted on 23, both days of April and recorded in the Division of the General Register of Sasines for the County of Dumfries on 19 May, all dates in 1870.

3.4.3
Disposition by Thomas Sanderson Halliday in favour of Hugh Sanderson dated 17 July and recorded in the Division of the General Register of Sasines for the County of Dumfries on 14 August both dates in 1972.

3.4.4	Disposition by Thomas S Halliday in favour of Alexander Halliday and Mrs Margaret Halliday dated 31 December 1973 and recorded GRS (Dumfries) 23 July 1975.

3.4.5
Disposition by Mrs Amelia White and David Halliday White as Executors of the late Thomas Sanderson Halliday in favour of Neil William Halliday and John Irvine Halliday as Executors of the late Alexander Halliday dated 16 December 1985 and recorded GRS (Dumfries) 15 January 1986 (Book 1718. Folio 226).

3.4.6
Disposition by Mrs Amelia White and David Halliday White as Executors of the late Thomas Sanderson Halliday in favour of Mrs Margaret Halliday dated 16 December 1985 and recorded GRS (Dumfries) 15 January 1986 (Book 1718. Folio 223).

3.4.7
Missive Letter dated 18 and 30 August 2006 between Shepherd and Wedderburn on behalf of Humax Horticulture Limited and Harper Robertson & Shannon on behalf of Margaret Halliday, Neil William Halliday and John Irvine Halliday and William Halliday and Sons.

06/12/2010	Agreed Form
3.5
Irregularly shaped area of ground in the former parish of Annan in the county of Dumfries known as Creca Moss and formerly known as Banshaw Flow or White Moss or Flow or West Bretton Moss and extending to 90.18 hectares

3.5.1
Disposition by Carlyle Murray Johnston, Thomas Graham Johnston, William Johnston and Ian Johnston as Trustees for the firm of William Johnston and Sons in favour of Mrs Anne Merrifield Johnstone and Sir Michael Alexander Robert Young Herries, James Bright Robertson and Kenneth Murray Walker as Trustees acting under Deed of Trust by the late Andrew John Robert Johnstone recorded GRS (Dumfries) 8 December 1983.

3.5.2
Deed of Assumption and Conveyance by Trustees acting under Deed of Trust by Andrew John Robert Johnstone in favour of John Weir Johnstone with Resignation by James Bright Robertson registered in the Books of Council and Session on 13 January 1984.

3.5.3
Deed of Assumption and Conveyance by Sir Michael Alexander Robert Young Herries and Others in favour of The Right Honourable Patrick Andrew Wentworth Hope Johnstone, Earl of Annandale and Hartfell incorporating resignation by Kenneth Murray Walker and John Weir Johnstone registered in the Books of Council and Session on 8 September 1994.

3.5.4	Deed of Assumption in favour of William Giles Newberry Morgan and Henry Charles Abram registered in the Books of Council and Session on 15 May 1997.

3.5.5	Instrument of Sasine in favour of James Malcolm recorded in the New General Register of Sasines etc. on 18 May 1852.

3.5.6
Disposition by Andrew Pearson and Another as Trustees therein mentioned in favour of William Johnstone and Mrs Elizabeth Murray or Johnstone recorded GRS (Dumfries) on 26 August and in the Register of Sasines Reversions etc. kept for the Royal Burgh of Annan on 26 November, both dates in 1919.

3.5.7
Disposition by Andrew Pearson and Another as Trustees therein mentioned in favour of John Thomson recorded GRS (Dumfries) 26 August 1919 and in the Register of Sasines Reversions etc. for the Royal Burch of Annan on 26 November 1919.

3.5.8	Deed of Trust by Andrew John Robert Johnstone registered in the Books of Council and Session on 8 May 1972.

3.5.9
Disposition by Anne Merrifield Johnstone and John Weir Johnstone and The Right Honourable Patrick Andrew Wentworth Hope Johnstone, Earl of Annandale and Hartfell, William Giles Newbury Morgan and Henry Charles Abram as Trustees acting under Deed of Trust by Andrew John Robert Johnstone in favour of Robert James Stodart and Mrs Alison Stodart recorded GRS (Dumfries) on 20 December 2005.

3.6	Access track forming part of the lands and farm of Beechill
3.6.1
Disposition by Carlyle Murray Johnston, Thomas Graham Johnston, William Johnston and Ian Johnston, as partners of and trustees for the firm of William Johnston and Sons in favour of Charles Telfer Scott, Mrs Elizabeth Porter Scott, Robert Anderson Scott and Miss Carol Margaret Scott, as partners of and trustees for the firm of CT Scott & Partners recorded GRS (Dumfries) 1 December 1983.

06/12/2010	Agreed Form
3.6.2
Disposition by Charles Telfer Scott and Mrs Elizabeth Porter Scott, Robert Anderson Scott and Mrs Carol Margaret Scott or Armstrong as partners of and trustees for the firm of CT Scott & Partners in favour of David Gilmour Armstrong and Mrs Carol Margaret Armstrong as partners of and trustees for the firm of D Armstrong & Partners recorded GRS (Dumfries) 1 March 2004.

3.6.3	Instrument of Sasine in favour of James Malcolm recorded in the New General Register of Sasines etc. on 18 May 1852.

3.6.4	Grant of Servitude by Robert Johnston and Others as Trustees for William Johnston and Sons in favour of The United Kingdom Atomic Energy Authority recorded GRS (Dumfries) 14 April 1960.

3.6.5
Disposition by Andrew Pearson and Others in favour of John Thomson recorded GRS (Dumfries) 26 August 1919 and in the Register of Sasines reversions etc. for the Royal Burgh of Annan on 26 November 1919 (Lands of Beechhill etc.).

3.6.6	Disposition by British Nuclear Fuels Limited in favour of Carlyle Murray Johnston and Others as Trustees for the firm of William Johnston and Sons recorded GRS (Dumfries) 24 June 1971.

3.6.7
Disposition by Andrew Pearson and Another as Trustees therein mentioned in favour of William Johnstone and Mrs Elizabeth Murray or Johnstone recorded GRS (Dumfries) 26 August and in the Register of Sasines Reversions Etc. for the Royal Burgh of Annan on 26 November 1919 (Lands of Johnstonlea etc.).

3.6.8
Disposition by John Thomson in favour of William Johnstone and Mrs Elizabeth Murray or Johnstone recorded GRS (Dumfries) 4 August 1927 and in the Division of the Register of Sasines Reversions etc. for the Royal Burgh of Annan on 12 March 1928.

3.6.9
Disposition and Assignation by Mrs Isabella Letham Coltart Penman or Penman and Andrew Coltart Penman in favour of Themselves the said Isabella Letham Coltart Penman or Penman and Andrew Coltart Penman recorded GRS (Dumfries) 29 October 1940.

3.6.10
Disposition by Charles Telfer Scott and Mrs Elizabeth Porter Scott, Robert Anderson Scott and Mrs Carol Margaret Scott or Armstrong and David Gilmour Armstrong as partners of and trustees for the firm of CT Scott & Partners in favour of British Nuclear Fuels Limited recorded GRS (Dumfries) 15 February 1989.

3.7	Plot or area of ground extending 5.482 acres or thereby lying in the Parish of Lesmahagow and County of Lanark forming PART and PORTION of the Farm and Lands at Eastertown
3.7.1
Disposition by Robert McKinlay Tennant and Mrs Janet McCaskie Kerr or Tennant in favour of Colin James Fleming Tennant and Mrs Carol Margaret Tennant as trustees for the firm of C & C Tennant dated 12 February and recorded in the Division of the General Register of Sasines for the County of Lanark on 1 June, both dates in 1994.

3.7.2
Disposition by Douglas and Angus Estates with consent in favour of Robert McKinlay Tennant, Mrs Janet McCaskie Kerr or Tennant and Colin James Fleming Tennant as partners of and trustees for the firm of Robert Tennant dated 20 and 23 and recorded in the Division of the General Register of Sasines for the County of Lanark on 31, all dates in December 1982.

06/12/2010	Agreed Form
4	General provisions relating to the Business Owned Properties owned by The Scotts Company (UK) Ltd.

4.1	Interpretation
“Scottish Property Purchaser” means ICL Iberia Limited;
“Scottish Property Seller” means The Scotts Company (UK) Ltd. (Registered Number 002924130); and
“Scottish Property Seller’s Scottish Solicitors” means Tods Murray LLP of Edinburgh Quay, 133 Fountainbridge, Edinburgh EH3 9AG.
4.2	Jurisdiction
The obligations and conditions in this paragraph 4 of Part 2 of Schedule 3 shall be governed by and construed in accordance with Scottish law and the parties irrevocably agree that the Scottish courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this paragraph 4 of Part 2 of Schedule 3.
4.3	Closing Obligations
On the Closing Date in relation to the Business Owned Properties the Scottish Property Seller shall deliver to the Scottish Property Purchaser:
4.3.1	a valid disposition for each of the Business Owned Properties in favour of the Scottish Property Purchaser or its nominee in Agreed Terms and executed in self-evidencing manner;

4.3.2
a Land Certificate in respect of each of the Business Owned Properties together with all necessary links in title evidencing the Scottish Property Seller’s exclusive ownership of each of the Business Owned Properties and Form 12 Report and Form 13 Reports (the Form 12 Reports or Form 13 Reports, as the case may be, brought down to a date as near as practicable to the Closing Date and showing no entries adverse to the Scottish Property Seller’s interests (any cost of the said Reports being the responsibility of the Scottish Property Seller));

4.3.3
an interim report on Search in the Company Charges Register and Company file kept by the Registrar of Companies in respect of the Scottish Property Seller, brought down to a date as close as practicable to the Closing Date, such Search thereafter to be brought down to 22 days after the date of recording or registration (as the case may be) of each of the said dispositions in favour of the Scottish Property Purchaser or its nominee, each of the interim report and the Search (i) to show that no notice has been lodged in relation to the appointment of a receiver, administrator or liquidator, or the winding-up or striking-off of the Scottish Property Seller, (ii) to contain no entry which may be prejudicial to the valid grant, delivery and registration of the said disposition and (iii) to disclose the full names of the Directors and Company Secretary of the Scottish Property Seller;

4.3.4
a report, produced by a firm of professional searchers, in the Register of Community Interests in Land brought down to a date as near as practicable to the Closing Date, disclosing no entry relating to the Business Owned Properties or any part of them;

06/12/2010	Agreed Form
4.3.5
a letter of obligation duly signed by the Scottish Property Seller’s Scottish Solicitor in favour of the Scottish Property Purchaser in Agreed Terms (declaring that any obligation in relation to Company file or Register of Charges searches shall be granted by the Scottish Property Seller’s Scottish Solicitors on behalf of its clients only);

4.3.6	a letter of consent and non-crystallisation in the creditor’s standard form from the holder of any floating charge granted by the Scottish Property Seller;

4.3.7
a valid discharge of any standard security affecting the Business Owned Properties executed in a self-evidencing manner together with Forms 2 and 4 and the Scottish Property Seller’s Scottish Solicitors’ cheque for the registration dues thereon;

4.3.8	the principal First Scottish title indemnity policy number (Scotland) 0803860006; and

4.3.9	the whole original or copy (as appropriate) other title deeds and documents of title and others relative to the Business Owned Properties as exhibited in the Data Room.
4.4	General Conditions
4.4.1	Entry and vacant possession shall be given at Closing.

4.4.2	The minerals are included in the sale but only so far as the Scottish Property Seller has right thereto.

4.4.3
Any statutory notice issued and the cost of any repairs or other works instructed (whether in pursuance of a statutory notice or otherwise) in respect of the Business Owned Properties prior to Closing will be the responsibility (in questions with the Scottish Property Purchaser) of the Scottish Property Seller, who will make full disclosure thereof to the Scottish Property Purchaser prior to Closing; liability under this condition will not be avoided by the withdrawal of any such notice and the issue of a fresh notice.

4.4.4	The Scottish Property Seller shall pay and so free and relieve the Scottish Property Purchaser of:
(i)
all outstanding accounts for repairs or improvements instructed or due by the Scottish Property Seller in respect of the Business Owned Properties or any common parts pertaining thereto in respect of the period prior to Closing; and

(ii)	any debts due in respect of the Business Owned Properties or any such common parts (including for the supply of electricity, gas or other services) in respect of the period prior to Closing.
4.4.5
The Scottish Property Seller shall procure that the Business Owned Properties shall be maintained in substantially their present condition until Closing at the expense of the Scottish Property Seller and the risk of damage to or destruction of the Business Owned Properties or any part thereof shall not pass to the Scottish Property Purchaser until Closing.

06/12/2010	Agreed Form
4.4.6
The Scottish Property Seller shall maintain its existing insurance policy or policies covering the Business Owned Properties against normal commercial risks. If the Business Owned Properties are destroyed or damaged by any of the risks insured against in terms of said policy or policies then the Scottish Property Seller will (subject to the Scottish Property Seller receiving a satisfactory undertaking from the Scottish Property Purchaser that it will implement and perform any conditions which the insurers have attached to payment of the insurance monies) pay over to the Scottish Property Purchaser at Closing all insurance monies received in respect of such destruction or damage and will assign to the Scottish Property Purchaser all rights to the proceeds of such policy or policies in so far as unpaid at Closing.

4.4.7
Within five Business Days after the Closing Date, the Scottish Property Purchaser or its agents on its behalf will advise the relevant local authority of the change of ownership of the relevant Business Owned Property so that any apportionment of rates can be carried out by the local authority.

5	Provisions relating to the Business Leased Properties in Scotland

5.1	Interpretation and General Provisions
The following further definitions apply in paragraph 5 of Part 2 of this Schedule 3:
“Assignee” means ICL Iberia Limited (company number 06735338);
“Assignor” means The Scotts Company (UK) Ltd.;
“Longstop Date” means the date falling 12 months after Closing;
“Scottish Assignations” means the assignations by the Assignor to the Assignee of the tenant’s interest in the Scottish Leases in the Agreed Terms and “Scottish Assignation” means any one of them;
“Scottish Landlord” means the person or persons who are the owners of the relevant Business Leased Property in Scotland and “Scottish Landlords” means all the owners of the Business Leased Properties in Scotland;
“Scottish Landlords’ Consents” means the consents by the Scottish Landlords to the Scottish Assignations and “Scottish Landlord’s Consent” means any one of them; and
“Scottish Leases” means the following leases, which together comprise the Business Leased Properties in Scotland, and “Scottish Lease” means any one of them:
(1)
the lease between Mrs Margaret Halliday, Neil William Halliday and John Irvine Halliday, as Executors of the late Alexander Halliday and the firm of William Halliday and Sons and Humax Horticulture Limited dated 13 and 29 June and registered in the Books of Council and Session on 9 October, all dates in 2006 as varied by Missive letters between Shepherd & Wedderburn on behalf of Humax Horticulture Limited and Harper Robertson & Shannon on behalf of Mrs Margaret Halliday, Neil William Halliday and John Irvine Halliday as Executors of the late Alexander Halliday and the firm of William Halliday and Sons dated 18 and 30 August 2006;

06/12/2010	Agreed Form
(2)
the lease between Colin James Fleming Tennant and Mrs Carol Margaret Tennant partners of and trustees for the firm of C & C Tennant and Levington Horticulture Limited dated 22 May and 31 May 1996 and registered in the Books of Council and Session on 18 March 1997 as amended by Minute of Variation of Lease between Colin James Fleming Tennant and Mrs Carol Margaret Tennant as partners of and trustees for the firm of C & C Tennant and The Scotts Company (UK) Ltd. dated 12 September and 6 December 2002 and registered in the Books of Council and Session on 17 July 2003;

(3)
the lease between Anne Merrifield Johnstone and The Right Honourable Patrick Andrew Wentworth Hope Johnstone, Earl of Annandale and Hartfell, William Giles Newbury Morgan, and Henry Charles Abram as Trustees acting under Deed of Trust by Andrew John Robert Johnstone in favour of Humax Horticulture Limited dated 2 June, 11 and 25 July and 4 and 21 August and registered in the Books of Council and Session on 9 October, all dates in 2006 as assigned by Assignation by Humax Horticulture Limited in favour of the Assignor dated 21 December 2006 and registered in the Books of Council and Session on 30 March 2007; and

(4)
the lease between David Gilmour Armstrong and Mrs Carol Margaret Armstrong as partners of and Trustees for the firm of D. Armstrong & Partners in favour of Humax Horticulture Limited dated 25 May and 12 June and registered in the Books of Council and Session on 1 August, all dates in 2006 as assigned by Assignation by Humax Horticulture Limited in favour of the Assignor dated 21 December 2006 and registered in the Books of Council and Session on 30 March 2007.

5.2	Jurisdiction
The obligations and conditions in this paragraph 5 of Part 2 of Schedule 3 shall be governed by and construed in accordance with Scottish law and the parties irrevocably agree that the Scottish courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this paragraph 5 of Part 2 of Schedule 3.
5.3	Title
The Assignee acknowledges that the Assignor has exhibited prior to the date of this Agreement a valid and marketable title to the tenant’s interest in each of the Scottish Leases.
5.4	Matters affecting the Business Leased Properties in Scotland
5.4.1	The Business Leased Properties in Scotland are sold subject to and where applicable with the benefit of:
(i)	all burdens, reservations, servitudes, conditions and others contained in the landlord’s title to the property let under the relevant Scottish Lease;

(ii)	any servitudes and public rights of way or other third-party rights arising through prescriptive use; and

(iii)	all matters contained or referred to in the documents listed in paragraph 3.4, 3.5, 3.6 or 3.7 (as appropriate) of Part 2 of this Schedule 3.
5.4.2	The Assignee is deemed to purchase the tenant’s interests in the Scottish Leases with full knowledge of the matters referred to in this paragraph 5.4.

06/12/2010	Agreed Form
5.4.3
Save insofar as affected by the encumbrances and other matters referred to in this paragraph 5.4, the Business Leased Properties in Scotland are sold with vacant possession on Closing (or such later date as may be determined in accordance with paragraph 5.6.1 below).

5.4.4	The Business Leased Properties in Scotland are sold together with all tenant’s fixtures and fittings therein and thereon.
5.5	Scottish Landlord’s Consent
5.5.1
Completion of the Scottish Assignations is conditional in each case on the relevant Scottish Landlord’s Consent being obtained and evidenced in a written, formal letter of consent to assign and being obtained on terms acceptable to the Assignor and the Assignee (both parties acting reasonably) and formally accepted by the Assignor.

5.5.2
The Assignor shall apply for the Scottish Landlord’s Consents and shall, prior to the Longstop Date, and without any obligation to make and pursue any application in connection therewith to a court of competent jurisdiction, use reasonable endeavours to obtain them.

5.5.3
If at any time the Assignor is not, in the reasonable opinion of the Assignee, using reasonable endeavours to comply with its obligations under this paragraph 5.5, the Assignee may on each occasion at any time thereafter by written notice served upon the Assignor take conduct of the application for the Scottish Landlord’s consent.

5.5.4	The Assignee shall, at its own cost and without delay following the Assignor’s application referred to in paragraph 5.5.2:
(i)	supply all such information, accounts and references as the Scottish Landlords, or the Assignor, may reasonably require in connection with the application for the Scottish Landlords’ Consents; and

(ii)
supply, procure or enter into any guarantees, rental or other deposits, direct obligations or other security for the performance of the tenant’s obligations under the Scottish Leases as may be properly required under the Scottish Leases or the Scottish Landlords may reasonably require having regard to the terms of the relevant Scottish Lease and the status and financial strength of the Assignee.

5.5.5
The Assignee shall be responsible for and shall pay on demand the proper and reasonable costs of the Scottish Landlords and their professional advisers in connection with all applications for and consideration and any grant/refusal of the Scottish Landlords’ Consents and, where required to do so by any of the Scottish Landlords and/or their professional advisers, provide a formal undertaking in respect of such costs.

5.5.6
The Assignee shall co-operate and render all reasonable assistance to the Assignor to allow the Assignor to fulfil any conditions which any Scottish Landlord may attach to its grant of consent to any of the Scottish Assignations.

06/12/2010	Agreed Form
5.5.7
With reference to the Scottish Leases referred to at (3) and (4) of paragraph 5.1 above (the “Creca Leases”) and the relative Business Leased Properties in Scotland, in relation to planning application reference 09/P/4/0298 (retrospective consent for extraction of peat for 40 years) the Assignor, shall use its reasonable endeavours prior to Closing or, if the Scottish Landlord’s Consent to the Scottish Assignation of each of the Creca Leases has not been obtained prior to Closing, prior to the date of completion of the last Scottish Assignation of the Creca Leases to negotiate and enter into a planning agreement with the relevant local planning authority in order to allow the planning consent pursuant to the said planning application reference 09/P/4/0298 (“Creca Planning Consent”) to be granted.

5.5.8
In the event that at Closing or at any time thereafter, the Scottish Landlord’s Consent to the Scottish Assignation of each of the Creca Leases has been obtained and the planning agreement aforesaid has been entered into by the Assignor, the Assignee shall, contemporaneously with the completion of the Scottish Assignation of the Creca Leases, accept an assignation of the planning agreement aforesaid by the Assignor to the Assignee. The Assignee shall use its reasonable endeavours to have the Assignor discharged of its obligations under the planning agreement aforesaid and the Assignee shall set up, to the satisfaction of the local planning authority, in substitution for whatever arrangements the Assignor has put in place in compliance with the terms of the planning agreement aforesaid or the Creca Planning Consent, either an escrow account in connection with restoration of the land which is let under the Creca Leases or a restoration bond.

5.5.9
Once the Creca Leases have been assigned to the Assignee, the Assignee shall be responsible for obtaining the Creca Planning Consent. In this case the Assignor shall use its reasonable endeavours (not involving payment of money) to assist the Assignee in completing the relevant planning agreement.

5.5.10
In the event that the Creca Planning Consent has not been obtained by the Longstop Date, then the obligation on the Assignor, contained in paragraph 5.5.7 above, to use its reasonable endeavours to obtain the Creca Planning Consent shall cease and terminate.

5.6	Transfer of the Business Leased Properties in Scotland
5.6.1	Where a Scottish Landlord’s Consent is granted:
(i)
on or prior to Closing, the Assignor shall engross the relevant Scottish Assignation and the Assignor and the Assignee shall validly execute the relevant Scottish Assignation on Closing. Once the relevant Scottish Assignation has been executed by the Assignor and the Assignee, the Assignor shall either deliver the same to the Assignee or, if the Scottish Landlord requires to execute the same, the Assignor shall use its reasonable endeavours to have the relevant Scottish Assignation validly executed by the Scottish Landlord as soon as reasonably practicable and shall deliver the validly executed Scottish Assignation to the Assignee within 10 Business Days of its receipt thereof from the Scottish Landlord; or

(ii)
after Closing, paragraph 5.7 shall apply and the Assignor shall engross the relevant Scottish Assignation and the Assignor and the Assignee shall validly execute the relevant Scottish Assignation no later than 10 Business Days after the Scottish Landlord’s Consent is granted. Once the relevant Scottish Assignation has been executed by the Assignor and the Assignee, the Assignor shall either deliver the same to the Assignee or, if the Scottish Landlord requires to execute the same, the Assignor shall use its reasonable endeavours to have the relevant Scottish Assignation executed by the Scottish Landlord as soon as reasonably practicable and shall deliver the validly executed Scottish Assignation to the Assignee within 10 Business Days of its receipt thereof from the Scottish Landlord.

06/12/2010	Agreed Form
5.6.2
The date of completion of each Scottish Assignation shall be the date on which the relevant Scottish Assignation validly executed by the Assignor and (if required by the Scottish Landlord) the Scottish Landlord is delivered by the Assignor to the Assignee on which date the Assignor shall deliver to the Assignee:

(i)
a search in the personal register against the Assignor to a date as near as practicable to the date of completion and showing no entries adverse to the Assignor’s interest in the relevant Scottish Lease;

(ii)
searches in the Register of Charges and Companies File and the Register of Insolvencies against the Assignor disclosing no entries prejudicial to the granting of the relevant Scottish Assignation and in particular but without prejudice to the foregoing generality no evidence of the appointment of a receiver, administrator or liquidator or procedures for the winding-up or striking-off of the Assignor. The Search in the Register of Charges and Companies File and the Register of Insolvencies in respect of the Assignor will be brought down to the earlier of 22 days after the date of completion of the relevant Scottish Assignation and exhibited or delivered within three months of such date. In the event of such searches disclosing any floating charge granted by the Assignor over its interest in the relevant Scottish Lease, the Assignor will deliver a letter of consent and non-crystallisation in the charge holder’s standard form dated not more than two Business Days prior to the date of completion;

(iii)	the Scottish Property Seller’s Scottish Solicitors’ Letter of Obligation in ‘classic’ form;

(iv)	a certified true copy of the relevant Scottish Landlord’s Consent; and

(v)	the principals or extracts of the relevant Scottish Lease.
5.6.3
The Assignee shall be responsible for the Stamp Duty Land Tax (“SDLT”) (if any) on the Scottish Assignations. Once a Scottish Landlord’s Consent has been issued, the Assignee shall deliver to the Assignor as soon as reasonably practicable an SDLT 5 or SDLT Submission Receipt. Once such SDLT 5 or SDLT Submission Receipt has been delivered as aforesaid, the Assignor shall, subject to the Assignee delivering the fully executed and completed Scottish Assignation to the Assignor, proceed to register the relevant duly executed Scottish Assignation in the Books of Council and Session, obtaining three extracts of the relevant Scottish Assignation, one for each of the Assignor, the Assignee and the Scottish Landlord. The Assignee shall within 10 Business Days of written demand reimburse the Assignor the costs of registration of the relevant Scottish Assignation. The Assignor shall within 10 Business Days of the date of completion of the relevant Scottish Assignation, intimate the relevant Scottish Assignation to the Scottish Landlord and deliver a certified true copy thereof to the Assignee. The Assignee shall assist the Assignor and use reasonable endeavours to have the relevant Scottish Assignation effected.

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5.6.4	As between the Assignor and the Assignee, the Business Leased Properties in Scotland shall be at the risk of the Assignee from the Closing Date.

5.6.5
The rent, service charge, insurance premiums and all other outgoings payable by the Assignor under the Scottish Leases shall be apportioned on a daily/annual basis between the Assignor and the Assignee as at the Closing Date.

5.6.6
Within five Business Days of the Closing Date or if any Scottish Landlord’s Consent to the Assignation of the relevant Scottish Lease has not been granted on or before the Closing Date, within five Business Days after the Scottish Landlord’s Consent under the relevant Scottish Lease has been granted, the Assignee or the Assignee’s Solicitors on its behalf will advise the local authority of the change of occupier of the relevant leased property so that any apportionment of rates can be carried out by the local authority.

5.6.7
Any statutory notices issued and the cost of any repairs or other works instructed whether in pursuance of a statutory notice or otherwise in respect of the relevant Business Leased Property in Scotland prior to Closing will be the responsibility (in questions with the Assignee) of the Assignor who will make full disclosure thereof to the Assignee prior to Closing; liability under this paragraph will not be avoided by the withdrawal of any such notice and the issue of a fresh notice.

5.7	Failure to obtain the Scottish Landlord’s Consents by Closing
5.7.1
If any Scottish Landlord’s Consent has not been granted by Closing and the relevant Scottish Assignation completed, then with effect from Closing and pending completion of the relevant Scottish Assignation:

(i)	the Assignor:
(a)
shall permit the Assignee to use and occupy the relevant Business Leased Property in Scotland subject to the Assignee observing and performing all obligations and conditions on the part of the tenant in the relevant Scottish Lease;

(b)	shall pay the rent, service charge and other sums payable under the relevant Scottish Lease;

(c)
may, in the event of (a) the relevant Scottish Landlord serving any form of notice on the Assignor in connection with the Assignee’s use as aforesaid of the relevant Business Leased Property in Scotland or (b) threatening in writing to terminate the relevant Scottish Lease because of the Assignee’s use of the relevant Business Leased Property in Scotland or (c) any material breach by the Assignee of the terms of the relevant Scottish Lease, require the Assignee to quit and remove from the relevant Business Leased Property in Scotland on not less than 10 Business Days’ notice (unless the Assignee has remedied such material breach prior to expiry of the said notice period); and

06/12/2010	Agreed Form
(d)
shall not exercise any entitlement to terminate or extend the relevant Scottish Lease, enter into any contract disposing of or surrendering any interest in the relevant Business Leased Property in Scotland or grant any security, charge (other than a floating charge) or encumbrance over any interest in the relevant Business Leased Property in Scotland and no variation of or amendment to or any deed in any way affecting the relevant Scottish Lease shall be entered into with the landlord or the consent of the landlord applied for (save as otherwise provided for in this Part 2 of Schedule 3) without the consent of the Assignee such consent not to be unreasonably withheld or delayed having regard always to the tenant’s obligations under the relevant Scottish Lease; and

(ii)	the Assignee shall (with effect from Closing):
(a)
pay a licence fee equivalent to or indemnify the Assignor against rent, service charge and other sums payable by the Assignor in accordance with the relevant Scottish Lease and all outgoings in respect of the relevant Business Leased Property in Scotland; and

(b)
indemnify the Assignor against any acts or omissions of the employees, servants and agents of the Assignee in or about the relevant Business Leased Property in Scotland, including (without limitation) any such acts leading to the Assignor being in breach of the relevant Scottish Lease, including, for the avoidance of doubt, any claim by the Scottish Landlord for breach of the prohibitions on assignation without consent, sub-letting without consent and sharing occupation in the relevant Scottish Lease.

5.7.2
If any Scottish Landlord’s Consent has not been obtained by the Longstop Date or if any Scottish Landlord irritates or attempts to irritate or seeks to irritate the relevant Scottish Lease, then either the Assignee may by notice in writing require the Assignor to or the Assignor may (in both cases at the Assignee’s expense):

(i)
make and pursue an application to a court of competent jurisdiction for a declaration that the relevant Scottish Landlord’s Consent is being withheld unreasonably (where the relevant landlord is not entitled to withhold consent in such a manner); and/or

(ii)
apply to the relevant Scottish Landlord for its consent to a sublease to the Assignee for a term equal to the residue of the term of the relevant Scottish Lease and otherwise on the same terms as the relevant Scottish Lease in which case the expression “Scottish Landlord’s Consent” shall be deemed to include the consent sought by such application.

06/12/2010	Agreed Form
6	Environmental Protection Act 1990 Part 2A Transfer of Liability

6.1	The parties agree and declare that:
6.1.1
in the event that any Business Seller is held to be an appropriate person under Part 2A of the Environmental Protection Act 1990 (including DEFRA Circular 1/2006 and/or Paper SE/2006/44 (the “Part 2A Guidance”)) (“Part 2A”) and/or is served with a works notice under section 161A of the Water Resources Act 1991 (or an enforcement notice under regulation 28(2) of the Water Environment (Controlled Activities) (Scotland) Regulations 2005 as the case may be), in each case as may be amended from time to time, in relation to or in connection with any Contamination on at or emanating from any Business Property on or after the date of Closing, any liability that the Business Seller might have under Part 2A and/or pursuant to a works notice under section 161A of the Water Resources Act 1991 (or an enforcement notice under regulation 28(2) of the Water Environment (Controlled Activities) (Scotland) Regulations 2005 as the case may be) in relation to such Contamination is transferred to and assumed in its entirety by the Purchaser and that the Business Sellers shall be excluded from any such liability in respect thereof; and

6.1.2
if any regulatory or relevant court seeks to allocate liability under Part 2A in respect of such Contamination, the Business Seller and/or the Purchaser shall provide a copy of this agreement on liabilities on demand to each regulatory authority or court and neither party shall challenge it as an agreement on liabilities with continuing effect as between the parties but shall request that such authority or court gives effect to this agreement on liabilities including without limitation for the purpose of paragraph D.38 of Annex 3 to the sPart 2A Guidance (or any equivalent provisions under any statutory guidance that may replace or amend it).

06/12/2010	Agreed Form
Schedule 4
Intellectual Property
(Clause 2.4)
The Business Intellectual Property is sold subject to the provisions of the Licence Agreements to which any member of the Retained Group is a party.
Part 1
Transfer of Intellectual Property
1	Transfer of Business Intellectual Property

1.1
The Seller shall procure that the patents and patent applications identified below shall be transferred to the Purchaser or its nominee at Closing by means of Patent Assignments in substantially the form set out in Part 2 of this Schedule 4.

Note: Relevant patents and patent applications listed in Data Room.
1.2
The Seller shall procure that the trade mark applications and registered trade marks identified below shall be transferred to the Purchaser or its nominee at Closing by means of Trade Mark Assignments in substantially the form set out in Part 3 of this Schedule 4.

Note: Relevant trade mark applications and registered trade marks listed in Data Room.
1.3
The Seller shall use its best endeavours to procure that the domain names identified below shall be transferred to the Purchaser or its nominee at Closing in accordance with paragraph 3.1.8 of Schedule 10.

Note: Relevant domain names listed in Data Room.
1.4
The Seller shall procure that the Know-how required for the manufacture, processing and sale of the following products, other than any Know-how which is Excluded Intellectual Property, shall be transferred to the Purchaser or its nominee at Closing by means of the Know-how Assignments in substantially the form set out in Part 4 of this Schedule 4.

Note: Relevant Know-how listed in Data Room.
1.5	Each party shall bear its own costs in relation to notarial or legalisation fees in respect of the transfer of any Registered Group Intellectual Property.

1.6
The Seller shall procure that all Business Intellectual Property which is not Registered Group Intellectual Property or Excluded Intellectual Property shall be transferred to the Purchaser or its nominee at Closing by means of an Unregistered Intellectual Property Assignment in substantially the form set out in Part 5 of this Schedule 4.

06/12/2010	Agreed Form
2	Excluded Intellectual Property
The following Intellectual Property shall remain with the Retained Group:
2.1
any trade marks, service marks, trade names, business names, logos, get-up and any rights to sue for passing-off in relation to the foregoing and any domain names that comprise or include the word “Scotts” and/or “Miracle-Gro”; and

2.2	any Intellectual Property (including Know-how) which is licensed to the Purchaser’s Group by any member of the Retained Group under any of the IP Licence Agreements.

3	Group Company Intellectual Property
Note: Relevant Group Company Intellectual property listed in Data Room.

06/12/2010	Agreed Form
Part 2
Form of Patent Assignment
This Deed of Assignment is made the [•] day of [•] between:
(1)	[•] of [•] (“Assignor”); and

(2)	[•] of [•] (“Assignee”).
Whereas:
(A)	the Assignor is the proprietor of the patents and applicant for certain patents described in the Schedule (the “Patents”); and

(B)	the Assignor has agreed to assign the Patents to the Assignee.
This Deed witnesses as follows:
1	Assignment

The Assignor hereby assigns to the Assignee all right, title and interest in and to the Patents, including all rights, privileges and advantages thereto, including, without limitation, the right to take proceedings and recover damages and obtain all other remedies in respect of past infringements thereof to hold unto the Assignee absolutely (the “Assignment”).

2	Further Assurance

The Assignor agrees hereafter promptly to execute all such documents as the Assignee may reasonably request to give full effect to the Assignment and secure to the Assignee the full benefit of the rights assigned to the Assignee hereunder.

3	Representations and Warranties

The Assignor does not make, nor shall be deemed to have made, to the Assignee any express or implied representation or warranty with respect to any of the Patents.

4	Law and Jurisdiction

4.1	This Deed and any non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

4.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with the Assignment and that accordingly any proceedings arising out of or in connection with the Assignment shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

06/12/2010	Agreed Form
Part 3
Form of Trade Mark Assignment
This Deed of Assignment is made the [•] day of [•] between:
(1)	[•] of [•] (“Assignor”); and

(2)	[•] of [•] (“Assignee”).
Whereas:
(A)	the Assignor is the proprietor of the registered trade marks and applicant for certain trade mark registrations described in the Schedule (the “Trade Marks”); and

(B)	the Assignor has agreed to assign the Trade Marks to the Assignee.
This Deed witnesses as follows:
1	Assignment

The Assignor hereby assigns to the Assignee all right, title and interest in and to the Trade Marks together with all the goodwill represented by and associated with the Trade Marks (but no other goodwill) including all rights, privileges and advantages thereto including, without limitation, the right to take proceedings and recover damages and obtain all other remedies in respect of past infringements thereof to hold unto the Assignee absolutely (the “Assignment”).

2	Further Assurance

The Assignor agrees hereafter promptly to execute all such documents as the Assignee may reasonably request to give full effect to the Assignment and secure to the Assignee the full benefit of the rights assigned to the Assignee hereunder.

3	Representations and Warranties

The Assignor does not make, nor shall be deemed to have made, to the Assignee any express or implied representation or warranty with respect to any of the Trade Marks.

4	Law and Jurisdiction

4.1	This Deed and any non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

4.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with the Assignment and that accordingly any proceedings arising out of or in connection with the Assignment shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

06/12/2010	Agreed Form
Part 4
Form of Know-how Assignment
This Deed of Assignment is made the [•] day of [•] between:
(1)	[•] of [•] (“Assignor”); and

(2)	[•] of [•] (“Assignee”).
Whereas:
(A)	the Assignor is the owner of the Know-how; and

(B)	the Assignor has agreed to assign the Know-how to the Assignee.
This Deed witnesses as follows:
1	Definitions

“Know-how” means industrial and commercial information and techniques including trade secrets in any tangible, written or electronic form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers and all information and techniques arising from research and development activities including research and development materials, process technology, specifications, product dossiers and manufacturing and/or formulation know-how and documents relating to REACH registration requirements and documents relating to notification requirements under European Regulation (EC) No. 1272/2008 on the classification, labelling, and packaging of substances and mixtures, relating to the products described in the Schedule; and

“SPA” means the share and business sale agreement dated [•] between, amongst others, The Scotts Company LLC and Israel Chemicals Ltd.

Unless the context requires otherwise, capitalised words and phrases used but not defined in this Agreement shall have the same meanings as attributed to them in the SPA.

2	Assignment

2.1	The Assignor hereby:
2.1.1
assigns to the Assignee all right, title and interest in and to the Know-how, including all rights, privileges and advantages thereto, including, without limitation, the right to take proceedings and recover damages and obtain all other remedies in respect of past infringements thereof to hold unto the Assignee absolutely (the “Assignment”);

2.1.2	agrees, promptly after the date of this Assignment, to provide to the Assignee copies of the Know-how in tangible, written or electronic form; and

2.1.3
agrees to use its reasonable endeavours not to retain copies of or use the Know-how (if any) which is exclusive to the Professional Business except where the Assignor is otherwise permitted pursuant to any Transaction Document or is required pursuant to any Transaction Document or by law or regulation, to retain copies of any of the Know-how.

06/12/2010	Agreed Form
3	Further Assurance

The Assignor agrees hereafter promptly to execute all such documents as the Assignee may reasonably request to give full effect to the Assignment and secure to the Assignee the full benefit of the rights assigned to the Assignee hereunder.

4	Representations and Warranties

The Assignor does not make, nor shall be deemed to have made, to the Assignee any express or implied representation or warranty with respect to any of the Know-how.

5	Law and Jurisdiction

5.1	This Deed and any non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

5.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with the Assignment and that accordingly any proceedings arising out of or in connection with the Assignment shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

06/12/2010	Agreed Form
Part 5
Form of Unregistered Intellectual Property Assignment
This Deed of Assignment is made the [•] day of [•] between:
(1)	[•] of [•] (“Assignor”); and

(2)	[•] of [•] (“Assignee”).
Whereas:
(A)	The Assignor has agreed to assign such right, title and interest as the Assignor has in and to the Intellectual Property Rights to the Assignee.
This Deed witnesses as follows:
1	Definitions

“Intellectual Property Rights” means the Owned Group Intellectual Property excluding the Excluded Intellectual Property, the Registered Group Intellectual Property and any Know-how; and

“SPA” means the share and business sale agreement dated [•] between, amongst others, The Scotts Company LLC and Israel Chemicals Ltd.

Unless the context requires otherwise, capitalised words and phrases used but not defined in this Agreement shall have the same meanings as attributed to them in the SPA.

2	Assignment

The Assignor hereby assigns to the Assignee such right, title and interest as the Assignor has in and to the Intellectual Property Rights, together with all the goodwill represented by and associated with any of the Intellectual Property Rights (but no other goodwill) including all rights, privileges and advantages thereto including, without limitation, the right to take proceedings and recover damages and obtain all other remedies in respect of past infringements thereof to hold unto the Assignee absolutely (the “Assignment”).

3	Further Assurance

The Assignor agrees, at the Assignee’s request and expense, to execute all such documents as the Assignee may reasonably request to give full effect to the Assignment and secure to the Assignee the full benefit of the rights assigned to the Assignee hereunder.

4	Representations and Warranties

The Assignor does not make, nor shall be deemed to have made, to the Assignee any express or implied representation or warranty with respect to any of the Intellectual Property Rights.

06/12/2010	Agreed Form
5	Law and Jurisdiction

5.1	This Deed and any non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

5.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with the Assignment and that accordingly any proceedings arising out of or in connection with the Assignment shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

06/12/2010	Agreed Form
Part 6
Licence Agreements
Part 6.1
Licence Agreements relating to any licences of Group Intellectual Property to any third-party and in respect of which any of the Group Companies or any member of the Retained Group is the licensor
Note: Relevant Licence Agreements listed in Data Room.
Part 6.2
Licence Agreements relating to Group Intellectual Property and in respect of which any of the Group Companies or any member of the Retained Group is the licensee
Note: Relevant Licence Agreements listed in Data Room.

06/12/2010	Agreed Form
Part 7
Product Registrations
Professional Business Product Registrations
The Seller and the Purchaser shall (and shall procure that the relevant member of the Seller’s Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out any and all actions within their respective control, in accordance with the obligations set out in this Part 7 of Schedule 4.
1	Agent Assisted Product Registrations

1.1
The Seller and the Purchaser shall (and shall procure that the relevant member of the Seller’s Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out any and all actions within their respective control that each of them needs to undertake to procure either that the Agent Assisted Product Registrations are transferred to the Purchaser or its nominee, or where such transfer is not legally possible, to procure that the Purchaser or its nominee obtains an equivalent Product Registration, in each case at or as soon as reasonably practicable after Closing.

1.2
The Seller shall, as soon as reasonably practicable after the date of the Offer Letter and in any event by the Closing Date, provide full details of, and all relevant agreements and powers of attorney in respect of, all relevant third party agents, consultants or distributors, which are currently engaged by any member of the Seller’s Group in relation to the Agent Assisted Product Registrations, to the Purchaser or its nominee, with a view to the Purchaser or its nominee entering into powers of attorney and/or contracts with the relevant third-party agents, consultants or distributors where necessary.

1.3	The Seller shall procure that all technical data (including without limitation any product dossier) in relation to the relevant product or products, which has, prior to Closing:
1.3.1	been submitted by or on behalf of a member of the Seller’s Group to a relevant regulatory authority whether through a relevant third party agent, consultant or distributor or otherwise;

1.3.2	been prepared or is in the course of being prepared in relation to a request for such information from a relevant regulatory authority; and/or

1.3.3	been prepared or is in the course of being prepared in relation to any future submission to a relevant regulatory authority, in each case in relation to an Agent Assisted Product Registration, is made available to the Purchaser or its nominee at Closing.

1.4	The Seller shall be entitled to retain a copy of all documents and information provided to the Purchaser or its nominee pursuant to paragraph 1.3 above for regulatory record keeping purposes.

06/12/2010	Agreed Form
1.5
From Closing, until the Purchaser or its nominee has a Product Registration in its own name (which allows it to use, sell, supply, advertise and/or store relevant products using its own packaging and labelling) or until the Purchaser’s or its nominee’s application for a Product Registration has been finally rejected by the relevant regulatory authority, the relevant member of the Retained Group shall, to the extent such actions are within its control:

1.5.1
at the Purchaser’s or its nominee’s sole expense, obtain the necessary authorisation or appropriate amendments to the relevant Agent Assisted Product Registration, so that the relevant product or products to which that Agent Assisted Product Registration relates may be used, sold, supplied, advertised and stored under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction; and

1.5.2
at the Purchaser’s or its nominee’s sole expense, maintain the relevant Agent Assisted Product Registration (as amended under paragraph 1.5.1 above where relevant) in accordance with the requirements of the relevant regulatory authority and all relevant laws, and such that immediately after Closing the relevant product or products to which that Agent Assisted Product Registration relates may be used, sold, supplied, advertised and stored under or with reference to the relevant member of the Retained Group’s name, and once the actions in paragraph 1.5.1 above are completed (where necessary) under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction.

1.6
During the transitional period contemplated by paragraph 1.5 above, the Purchaser or its nominee shall comply with all relevant obligations under the relevant Agent Assisted Product Registration as required by the relevant regulatory authority and/or the laws of the relevant jurisdiction, in relation to the use, sale, supply, labelling, advertisement and storage of the relevant product or products to which that Agent Assisted Product Registration relates, to the extent that this is within its control.

1.7
The Purchaser or its nominee shall indemnify the Seller on behalf of itself and the relevant member of the Retained Group in respect of any Losses suffered or incurred by the relevant member of the Retained Group that are attributable to a breach of paragraph 1.6 above.

2	Distributor Owned Product Registrations

2.1
The Seller and the Purchaser shall (and shall procure that the relevant member of the Seller’s Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out any and all actions within their respective control that each of them needs to undertake to procure that any Distributor Owned Product Registrations are supported at and after Closing, including, without limitation, by ensuring the provision of all relevant information to the relevant distributor to enable such Distributor Owned Product Registrations to be supported. Any new information not already available at the Closing Date that is required post-Closing to support any Distributor Owned Product Registration shall be produced at the sole cost of the Purchaser or its nominee.

2.2
The Seller shall, as soon as reasonably practicable after the date of the Offer Letter, and in any event by the Closing Date, provide full details of, and all relevant agreements in respect of, all relevant third-party distributors or consultants to the Purchaser or its nominee, with a view to the Purchaser or its nominee (with the assistance of the relevant member of the Retained Group) informing the relevant third-party distributor or consultant about changes to suppliers, and entering into new supply agreements as necessary as soon as reasonably practicable after Closing.

06/12/2010	Agreed Form
2.3	The Seller shall procure that all technical data (including without limitation any product dossier) in relation to the relevant product or products, which has, prior to Closing:
2.3.1	been submitted by or on behalf of a member of the Seller’s Group to a relevant regulatory authority whether through a relevant third-party distributor or consultant or otherwise;

2.3.2	been prepared or is in the course of being prepared in relation to a request for such information from a relevant regulatory authority; and/or

2.3.3	been prepared or is in the course of being prepared in relation to any future submission to a relevant regulatory authority, in each case in relation to each Distributor Owned Product Registration, is made available to the Purchaser or its nominee at Closing.

2.4	The Seller shall be entitled to retain a copy of all documents and information provided to the Purchaser or its nominee pursuant to paragraph 2.3 above for regulatory record keeping purposes.

3	Seller Owned EU Product Registrations

3.1
The Seller and the Purchaser shall (and shall procure that the relevant member of the Seller’s Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out all actions within their respective control that each of them needs to undertake to procure that the Seller Owned EU Product Registrations are transferred to the Purchaser or its nominee at or as soon as reasonably practicable after Closing, or where such transfer is not legally possible, to procure that the Purchaser or its nominee obtains an equivalent Product Registration at or as soon as reasonably practicable after Closing.

3.2	The Seller shall procure that all technical data in relation to the relevant product or products, which has, prior to Closing:
3.2.1	been submitted by or on behalf of a member of the Seller’s Group to a relevant regulatory authority;

3.2.2	been prepared or is in the course of being prepared in relation to a request for such information from a relevant regulatory authority; and/or

3.2.3	been prepared or is in the course of being prepared in relation to any future submission to a relevant regulatory authority,

in each case in relation to a Seller Owned EU Product Registration, is made available to the Purchaser or its nominee at Closing. This technical data is to include the relevant European Pesticide Dossier, which shall be maintained at the sole expense of the Purchaser or its nominee from Closing.

06/12/2010	Agreed Form
3.3
From Closing, until the Purchaser or its nominee has a Product Registration in its own name (which allows it to use, sell, supply, advertise and/or store relevant products using its own packaging and labelling), or until the Purchaser’s or its nominee’s application for a Product Registration has been finally rejected by the relevant regulatory authority, the relevant member of the Retained Group shall, to the extent such actions are within its control:

3.3.1
at the Purchaser’s or its nominee’s sole expense, obtain the necessary authorisation or appropriate amendments to the relevant Seller Owned EU Product Registration, so that the relevant product or products to which that Seller Owned EU Product Registration relates may be used, sold, supplied, advertised and stored under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction; and

3.3.2
at the Purchaser’s or its nominee’s sole expense, maintain the relevant Seller Owned EU Product Registration (as amended under paragraph 3.3.1 above where relevant) in accordance with the requirements of the relevant regulatory authority and all relevant laws, and such that immediately after Closing the relevant product or products to which that Seller Owned EU Product Registration relates may be used, sold, supplied, advertised and stored under or with reference to the relevant member of the Retained Group’s name, and once the actions in paragraph 3.3.1 above are completed (where necessary) under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction.

3.4
During the transitional period contemplated by paragraph 3.3 above, the Purchaser or its nominee, shall comply with all relevant obligations under the relevant Seller Owned EU Product Registration, as required by the relevant regulatory authority and/or the laws of the relevant jurisdiction, in relation to the use, sale, supply, labelling, advertisement and storage of the relevant product or products to which that Seller Owned EU Product Registration relates, to the extent this is within its control.

3.5
The Purchaser or its nominee shall indemnify the Seller on behalf of itself and the relevant member of the Retained Group in respect of any Losses suffered or incurred by the relevant member of the Retained Group that are attributable to a breach of paragraph 3.4 above.

4	Seller Owned Shared EU Product Registrations

4.1
In respect of the Seller Owned Shared EU Product Registrations, the Seller and the Purchaser agree that ownership of these and all related European Pesticide Dossiers rests and should rest with a member of the Retained Group before or at Closing, or in the event that this cannot be achieved by Closing, the Seller and the Purchaser shall (and shall procure that the relevant member of the Retained Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out any and all actions within their respective control that each of them needs to undertake to procure that this occurs as soon as reasonably practicable thereafter.

4.2
After Closing, any member of the Retained Group who owns a Seller Owned Shared EU Product Registration and/or the associated European Pesticide Dossier shall have the right to assign or transfer this to any other member of the Seller’s Group at any time.

06/12/2010	Agreed Form
4.3
From Closing, the relevant member of the Seller’s Group shall supply the relevant product or products, being those that are the subject of a Seller Owned Shared EU Product Registration, to the extent they form part of the Professional Business, to the Purchaser or its nominee in accordance with the relevant Supply Agreement that deals with the supply of such product or products. The maintenance of the Seller Owned Shared EU Product Registration and the relevant European Pesticides Dossier shall be at the cost of the relevant member of the Seller’s Group, and such costs shall not be recoverable by the relevant member of the Seller’s Group, except to the extent that:

4.3.1
the Purchaser or its nominee reasonably requests that any alteration be made to such Seller Owned Shared EU Product Registration and/or relevant European Pesticide Dossier by the relevant member of the Seller’s Group (such requests not to be unreasonably refused), in which case the costs associated with such alteration shall be borne by the Purchaser or its nominee to the extent that such costs relate to the use of the relevant product or products in the context of the Professional Business of the Purchaser’s Group and an equivalent alteration is not required, irrespective of such request, in relation to the Consumer Business of the Seller’s Group; and/or

4.3.2
the relevant regulatory authority and/or the laws of the relevant jurisdiction require that any action be taken in respect of such Seller Owned Shared EU Product Registration and/or relevant European Pesticide Dossier, and such requirement relates solely to the use of the relevant product or products in the context of the Professional Business of the Purchaser’s Group, in which case the reasonable costs associated with such action shall be divided between the relevant member of the Seller’s Group and the Purchaser or its nominee in such shares as are reasonably agreed between these parties, in which case the Purchaser or its nominee shall reimburse the relevant member of the Seller’s Group in relation to any recoverable costs under paragraph 4.3.1 and/or paragraph 4.3.2 as soon as reasonably practicable.

4.4
The relevant member of the Seller’s Group shall as soon as reasonably practicable after Closing obtain the appropriate amendments to the relevant Seller Owned Shared EU Product Registration, so that the relevant product or products being supplied to the Purchaser or its nominee under paragraph 4.3 above may be used, sold, supplied, advertised and stored under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction and that the Purchaser or its nominee shall become the marketing company named in relation to the relevant Seller Owned Shared EU Product Registration. The Purchaser or its nominee shall pay the direct costs required to obtain the appropriate amendments to the relevant Seller Owned Shared EU Product Registration under this paragraph so that the Purchaser or its nominee shall become the marketing company, up to a maximum total of US$30,000 in aggregate for all the Seller Owned Shared EU Product Registrations. Any direct costs required to obtain the appropriate amendments to all the relevant Seller Owned Shared EU Product Registrations under this paragraph 4.4 that are in excess of this US$30,000 shall be paid for by the Seller or the relevant member of the Seller’s Group and for the avoidance of doubt paragraphs 4.3.1 and 4.3.2 shall not apply for this purpose.

06/12/2010	Agreed Form
4.5
At and after Closing (including for as long as the relevant Supply Agreement remains in existence, though subject to the exercise of its discretion under paragraph 4.8 below), the relevant member of the Seller’s Group shall, to the extent that such actions are within its control:

4.5.1
at the relevant member of the Seller’s Group’s sole expense, maintain each of the Seller Owned Shared EU Product Registrations (as amended under paragraph 4.4 above and any sub-registration where relevant) and/or the relevant European Pesticide Dossiers (as relevant) in accordance with all relevant regulatory requirements and all relevant laws and such that the relevant product or products to which the relevant Seller Owned Shared EU Product Registration relates may immediately after Closing be used, sold, supplied, advertised and stored under or with reference to the relevant member of the Retained Group’s name, and once the actions in paragraph 4.4 above are completed (where necessary) under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction; and

4.5.2
pursuant to any request for information relating to the relevant product or products by a regulatory authority, supply such information as it holds at the date of such request direct to the relevant regulatory authority, for the purposes of satisfying such information request.

4.6
The Seller or the relevant member of the Seller’s Group shall indemnify the Purchaser on behalf of itself and each member of the Purchaser’s Group in respect of any Losses suffered or incurred by the Purchaser or the relevant member of the Purchaser’s Group that are attributable to a breach of paragraph 4.5.1 above.

4.7
The Purchaser or its nominee shall comply with all relevant obligations under the relevant Seller Owned Shared EU Product Registration, as required by the relevant regulatory authority and/or the laws of the relevant jurisdiction, in relation to the use, sale, supply, labelling, advertisement and storage of the relevant product or products to which that Seller Owned Shared EU Product Registration relates, to the extent this is within its control.

4.8
The Purchaser or its nominee shall indemnify the Seller on behalf of itself and the relevant member of the Seller’s Group in respect of any Losses suffered or incurred by the relevant member of the Retained Group that are attributable to a breach of paragraph 4.7 above.

4.9
In the event that the relevant member of the Seller’s Group decides to cease to maintain, to not renew or to withdraw any Seller Owned Shared EU Product Registration, or any European Pesticide Dossier that relates to any Seller Owned Shared EU Product Registration (which decision shall be exercisable at their sole discretion and at any point in time), the member of the Seller’s Group who owns the relevant European Pesticide Dossier shall offer this European Pesticide Dossier to the Purchaser or its nominee. If the Purchaser or its nominee decides to accept the offer of the relevant European Pesticide Dossier, it shall be provided to the Purchaser or its nominee who shall pay to the relevant member of the Seller’s Group a sum equal to the proportion of the costs that were incurred by the relevant member of the Seller’s Group in maintaining the relevant European Pesticide Dossier in relation to the Professional Business of the Purchaser’s Group from the date of Closing until the date that the European Pesticide Dossier is offered to the Purchaser or its nominee and from this later date the European Pesticide Dossier shall be maintained independently by the Purchaser or its nominee at its own expense. The relevant member of the Seller’s Group shall at its own cost transfer the relevant Seller Owned Shared EU Product Registration to the Purchaser or its nominee.

06/12/2010	Agreed Form
4.10
Any sale of a European Pesticide Dossier or copy of a European Pesticide Dossier pursuant to paragraph 4.9 above shall be subject to a condition that such European Pesticide Dossier will only be used by the Purchaser’s Group to support a Product Registration in relation to the Professional Business of the Purchaser’s Group.

4.11
In the event that the Purchaser or its nominee notifies the Seller that it wishes it to obtain a new Product Registration for a product in respect of a European Union jurisdiction in which the relevant product is not sold as part of the Professional Business at the date of the Offer Letter but which is an existing product forming part of the Professional Business and/or the Consumer Business of the Seller’s Group, and in the event that the Seller or the relevant member of the Seller’s Group holds a European Pesticide Dossier which is sufficient without alteration (except for minor non-technical alterations) for the purposes of obtaining such new Product Registration or where the Purchaser will, under paragraph 4.11.1 below, bear the reasonable costs of alteration of the relevant European Pesticide Dossier to make it so sufficient), the Seller or such member of the Seller’s Group shall, at the request of the Purchaser or its nominee, carry out any and all actions within its control (including appointing any consultant or agent to assist in obtaining such new Product Registration) to obtain the relevant new Product Registration in such European jurisdiction, so that the relevant product or products may be used, sold, supplied, advertised and stored under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant European jurisdiction, and so that the Purchaser or its nominee may become the marketing company named on the relevant Product Registration. Any such new Product Registration will be obtained, as set out in this paragraph, and subsequently maintained, subject to a condition that the Purchaser or its nominee will not sell the relevant product or products other than in relation to the Professional Business of the Purchaser’s Group, and a condition that such Product Registration will be obtained and subsequently maintained at the Purchaser’s or its nominee’s sole expense (including the costs of any consultant or agents appointed by the Seller or the relevant member of the Seller’s Group to the extent appointed because the Seller’s Group does not have the necessary expertise to undertake such work). The maintenance of the relevant European Pesticide Dossier shall be at the cost of the relevant member of the Seller’s Group, except to the extent that:

4.11.1
the Purchaser or its nominee reasonably requests in relation to the new Product Registration that any alteration (other than minor non-technical alterations) be made to such European Pesticide Dossier by the relevant member of the Seller’s Group (such requests not to be unreasonably refused), in which case the reasonable costs associated with such alteration shall be borne by the Purchaser or its nominee; and/or

4.11.2
the relevant regulatory authority and/or the laws of the relevant jurisdiction require that any action be taken in respect of such European Pesticide Dossier solely to enable the new Product Registration to be maintained in relation to the Professional Business of the Purchaser’s Group, in which case the reasonable costs associated with such action shall be born by the Purchaser or its nominee.

5	Licensed EU Product Registrations

5.1
The Seller and the Purchaser shall (and shall procure that the relevant member of the Seller’s Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out all actions within their respective control that each of them needs to undertake to procure that the consent of the relevant third-party supplier who holds a Licensed EU Product Registration is obtained, in order that the Purchaser or its nominee may take over the role of distributor from the relevant member of the Retained Group in respect of the relevant product or products as soon as reasonably practicable after Closing.

06/12/2010	Agreed Form
5.2
In accordance with paragraph 5.1 above, the Seller shall, as soon as reasonably practicable after the date of the Offer Letter and in any event by the Closing Date, provide full details of, and all relevant agreements in respect of, the relevant third-party suppliers who own the relevant Licensed EU Product Registration to the Purchaser or its nominee, with a view to the Purchaser or its nominee entering into a new supply agreement with the relevant third-party supplier as necessary.

5.3
In relation to Clause 8.5.2 of this Agreement, the Purchaser and the Seller agree that the Purchaser and each member of the Purchaser’s Group can, subject to obtaining the consent of the relevant third-party supplier and meeting all relevant regulatory requirements that are within its control, from Closing until it enters into its own agreement with the relevant third-party supplier, and is able to use, sell, supply, advertise and store relevant products under or with reference to its own name, use, sell, supply, advertise and store inventory that contains the trading names, trade marks, marks, names or logos of any member of the Retained Group and in respect of which a member of the Retained Group may be identified as the marketing company on or in relation to any Licensed EU Product Registration.

6	Seller Owned Product Registration

6.1
The Seller and the Purchaser shall (and shall procure that the relevant member of the Seller’s Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out all actions within their respective control that each of them needs to undertake to procure that the Seller Owned Product Registrations are transferred to the Purchaser or its nominee at or as soon as reasonably practicable after Closing, or where such transfer is not legally possible, to procure that the Purchaser or its nominee obtains an equivalent Product Registration at or as soon as reasonably practicable after Closing.

6.2
The Seller shall, as soon as reasonably practicable after the date of the Offer Letter, and in any event by the Closing Date, provide full details of all relevant federal or state agencies which are applicable in relation to each Seller Owned Product Registration to the Purchaser or its nominee, with a view to the Purchaser or its nominee (with the assistance of the relevant member of the Retained Group) notifying the relevant federal or state regulatory agency at or as soon as reasonably practicable after Closing of any relevant changes to the Seller Owned Product Registrations. Subject to paragraph 6.6 below, any fees relevant to such notifications shall be paid by the Purchaser or its nominee.

6.3	The Seller shall procure that all technical data (including without limitation any product dossier) in relation to the relevant product or products, which has, prior to Closing:
6.3.1	been submitted by or on behalf of a member of the Seller’s Group to a relevant federal, state or any other relevant regulatory agency;

6.3.2	has been prepared or is in the course of being prepared in relation to a request for such information from a relevant federal, state or any other relevant regulatory agency; and/or

6.3.3
been prepared or is in the course of being prepared in relation to any future submission to a relevant federal, state or any other relevant regulatory agency, in each case in relation to a Seller Owned Product Registration, is made available to the Purchaser or its nominee at Closing.

06/12/2010	Agreed Form
6.4	The Seller shall be entitled to retain a copy of all documents and information provided to the Purchaser or its nominee pursuant to paragraph 6.3 above for regulatory record keeping purposes.

6.5
From Closing until the Purchaser or its nominee has a Product Registration in its own name (which allows it to use, sell, supply, advertise and/or store relevant products using its own packaging and labelling) or when the Purchaser’s or its nominee’s application for a Product Registration has been finally rejected by the relevant state or federal regulatory authority, the relevant member of the Retained Group shall, to the extent that such actions are within its control:

6.5.1
at the Purchaser’s sole expense, obtain the necessary authorisation or appropriate amendments to the relevant Seller Owned Product Registration, so that the relevant product or products to which that Seller Owned Product Registration relates may be used, sold, supplied, advertised and stored under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction; and

6.5.2
subject to paragraph 6.6 below, at the Purchaser’s or its nominee’s sole expense, maintain the relevant Seller Owned Product Registration in accordance with the requirements of the relevant federal or state agency and all relevant laws and such that immediately after Closing the relevant product or products to which that Seller Owned Product Registration relates may be used, sold, supplied, advertised and stored under or with reference to the relevant member of the Retained Group’s name, and once the actions in paragraph 6.5.1 above are completed (where necessary) under or with reference to the Purchaser’s or its nominee’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction. For the avoidance of doubt, any taxes relating to quantities of product being used, sold, supplied, advertised and stored under or with reference to the Purchaser’s or its nominee’s name, shall be an expense paid directly by the Purchaser or its nominee.

6.6
In relation to the Seller Owned Product Registrations that apply to products sold in the United States of America, from Closing until the later of: (i) 2 years from Closing; (ii) when the supply chain of any particular product sold or supplied under or with reference to the relevant member of the Seller’s Group’s name is exhausted; or (iii) when the relevant federal, state or other relevant agency ceases to require the following requirements, the relevant member of the Seller’s Group shall obtain and/or maintain, in accordance with the requirements of the relevant federal, state or other relevant agency and all relevant laws, at its sole cost all relevant Seller Owned Product Registrations (and any equivalent registration) that any federal or state agency may require it to obtain and/or maintain and shall submit relevant and accurate sales reports and pay any relevant tonnage taxes as required in relation to any product sold under or with reference to the relevant member of the Seller’s Group’s name. The Purchaser shall provide the relevant member of the Seller’s Group with such accurate information as it reasonably requires to submit such reports, and shall as soon as reasonably practicable reimburse the relevant member of the Seller’s Group the amount of such tonnage taxes paid.

06/12/2010	Agreed Form
6.7
During the transitional period contemplated by paragraph 6.5 above, the Purchaser or its nominee shall comply with all relevant obligations under the relevant Seller Owned Product Registration, as required by the relevant regulatory authority and/or the laws of the relevant jurisdiction, in relation to the use, sale, supply, labelling, advertisement and storage of the relevant product or products to which that Seller Owned Product Registration relates, to the extent that this is within its control.

6.8
The Purchaser or its nominee, shall indemnify the Seller on behalf of itself and the relevant member of the Retained Group in respect of any Losses suffered or incurred by the relevant member of the Retained Group that are attributable to a breach of aragraph 6.7 above.

7	Consumer Business Product Registrations

7.1
The Seller and the Purchaser shall (and shall procure that the relevant member of the Seller’s Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out all actions within their respective control that each of them needs to undertake to procure that the Consumer Business Product Registrations are transferred to the Seller or its nominee at or as soon as reasonably practicable after Closing, or where such transfer is not legally possible, to procure that the Seller or its nominee obtains an equivalent product registration at or as soon as reasonably practicable after Closing.

7.2
From Closing until the Seller or its nominee has a Product Registration in its own name (which allows it to use, sell, supply, advertise and/or store relevant products using its own packaging and labelling), or until the Seller’s or its nominee’s application for a Product Registration has been finally rejected by the relevant regulatory authority, the relevant member of the Purchaser’s Group shall, to the extent that such actions are within its control:

7.2.1
at the Seller’s or its nominee’s expense, obtain the necessary authorisation or appropriate amendments to the relevant Consumer Business Product Registration, so that the relevant product or products to which that Product Registration relates may be used, sold, supplied, advertised and stored under or with reference to the relevant member of the Retained Group’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction; and

7.2.2
subject to paragraph 7.3 below, at the Seller’s or its nominee’s expense, maintain the relevant Product Registration in accordance with the requirements of the relevant regulatory authority and all relevant laws, and such that immediately after Closing the relevant product or products to which that Consumer Business Product Registration relates may be used, sold, supplied, advertised and stored under or with reference to the relevant member of the Purchaser’s Group’s name, and once the actions in paragraph 7.2.1 above are completed (where necessary) under or with reference to the relevant member of the Retained Group’s name (including without limitation the use of its own packaging and labelling) within the relevant jurisdiction. For the avoidance of doubt, any taxes relating to quantities of product being used, sold, supplied, advertised and stored under or with reference to the relevant member of the Retained Group’s name, shall be an expense paid directly by the relevant member of the Retained Group.

06/12/2010	Agreed Form
7.3
In relation to the Consumer Business Product Registrations that apply to products sold in the United States of America, from Closing until the later of: (i) 2 years from Closing; (ii) when the supply chain of any particular product sold or supplied under or with reference to the relevant member of the Purchaser’s Group’s name is exhausted; or (iii) when the relevant federal, state or other relevant agency ceases to require such, the relevant member of the Purchaser’s Group shall, to the extent such actions are within its control, obtain and/or maintain, in accordance with the requirements of the relevant federal, state or other relevant agency and all relevant laws, at the Seller’s or its nominee’s sole cost all relevant Consumer Business Product Registrations (and any equivalent registration) that any federal or state agency may require it to obtain and/or maintain and shall submit relevant and accurate sales reports and pay any relevant tonnage taxes as required in relation to any product sold under or with reference to the relevant member of the Purchaser’s Group’s name. The Seller shall provide the relevant member of the Purchaser’s Group with such accurate information as it reasonably requires to submit such reports and shall as soon as reasonably practicable reimburse the relevant member of the Purchaser’s Group the amount of such tonnage taxes paid.

7.4
During the transitional period contemplated by paragraph 7.1 above, the Seller or its nominee shall comply with all relevant obligations under the relevant Consumer Business Product Registration as required by the relevant regulatory authority and/or the laws of the relevant jurisdiction, in relation to the use, sale, supply, labelling, advertisement and storage of the relevant product or products to which that Product Registration relates, to the extent that this is within its control.

7.5
The Seller shall indemnify the Purchaser on behalf of itself and the relevant member of the Purchaser’s Group in respect of any Losses suffered or incurred by the Purchaser or any member of the Purchaser’s Group that are attributable to any breach of paragraph 7.4 above.

8	Pre- and Post-Closing Sales

8.1
Where any member of the Purchaser’s Group is required, post-Closing, to submit relevant sales reports and/or pay any relevant taxes or other costs in relation to any product sold prior to Closing by any of the Group or any member of the Retained Group or post-Closing by any member of the Retained Group, the Seller shall provide the relevant member of the Purchaser’s Group with such accurate information as it reasonably requires to submit such reports and shall as soon as reasonably practicable reimburse the relevant member of the Purchaser’s Group the amount of such taxes and other costs paid.

8.2
Where any member of the Seller’s Group is required, post Closing, to submit relevant sales reports and/or pay any relevant taxes or other costs in relation to any product sold post-Closing by the Purchaser or any member of the Purchaser’s Group, the Purchaser shall provide the relevant member of the Seller’s Group with such accurate information as it reasonably requires to submit such reports and shall as soon as reasonably practicable reimburse the relevant member of the Seller’s Group the amount of such taxes and other costs paid.

06/12/2010	Agreed Form
9	Detailed Transfer Strategies

9.1
The Seller and the Purchaser agree that as soon as reasonably practicable after the date of the Offer Letter, and in any event before Closing, they shall prepare and agree detailed strategies in relation to each product to which a Professional Business Product Registration or a Consumer Business Product Registration relates. The Seller and the Purchaser agree that these detailed strategies will set out step-by-step what action each of the Seller and the Purchaser (and the relevant members of the Seller’s Group and the Purchaser’s Group as appropriate) will be required to take to procure that the actions referred to in paragraphs 1 to 8 (inclusive) and paragraph 9.3 of this Part 7 of Schedule 4 can be commenced and completed as soon as reasonably practicable after Closing and shall also include (without limitation):

9.1.1
what liaison and notification the Seller and/or the Purchaser (or the respective members of the Seller’s Group and the Purchaser’s Group) will be required to make to any relevant regulatory authority or third-party;

9.1.2
what applications and information (whether in relation to an amendment to, or, the renewal or transfer of any relevant Product Registration or in relation to the obtaining of any new, dual or equivalent Product Registration) will need to be submitted by the Seller and/or the Purchaser (or the respective members of the Seller’s Group and the Purchaser’s Group) or any third-party to any relevant regulatory authority or other third-party;

9.1.3
the arrangements for ensuring compliance with the requirements of any relevant regulatory authority, of any relevant Product Registration and any relevant law in each case in relation to the use of any packaging or labelling or the provision of any information to third-parties;

9.1.4	the arrangements for ensuring that the sale, supply, use, advertisement and storage of all relevant products in all relevant jurisdictions can continue to occur immediately after the Closing Date; and

9.1.5	the provision of data relating to sales and supplies made prior to and post-Closing where such information may have to be reported to any relevant regulatory authority.
9.2
The Seller and the Purchaser shall (and shall procure that the relevant member of the Seller’s Group and the relevant member of the Purchaser’s Group (as the case may be) shall) carry out any and all actions within their respective control that each of them needs to undertake to procure the implementation and completion of the detailed strategies referred to in paragraph 9.1 above at or as soon as reasonably practicable after Closing.

9.3
The Seller and the Purchaser agree that if any relevant regulatory authority or if any relevant law in any particular jurisdiction requires a process to be undertaken that is different to that envisaged by paragraphs 1 to 7 of this Part 7 of Schedule 4 in relation to any particular Product Registration (in order to achieve the same outcome, and that the relevant member of the Purchaser’s Group and/or the Retained Group as relevant will from Closing be able to sell, supply, use, advertise and store the relevant product and as soon as reasonably practicable shall be able to do so under or with reference to its own name), the Seller and the Purchaser shall procure that relevant members of the Seller’s Group and the Purchaser’s Group shall work together to undertake such actions as are necessary to achieve the relevant outcome.

06/12/2010	Agreed Form
10	Unidentified Product Registrations

10.1
The Seller and the Purchaser agree that if after the date of the Offer Letter it transpires that at the date of the Offer Letter there are any Product Registrations held by any member of the Group or the Retained Group which relate in any way to the Professional Business and which are not included in the definition of Agent Assisted Product Registration, Distributor Owned Product Registration, Licensed EU Product Registration, Seller Owned EU Product Registration, Seller Owned Product Registration or Seller Owned Shared EU Product Registration (“Unidentified Professional Business Product Registrations”), the Purchaser and the Seller shall agree to treat such Product Registrations in the way set out in paragraphs 1 – 6, 9 and 11 of this Part 7 of Schedule 4 (as relevant to the particular Product Registration).

10.2
The Seller and the Purchaser agree that if after the date of the Offer Letter it transpires that at the date of the Offer Letter there are any Product Registrations held by any member of the Group or the Retained Group which relate solely to the Consumer Business and which are not included in the definition of Consumer Business Product Registrations (the “Unidentified Consumer Business Product Registrations”), the Purchaser and the Seller shall agree to treat such Product Registrations in the way set out in paragraphs 7 – 9 and 11 of this Part 7 of Schedule 4.

11	Miscellaneous

11.1
In relation to Clause 8.5.2 of this Agreement the Purchaser and the Seller agree that each member of the Purchaser’s Group may use the trading names, trade marks, marks, names or logos referred to in that Clause in respect of products to which a Professional Business Product Registration applies:

11.1.1	for as long as any of the actions provided for in this Part 7 of Schedule 4 remain outstanding in relation to such product;

11.1.2	until the relevant regulatory authority ceases to require the use of packaging, labelling and other relevant documentation in the name of the relevant member of the Retained Group; and

11.1.3	until all inventory containing such trade names, trade marks, marks, names or logos is sold out where allowed to do so under the laws of the relevant jurisdiction.

06/12/2010	Agreed Form
12	Indemnities and Liability

12.1
Clauses 10 and 11 of this Agreement shall not apply to this part of this Schedule 4, except to the extent indicated in this paragraph 12, and the following provisions shall apply to this Part 7 of Schedule 4 in their stead.

12.2
Under this part of the Schedule, the Seller and the Retained Group on the one hand and the Purchaser and the Purchaser’s Group on the other hand are each under obligations to undertake certain actions and each provide indemnities to the other. The provisions of this paragraph shall apply to both the Seller and the Retained Group and the Purchaser and the Purchaser’s Group. Where a party is under an obligation to take or procure the undertaking of an action or to indemnify the other, that person is known for the purposes of this clause as the “Obligor” and where a party or its group of companies benefits from such action or indemnity, that person is known as the “Obligee”.

12.3	Minimum Claims
12.3.1
No Obligor shall be liable under this part of this Schedule in respect of any individual claim (or a series of such claims arising from substantially identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this paragraph 12.3) in respect of any such claim or series of claims does not exceed US$150,000.

12.3.2
Where the liability agreed or determined in respect of any such claim or series of claims exceeds US$150,000, subject as provided elsewhere in this paragraph 12.3, the Obligor shall be liable for the full amount of the claim or series of claims as agreed or determined.

12.3.3	The limitations in this paragraph 12.3 above shall not apply in respect of fines imposed by any relevant regulatory authority.
12.4	Maximum Liability
12.4.1
The aggregate liability of all members of the Retained Group in respect of all claims under this part of this Schedule and all claims under the Agreement, as detailed under Clause 10.4 of this Agreement, shall not exceed 100 per cent. of the Purchase Price.

12.4.2	The aggregate liability of all members of the Purchasers Group in respect of all claims under this part of this Schedule, shall not exceed 100 per cent. of the Purchase Price.

06/12/2010	Agreed Form
12.5	Wilful Default
12.5.1
Save for paragraph 12.4 which shall apply in the case of wilful default or abandonment, the limitations of liability in this paragraph 12 shall not apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of the wilful default or abandonment of any member of the Obligor’s group of companies where:

(i)
such wilful default or abandonment is in respect of the intentional failure by the Obligor or relevant member of the Obligor’s group of companies to comply with any of its obligations under this part of this Schedule; and

(ii)
the Obligor or the relevant member of Obligor’s group of companies, acting in good faith does not dispute at the time of failure to comply with the relevant obligation that it has an obligation to comply.

12.6	Indirect or Consequential Losses

No Obligor shall be liable under this part of this Schedule in respect of any indirect or consequential losses.

12.7	Insurance

No Obligor shall be liable under this part of this Schedule in respect of any claim (except any claim for wilful default of the nature set out in paragraph 12.5 above) to the extent that the Losses in respect of which such claim is made are recovered under a policy of insurance by the Obligee or any member of its group of companies, and the Obligee shall procure that reasonable steps are taken to enforce recovery under such insurance policy and any actual recovery (less any reasonable costs, charges, increases in premia and expenses incurred in obtaining such recovery and less any Taxation attributable to such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

12.8	Double Claims

No Obligee shall be entitled to recover from any Obligor under any Transaction Document more than once in respect of the same Loss suffered.

12.9	Fraud

None of the limitations in this paragraph 12 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of or which is delayed as a result of fraud.

12.10	Precondition to Claims
12.10.1	If, in the reasonable opinion of any Obligee, any Obligor is in breach of any obligations or undertakings to be performed or observed by it under or in connection with this part of this Schedule:
(i)	the Obligee shall notify the Obligor in writing on the basis for its view that the Obligor is in breach (“Notice”);

(ii)
promptly on receipt of such Notice, and in any event within 10 calendar days, the Obligor shall respond to the Obligee either that (a) it intends to remedy such breach, or (b) that it does not, in its reasonable opinion, consider that it is in breach; and

(iii)
if the Obligor: (a) has not remedied the breach within 30 calendar days (or such longer period as may be reasonably required to remedy the breach that is agreed by the Obligee and the Obligor) from receipt of Notice;or (b) does not respond to the Obligee’s Notice within 10 calendar days of receipt, and then and only then may the Obligee bring a claim for breach or pursuant to any indemnity in respect of any of the obligations or undertakings to be performed or observed under or in connection with this part of this Schedule.

06/12/2010	Agreed Form
12.11	Conduct of Claims
12.11.1
If any Obligee who is entitled to claim against an Obligor under this part of this Schedule becomes aware of any matter in respect of which it is or may be entitled to claim (other than in respect of any matter capable of giving rise to criminal liability), the Obligee shall promptly notify the Obligor of such matter, specifying in reasonable detail the nature of the matter. If any action or claim is brought against the Obligee in connection with such matter:

(i)	the Obligee shall make no admission, settlement or compromise with the relevant third party in connection with the claim;

(ii)
the Obligor shall be entitled at its own expense to assume and take conduct of any defence, dispute, compromise or appeal of the claim and of any incidental negotiations in place of the Obligee using legal advisers approved by the Obligee (such approval not to be unreasonably withheld or delayed); and

(iii)	the Obligee shall provide the Obligor and its advisers with such information and assistance as the Obligor shall reasonably request in connection with the claim at the cost of the Obligor.
12.12	Mitigation of Losses
12.12.1
The Obligee shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which, in the absence of mitigation, could reasonably be expected to give rise to or increase a Loss in respect of any claim under this part of this Schedule provided that this paragraph:

(i)	Shall not oblige the Obligee to incur any costs or expenses which would not be recoverable under any claim; and

(ii)	Shall not oblige the Obligee to do anything which is reasonably likely to have a materially negative effect on the Obligee’s reputation.

06/12/2010	Agreed Form
Schedule 5
Business Contracts
(Clause 2.3.1(v))
Part 1
Business Contracts
Note: Relevant contracts listed in Data Room.

06/12/2010	Agreed Form
Part 2
Third-Party Consents
1	Obligation to obtain Third-Party Consents

1.1	Subject to Clause 2.3.5 of this Agreement, the benefit of each Business Contract:
1.1.1	which can be assigned by the relevant member of the Retained Group without any Third-Party Consent; and/or

1.1.2	which cannot be assigned, but in respect of which such Third-Party Consent has been obtained at or before Closing,

shall be assigned to the relevant Business Purchaser with effect from Closing and the Seller shall use reasonable endeavours to ensure that all relevant Business Contracts are assigned by securing necessary Third-Party Consents as soon as reasonably practicable.

1.2
In relation to any Business Contract which is not assignable without a Third-Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and the relevant member of the Retained Group and the relevant Business Purchaser shall each use reasonable endeavours both before and after Closing to obtain all necessary Third-Party Consents as soon as possible and shall keep each other informed of progress in obtaining such Third-Party Consents. The relevant member of the Retained Group shall deliver to the relevant Business Purchaser, on Closing or, if later, as soon as possible after receipt, any Third-Party Consent and a transfer duly executed by the appropriate parties.

1.3
In connection with the obtaining of any Third-Party Consent referred to in paragraph 1.1 of Part 2 of this Schedule 5, the relevant Business Purchaser shall supply to the relevant member of the Retained Group on a confidential basis such information and references regarding the financial position of the relevant Business Purchaser as may be reasonably requested by the relevant member of the Retained Group or any relevant third-party and shall enter into such undertakings in favour of any relevant third-party as may be reasonably requested by the Seller in respect of any obligations to which the relevant Business Purchaser will become subject or which the relevant Business Purchaser will incur on assignment.

1.4
Upon any such Third-Party Consent being obtained, this Agreement shall constitute an assignment of the benefit (subject to the burden) of the Business Contract to which the Third-Party Consent relates.

1.5	The Seller shall use its reasonable endeavours to amend the provisions of the agreements that are the subject of the inquiry of the Polish Competition Authority referred to in Clause 2.3.5(v).

2	Obligations until Third-Party Consents are obtained/where Third-Party Consents are refused

2.1
Subject to paragraph 2.2 of Part 2 of this Schedule 5, the Business Purchasers shall, from Closing, for their own benefit, assume, carry out, perform and discharge the obligations of the members of the Retained Group under the Business Contracts and shall indemnify and keep indemnified the members of the Retained Group against any liability incurred by such members of the Retained Group arising from the failure by the Business Purchasers to assume, carry out, perform or discharge such obligations and against any Losses which the members of the Retained Group may suffer by reason of such members of the Retained Group taking any reasonable action to avoid, resist or defend any liability referred to in this paragraph 2.1.

06/12/2010	Agreed Form
2.2
In respect of any Business Contract, from Closing until the relevant Third-Party Consent has been obtained to the Purchaser’s reasonable satisfaction as contemplated by paragraph 1.1 of Part 2 of this Schedule 5, or where the Third-Party Consent has been refused:

2.2.1
the relevant member of the Retained Group shall hold the Business Contract on trust for the relevant Business Purchaser to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law, the relevant member of the Retained Group and the relevant Business Purchaser shall make such other arrangements between themselves to provide to the relevant Business Purchaser the benefits of the Business Contract, including the enforcement at the cost and for the account of the relevant Business Purchaser of all rights of the relevant member of the Retained Group against any other party thereto, and shall, as soon as practicable after receipt, account for and pay or otherwise transfer to the relevant Business Purchaser any monies, goods or other benefits received by the relevant member of the Retained Group in respect of the Business Contract without any deduction or set-off, and, at the Purchaser’s request, enforce any and all of its rights under the Business Contract; and

2.2.2
if and to the extent that the relevant Business Purchaser is lawfully able to do so, the relevant Business Purchaser shall, for its own benefit, perform the obligations of the relevant member of the Retained Group under the Business Contract as agent or sub-contractor. To the extent that the relevant Business Purchaser is not lawfully able to do so, the relevant member of the Retained Group shall (subject to being indemnified by the relevant Business Purchaser for any Losses the relevant member of the Retained Group may incur in connection therewith) do all such things as the relevant Business Purchaser may reasonably require to enable due performance of the Business Contract and the relevant Business Purchaser shall indemnify the relevant member of the Retained Group in respect thereof.

3	Failure to obtain Third-Party Consents

3.1
If the relevant Business Purchaser is not lawfully able to perform or procure the performance of any Business Contract in accordance with paragraph 2.2 of Part 2 of this Schedule 5 or to receive the benefits of any Business Contract in accordance with paragraph 2.1 of Part 2 of this Schedule 5 within 12 months of Closing (or such longer period as the Purchaser and the Seller may agree):

3.1.1
the Purchaser shall be entitled to elect by notice in writing to the Seller that either (a) the Seller shall (at its own cost) procure the termination of the Business Contract or (b) the obligations of the parties under this Agreement in relation to such Business Contract shall cease forthwith; and

06/12/2010	Agreed Form
3.1.2
if the Purchaser makes the election referred to in paragraph 3.1.1 above, references in this Agreement to the Business Contracts and the Group Businesses (other than in this paragraph 3 of Part 2 of Schedule 5) shall be construed as excluding such Business Contract, and the Seller or the other Relevant Sellers shall repay to the Purchaser or a Relevant Purchaser an amount equal to that at which it (together with any such related liability) was reflected in the Closing Statement less the value of any benefit received by the Purchaser or any Relevant Purchaser from Closing. Any dispute as to the amount of the repayment shall be determined by the Reporting Accountants on application of the Seller or the Purchaser. The provisions of paragraphs 3.4 to 3.11 of Part 1 of Schedule 11 shall apply mutatis mutandis to the engagements and determination of the Reporting Accountants hereunder.

4	Shared Consumer Agreements

4.1
Each of the Seller and the Purchaser shall use its reasonable endeavours to procure that at Closing or as soon as reasonably practicable thereafter, but not later than 90 days following Closing, each Shared Consumer Agreement is replaced or varied, whether by means of a new contract, by a partial novation of the Shared Consumer Agreement or otherwise, resulting in:

4.1.1
a separate contract between the counterparty to the Shared Consumer Agreement or any other provider selected by the relevant Group Companies and the relevant Group Companies or a member of the Purchaser’s Group nominated by the Purchaser in writing, for the benefit of the relevant Group Companies, entitling the relevant Group Companies to substantially the same rights to goods or services to which they were entitled under the Shared Consumer Agreement (subject, in each case, to the relevant burden of such Shared Consumer Agreement); and

4.1.2
a separate contract or contracts between the counterparty to the Shared Consumer Agreement and the relevant members of the Retained Group entitling the relevant members of the Retained Group to substantially the same rights to goods or services to which they were entitled under the Shared Consumer Agreement (subject, in each case, to the relevant burden of such Shared Consumer Agreement).

4.2
If the Seller reasonably considers that the consent or agreement to a new agreement or partial novation in accordance with paragraph 4.1 of Part 2 of this Schedule 5 is unlikely to be obtained from any counterparty to any Shared Consumer Agreement, the Seller shall notify the Purchaser as soon as reasonably practicable and shall, insofar as it is lawfully permitted to do so, use its reasonable endeavours to maintain the Shared Consumer Agreement on behalf of both the Retained Group and the relevant Group Companies, entitling such Group Companies to substantially the same rights to goods or services to which they were entitled under such Shared Consumer Agreement (subject, in each case, to the relevant burden of such Shared Consumer Agreement) prior to Closing, until the earlier of 1 October 2011 and the date on which the relevant Shared Consumer Agreement expires or is terminated.

06/12/2010	Agreed Form
5	Shared Business Agreements

5.1
Each of the Purchaser and the Seller shall use its reasonable endeavours to procure that at Closing or as soon as reasonably practicable thereafter, but not later than 90 days following Closing, each Shared Business Agreement is replaced or varied, whether by means of a new contract, by a partial novation of the Shared Business Agreement or otherwise, resulting in:

5.1.1
a separate contract between the counterparty to the Shared Business Agreement or any other provider selected by the relevant Retained Group companies, entitling the relevant Retained Group companies to substantially the same rights to goods or services to which they were entitled under the Shared Business Agreement (subject, in each case, to the relevant burden of such Shared Business Agreement); and

5.1.2	a separate contract or contracts between the counterparty to the Shared Business Agreement and the relevant Group Companies or a member of the Purchaser’s Group.
5.2
If the Purchaser reasonably considers that the consent or agreement to a new agreement or partial novation in accordance with paragraph 5.1 is unlikely to be obtained from any counterpart to any Shared Business Agreement, the Purchaser shall notify the Seller as soon as reasonably practicable and shall, insofar as it is lawfully permitted to do so, use its reasonable endeavours to maintain the Shared Business Agreement on behalf of both the Retained Group and the relevant Group Companies, entitling the Retained Group to substantially the same rights to goods or services to which they were entitled under such Shared Business Contract (subject, in each case, to the relevant burden of such Shared Business Contract) prior to Closing, until the earlier of 1 October 2011 and the date on which the relevant Shared Business Agreement expires or is terminated.

6	Definitions

For the purposes of this Schedule 5, the following terms shall have the following meanings:

“Shared Consumer Agreements” means the written and unwritten customer, supply, distribution, hire purchase and other commercial contracts or agreements to which a member of the Retained Group is a party which relate in part to the Group, including, but not limited to, the contracts or agreements listed in Part 3 of Schedule 5 (but excludes any agreement that is a Third-Party Agreement as defined in the TSA), and “Shared Consumer Agreement” means any of them; and

“Shared Business Agreements” means those written and unwritten customer, supply, distribution, hire purchase and other commercial contracts or agreements to which a Group Company is a party, which relate in part to the Group and in part to the Retained Group including, but not limited to, the contracts or agreements listed in Part 4 of Schedule 5 (but excludes any agreement that is a Third-Party Agreement as defined in the TSA) and “Shared Business Agreement” means any of them.

06/12/2010	Agreed Form
Part 3
Shared Consumer Agreements
Note: Relevant contracts listed in Data Room.

06/12/2010	Agreed Form
Part 4
Shared Business Agreements
Note: Relevant contracts listed in Data Room.

06/12/2010	Agreed Form
Part 5
Intra-group Arrangements
Between the date of the Offer Letter and Closing the Seller and the Purchaser shall discuss in good faith and shall use reasonable endeavours to determine which of the intra-group agreements listed in this Part 5 of Schedule 5 will either need to (i) be terminated, (ii) be transferred to the Relevant Purchaser or (iii) will stay in full force and effect on or after the Closing Date.
Note: Relevant contracts listed in Data Room.

06/12/2010	Agreed Form
Part 6
Confidentiality Agreements
Between the date of the Offer Letter and Closing the Seller and the Purchaser shall discuss in good faith and shall use reasonable endeavours to determine which of the confidentiality agreements listed in this Part 6 of Schedule 5 will either need to (i) be terminated, (ii) be transferred to the Relevant Purchaser or (iii) will stay in full force and effect on or after the Closing Date.
Note: Relevant contracts listed in Data Room.

06/12/2010	Agreed Form
Schedule 6
Employees
(Clause 2.5.1)
Part 1
Business Employees and Offer Employees
1	Transfer Pursuant to the Transfer Provisions

1.1	The following provisions shall apply to Business Employees engaged in Poland and the UK.
1.1.1
The parties accept and agree that by virtue of Closing the Transfer Provisions shall operate to transfer the contract of employment of each Business Employee (subject to Schedule 7) to the relevant Business Purchaser and such relevant Business Purchaser shall employ each such Business Employee with effect from the Closing Date (which shall be the time of transfer under the Transfer Provisions) and shall treat each such employee’s Prior Service as continuous with the relevant Business Purchaser, including, without limitation, for eligibility and vesting purposes under all employment benefit plans and, unless such service credit would result in duplicate benefits, also for benefit accrual under such benefit plans or in respect of severance or termination payments.

1.1.2
The relevant Business Seller shall discharge all Employment Costs and Employment Liabilities of the Seller’s Group to the Business Employees that have accrued and have not been discharged in respect of the period prior to the Closing Date and shall indemnify and keep indemnified the relevant Business Purchaser from and against any Losses incurred by it if the relevant Business Seller fails to do so. Where the relevant national legislation provides that a Business Seller or other member of the Seller’s Group is jointly liable with the relevant Business Purchaser in respect of any obligation in relation to the Business Employees, the relevant Business Seller shall indemnify and keep indemnified the relevant Business Purchaser from and against any such liability. The indemnities in this paragraph 1.1.2 shall not apply in respect of any Employment Costs, Losses or Employment Liabilities to the extent that they are properly included in the calculation of Working Capital.

1.1.3
The relevant Business Purchaser shall perform and discharge all obligations in respect of each Business Employee for its own account due to be performed and discharged from and including the Closing Date (which shall, for the avoidance of doubt, include, but not be limited to, wages, salary, bonus, commission, pension contributions, social security contributions and all tax deductions and any other mandatory contributions or deductions).

06/12/2010	Agreed Form
1.1.4
(i)
The relevant Business Purchaser shall indemnify and keep indemnified the Seller (for itself and on behalf of each member of the Seller’s Group) and each Business Seller from and against any Employment Liabilities arising out of or in connection with:

(a)	any change in the working conditions of any Business Employee occurring or which a Business Employee anticipates will occur on or after the Closing Date;

(b)	the change of employer occurring by virtue of the Transfer Provisions and/or this Agreement;

(c)
the employment by the relevant Business Purchaser (or the Purchaser’s Group) on or after the Closing Date of any of the Business Employees other than on no less favourable terms and conditions as those enjoyed immediately prior to the Closing Date (subject to Schedule 7) or the termination of the employment of any of them on or after the Closing Date; and

(d)	any act or omission of the relevant Business Purchaser (or the Purchaser’s Group) in relation to any Business Employee.
(ii)
The Seller shall procure that the relevant Business Seller shall indemnify the Purchaser (for itself and on behalf of the relevant Business Purchaser) against any cost, loss, damage, expense, order or award (“Damages”) suffered or incurred by reason of any proceeding, claim or demand by any Business Employee (or, where applicable, the employee representatives of any Business Employee) to the extent that it arises from any failure by a Business Seller to comply with its obligations to inform and consult under the Transfer Provisions in respect of any Business Employee. For the avoidance of any doubt, this indemnity shall not include any Damages arising from any failure by the relevant Business Purchaser to comply with its obligations under the Transfer Provisions and/or any Damages arising from any inaccuracy in information provided by the relevant Business Purchaser to enable a Business Seller to comply with its obligations under the Transfer Provisions.

1.1.5
If after Closing the Transfer Provisions are found not to apply to a Business Employee in Poland or the UK, the relevant Business Purchaser shall, within seven days of the earlier of the relevant Business Purchaser becoming aware of or being notified by the relevant Business Seller that such employee’s contract of employment has not transferred pursuant to the Transfer Provisions:

(i)	make an offer in writing to each such Business Employee to employ him or her under a new contract of employment to take effect from the termination referred to below;

(ii)
subject to Schedule 7, the offer will be to employ such Business Employee on no less favourable terms and conditions on which he or she was employed in the Seller’s Group immediately before the offer was made save as to the identity of the employer and will provide that his or her Prior Service shall be counted as continuous service with the relevant Business Purchaser including, without limitation, for eligibility and vesting purposes under all employment benefit plans and, unless such service credit would result in duplicate benefits, also for benefit accrual under such benefit plans or in respect of severance or termination payments; and

(iii)
within seven days of the earlier of the relevant Business Purchaser becoming aware of or being notified by the relevant Business Seller that a Business Employee’s contract of employment has not transferred (whether or not an offer referred to in paragraphs (i) and (ii) above is made), the relevant Business Seller shall be entitled to terminate the employment of each Business Employee concerned.

06/12/2010	Agreed Form
1.2	Additional provisions relating to employees in Belgium.
1.2.1
The provisions of paragraph 1.1 above shall apply in relation to the employees in Belgium listed on the Global Bloom Master Roster (document 4.1.9 in the Data Room) (“Belgian Employees”) with the following changes in the text of paragraph 1.1 and in definitions used within it:

(i)	references to Business Employee(s) shall be substituted by references to Belgian Employee(s);

(ii)	references to the relevant Business Purchaser shall be substituted by references to the Purchaser;

(iii)	references to the relevant Business Seller shall be substituted by references to the Seller; and

(iv)
in the definition of Prior Service, references to relevant Business Seller shall be substituted by references to a Belgian Employee’s employer in the Retained Group and references to a Relevant Purchaser shall be substituted by references to the Purchaser.

1.2.2
If any offer of employment made to a Belgian Employee pursuant to paragraph 1.1.1 of Part 1 of this Schedule 6 does not comply with that paragraph and it is not accepted by a Belgian Employee, then the Purchaser shall indemnify and keep indemnified the Seller (for itself and on behalf of each member of the Seller’s Group) from and against any severance or compensation payments on termination of employment (including notice pay or pay in lieu of notice and taxes and social security charges on all such payments) which a member of the Retained Group pays to or in respect of such employee in accordance with its legal obligations or consistent with its usual practice.

2	Offer and Acceptance

The following provisions shall apply to Business Employees in Australia and New Zealand and to the Offer Employees.

2.1	The Relevant Purchaser shall, as soon as practicable and at least 30 days before Closing:
2.1.1	make an offer in writing (subject to Closing) to each such Business Employee and Offer Employee to employ him or her from Closing; and

2.1.2
subject to Schedule 7, the offer will be to employ such Business Employees and Offer Employees on no less favourable terms and conditions than those on which he or she was employed in the Seller’s Group immediately before the offer was made (and for the Offer Employees who are not home-based, their work location shall be the same as or no more than 50 miles from their current work location) save as to the identity of the employer and will provide that his or her Prior Service shall be counted as continuous with the Relevant Purchaser including, without limitation, for eligibility and vesting purposes under all employment benefit plans and, unless such service credit would result in duplicate benefits, also for benefit accrual under such benefit plans or in respect of severance or termination payments.

06/12/2010	Agreed Form
2.2
If such Business Employee and Offer Employee accepts employment with the Relevant Purchaser, each such Business Employee and Offer Employee shall be deemed to have resigned from his/her employment with the Seller’s Group with effect from Closing. The Seller shall indemnify and keep indemnified the Relevant Purchasers from and against all and any Employment Liabilities arising from the termination of employment of any employee who does not accept the offer referred to in paragraph 2.1 above including, for the avoidance of doubt, any amounts payable pursuant to paragraph 2.1 of Part 1 of this Schedule 6 and amount payable pursuant to any Stay Incentive Agreement including in respect of Equity Award Obligations (as defined in paragraph 3 of Part 2 of this Schedule 6). In the event that the Seller is aware of any reasons why an employee does not accept the offer, the Seller shall inform the Purchaser of such reasons as soon as practicable.

2.3	If:
2.3.1	the Relevant Purchaser’s offer does not comply with paragraph 2.1 above and it is not accepted by a Business Employee or Offer Employee; or

2.3.2
the Purchaser does not comply with its obligations pursuant to paragraph 6 below (China) and as a result a member of the Retained Group is liable to make a severance or compensation payment on termination of employment to or in respect of an employee referred to in that paragraph, then the Relevant Purchaser shall indemnify and keep indemnified the Seller (for itself and on behalf of each member of the Seller’s Group) and each Relevant Seller from and against any severance or compensation payments on termination of employment (including notice pay or pay in lieu of notice and taxes and social security charges on all such payments) which a member of the Retained Group pays to or in respect of such employee in accordance with its legal obligations or consistent with its usual practice.

3	Business Employees in Australia

The following additional provisions shall apply in relation to Business Employees in Australia.

3.1
If, on or before the Close of Business on the Closing Date, a Business Employee in Australia has not accepted the relevant Business Purchaser’s offer of employment in accordance with paragraph 2.1 of Part 1 of this Schedule 6, the relevant Business Seller shall pay to such Business Employee all amounts to which such Business Employee is or may become entitled by law or under any award, agreement or arrangement on termination of employment in connection with:

3.1.1	wages, salary or allowances accrued or arising on the Closing Date; and

3.1.2	untaken or pro rata annual leave and long service leave accrued or arising on the Closing Date.
3.2
The relevant Business Purchaser agrees that, subject to any relevant statute or award, for the purpose of calculating any benefit arising under any statute or award or contract of employment between the relevant Business Purchaser and the Business Employee, Prior Service is to be deemed service with the relevant Business Purchaser and the continuity of the period of service of the Business Employee is to be deemed not broken because the Business Employee ceases to be an employee of the relevant Business Seller and becomes an employee of the relevant Business Purchaser.

06/12/2010	Agreed Form
4	France

Scotts France SARL shall, as soon as practicable and at least 30 days before Closing:
4.1	make an offer in writing (subject to Closing) to each employee of Scotts France SAS listed on the Global Bloom Master Roster (document 4.1.9 in the Data Room) to employ him or her from Closing; and

4.2
the offer will be to employ such employee on the same or where this is not possible, comparable terms and conditions on which he or she was employed in the Seller’s Group immediately before the offer was made save as to the identity of the employer and will provide that his or her Prior Service shall be counted as continuous with Scotts France SARL including, without limitation, for eligibility and vesting purposes under all benefit plans and, unless such service credit would result in duplicate benefits, also for benefit accrual under such benefit plans or in respect of severance or termination payments.

5	Austria

Scotts Deutschland GmbH shall, as soon as reasonably practical and at least 30 days before Closing, enter into an agreement with Scotts Celaflor Handelsges.m.b.H. and, with their agreement, each employee in Austria listed in the Global Bloom Master Roster (document 4.1.9 in the Data Room) to transfer the employment of that employee on and subject to Closing to Scotts Deutschland GmbH such agreement to comply with paragraph 4 above, with necessary changes.

6	China

Subject to the agreement of FESCO Shenzhen and each FESCO employee in China listed in the Global Bloom Master Roster (document 4.1.9 in the Data Room), the Purchaser or its nominee will, on and subject to Closing, enter into a new contract with FESCO to employ the Relevant Employees in China on substantially similar terms to their current arrangements. The parties will, in good time before Closing, agree arrangements for the engagement or employment, on and subject to Closing, of the individual whose services are currently provided pursuant to a services agreement (document 4.2.1.3.8 in the Data Room).

06/12/2010	Agreed Form
Part 2
Relevant Employees
1	Terms and Conditions

1.1
The Relevant Purchasers undertake to the Seller (for itself and on behalf of each member of the Seller’s Group), each of the Relevant Sellers and each Relevant Employee that both they and each member of the Purchaser’s Group will provide no less favourable terms, conditions, contractual benefits and, whether or not contractual, severance terms (subject to Schedule 7) to the Relevant Employees as applied to them immediately before Closing for a period of at least 12 months from Closing (the “Protected Period”) (save in respect of stock options or any other type of equity based compensation) and will provide that each Relevant Employee’s period of continuous service with the Seller’s Group (or any corporate predecessor of any member of such group) will be counted as continuous with the Relevant Purchasers, including, without limitation, for eligibility and vesting purposes under all employment benefit plans and, unless such service credit would result in duplicate benefits, also for benefit accrual under such benefit plans or in respect of severance or termination payments provided always that this does not prevent the Relevant Purchasers from terminating the employment of any Relevant Employee in circumstances where such termination amounts to lawful dismissal or dismissal for cause under relevant national legislation provided that the foregoing shall not oblige any member of the Purchaser’s Group to provide retiree health or welfare benefits or defined benefit retirement plans to any Relevant Employee in the United States. The Relevant Purchasers shall use their best efforts to (i) waive any limitation on medical coverage of Relevant Employees due to pre-existing conditions under the applicable medical plan of the Relevant Purchasers or a member of the Purchaser’s Group to the extent such Relevant Employees are currently covered under a medical employee benefit plan of the Seller or a member of the Seller’s Group except where to do so would involve significant unreasonable expense to a member of the Purchaser’s Group and (ii) credit each Relevant Employee with all deductible payments and co-payments paid by such employee under the medical employee benefit plan of the Seller or a member of the Seller’s Group prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of the Relevant Purchasers or a member of the Purchaser’s Group for such year. Following the Protected Period, this paragraph 1.1 will no longer apply.

1.2
Notwithstanding paragraph 1.1 of Part 2 of this Schedule 6, the Relevant Purchasers undertake to the Seller (for itself and on behalf of each member of the Seller’s Group), each of the Relevant Sellers and each Relevant Employee that, on and following Closing, both they and each member of the Purchaser’s Group will honour all obligations of the Group Companies under the collective bargaining agreements and works council agreements applicable to the Group Companies, including the agreements in the Data Room, and any replacement, renewal or extension of any such agreements.

1.3
If permitted by law, a Purchaser may seek a Relevant Employee’s agreement to vary his or her employment terms, conditions, contractual benefits and, whether or not contractual, severance terms (subject to Schedule 7) during the Protected Period and, if such Relevant Employee agrees, paragraph 1.1 shall not apply to him or her.

06/12/2010	Agreed Form
1.4
Where employment terms, conditions, contractual benefits and, whether or not contractual, severance terms (subject to Schedule 7) are negotiated collectively, a Relevant Purchaser may, if permitted by law, seek to negotiate with the relevant body to vary employment terms, conditions, contractual benefits and, whether or not contractual, severance terms and, if such body is legally able to and does agree on behalf of such employees, paragraphs 1.1 and 1.2 of Part 2 of this Schedule 6 shall not apply to the Relevant Employees on whose behalf such body negotiates.

1.5
The Relevant Purchasers shall not, and shall cause all of the members of Purchaser’s Group not to, at any time within 90 days after the Closing Date, effect (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Group Companies, (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Group Companies or (iii) any action similar to paragraph 1.5(i) or 1.5(ii) of Part 2 of this Schedule 6 under any other applicable foreign, state or local law requiring notice to employees in the event of a plant closing or layoff. For the avoidance of doubt, the Relevant Purchasers shall be responsible for notices or payments due to any Relevant Employees and all applications, notices, payments, fines or assessments due to any governmental authority pursuant to any applicable federal, state, local or foreign law, with respect to the employment, discharge or layoff of any employees by the Relevant Purchasers, the Group Companies or any member of the Purchaser’s Group on or after Closing, including, but not limited to, the WARN Act or any comparable foreign, state or local law as have been issued in connection with the foregoing.

1.6
The Relevant Purchasers shall assume the annual incentive arrangements in place in respect of Relevant Employees for the fiscal year in which Closing occurs and shall calculate and make payments to, or procure that the relevant Group Company makes payments to, Relevant Employees pursuant to the terms of those incentive arrangements for the full fiscal year (including that part of the fiscal year prior to the Closing Date) subject to the Seller having accrued and passed to the Purchaser the benefit of such accrual for the period up to Closing.

1.7
The Seller shall indemnify and keep indemnified the Relevant Purchasers against any claims by any Relevant Employee in respect of all Employment Costs which arose or accrued prior to the Closing Date other than those entitlements expressly assumed by the Relevant Purchaser under this Schedule 6.

2	Information and Consultation

The Seller and the Relevant Purchasers shall inform and consult with Relevant Employees and/or their representatives, as appropriate, to the extent required by law and the Relevant Purchasers shall indemnify and keep indemnified the Seller (for itself and on behalf of each member of the Seller’s Group) and each Relevant Seller against any Losses incurred by the Seller or any member of the Seller’s Group as a result of a Relevant Purchaser’s failure to adhere to such obligations.

06/12/2010	Agreed Form
3	Stay Incentive Agreements

The Seller will, or will procure that a member of the Retained Group will, make payments due pursuant to the Stay Incentive Agreements in respect of the period up to and including Closing, along with the stay incentive bonuses payable pursuant to those agreements following Closing and in respect of obligations relating to accelerated vesting, and any other obligation in respect of any outstanding equity award (“Equity Award Obligations”). The Purchaser will, or will procure that a member of the Purchaser’s Group will, make any severance payments which become due pursuant to the Stay Incentive Agreements after Closing.

4	Change to Relevant Employees

The Seller shall, between the date of the Offer Letter and Closing, notify the Purchaser promptly following the resignation or termination of any person who, if they had not resigned or been terminated, would have been a Relevant Employee at Closing.

06/12/2010	Agreed Form
Part 3
List of Offer Employees
The following employees work in the Group but are not employed by a Group Company or a Business Seller.

Employees	Country Base	Current Employer
Employees of The Scotts Company LLC listed on the Global Bloom Master Roster (document 4.1.9 in the Data Room), the names of whom will be provided to the Purchaser on signing of this Agreement.	US	The Scotts Company LLC

06/12/2010	Agreed Form
Part 4
Excluded Employees
Lorenzo Cassinelli
Gabriele Monsef

06/12/2010	Agreed Form
Schedule 7
Group Retirement Arrangements
(Clause 2.5.2)
1	Interpretation

In this Schedule 7, the definitions in this paragraph 1 shall apply:

“Replacement Arrangement” means an arrangement established in accordance with paragraphs 3.1 and 3.2 below; and

“Transferred Arrangement” means a Group Retirement Benefit Arrangement that is or will become the responsibility of a Company or a Relevant Purchaser at the Closing Date.

2	Transferred Arrangements

The Purchaser will procure that each Transferred Arrangement will, subject to law, for a period of at least 12 months following the Closing Date, provide benefits that are, in the reasonable opinion of the Purchaser, no worse than the benefits provided by the relevant company under such Transferred Arrangement immediately before the Closing Date.

3	Replacement Arrangements

3.1
The Purchaser will procure that at the Closing Date the Relevant Purchasers set up or nominate a Replacement Arrangement in respect of each Business Employee and Offer Employee and Belgian Employee and Relevant Employee of SSHPC who was provided with or participating in a Group Retirement Benefit Arrangement immediately before the Closing Date.

3.2
Unless other arrangements are required by local law, the Purchaser will procure that, for a period of not less than 12 months, the Replacement Arrangement provides benefits to each Business Employee, Offer Employee, Belgian Employee or Relevant Employee of SSHPC that are, in the reasonable opinion of the Purchaser, equivalent in value to the benefits provided to the Business Employee, Offer Employee, Belgian Employee or Relevant Employee of SSHPC by the Relevant Seller immediately before the Closing Date provided that the Purchaser shall not be obliged to provide any Offer Employee or Relevant Employee in the United States with benefits or accruals under a defined benefit plan or any retiree health or welfare benefit.

3.3
The Purchaser will further procure that each Business Employee, Offer Employee, Belgian Employee or Relevant Employee of SSHPC who was provided with or participating in a Group Retirement Benefit Arrangement immediately before the Closing Date will be invited to join a Replacement Arrangement with effect from the Closing Date. Where required by law, the Relevant Purchaser will automatically place the Business Employee, Offer Employee, Belgian Employee and/or Relevant Employee of SSHPC in a Replacement Arrangement from the Closing Date.

3.4
Where benefits or accruals under any retiree health or welfare benefit arrangement are provided to or in respect of Offer Employees or Relevant Employees in the United States at Closing, the Seller will procure the provision of benefits equivalent to those the relevant Offer Employee or Relevant Employee (or any dependant of such person) would have received had the relevant Offer Employee or Relevant Employee remained employed in the Seller’s Group until such time as the relvant Offer Employee or Relevant Employee leaves the employment of the Purchaser’s Group (other than on retirement or death) and, notwithstanding any other provsion of this Schedule 7, the Purchaser shall not be obliged to provide benefits or accruals for retiree health or welfare benefits in respect of such individuals.:

06/12/2010	Agreed Form
Schedule 8
Form of Purchase Price Allocation Agreement
(Clauses 3.2 and 7.6 of the Agreement)
Terms defined in this agreement shall have the meanings attributed to them in the agreement between [•] and [•] of which this Purchase Price Allocation Agreement forms a part.
1	The Bid Value attributable to the Shares and the Group Businesses is as follows:

(4)
		(3)	Part of Bid Value
		Particulars of	attributable to
(1)	(2)	Shares/Group	Shares/Group
Name of Relevant Seller	Jurisdiction	Businesses	Businesses
[•]	[•]	[•]	[•]
2	Subject to paragraph 3 of this agreement, the Purchase Price shall initially be allocated on the following basis:

2.1	The Bid Value shall initially be allocated on the basis of the Bid Value set out in column (4) of paragraph 1 of this agreement.

2.2
Each of the Estimated Cash, Estimated Intra-Group Receivables, Estimated Intra-Group Payables, Estimated Pension Liability and Estimated Third-Party Indebtedness shall be allocated between the Shares according to the Group Company to which such item is attributable and consequently shall be added to (in the case of the Estimated Cash and the Estimated Intra-Group Receivables) or deducted from (in the case of the Estimated Intra-Group Payables, Estimated Pension Liability and the Estimated Third-Party Indebtedness) the Bid Value allocated to those Shares in column (4) of paragraph 1 of this agreement.

2.3
The Estimated Working Capital Adjustment shall be allocated between the Shares and Group Businesses according to the Group Company or Group Business to which the adjustment is attributable and consequently shall be deducted from or added to, as the case may be, the Bid Value allocated to those Shares or Group Businesses in paragraph 1 of this agreement.

3
The balance of any loans or other financing liabilities owed by one Group Company (or any of its Subsidiaries) to another Group Company (or any of its Subsidiaries) shall be deducted from the allocation of the Shares of the Group Company which owes (or which owns the Subsidiary which owes) such loans or liabilities and shall be added to the allocation of the Shares of the Group Company which is (or which owns the Subsidiary which is) owed such loans or liabilities.

4
The part of the Purchase Price relating to the Group Businesses shall be initially allocated between each of the following Business Assets included in the sale of the Group Businesses, where relevant, as set out below:

06/12/2010	Agreed Form
The Scotts Company (UK) Ltd.

Part of Bid Value in column (4) of
paragraph 1 of this agreement
Item	attributable to relevant Business Asset
(i)	Business Properties;

(ii)	Business Intellectual Property;

(iii)	Goodwill;

(iv)	Moveable Assets;

(v)	the rights of The Scotts Company (UK) Ltd. arising or existing at Closing under the Business Contracts;

(vi)	such of the Intra-Group Receivables owed to The Scotts Company (UK) Ltd.;

(vii)	Professional Business Product Registrations owned by The Scotts Company (UK) Ltd.;

(viii)	Stock;

(ix)	Business Records;

(x)	Third-Party Receivables;

(xi)
all other property, rights and assets owned by or licensed to The Scotts Company (UK) Ltd. and used, enjoyed or exercised predominantly in relation to the Group Businesses at Closing, in each case other than any Excluded Assets.

Scotts Australia Pty. Ltd.

Part of Bid Value in column (4) of
paragraph 1 of this agreement
Item	attributable to relevant Business Asset
(i)	Business Properties;

(ii)	Business Intellectual Property;

(iii)	Goodwill;

(iv)	Moveable Assets;

(v)	the rights of Scotts Australia Pty. Ltd. arising or existing at Closing under the Business Contracts;

(vi)	such of the Intra-Group Receivables owed to Scotts Australia Pty. Ltd.;

(vii)	Professional Business Product Registrations owned by Scotts Australia Pty. Ltd.;

06/12/2010	Agreed Form

Part of Bid Value in column (4) of
paragraph 1 of this agreement
Item	attributable to relevant Business Asset
(viii)	Stock;

(ix)	Business Records;

(x)	Third-Party Receivables;

(xi)
all other property, rights and assets owned by or licensed to Scotts Australia Pty. Ltd. and used, enjoyed or exercised predominantly in relation to the Group Businesses at Closing, in each case other than any Excluded Assets.

Scotts Poland Sp z o.o.

Part of Bid Value in column (4) of
paragraph 1 of this agreement
Item	attributable to relevant Business Asset
(i)	Business Properties;

(ii)	Business Intellectual Property;

(iii)	Goodwill;

(iv)	Moveable Assets;

(v)	the rights of Scotts Poland Sp z o.o. arising or existing at Closing under the Business Contracts;

(vi)	such of the Intra-Group Receivables owed to Scotts Poland Sp z o.o.;

(vii)	the Professional Business Product Registrations owned by Scotts Poland Sp z o.o.;

(viii)	the Stock;

(ix)	the Business Records;

(x)	the Third-Party Receivables; and

(xi)
all other property, rights and assets owned by or licensed to Scotts Poland Sp z o.o. and used, enjoyed or exercised predominantly in relation to the Group Businesses at Closing, in each case other than any Excluded Assets.

5
The initial allocation set out in paragraphs 1 and 4 of this agreement shall be adjusted to reflect the payments made pursuant to Clauses 7.3 and 7.5 of the Agreement and the Relevant Sellers and Relevant Purchasers shall adopt that allocation, as so adjusted, for all Tax purposes.

06/12/2010	Agreed Form
Schedule 9
VAT
(Clause 3.3)
1	VAT: Records

1.1
Each Relevant Seller may obtain a direction from the relevant Tax Authority for the retention and preservation by it of any VAT records relating to its period of ownership of the relevant part of the Group and, where such directions are obtained, each Relevant Seller undertakes to preserve any such records in such a manner and for such period as may be required by applicable law and will allow the Relevant Purchasers, upon the Relevant Purchasers giving reasonable notice, reasonable access to and copies of such records where reasonably required by the Relevant Purchasers for their Taxation purposes.

1.2
If no such direction is obtained and any documents are required by law to be preserved by the Relevant Purchasers, the Relevant Sellers shall, as soon as reasonably practicable, deliver such documents to the Relevant Purchasers.

2	VAT: Going Concern — EU Member States

2.1
Each Relevant Seller and each Relevant Purchaser shall use all reasonable endeavours (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure that the sale of the Group Businesses so far as carried on in the EU is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant member state. Each Relevant Purchaser warrants that it is or will become at Closing a taxable person for VAT purposes in the relevant member state and agrees that it will use the assets acquired in carrying on immediately after the Closing the same kind of business, whether or not as part of its existing business, as the Relevant Seller.

2.2
Each Relevant Seller shall have the right to seek a ruling from the relevant Tax Authority as to whether the sale of the Group Businesses so far as carried on in the relevant member state should be treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in that member state and to charge (or not to charge) VAT to the Relevant Purchaser in accordance with that ruling. No less than 10 Business Days prior to submission of any request for a ruling to the relevant Tax Authority, the Relevant Seller shall provide a copy of the request to the Relevant Purchaser in draft form. The Relevant Seller shall procure that any reasonable comments provided by the Relevant Purchaser to the Relevant Seller in relation to the draft request are incorporated prior to submission of the request to the relevant Tax Authority. The Relevant Seller shall not be obliged to challenge that ruling. If the Relevant Purchaser wishes to challenge any ruling it may do so at its own cost but any such challenge shall not affect the date on which VAT must be paid to the Relevant Seller under paragraph 4 of this Schedule 9 below.

06/12/2010	Agreed Form
3	VAT: Going Concern — non-EU Jurisdictions

3.1
To the extent that any state outside the European Union provides for relief or exemption from VAT on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, each Relevant Seller and each Relevant Purchaser shall use all reasonable endeavours (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure such treatment as regards the sale of the Group Businesses and the Shares (insofar as the business of the Group is carried on in the relevant state) under this Agreement. Each Relevant Purchaser will use the assets acquired in carrying on the same kind of business, whether or not as part of the existing business of the Relevant Purchaser, as the Relevant Seller.

3.2
Each Relevant Seller shall have the right to seek a ruling from the relevant Tax Authority as to whether the sale of the Group Businesses and the Shares, so far as the business of the Group is carried on in the relevant state, is eligible for a relief or exemption or is otherwise non-taxable for the purposes of the laws governing VAT in that state and to charge (or not to charge) VAT to the Relevant Purchaser in accordance with that ruling. No less than 10 Business Days prior to submission of any request for a ruling to the relevant Tax Authority, the Relevant Seller shall provide a copy of the request to the Relevant Purchaser in draft form. The Relevant Seller shall procure that any reasonable comments provided by the Relevant Purchaser to the Relevant Seller in relation to the draft request are incorporated prior to submission of the request to the relevant Tax Authority. The Relevant Seller shall not be obliged to challenge that ruling. If the Relevant Purchaser wishes to challenge any ruling it may do so at its own cost but any such challenge shall not affect the date on which VAT must be paid to the Relevant Seller under paragraph 4 below.

4	VAT: Time, Manner and Currency of Payment

4.1
Any amounts of VAT which a Relevant Purchaser is obliged to pay to a Relevant Seller shall be made by any Relevant Purchaser to the Relevant Seller or as it may direct. Such amounts shall be paid in the currency in which the VAT in question must be accounted for to the relevant Tax Authority.

4.2	Any VAT payable in any jurisdiction in respect of the transfer of any of the Group Businesses or Shares shall be paid at Closing against production of a valid VAT invoice (or equivalent, if any).

4.3
If at any date after Closing any Tax Authority determines in writing that any sale carried out pursuant to this Agreement cannot be treated as being neither a supply of goods nor a supply of services for VAT purposes, or does not qualify for relief or exemption from VAT or is otherwise chargeable to VAT, the Relevant Purchaser shall (against production of a valid VAT invoice or equivalent, if any), in addition to any amounts expressed in this Agreement to be payable by the Relevant Purchaser, pay the amount of any VAT (including any penalties and interest, other than penalties or interest arising solely from the failure of a Relevant Seller to account promptly for VAT to the relevant Tax Authority following that Relevant Seller having been placed in the appropriate amount of funds for that purpose by a Relevant Purchaser) which as a result of that indication may be chargeable on any sale carried out pursuant to this Agreement. Any such amounts shall be paid in cleared funds three Business Days prior to the date on which the Relevant Seller is obliged to account for such amounts to the relevant Tax Authority.

06/12/2010	Agreed Form
Schedule 10
Closing Obligations
1	General Obligations

1.1	The Seller’s Obligations

On Closing, the Seller shall deliver or make available to the Purchaser:
1.1.1	each of the Transaction Documents duly executed by the Seller and members of the Seller’s Group, to the extent they are parties to such documents;

1.1.2
evidence that the Seller and the other Relevant Sellers are authorised to execute this Agreement and any other Transaction Documents (including, where relevant, any notarial deeds referred to in this Schedule 10), to the extent that they are parties to such documents;

1.1.3	copies as at the Closing Date of all of the books of account, records, documents and information to which Clause 8.4.2 of this Agreement relates;

1.1.4	evidence that the Seller and the other Relevant Sellers have satisfied the Equity Award Obligation under the Stay Incentive Agreements; and

1.1.5	releases, in the Agreed Terms, in relation to:
(i)	SSHPC and Scotts-Sierra Crop Protection Company’s obligations as guarantor under the US$200,000,000, 7.25% senior notes issued by The Scotts Miracle-Gro Company and due on 15 January 2018; and

(ii)
any security, solely as it relates to the Group Businesses, given by The Scotts Company (UK) Ltd. and Scotts Australia Pty. Ltd. in their capacity as borrowers under an amended and restated credit facility entered into by The Scotts Miracle-Gro Company (amongst others) dated 7 February 2007.

1.2	The Purchaser’s Obligations

On Closing, the Purchaser shall deliver or make available to the Seller:
1.2.1	evidence of the due fulfilment of the conditions set out in Clause 4.1 for which the Purchaser or the other Relevant Purchasers are responsible;

1.2.2	each of the Transaction Documents duly executed by the Purchaser and members of the Purchaser’s Group, to the extent they are parties to such documents; and

1.2.3
evidence that the Purchaser and the other Relevant Purchasers are authorised to execute this Agreement and each other Transaction Document (including, where relevant, any notarial deeds referred to in this Schedule 10 to the extent they are parties to such documents.

06/12/2010	Agreed Form
1.3	Payment for additional employees

On or following Closing, the Purchaser shall, on receipt of an appropriate invoice, pay to the relevant member of the Retained Group, the costs that the Purchaser agreed to incur in accordance with Clause 5.9.1(ii).

2	Transfer of the Shares and Group Businesses

2.1	General Transfer Obligations

On Closing, the Relevant Sellers and the Relevant Purchasers shall execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and Group Businesses. The steps shall be taken in the following order:

2.1.1
first, Scotts International B.V. shall (a) sell to ICL Iberia Limited its shareholding in Scott O.M. España S.A. and (b) sell to ICL Holdings Germany OHG its shareholding in Scotts Deutschland GmbH (“Step 1”);

2.1.2	second, Scotts-Sierra Investments, Inc. shall sell to Scotts International B.V. its shareholding in The Scotts Company Kenya Ltd. and Scotts PBG Malaysia Sdn. Bhd. (“Step 2”); and

2.1.3	third, all remaining transfers of Shares and Group Businesses contemplated by this Agreement shall occur simultaneously (“Step 3”).
2.2	The consideration payable to Scotts International B.V. in respect of Step 1 shall be set out in the Purchase Price Allocation Agreement and shall:
2.2.1	in respect of the acquisition of Scott O.M. España S.A, be left outstanding as a debt owed by ICL Iberia Limited to Scotts International B.V.; and

2.2.2	in respect of the acquisition of Scotts Deutschland GmbH, be left outstanding as a debt owed by ICL Holdings Germany OHG to Scotts International B.V.

2.2.3	For the avoidance of doubt, any amounts under this paragraph 2.2 shall be excluded from any and all of the calculations in Schedule 11.
2.3	The consideration payable to Scotts-Sierra Investments, Inc. in respect of Step 2 shall be set out in the Purchase Price Allocation Agreement and shall:
2.3.1	in respect of the acquisition of The Scotts Company Kenya Ltd., be paid in cash in full to Scotts-Sierra Investments, Inc. on completion of Step 3; and

2.3.2	in respect of the acquisition of Scotts PBG Malaysia Sdn. Bhd., be paid in cash in full to Scotts-Sierra Investments, Inc. on completion of Step 3.
2.4
The consideration payable in respect of Step 3 shall set out in the Purchase Price Allocation Agreement and shall be paid in full to the parties contemplated in Schedule 8 of this Agreement on Closing.

2.5
Notwithstanding paragraphs 2.1 to 2.4 of Part 1 of this Schedule 10, the Relevant Sellers shall not conduct such steps as are set out in paragraphs 2.1 to 2.4 above until the Sellers are holding or have held to their order absolutely the amount to be paid by the Purchaser pursuant to Clause 6.3.1 of this Agreement.

06/12/2010	Agreed Form
2.6	Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1 above, the Relevant Sellers and Relevant Purchasers shall do the following in relation to any Companies and Group Businesses incorporated or located in the jurisdictions listed below:

2.6.1	France

The Relevant Sellers shall transfer the relevant Shares (parts sociales) in Scotts France SARL to the Relevant Purchasers and the Relevant Sellers and the Relevant Purchasers shall execute a French language share transfer agreement (acte de cession), in the Agreed Terms, suitable for the purpose of tax registration and formalities.

2.6.2	Netherlands

The Relevant Seller shall transfer the relevant Shares in Scotts International B.V. to the Relevant Purchaser, the Relevant Purchaser shall accept the transfer, and the Relevant Seller shall procure that Scotts International B.V. acknowledges the transfer, the foregoing to be effected by execution by the Relevant Seller and the Relevant Purchaser, before one of the civil law notaries of Linklaters LLP, of a notarial deed of transfer in the Agreed Terms.

2.6.3	Poland

In the case of a transfer of a Group Business (przedsiębiorstwo) located in Poland, the Relevant Seller and the Relevant Purchaser shall sign, with signatures authorised by a notary, a sale of business agreement (umowy sprzedaży przedsiębiorstwa) in the Agreed Terms suitable for transferring all rights and titles to the Group Business.

2.6.4	United Kingdom

The Relevant Sellers shall deliver or make available to the Relevant Purchasers the following, to the extent they relate to any Group Business located in the United Kingdom:
(i)
duly executed transfers of the Business Properties, together with the related documents of title and the relevant Third-Party Consents, except that this paragraph (i) shall not apply in relation to any Business Leased Property where the necessary Third-Party Consent has not been obtained by the relevant Closing, in which case such properties shall be transferred in accordance with Schedule 3;

(ii)
assignments and novations in the Agreed Terms (duly executed as a deed by the Relevant Sellers, any third-party and, if so reasonably required by the Relevant Sellers, the Relevant Purchasers) together with the related documents of title and such Third-Party Consents as the Relevant Sellers may have obtained;

(iii)	assignments of Registered Business Intellectual Property in accordance with Schedule 4, to the extent it has been possible to prepare and execute these by Closing;

(iv)	those Business Assets which are capable of transfer by delivery; and

(v)	subject to the matters specified in Schedule 3, vacant possession of the Properties.

06/12/2010	Agreed Form
2.6.5	United States

With respect to any Group Company that is incorporated or otherwise organised under the laws of the State of California or any Group Business that is located in the State of California, in the case of a sale of Shares, the Relevant Sellers shall deliver to the Relevant Purchasers one or more certificates representing all of the relevant Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly endorsed in blank, and bearing or accompanied by all requisite stock transfer stamps.

2.6.6	Malaysia

Subject to any restrictions or transfer process requirements as stipulated by Scotts PBG Malaysia Sdn. Bhd., the Relevant Seller shall lodge with Scotts PBG Malaysia Sdn. Bhd. a transfer form, being Form 32A of the Companies Regulations 1966, in order to transfer the Shares in Scotts PBG Malaysia Sdn. Bhd. in favour of the Relevant Purchaser or as it may direct accompanied by the relevant share certificates (or an express indemnity in a form satisfactory to the Relevant Purchaser in the case of any certificate found to be missing).

2.6.7	Australia

The Relevant Sellers shall deliver or make available to the Relevant Purchasers the following, to the extent that they relate to any Group Business located in Australia:
(i)
assignments and novations in the Agreed Terms (duly executed as a deed by the Relevant Sellers, any third-party and, if so reasonably required by the Relevant Sellers, the Relevant Purchasers) together with the relative documents of title and such Third-Party Consents as the Relevant Sellers may have obtained;

(ii)	those Business Assets which are capable of transfer by delivery; and

(iii)	a valid GST invoice for the Business Assets.
For purposes of this paragraph, “GST” has the meaning given to that term in the New Tax System (Goods and Services Tax) Act 1999 (Cth).

2.6.8	Kenya

The Relevant Sellers shall transfer the relevant Shares in The Scotts Company Kenya Ltd. a form of transfer duly executed by the registered holders in favour of the Relevant Purchasers or as they may direct accompanied by the related share certificates (or an express indemnity in a form satisfactory to the Relevant Purchasers in the case of any certificate found to be missing) and a Form D certificate on transfer of certain marketable securities duly executed by The Scotts Company Kenya Ltd. auditor.

2.6.9	Italy

The Relevant Sellers and the Relevant Purchasers shall execute a notarised deed of conveyance in the Agreed Terms for the sale and transfer of the Shares (i.e. the relevant quota capital) in Scotts Italia S.r.l. to the Relevant Purchasers. The Italian Notary who will notarise the signatures on the deed of conveyance will be selected by the Relevant Purchasers. The deed of conveyance shall not amend or novate this Agreement which will continue to bind the Relevant Sellers and the Relevant Purchasers regardless of the execution of such deed of conveyance.

06/12/2010	Agreed Form
2.6.10	Spain
(i)	The Relevant Sellers shall deliver to the Relevant Purchasers any documents of title to the Shares in Scott O.M. España S.A. The Seller shall issue the relevant titles if applicable.

(ii)
The Relevant Sellers shall deliver to the Notary Public a certificate issued by the secretary of the board of directors of Scott O.M. España S.A., with the approval of the president of Scott O.M. España S.A. declaring that all requirements established in the bylaws for the transfer of the Shares in Scott O.M. España S.A. have been fulfilled.

(iii)	The transfer of the Shares in Scott O.M. España S.A. shall be effected by notarial deed in the Agreed Terms, executed before a Notary Public.

(iv)	Scott O.M. España S.A. shall register the Relevant Purchasers as the owners of the Shares in Scott O.M. España S.A. in the book of registered shares (“Libro Registro de Acciones Nominativas”).

(v)	The Relevant Sellers shall deliver or make available to the Relevant Purchasers the corporate books, duly updated, of Scott O.M. España S.A.

(vi)
Simultaneously to the granting of the Spanish notarial deed transferring the Shares in Scott O.M. España S.A., Scotts International B.V. shall deliver a D1-B form and ICL Iberia Limited shall deliver a D1-A form to the Notary who will be requested to inform the DGPCI (“Dirección General de Política Comercial e Inversiones”) of the divestment in Scott O.M. España, S.A.

(vii)
Simultaneously to the granting of the Spanish notarial deed transferring the Shares in Scott O.M. España S.A., the directors of Scott O.M. España, S.A. shall hand out their letters of resignations to Scott O.M. España, S.A. to ICL Iberia Limited’s advisers in Spain.

(viii)
The new shareholder of Scott O.M. España, S.A. shall, as sole shareholder, accept the resignation of the directors, waiving any claim of Scott O.M. España, S.A. against the directors, and decide the management of the company to be put in place and, accordingly, appoint the new directors.

(ix)	The Commercial Registry must be notified of the change of sole shareholder or of any change to this sole shareholder status.
2.6.11	Germany

The Relevant Sellers and the Relevant Purchasers shall notarise a transfer agreement before a German notary public in the Agreed Terms through which the Relevant Sellers transfer title to the Shares in Scotts Deutschland GmbH to the Relevant Purchasers, and the Relevant Purchasers accept such transfer.

06/12/2010	Agreed Form
3	Further Obligations in Addition to Transfer

3.1	General Obligations

The Relevant Sellers shall deliver or make available to the Relevant Purchasers the following:
3.1.1	the written resignations in the Agreed Terms (and legalised by a notary where required) of each of the persons who are remaining with the Retained Group, to take effect on Closing;

3.1.2
if practicable, to the extent requested by the Purchaser, the Relevant Sellers having used reasonable endeavours to obtain the same, the written resignations of the auditors of the Group Companies concerned, to take effect on the Closing Date, with acknowledgements signed by each of them in a form satisfactory to the Relevant Purchasers to the effect that they have no claim against any Group Company or otherwise complying with any relevant law or regulation;

3.1.3
if any Relevant Purchaser reasonably requires and notifies the Relevant Seller at least 30 days before Closing, irrevocable powers of attorney or such other appropriate document (in such form and terms as the Relevant Purchaser may reasonably require) executed by each of the holders of the Shares in favour of the Relevant Purchaser or as it may direct to enable it (pending registration of the relevant transfers) to exercise post-Closing all voting and other rights attaching to the Shares and to appoint proxies for this purpose with an express undertaking of the holder of the Shares not to exercise such voting and other rights attached to the Shares;

3.1.4
in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, duly written up to date, including the shareholders’ register and share certificates in respect of the Subsidiaries, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation;

3.1.5
in each case where the said information is not at the Properties, all other books, records and other information relating exclusively or primarily to the Group (save for books, records and other information which a Relevant Seller is required by law to retain or in respect of which a Relevant Seller obtains a direction to retain pursuant to Schedule 9) and all information relating to customers, suppliers, agents and distributors and other information relating exclusively or primarily to the Group (including the Relevant Employees) as the Relevant Purchasers may reasonably require and copies or, at the Relevant Sellers’ option, originals of any such books, records, documents or other information in the possession or control of the Relevant Sellers which relate only in part to the Group and which the Relevant Purchasers may reasonably require;

3.1.6	evidence as to:
(i)
the acceptance by shareholders or the directors of each of the relevant Group Companies of the resignations referred to in paragraph 3.1.1 and of the appointment of such persons to take effect on Closing (within the maximum number permitted by the constitutional documents of the Group Company concerned) as the Relevant Purchasers may nominate as directors and (if relevant) secretary;

(ii)
the acceptance by shareholders or the directors of the relevant Group Companies of the resignation of the auditors referred to in paragraph 3.1.2 and of the appointment of such auditors as the Relevant Purchasers may nominate; and

(iii)	the approval by the shareholders or the directors of the transfer of the Shares or the sale of the Group Businesses to the Relevant Purchasers,

06/12/2010	Agreed Form
where such acceptance or approval is required by law or under the constitutional documents of the Group Company concerned;

3.1.7
the duly executed Patent Assignment in the form of Part 2 of Schedule 4, the duly executed Trade Mark Assignment in the form of Part 3 of Schedule 4, the duly executed Know-how Assignment in the form of Part 4 of Schedule 4 and the duly executed Unregistered Intellectual Property Assignment in the form of Part 5 of Schedule 4; and

3.1.8	any forms and ancillary documents (executed by the Seller) required by the relevant domain name registry to transfer the domain names listed in paragraph 1.3 of Part 1 of Schedule 4.

06/12/2010	Agreed Form
Schedule 11
Post Closing Adjustments

Part 1 Closing Statement (Clause 7)
1	Form and Content of Closing Statement

1.1
The Closing Statement shall include the assets and liabilities of the Group Companies and the Group Businesses at the Close of Business on the Closing Date which are accounted for within the GL Codes as set out in the tables contained in, or referred to in, Annex A of this Schedule 11. No other categories of assets or liabilities shall be included in Working Capital, provided that, if any new asset or liability arises between the date of the Offer Letter and Closing that should have been included in the Working Capital GL Codes but in respect of which there is not an identifiable Working Capital GL Code in the tables contained in, or referred to in, Annex A of this Schedule 11, then the Seller and the Purchaser shall co-operate in good faith to determine the appropriate GL Codes that will be included in the calculation of Working Capital to accommodate such new working capital assets or liabilities. In the event that the new QAD system requires new GL Codes following the transition from SAP, such GL Codes will be tracked consistently from existing GL Codes.

1.2	The Closing Statement shall be drawn up in the form set out in Table 1 to Table 6 in Annex A of this Schedule 11. For the avoidance of doubt, Table 6 shall be compiled in accordance with Schedule 18.

1.3	The Group Companies’ Cash Balances, Third-Party Indebtedness, Intra-Group Payables, Intra-Group Receivables and Pension Liability shall not be taken into account in calculating the Working Capital.

1.4
Where there is to be a repayment of Intra-Group Payables and Intra-Group Receivables pursuant to Clause 7.4, the Closing Statement shall include a breakdown for Intra-Group Payables and Intra-Group Receivables and shall specify the relevant debtor and creditor for each Intra-Group Payable and Intra-Group Receivable.

2	Accounting Policies

2.1	The Closing Statement shall be drawn up in accordance with the accounting principles generally accepted in the United States as at the Closing Date with:
2.1.1	the specific accounting principles, policies, procedures, categorisations, definitions, methods, practices and techniques set out in paragraphs 2.5 to 2.9 below applied and
2.1.2
to the extent not inconsistent with paragraph 2.1.1, the accounting principles, policies, procedures, categorisations, definitions, methods, practices and techniques adopted in the Accounts, applied on a consistent basis.

2.2
The Closing Statement shall be drawn up as at Close of Business in the relevant locations at the Closing Date. No account shall be taken of events taking place after the Close of Business on the Closing Date and regard shall only be had to information available to the parties to this Agreement at Close of Business on the Closing Date.

06/12/2010	Agreed Form
2.3	Each Closing Statement item shall be expressed in US Dollars. Amounts in other currencies shall be translated into US Dollars in accordance with Clause 1.11.
2.4	Any calculation of the Estimated Working Capital Adjustment or the Working Capital Adjustment shall be calculated in accordance with paragraphs 2.4.1 and 2.4.2.
2.4.1
The Estimated Working Capital Adjustment shall be calculated such that, in relation to each of the constituents of Base Working Capital and Estimated Working Capital expressed variously in US Dollar, Pounds Sterling, Euro, Australian Dollar, Kenyan Shilling, Malaysian Ringgit and Polish Zloty currencies (each a “Base Currency Amount”), where any relevant Base Currency Amount in the Estimated Working Capital either exceeds the equivalent Base Currency Amount in the Base Working Capital or is less than the relevant Base Currency Amount the Base Working Capital, in each case, the difference between any such amounts shall be converted into US Dollars in accordance with Clause 1.11 and the resulting US Dollar equivalent amounts shall be aggregated, (treating cases where a Base Currency Amount in the Estimated Working Capital exceeds the equivalent Base Currency Amount in the Base Working Capital as positive and cases where a Base Currency Amount in the Estimated Working Capital is less than the equivalent Base Currency Amount in the Base Working Capital as negative) so as to arrive at the Estimated Working Capital Adjustment .

2.4.2
The Working Capital Adjustment shall be calculated such that, in relation to each of the constituents of Base Working Capital and Working Capital expressed variously in US Dollar, Pounds Sterling, Euro, Australian Dollar, Kenyan Shilling, Malaysian Ringgit and Polish Zloty currencies (each a “Base Currency Amount”), where any relevant Base Currency Amount in the Working Capital either exceeds the equivalent Base Currency Amount in the Base Working Capital or is less than the relevant Base Currency Amount in the Base Working Capital, in each case, the difference between any such amounts shall be converted into US Dollars in accordance with Clause 1.11 and the resulting US Dollar equivalent amounts shall be aggregated, (treating cases where a Base Currency Amount in the Working Capital exceeds the equivalent Base Currency Amount in the Base Working Capital as positive and cases where a Base Currency Amount in the Working Capital is less than the equivalent Base Currency Amount in the Base Working Capital as negative) so as to arrive at the Working Capital Adjustment.

2.5	Accounts receivable
2.5.1
Accounts receivable balances shall be recorded at the invoiced amounts (including monthly revaluations of foreign currency amounts receivable balances). The doubtful debtor allowances shall be determined differently between the Americas and the rest of the world:

(i)	Americas

Customer accounts shall be stratified into risk categories based on periodic (one—three times per year) credit reviews. Allowances shall be established based on accounts receivable balances by account according to their risk category (high risk — 25 per cent.; extreme high risk — 75 per cent.; accounts in legal action — 95 per cent.), with a 0.5 per cent. allowance for collection and related risks. Individual account circumstances may warrant special reserves.

06/12/2010	Agreed Form
(ii)	Rest of the world

Balances overdue for more than 90 days shall be provided for 50 per cent. Balances overdue for more than 180 days shall be provided for 100 per cent. Other specific accounts may be provided before on an individual basis (for example if the customer is in financial difficulty).

2.5.2
Accounts receivable shall include an account referred to as “Revenue recognition adjustment”. This account shall include the deferred revenue adjustment (revenue portion) relating to shipments in transit to customers (mainly to Asia) whereby economic risk transfers on receipt of the goods. The sale shall initially be recorded when the product is shipped whilst the reversal entry shall defer the revenue until the product is received by the customer. This reversal should be considered together with the reversal set out in paragraph 2.6.6 of this Schedule 11.

2.6	Inventory
2.6.1
The finished goods inventory shall be valued at standard cost as determined by the Seller’s global supply chain. Standard cost per finished product shall be determined as part of the annual budget process and shall be based on expected plant performance and expected raw material purchasing terms and conditions. Standard costs shall be determined annually and shall not be revised during the financial year.

2.6.2
The inventory value includes variances which shall be capitalised based on the calculated inventory months and the monthly incurred variances. The portion of variances capitalised shall be determined at each month-end by adding variances for the total of inventory months.

2.6.3
A finished goods inventory that exceeds a 12-month supply for sale forecasts shall be considered excess and shall be evaluated for reserve requirements. A supply in excess of 12 months may not be “excess” if the build-up is planned in order to meet customer demand by working around capacity constraints. Obsolete items shall be identified based upon the “status code” within the accounting systems. Status codes shall be managed by the Seller’s marketing and R&D department.

2.6.4
The raw material inventory shall be valued at standard cost as determined by the Seller’s global supply chain. Standard cost per raw material shall be determined based on the expected purchasing terms and conditions for the coming year. Standard costs shall be determined annually and shall generally not be revised during the financial year.

2.6.5
The excess component/raw material inventory shall be evaluated based on estimated future use and recent activity. Inventory exceeding the necessary inventory levels to produce the 12-month production forecast shall be classified as excess. Inventory in a blocked status (within the accounting system) shall generally be reserved at 100 per cent. of standard cost.

2.6.6	The inventory value shall also include a deferred revenue adjustment (COGS portion) relating to shipments in transit to customers (mainly to Asia).

06/12/2010	Agreed Form
2.7	Prepaid expenses and other receivables

Prepaid expenses shall be recorded at the nominal value and shall be recognised as expense based on the applicable service period. Other receivables shall include receivable balances which are expected to be received within 12 months.

2.8	Accounts payable

Accounts payable balances shall be recorded at the invoiced amounts (including monthly revaluations of foreign currency accounts payable balances).

2.9	Accrued expenses and other current liabilities
2.9.1	The following is a description of certain specific accruals and other current liabilities:
(i)	VAT accounts

These accounts shall include the VAT amounts on sales and purchases and the monthly settlements of VAT with the Tax Authorities.

(ii)	Accrued salaries

This accrual shall include salary costs which have been recognised in the employee service period but have not yet been paid out.

(iii)	Accrued incentives

This accrual shall include all incentives/bonuses awarded but unpaid or expected to be paid out to employees and management based on the performance against incentive goals. Incentives shall generally be paid out within three months after financial year-end.

(iv)	Vacation days accrual

This accrual shall be for earned vacation days not yet taken based on outstanding vacation days per employee, employee salary and surcharge for social premiums.

(v)	Vacation allowance

There shall be a monthly accrual of vacation allowance (e.g. 8 per cent. of gross salary and gross social benefits per employee in The Netherlands). This policy varies per country depending on the local regulations.

(vi)	Pension accounts (non FAS 87 related)

Pension accounts which are classified as working capital shall represent the prepayments of pension premiums and the pension expense as incurred based on annually set pension premiums. These accounts shall not include the FAS 87 calculations of the defined benefit plans (not included in the definition of working capital).

(vii)	Customer volume rebate accruals

This shall represent incentives provided to various customers that are accrued over the term of the incentive programme and paid out once performance as against specific targets has been verified. The rebate shall be calculated based upon the Seller’s assumption that all customers will hit rebate step and a portion of the month’s sales shall be reserved for within this account. Typically starting in July of each fiscal year, management will analyse the performance of each customer programme to determine if the current reserve is appropriate and will adjust over the fourth quarter. Different rebates shall be utilised for CRF, PPP, and WSF and step rebates shall be used based upon volume targets.

2.9.2
Other accruals not discussed above shall be recorded when products/services have been received for which the related invoice has not been received (based on the agreed value of such services/products).

06/12/2010	Agreed Form
3	Preparation
3.1	No later than 60 days following Closing, the Purchaser shall deliver to the Seller the Draft Closing Statement.
3.2
In order to enable the Purchaser to prepare and agree the Draft Closing Statement, the Seller and the other Relevant Sellers shall keep up to date and, subject to reasonable notice, make available to the Purchaser’s representatives and to the Purchaser’s accountants all books and records relating to the Group during normal office hours and co-operate with them with regard to the preparation of the Draft Closing Statement. Each of the Seller and the other Relevant Sellers agrees, in so far as it is reasonable to do so, to make available the services of the employees of the Seller’s Group to assist the Purchaser in the performance of its duties under this Agreement.

3.3
If the Seller does not within 30 days of presentation to it of the Draft Closing Statement give notice to the Purchaser that it disagrees with the Draft Closing Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Seller’s opinion should be made to the Draft Closing Statement (the “Seller’s Disagreement Notice”), the Draft Closing Statement shall be final and binding on the parties for all purposes. If the Seller gives a valid Seller’s Disagreement Notice within such 30 days, the Purchaser and the other Relevant Purchasers shall keep up to date and, subject to reasonable notice, make available to the Seller’s representatives and the Seller’s accountants all books and records relating to the relevant part of the Group during normal office hours during the period from the date of the Seller’s Disagreement Notice until the date on which such disagreement is resolved. The Purchaser and the Seller shall attempt in good faith to reach agreement in respect of the Draft Closing Statement and, if they are unable to do so within 21 days of such notification, the Seller or the Purchaser may by notice to the other require that the Draft Closing Statement be referred to the Reporting Accountants.

3.4
The Reporting Accountants shall be engaged jointly by the Seller and the Purchaser on the terms set out in this paragraph 3 and otherwise on such terms as shall be agreed; provided that neither the Seller nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 3) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as the Seller and the Purchaser may agree) then, unless the Seller or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

06/12/2010	Agreed Form
3.5	Except to the extent that the Seller and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:
3.5.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only:
(i)	whether any of the arguments for an alteration to the Draft Closing Statement put forward in the Seller’s Disagreement Notice is correct in whole or in part; and
(ii)	if so, what alterations should be made to the Draft Closing Statement in order to correct the relevant inaccuracy in it;
3.5.2	shall apply the accounting principles, policies, procedures, practices and estimation techniques set out in paragraphs 2.2 to 2.9 of Part 1 of this Schedule 11;
3.5.3	shall make their determination pursuant to paragraph 3.5.1 of Part 1 of this Schedule 11 as soon as is reasonably practicable but in any event within 30 days of being engaged; and

3.5.4	the procedure of the Reporting Accountants shall:
(i)	give the Seller and Purchaser a reasonable opportunity to make written representations to them;
(ii)	require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants; and
(iii)	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.
3.6	The Reporting Accountants shall promptly upon the same becoming available send the Seller and the Purchaser a copy of their determination pursuant to paragraph 3.5.1 above. Such determination shall:
3.6.1	be made in writing; and
3.6.2	unless otherwise agreed by the Seller and the Purchaser, include reasons for each relevant determination.
3.7
The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Relevant Sellers and Relevant Purchasers save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, their determination shall be deemed to be incorporated into the Draft Closing Statement.

3.8
The expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 3.5.1 or, failing such direction, equally between the Purchaser, on the one hand, and the Seller, on the other.

06/12/2010	Agreed Form
3.9
The Seller and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, the Purchaser and the other Relevant Purchasers shall keep up to date and, subject to reasonable notice, make available to the Seller’s representatives, the Seller’s accountants and the Reporting Accountants all books and records relating to the Group during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

3.10
Nothing in this Schedule 11 shall entitle a party or the Reporting Accountants to access any information or document which is protected by legal professional privilege or which has been prepared by the other party or its accountants or other professional advisers with a view to assessing the merits of any claim or argument.

3.11
Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 3 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Closing Statement, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

06/12/2010	Agreed Form
Part 2
Base Working Capital
(Clause 1.1)
The Base Working Capital figures listed below are derived from the Accounts:

		Local Currency
Country/Currency		(000)
Australia	AUD	3,960
Australian Dollar		3,960
Belgium	EUR	(82)
France	EUR	1,459
Germany	EUR	(137)
International	EUR	19,304
Italy	EUR	4,564
Spain	EUR	1,972
Euro		27,080
UK	GPB	13,151
Pounds Sterling		13,151
Kenya	KES	109,281
Kenyan Shilling		109,281
Malaysia	MYR	(18)
Malaysian Ringgit		(18)
Poland	PLZ	12,912
Polish Zloty		12,912
LATAM	USD	5,909
USA 4000	USD	27,863
USA 9007	USD	43
USA 9017	USD	371
USA Far East	USD	1,181
US Dollar		35,368
Working Capital

06/12/2010	Agreed Form
Schedule 11
Annex A
Form of Closing Statement
(Clause 7)
The Closing Statement shall be prepared in the form set out in Annex A of this Schedule 11 and will comprise the following components:
Table 1: a table setting forth the values of (i) the Working Capital, (ii) the Group Companies Cash Balances, (iii) the Third-Party Indebtedness, (iv) the Pension Liability, (v) the Intra-Group Payables and (vi) the Intra-Group Receivables. Table 1 shall be drawn up in the form set out below:

Table 1
Working Capital	(in each relevant currency)		As per Table 2
Group Companies Cash Balances	$		As per Table 3
Third-Party Indebtedness	$		As per Table 4
Intra-Group Payables	$		As per Table 5
Intra-Group Receivables	$		As per Table 5
Pension Liability	$		As per Table 6
Agreed Cash Sum		$1,000,000
Table 2: a table in the Agreed Terms setting forth the GL Codes that make up the Working Capital, which is attached to this Agreement.

06/12/2010	Agreed Form
Table 3: a table listing the individual entities and countries which comprise the total cash balance that, for each entity, sets forth the separate elements of the balance which make up the Group Companies Cash Balances. Table 3 shall be drawn up in the form set out below:
Table 3

G/L Code	Country	Account	Cash Balances

CASH

Total

06/12/2010	Agreed Form
Table 4: a table setting forth the individual components of the Third-Party Indebtedness that in each case sets forth the value, counterparty, due date and details of any related security. Table 4 shall be drawn up in the form set out below:
Table 4

	Country	Value

[listing of individual components]

Third-Party Indebtedness

06/12/2010	Agreed Form
Table 5: a table setting forth the individual components and their respective counterparties and balances that comprise the constituent parts of the Intra-Group Payables and the Intra-Group Receivables. Table 5 shall be drawn up in the form set out below:
Table 5

	Country	Account	Balance
[listing of individual components]
Total: Intra-Group Payables
Total: Intra-Group Receivables

06/12/2010	Agreed Form
Table 6: a table setting forth the Pension Liability:
Table 6

	Country	Balance
[listing of individual components]
Total

06/12/2010	Agreed Form
Schedule 12
Warranties given under Clause 9.1
1	Corporate Information

1.1	The Shares and the Group Companies
1.1.1	Each of the Share Sellers specified in Part 1 of Schedule 1:
(i)	is the sole legal and beneficial owner of the Shares set out against its name in column (3) of Part 1 of Schedule 1; and
(ii)	has the right to exercise all voting and other rights over the Shares set out against its name in column (3) of Part 1 of Schedule 1.
1.1.2
The Shares set out in each row of column (3) of Part 1 of Schedule 1 represent the whole of the issued and allotted share capital of the relevant Group Company, have been properly and validly issued and allotted and are each fully paid.

1.1.3
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, conversion, registration, sale or transfer, amortisation, redemption or repayment of any share or loan capital in any Group Company.

1.1.4
There are no Encumbrances over the shares in any Group Company and there is no agreement or commitment to give or create such an Encumbrance or, so far as the Seller is aware, negotiations which may lead to such an agreement or commitment.

1.1.5	The Shares have not been and are not listed on any stock exchange or regulated market.

1.1.6	Save as set out in Schedule 2, no Group Company has:
(i)	any subsidiaries or any interest in any share or loan capital of any other company; or
(ii)	any branch, division or establishment outside the jurisdiction in which it is incorporated.
1.1.7	The particulars contained in Schedule 2 are true and accurate in all material respects.
1.2	Constitutional Documents, Corporate Registers and Minute Books
1.2.1
The constitutional documents of the Group Companies are in the Data Room and are true and accurate copies of the constitutional documents of the Group Companies and, so far as the Seller is aware, there are not any subsisting breaches by any Group Company of its constitutional documents.

1.2.2	There are no shareholder agreements in relation to any Group Company or Group Business or to which any Group Company or Business Seller (in respect of the business of the Group) is a party.

06/12/2010	Agreed Form
1.2.3	The registers and minute books required to be maintained by each Group Company under the law of the jurisdiction of its incorporation are up to date in all material respects.
1.2.4	All registers and books referred to in paragraph 1.2.3 of this Schedule 12 are in the possession (or under the control) of the relevant Group Company.
2	Accounts

2.1	Statutory Accounts

The Statutory Accounts have been prepared in accordance with the requirements of the relevant statutes and on a basis consistent with that adopted in the preparation of the audited accounts for such companies for each of the last two preceding financial years of such companies and in accordance with applicable law and with the generally accepted accounting principles and practices at the date of preparation of such Statutory Accounts in the jurisdictions of their incorporation and give a true and fair view of the assets and liabilities and state of affairs of such companies as at the dates to which they were prepared and the income, expenses and profitability of such companies for the periods for which they were prepared.

2.2	Management Accounts

The Management Accounts have been prepared on basis consistent with previous management accounts prepared for the Group and have been prepared with due care and (i) disclose with reasonable accuracy; and (ii) give a reasonable view of the profit and loss of the Group for the period commencing on 1 October 2009 and ending on the Management Accounts Date and state of affairs of the Group as at the Management Accounts Date having regard to the purposes for which they have been prepared.

2.3	The Accounts
2.3.1	The Accounts:
(i)
relate to the unaudited pro forma combined financial information for the Group and have been (a) prepared for the purpose of the Transaction, (b) based on the Management Accounts of the Group Companies and the Business Sellers and (c) adjusted to reflect the perimeter of the Transaction, to present an earnings trend reflective of the Group and for unusual or infrequent/non-recurring items and structural changes within the Group;

(ii)
have been prepared from the Group’s and/or the Seller’s Group’s accounting records using US GAAP accounting policies, estimation techniques, measurement bases, practices and procedures on a consistent basis; and

(iii)	disclose with reasonable accuracy the assets and liabilities and state of affairs and the profits and losses of the Group as at the time and for the period to which they relate.
2.3.2
The Accounts disclose all the assets and either make full provision or reserve for or, as appropriate, disclose all bad and doubtful debts and all actual accruals and liabilities of the Group as at the date to which they have been prepared.

06/12/2010	Agreed Form
2.3.3	The profits of the Group shown by the profit and loss accounts in each of the Accounts have not been affected by:
(i)	extraordinary or exceptional item (except as disclosed on the face of or in the notes to the Accounts); or
(ii)	any other factor rendering such profits for all or any of the period covered by the Accounts unusually high or low.
3	Financial Obligations

3.1	Financial Facilities
3.1.1
Details of all financial facilities (including loans, debentures, overdrafts, factoring, derivatives and hedging arrangements) (together, the “Facilities” for the purposes of this paragraph 3) that are outstanding or available to the Group Companies or to any Business Seller in relation to the business carried on by the Group (including details of all borrowings including, without limitation, any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills) and acceptance credits, other than borrowing or indebtedness arising in the ordinary course of business) are Fairly Disclosed in the Data Room.

3.1.2
There has been no material contravention of, or non-compliance with, the terms of any of the Facilities which constitutes an event of default or would give rise to an obligation to make early repayment and no steps have been taken or threatened for the early repayment of sums outstanding under the Facilities.

3.1.3
There are no arrangements under which any Group Company has received or repaid (or may receive or may have to repay) any grant, subsidy or other financial assistance of any kind from any government department or other body.

3.2	Guarantees
Other than in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship or security given:
3.2.1	by any Group Company or a Business Seller in relation to the business of the Group; or
3.2.2	for the benefit of any Group Company or a Business Seller in relation to the business of the Group.
4	Assets

4.1	The Properties
4.1.1	The details of the Properties set out in Schedule 3 are true and accurate in all material respects.
4.1.2	The Properties comprise all the land and premises owned or occupied by the Group Companies and the Business Sellers (in relation to the business of the Group only).

06/12/2010	Agreed Form
4.1.3	In relation to each Group Company Property, the relevant Group Company named in Part 1 of Schedule 3 is the owner or the lessee (as appropriate) of the Group Company Property.
4.1.4
In relation to each Business Property, the relevant Business Seller named in Part 2 of Schedule 3 is the legal and beneficial owner or the lessee (as appropriate) of the Business Property and, save as Fairly Disclosed, there is not in force any policy relating to defective title or restrictive covenant indemnity.

4.1.5
The Business Seller or the relevant Group Company named in paragraphs 1 and 2 of Part 1 and paragraphs 1 and 2 of Part 2 (as appropriate) of Schedule 3 is in possession of each Property and, so far as the Seller is aware, no other person is in, or otherwise entitled to, occupation or use of such Property.

4.1.6	All deeds and documents necessary to prove the title of the relevant Group Company or Business Seller to the Properties are in the possession or under the control of the Seller.
4.1.7	All taxes payable on the sale or transfer of interests in the Business Properties have been paid in relation to the transfer of each Business Property to the relevant Business Seller.
4.1.8	All taxes payable on the sale or transfer of the Group Company Properties have been paid in relation to the transfer of each Group Company Property to the relevant Group Company.

4.1.9	So far as the Seller is aware:
(i)	each Property (with the exception of the Business Owned Properties) has the benefit of such rights as are necessary for the existing use of the Property; and
(ii)	the Business Owned Properties have the benefits of such rights and servitudes as are necessary for the existing use of the Business Owned Properties.
4.1.10	So far as the Seller is aware, no Property is subject to any material Encumbrance save as set out in paragraph 3 of Part 1 and paragraph 3 of Part 2 (as appropriate) of Schedule 3.
4.1.11
The Seller has not received notice of any outstanding written notice or written dispute as to the ownership, occupation or use of any Property which would, if implemented or enforced, have a material adverse effect on the conduct of the business carried on by the Group carried out at the Properties in substantially the manner as at present.

4.1.12	So far as the Seller is aware, there are no compulsory purchase notices, orders or resolutions affecting any Business Property.
4.1.13
So far as the Seller is aware, no Property is subject to any material liability for the payment of any outgoings other than the usual relevant property taxes and outgoings including national non domestic rates, water and sewerage services, charges and insurance premiums and, additionally, in the case of the Leased Properties, rents, service charges and all other outgoings referred to in the relevant Lease.

06/12/2010	Agreed Form
4.1.14
So far as the Seller is aware, no Property is subject to any material covenants, obligations, restrictions, stipulations, licences, grants, exceptions or reservations, unregistered interests which override either first registration (where appropriate) or other such rights the benefit of which is vested in third-parties, nor any agreement to create the same and which would have a material adverse effect on the use and enjoyment of the relevant Property by the relevant Group Company or Business Seller.

4.1.15
So far as the Seller is aware where any such matters as are referred to in paragraphs 4.1.10, 4.1.13 and 4.1.14 have been Fairly Disclosed, the obligations and liabilities imposed and arising under them have been observed and performed in all material respects and all payments in respect of them due and payable have been duly paid.

4.1.16
No Property is subject to any agreement or right to acquire the same, nor any option, right of pre-emption or right of first refusal, and, so far as the Seller is aware, there are no outstanding actions, claims or demands between the relevant Group Company or Business Seller and any third-party affecting or in respect of any Property which would, if implemented or enforced, have a material adverse effect on the conduct of the Business carried on by the Group carried out at the Properties in substantially the manner as at present.

4.1.17	So far as the Seller is aware, there are no closing, demolition, condemnation, taking or clearance orders affecting any Business Property.

4.1.18	So far as the Seller is aware:
(i)	the use of each of the Material Properties is the permitted or lawful use for the purposes of the relevant Planning Legislation; and
(ii)
the Seller has not received notice of any outstanding written notice or written dispute as to any contravention by the relevant Group Company or Business Seller of the relevant Planning Legislation or any alleged breach by the relevant Group Company or Business Seller of Planning Legislation in relation to each Property which would, if implemented or enforced, have a material adverse effect on the conduct of the business carried on by the Group carried out at the Properties in the manner as at present.

4.1.19	There are no major repairs under way or contracted for in respect of the Properties.
4.1.20
In relation to the first two Business Owned Properties listed in paragraph 1 of Part 2 of Schedule 3, no claims have been made under the indemnity policy in the Data Room (document 1.5.3.2.2) and the conditions of such policy have been observed.

4.1.21
So far as the Seller is aware, there are no contracts or agreements in relation to the construction of any buildings or structures on the first two Business Properties listed at paragraph 1 of Part 2 of Schedule 3 and the first Business Property listed at paragraph 2 of Part 2 of Schedule 3 (or any extension or alterations thereto) in relation to which any provision remains to be implemented, observed or performed.

06/12/2010	Agreed Form
4.2	Leases
Where the relevant Group Company or the Business Seller occupies any Property under a lease (which expression includes an underlease):
4.2.1
the requisite details have been completed in paragraph 2 of Part 1 and paragraph 2 of Part 2 (as appropriate) of Schedule 3, and there are no amendments, guarantees or underleases except as referenced in such sections and as Fairly Disclosed;

4.2.2
the relevant Group Company or Business Seller has paid the rent and observed and performed, in all material respects, the covenants and obligations on the part of the lessee and all material conditions contained in the lease and the lease is valid and in full force and effect and the last demands for rent (or receipts if issued) were unqualified;

4.2.3
so far as the Seller is aware, there is no subsisting written notice or litigation alleging a monetary or material non-monetary breach or non-observance of any covenant, condition or agreement contained in the lease under which the relevant member of the Seller’s Group, in relation to the business carried on by the Group, occupies the Property, on the part of the relevant landlord or such member of the Seller’s Group;

4.2.4
so far as the Seller is aware, there are no circumstances which would entitle any lessor to exercise any powers of entry or take possession of or otherwise prevent the continued possession and enjoyment of the Leased Properties; and

4.2.5	there are no notices, negotiations or proceedings pending in relation to rent reviews.
4.3	Ownership of Assets
Each material asset described and included in the Accounts (other than the Properties, the Intellectual Property and any assets disposed of or realised in the ordinary course of business and excepting rights and retentions of title arrangements arising by operation of law in the ordinary course of business) or in the books of account or records of a Group Company or Business Seller in relation to the business of the Group is:
4.3.1	legally and beneficially owned by the relevant Group Company or the Business Seller or is the subject of a factoring arrangement, hire-purchase, conditional sale or credit agreement;
4.3.2
where capable of possession, in the possession or under the control of the relevant Group Company or the Business Seller or is the subject of a factoring arrangement, hire-purchase, conditional sale or credit agreement;

4.3.3	free from Encumbrances and no Seller has agreed to give or create any Encumbrance affecting such asset; and
4.3.4	so far as the Seller is aware, no claim has been made by any person to be entitled to any Encumbrance affecting such asset.

06/12/2010	Agreed Form
4.4	Sufficiency of Assets
The real property and fixed assets owned or leased by the relevant member of the Group, together with the Business Assets which are being sold to the Relevant Purchasers pursuant to this Agreement and the rights and services to which the Group and the Purchaser’s Group are entitled under the Transitional Services Agreements, comprise the real property and fixed assets (other than insurance and cash) reasonably necessary for the carrying on of the business of the Group as a whole substantially in the manner in, and to the extent to which, it is presently conducted.
4.5	Moveable Assets
The details of the Moveable Assets set out in Schedule 16 are true and accurate in all material respects and such moveable assets, along with the moveable assets owned by a Group Company, reflect all of the moveable assets reasonably necessary for the carrying on of the business of the Group as a whole substantially in the manner in, and to the extent to which, it is presently conducted.
4.6	Books and Records
All books of accounts and records of the Seller’s Group (in whatever form held) relating to all or any part of the business of the Group, the Moveable Assets or the Relevant Employees:
4.6.1	have been properly and accurately maintained in all material respects and are up to date in all material respects;
4.6.2
are in the possession or under the direct control of the Group or the Business Sellers, or, to the extent that they relate to part of the Business of the Group or the Moveable Assets or the Relevant Employees, the Retained Group; and

4.6.3	contain, with reasonable accuracy the records of assets and trading transactions of the Group.
5	Intellectual Property, Know-how and Information Technology
5.1	Intellectual Property
5.1.1	The details of the Registered Group Intellectual Property set out in paragraphs 1 and 3 of Part 1 of Schedule 4 are true and accurate in all material respects.
5.1.2	Subject to paragraph 5.1.4 below, the Retained Group and the Group own all Intellectual Property being assigned or licensed to the Purchaser under this Agreement.
5.1.3
Save for those licences, brief details of which are set out in Part 6.1 of Schedule 4, there are no licences of any Group Intellectual Property to any third-party. No notice of breach has been given or received to or by any party to any of the licences set out in Part 6 of Schedule 4.

5.1.4
Save for those licences, brief details of which are set out in Part 6.2 of Schedule 4 and licences of standard application software used in the ordinary course of business, there are no licences to the Retained Group or Group Companies of or relating to any Intellectual Property material to the business carried on by the Group Companies. So far as the Seller is aware, the Group has not breached any agreement relating to the foregoing in any material respect and neither has any other person and none will be materially affected by the execution of this Agreement.

06/12/2010	Agreed Form
5.1.5
So far as the Seller is aware, no Owned Group Intellectual Property is subject to any material Encumbrances or other conditions or restrictions which are likely to have a material adverse effect on the business carried on by the Group.

5.1.6
So far as the Seller is aware, the Owned Group Intellectual Property is valid and enforceable and no claims against or challenges to the validity of the Owned Group Intellectual Property have been received by any member of the Retained Group or any Group Company.

5.1.7
The Intellectual Property being assigned or licensed to the Purchaser under this Agreement is all of the Intellectual Property that is required to carry on the business carried on by the Group in substantially the same manner as carried on in the 12 months immediately prior to the date of this Agreement, save that the Seller will not be in breach of this warranty if an infringement claim is successfully asserted against the Purchaser in respect of any rights of third-parties of which the Seller was not aware at the date of this Agreement.

5.1.8
No current outstanding claims against the Group Companies or any member of the Retained Group under any contract or applicable law for employee compensation in respect of any Group Intellectual Property have been received by, or, so far as the Seller is aware, are threatened against, the Group Companies or any member of the Retained Group in respect of any such Group Intellectual Property.

5.1.9
There have been no claims against the Group Companies or any member of the Retained Group under any contract or applicable law for employee compensation in the last three years that have been settled on terms which are likely to have a material effect on the ownership, use or validity of the Group Intellectual Property.

5.1.10
So far as the Seller is aware, none of the employees of the Group Companies or any other members of the Retained Group is entitled to any interest in, or a payment or compensation in respect of, any Owned Group Intellectual Property, other than any right to be named as an inventor on any patent or patent application.

5.1.11
Paragraphs 1 and 3 of Part 1 of Schedule 4 list true and accurate details of all Registered Group Intellectual Property other than any Excluded Intellectual Property and, so far as the Seller is aware, all renewal fees which are due in respect of such Registered Group Intellectual Property have been paid.

5.1.12	The Relevant Employees include all current employees of the Seller’s Group who are named as inventors on any patents or patent applications which are the subject of the Patent Assignment.
Infringement of third-party Intellectual Property
5.1.13
No outstanding claims or threats of infringement of or unauthorised use of any rights of any third-party (including employees and former employees), which would be material to the Group in any Group Intellectual Property, have been received by any member of the Retained Group or any Group Company and, so far as the Seller is aware, there are no circumstances which could give rise to any claims of unauthorised use or infringement.

06/12/2010	Agreed Form
5.1.14
There have been no claims against the Group Companies or any member of the Retained Group in respect of any infringement or unauthorised use of any rights of any third-party which would be material to the Group Intellectual Property in the last three years that have been settled on terms which are likely to have a material effect on the ownership, use or validity of the Group Intellectual Property.

5.1.15
So far as the Seller is aware: (a) the activities of the Group Companies do not infringe and have not within the last six years infringed the Intellectual Property of any third-party; and (b) no member of the Group uses any processes, nor is engaged in any activities, which involve the misuse or alleged misuse of any Confidential Information belonging to any third-party.

Group Intellectual Property
5.1.16	So far as the Seller is aware, no third-party has in the three years immediately prior to the date of this Agreement infringed or is infringing any of the Owned Group Intellectual Property.
5.2	Know-how
5.2.1	The material Know-how used in the business carried on by the Group, including the Know-how set out in Part 1.4 of Schedule 4 (“Group Know-how”):
(i)	is owned by the Group Companies or the Retained Group or has been licensed to the Group Companies or the Retained Group pursuant to licences set out in Part 6.2 of Schedule 4;
(ii)	is adequately and properly documented and accessible, such that the Purchaser’s Group will be able to take the full benefit of it; and
(iii)	so far as the Seller is aware and subject to any agreements which have been Fairly Disclosed, is not subject to any third-party restriction as to its use, exploitation or disclosure.
5.2.2
The Group Companies and the Retained Group have and follow adequate procedures to maintain the confidentiality of Group Know-how that is Confidential Information and, so far as the Seller is aware, there has been no unauthorised disclosure of Group Know-how that is Confidential Information.

5.2.3
So far as the Seller is aware, save as set out in paragraph 5.2.4, neither the Group nor the Retained Group has disclosed, and neither is obliged to disclose, any Group Know-how that is Confidential Information to any person except:

(i)	to its employees who are bound by obligations of confidence; or
(ii)
to third-parties in the ordinary and usual course of business subject to a valid and enforceable agreement which sets out that such disclosure is to be treated as being of a confidential nature, and that it can be used only for the purpose for which it was disclosed and cannot be further disclosed.

06/12/2010	Agreed Form
5.2.4	So far as the Seller is aware:
(i)	there has not been any breach of any confidentiality obligations given by third-parties in relation to any Group Know-how that is Confidential Information;
(ii)	there has not been any actual or alleged misuse by any person of any Group Know-how that is Confidential Information; and
(iii)	there are no circumstances which are likely to give rise to any such breach or actual or alleged misuse.
5.2.5
So far as the Seller is aware, the Group Know-how that is Confidential Information has not been subject to disclosure pursuant to the Freedom of Information Act 2000 or the Environmental Information Regulations 2004, or equivalent legislation in any jurisdiction.

5.3	Information Technology
5.3.1	For the purposes of this paragraph 5.3:
“Business IT” means the information technology which is owned or used primarily, in relation to the conduct of the business carried on presently by the Group and which is material to the business carried on by the Group including computer hardware, Software, telecommunications and network equipment and infrastructure and any other information technology related plant and equipment;
“Software” means computer programs in object code or source code (including any firmware or middleware) together with any technical information and documentation necessary for the use of such programs; and
“Virus” means any virus or bug which adversely affects Software (including logic bombs, worms, trap doors, Trojan horses or other similar destructive programs or codes).
5.3.2
Full details of all of the material Business IT have been Fairly Disclosed and, so far as the Sellers are aware, all material facilities and services relating to the Business IT are being and have been provided substantially in accordance with all applicable specifications and the terms of relevant contracts.

5.3.3	So far as the Sellers are aware, the Business IT:
(i)	is in good working order in all material respects;
(ii)	is configured and maintained with a view to minimising the effects of externally introduced Viruses; and

(iii)	has been regularly maintained,
and any material warranty and/or material maintenance, support and services agreements relating to the Business IT is in the Data Room.

06/12/2010	Agreed Form
5.3.4	So far as the Sellers are aware, in the last 12 months there has not been, in relation to Business IT (or any part of it), any:
(i)	breakdown, defect or failure, Virus, destruction, corruption or loss of access to any of the information held or data stored on the Business IT;
(ii)	breach of security or any unauthorised access to the Business IT; or
(iii)	information or data held or stored on, or transmitted by, the Business IT, which has had a material adverse effect on the Group or caused material disruption, interruption or loss to its business.
5.4	Data Protection
So far as the Sellers are aware, no formal written notice or other communication alleging non-compliance with any applicable data protection legislation (including any enforcement notice, information notice or equivalent notice) has been received by any member of the Group, or, in relation to the business carried on by the Group or any member of the Retained Group, in the last 12 months, and is outstanding, from any competent data protection authority, and nor has any member of the Group or the Retained Group (in relation to the business carried on by the Group) been the subject of enquiries by, or, so far as the Seller is aware, complaints to, any such authority.
6	Contracts
6.1	Contracts
6.1.1
No member of the Group or the Retained Group (in relation to the business carried on by the Group) is a party to or subject to any contract, transaction, arrangement, understanding or obligation (other than in relation to any Property or contract of employment of a Relevant Employee) which:

(i)	is not in the ordinary course of business and which is material;

(ii)	is not on an arm’s length basis and which is material;
(iii)
restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the business carried out by the relevant member of the Group;

(iv)	contains a change of control provision pursuant to which such contract could be terminated or materially affected as a result of Closing;
(v)
involves the supply of goods and services, the aggregate sales value of which (exclusive of VAT) will be more than 5 per cent. of turnover of the Group as a whole (exclusive of VAT) for the preceding financial year;

(vi)
contains any terms to be observed or performed by any member of the Group or any Business Seller which such member of the Group or any Business Seller cannot reasonably comply with on time or without undue or unusual expenditure of money or effort and which is material; or

(vii)
is unprofitable (that is to say known to have been likely to result in a loss to the Group Business or Group Company on completion of performance) or of a long-term nature (that is to say incapable of performance in accordance with its terms within 12 months after the date on which it was entered into or undertaken) and which is material.

6.1.2	The information in Schedule 5 and Part 6 of Schedule 4 regarding the Business Contracts is true and accurate in all material respects.

06/12/2010	Agreed Form
6.1.3	The Seller has not been notified of and is not aware of any actual, intended or proposed amendment to the material terms (including pricing) of any Material Contract.
6.1.4
Each Group Company and Business Seller, and, so far as the Seller is aware, each other party to any Material Contract, has in all material respects performed all obligations to be performed under such Material Contract. No Group Company or member of the Retained Group has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute a material default on the part of the Group Company or a Business Seller or any counterparty under any Material Contract and, so far as the Seller is aware, there are no grounds for recission or repudiation of any Material Contract and, so far as the Seller is aware, no event has occurred or circumstance arisen (other than the effluxion of time) the effect of which is that the counterparty is entitled to terminate any Material Contract in circumstances where such entitlement would not exist but for the occurrence of such event or such cumulative effect having arisen.

6.2	Joint Ventures etc.
No member of the Group is a member of any joint venture, consortium, partnership, profit-sharing arrangement or other unincorporated association (other than a recognised trade association in relation to which such member of the Group has no liability or obligation except for the payment of annual subscription or membership fees).
6.3	Agreements with Connected Parties
6.3.1
There are no existing (and during the past two years there have not been any) agreements or arrangements material to the conduct of the business carried on by the Group as a whole between, on the one hand, any member of the Group and, on the other hand, any member of the Retained Group or any person connected with it, other than on normal commercial terms in the ordinary course of business.

6.3.2
So far as the Seller is aware, no member of the Group is (or during the past two years has been) party to any material contract or arrangement with any current or former employee or current or former director or officer of such member of the Group or any person connected (as defined by applicable law in the relevant jurisdiction) with any of such persons, or in which any such person as aforesaid is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

7	Employees and Employee Benefits

7.1	Employees and Terms of Employment
7.1.1	The Data Room contains details as of the date of the Offer Letter of:
(i)	the total number of the Relevant Employees; and
(ii)	the job title, period of employment with the Professional Business, current salary and other benefits and location of each Relevant Employee.
7.1.2	Copies of the terms of the contract of employment of each Senior Employee are contained in the Data Room.
7.1.3	Specimen terms and conditions of each position or category of Relevant Employee are contained in the Data Room.

06/12/2010	Agreed Form
7.1.4	The Master Global Bloom Roster (document 4.1.9 in the Data Room) includes all of the employees of the Business Sellers who are predominantly assigned to the Group.
7.1.5
The basis of remuneration or other terms of employment payable to the Relevant Employees is the same as at the Accounts Date. None of the Group Companies is under any obligation, contractual or otherwise, to increase the rates of remuneration of, or to provide any bonus or incentive or other similar payments to, any of the Relevant Employees at any future date, except to the extent that any increase in remuneration results from the promotion of any individual Relevant Employee and such promotion is in the ordinary course of business and consistent with past practices.

7.1.6	No persons other than the Relevant Employees can successfully claim to be considered employees of the Group Companies or any Business Seller in relation to the business of the Group.
7.2	Termination of Employment
7.2.1	No Senior Employee is currently under notice to terminate his or her employment.
7.2.2	There are no proposals to terminate the employment of more than 10 Relevant Employees.

7.2.3	There have been no redundancies in the Group in the last 12 months.
7.2.4	No claim which remains outstanding has been made in the last 12 months against any member of the Group (in respect of the Business Sellers, in relation to the Group Businesses) for:
(i)	breach of any contract of employment with any Relevant Employee;
(ii)	breach of any statutory employment right or right arising out of any applicable collective bargaining agreements in respect of any Relevant Employee; or
(iii)	failure to comply with any order for the reinstatement or re-engagement of any Relevant Employee.
7.3	Works Councils and Employee Representative Bodies
The Data Room identifies all work councils and employee representative bodies which by law or any applicable collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Relevant Employees.
7.4	Collective Bargaining Agreements etc.
Other than national collective bargaining agreements or industry-wide collective agreements, the union recognition agreements, collective agreements and works council agreements in the Data Room are all the agreements between any member of the Group and trade unions or representative bodies

06/12/2010	Agreed Form
7.5	Working Time
The Group complies with compulsory regulations governing working time in each jurisdiction.
7.6	Industrial Disputes
No member of the Group is involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing employees or former employees of any such member of the Group.
7.7	Bonus or Other Profit-related Schemes
The rules and other material documentation relating to all share incentive, share option, profit sharing, cash bonus or other cash incentive arrangements pursuant to which any Relevant Employees have outstanding entitlements together with details of all awards allocated and options granted and the total potential liability of any member of the Group in respect of such awards and options are in the Data Room.
7.8	Transfers of Undertakings etc.
There have been no transfers into the Group of employees under the Acquired Rights Directive or equivalent legislation in the last two years.
7.9	Group Retirement Benefit Arrangements
7.9.1	Group Retirement Benefit Arrangements
(i)
The arrangements Fairly Disclosed in the Data Room or the Disclosure Letter are the only arrangements under which any Group Company or Business Seller makes (in relation to the business carried on by the Group only) or could become liable to make payments for providing retirement, death, disability or life assurance benefits to any Relevant Employees or former employees of any member of the Group or any dependant of a Relevant Employee or former employee of any member of the Group, except for arrangements (“Mandatory Arrangements”) to which any such member of the Group contributes in compliance with any law, regulation or mandatory collective bargaining arrangements, the “Group Retirement Benefit Arrangements” (which definition shall, for the avoidance of doubt, exclude Mandatory Arrangements where the definition appears in this paragraph 7.9).

(ii)
Other than under “Pensioenovereenkomst van Scotts International B.V. en diens werknemers“ and “Pension plan of Colonia Unterstützungskasse as of 01.07.1992”, no benefits (other than lump sum benefits on death in service) payable under the Group Retirement Benefit Arrangements are calculated by reference to an employee’s remuneration.

(iii)
Neither SSCPC nor SSHPC is the sponsor of any Group Retirement Benefit Arrangement and neither provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependant thereof) of SSCPC or SSHPC (as the case may be) other than as required pursuant to Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

06/12/2010	Agreed Form
7.9.2	Disclosure
There are Fairly Disclosed in the Data Room or the Disclosure Letter copies of all material documents governing such Group Retirement Benefit Arrangements as will transfer to the Purchaser or other Relevant Purchasers on Closing (“Transferred Arrangements”) and membership data to establish members’ entitlements to benefits under the Transferred Arrangements including current details of the rates at which contributions are made in respect of the Relevant Employees.
7.9.3	Regulation
(i)
So far as the Seller is aware, the Transferred Arrangements are in compliance with their terms and with all applicable laws, regulations and government taxation or funding requirements in all material respects. The Group Companies and the Business Sellers have met their material legal obligations in respect of the Group Retirement Benefit Arrangements and Mandatory Arrangements.

(ii)
To the extent required by law or regulation, the Group Retirement Benefit Arrangements have been approved under relevant local tax legislation and regulations and where any of the Group Retirement Benefit Arrangements are required to be registered with or approved by any regulatory or supervisory body such registration or approval has been validly made.

(iii)
Scotts Deutschland GmbH has always increased pensions in payment in accordance with sec. 16 of the German Company Pension Act and Scotts Deutschland GmbH is under no obligation to make good any omitted pension increases (“nachholende Anspassung” in terms of sec. 16. para 2. of the German Company Pension Act).

7.9.4	Contributions
All contributions, payments, premiums, distributions or reimbursements due to the Group Retirement Benefit Arrangements from any member of the Group in respect of Relevant Employees have been paid in full and on time in all material respects and there are no other costs or contributions paid or payable by any member of the Group in respect of the Group Retirement Benefit Arrangements and Mandatory Arrangements.
7.9.5	Members
(i)
There are no Relevant Employees who are members of the Group Retirement Benefit Arrangements other than those whose names have been supplied to the Purchaser and there are no other Relevant Employees who are currently eligible for or who have been offered membership of the Group Retirement Benefit Arrangements.

06/12/2010	Agreed Form
(ii)
No undertaking or assurance (whether or not legally enforceable) has been given or discretion or power exercised by or on behalf of the Seller or any member of the Seller’s Group or any member of the Group or, as far as the Seller is aware, the trustees or managers of the Group Retirement Benefit Arrangements:

(a)
to any person as to the continuance of the Group Retirement Benefit Arrangements or the continuance, increased security or improvement of any benefit provided by, or contribution to, the Group Retirement Benefit Arrangements or to admit to membership any person who would not normally be eligible for membership of the Group Retirement Benefit Arrangements or on terms other than those that would normally be applicable under the Group Retirement Benefit Arrangements; or

(b)
to provide or procure the provision of benefits to any person except on the terms and to the extent applicable to that person that would normally be applicable under the Group Retirement Benefit Arrangements.

(iii)
No Relevant Employee or former employee of any member of the Group has been excluded from membership of the Group Retirement Benefit Arrangements or Mandatory Arrangements who would otherwise have been eligible either under the governing documentation of the Group Retirement Benefit Arrangements or under any applicable law or under any announcement or other contractual obligations and every such Relevant Employee or former employee of any member of the Group has been properly notified of that right.

(iv)
No Relevant Employee or former employee of the Group in the UK has ever had his contract of employment transferred to the Group from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied and the Relevant Employee or former employee of the Group was entitled to defined benefit occupational pension scheme rights in respect of the former employment.

7.9.6	Claims
None of the Seller, any member of the Retained Group or any member of the Group, or, as far as the Seller is aware, the trustees or managers of the Group Retirement Benefit Arrangements, have received any actual or threatened claims, requests for an audit from a competent regulatory authority, actions or disputes in respect of the Group Retirement Benefit Arrangements (other than routine claims for benefits), and, so far as the Seller is aware, there are no circumstances which may give rise to any such dispute, action or claim being made.

06/12/2010	Agreed Form
8	Legal Compliance

8.1	Licences and Consents

All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations (including Product Registrations) and authorities required by the Group to own and operate its assets and to carry on its business, and which are material to the business as carried on by any Group Company or Group Business (“Licences”), have been obtained, are in force and effect and, so far as the Seller is aware, are being complied with in all material respects. Details of all such Licences are Fairly Disclosed in the Data Room or the Disclosure Letter and the Seller is not aware of any reason why any of them should be suspended, modified or revoked or not renewed (including as a result of the change of control of the Group or in relation to the business carried on by the Group only) or, in relation to any Product Registrations, why any relevant registration authority may not agree to any transfer or amendment to such Product Registration or the grant of an equivalent Product Registration or why any third-party may not grant a Letter of Access in respect of such Product Registration.

8.2	Compliance with Laws
8.2.1
The business carried on by the Group has, during the two-year period prior to Closing, been conducted in material compliance with all applicable laws and regulations in each country in which the business carried on by the Group is carried on.

8.2.2	So far as the Seller is aware:
(i)	it has complied with all material obligations imposed by European Union legislation and relevant statutes, statutory instruments and codes of practice; and
(ii)
there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body ongoing or outstanding or, so far as the Seller is aware, pending against any Group Company, in relation to the business carried on by the Group or against any person for whose acts or defaults the Group may be vicariously liable.

8.2.3
No written notice has been received by any member of the Seller’s Group in relation to the business carried on by the Group, in the past 12 months, or at any time and is outstanding from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any such applicable law or regulation or requiring it to take or omit any material action.

8.2.4
No member of the Group nor, so far as the Seller is aware, any of its officers, agents or employees or any officer, agent or employee of the Retained Group (during the course of their duties in relation to the business of the Group) has committed or omitted to do any act or thing the commission or omission of which is in contravention of any statutory obligation or any other law or regulations in any country giving rise to any material fine, penalty, default proceedings or other material liability in relation to the business of the Group.

9	Environment
9.1	For the purposes of this paragraph 9:

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including surface water and water under or within land or in drains or sewers); and soil, sediment and land and any ecological systems and living organisms supported by these media, including any individual;

06/12/2010	Agreed Form

“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine or enforce any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), directives, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions, orders or judgments in force in the relevant jurisdiction at the date of the Offer Letter, whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, or to protect the health and safety of humans, and all by-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at or prior to the date of this Agreement excluding any such laws relating to town and country planning;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law in relation to the business carried on by the Group on or before the date of this Agreement;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or to human health or a nuisance to any person;

“REACH” means Regulation 2006/1907/EC concerning the registration, evaluation, authorisation and restriction of chemicals; and
“Relevant Period” means during the 24-month period ending on the date of the Offer Letter.
9.2	The business carried on by the Group is being and has during the Relevant Period been conducted in material compliance with Environmental Law.
9.3	To the extent applicable:
9.3.1 all Environmental Permits have been obtained and are in force; and
9.3.2
no member of the Group, nor any other member of the Retained Group in relation to the business carried on by the Group, has received any correspondence or formal notice from any Environmental Authority which is outstanding as at the date of this Agreement:

(i)	of any material non-compliance with such Environmental Permits or which provides that such a non-compliance can continue to occur; or
(ii)	to revoke, suspend, materially vary or materially limit such Environmental Permits.
9.4
So far as the Seller is aware no expenditure in excess of US$1,000,000 in total is required to be spent to ensure compliance with all Environmental Permits (including any improvement programmes) or any Environmental Law over the next two years in relation to the business carried on by the Group as at the date of this Agreement. Details of budgeted expenditure on environmental and/or health and safety matters over the next two years have been Fairly Disclosed.

06/12/2010	Agreed Form
9.5
No member of the Group, nor any other member of the Retained Group in relation to the business carried on by the Group, has received any correspondence or written notice from any Environmental Authority commencing or relating to any criminal, regulatory or administrative action or investigation relating to any alleged breach of or liability under any Environmental Law which is outstanding at the date of this Agreement and, so far as the Seller is aware, there are no circumstances which are reasonably likely to give rise to any such correspondence or written notice in respect of any such criminal, regulatory or administrative action or investigation which would have a material adverse effect on the business carried on by the Group as a whole.

9.6
No member of the Group, nor any other member of the Retained Group in relation to the business carried on by the Group, is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration relating to any alleged breach of or liability under Environmental Law and, so far as the Seller is aware, no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against any member of the Group or any member of the Retained Group in relation to the business carried on by the Group and so far as the Seller is aware there are no circumstances that are reasonably likely to give rise to any such claim, legal action, proceedings, suit, litigation, prosecution, investigation, enquiry or arbitration which would have a material adverse effect on the business carried on by the Group as a whole.

9.7
Copies of all environmental and/or health and safety (including asbestos) reports, surveys, assessments and investigations produced by third-parties in the last five years and so far as the Seller is aware all material environmental and/or health and safety regulations, audits and investigations produced by any member of the Group or any other member of the Retained Group in the last two years in respect of the business carried on by the Group and/or the Facilities in the possession or control of the Group or any other member of the Retained Group have been Fairly Disclosed in the Data Room or the Disclosure Letter.

9.8
So far as the Seller is aware, no member of the Group, nor any other member of the Retained Group in relation to the business carried on by the Group has (i) caused or knowingly permitted the presence or disposal of any Hazardous Substances at any of the Properties or any property formerly owned, used or occupied by any member of the Group, or any other member of the Retained Group in relation to the business carried on by the Group; or (ii) sent waste for disposal to any property in the United States, in each case in circumstances that are reasonably likely to give rise to any material liability on the part of the relevant member of the Group or any Business Purchaser under Environmental Law.

9.9
Where any member of the Group or Business Seller in relation to the Group Businesses has registration obligations under REACH, details of all registrations made to date and of all registrations currently ongoing have been Fairly Disclosed.

9.10
Each Group Company and each Business Seller in relation to the Group Businesses has taken reasonable steps to ensure that, where any substance, or product that contains a substance, is supplied to any member of the Group and/or Business Seller by a third-party who has an obligation to register such substance under REACH and which substance and/or product is necessary to carry on the business of the Group, such substance has been pre-registered and will be registered under REACH by such third-party supplier and that any such registration has or will include the relevant uses of that substance or product by any member of the Group, Business Seller and/or Business Purchaser. Details of any such substance which the Seller or any member of the Seller’s Group has identified as requiring registration by any supplier but which will not be registered by such supplier in accordance with REACH have been Fairly Disclosed.

06/12/2010	Agreed Form
10	Anti-Competitive Agreements and Practices
10.1
So far as the Seller is aware, no member of the Group, nor any other member of the Retained Group in relation to the business carried on by the Group only, has during the last five years had an order, notice or direction made against it or received any request for information or statement of objections from any court or authority, in each case in relation to anti-trust or similar legislation.

10.2
No member of the Group, nor any other member of the Retained Group in relation to the business carried on by the Group only, is now, or has during the last five years prior to the date of the Offer Letter been, a party to any agreement, arrangement or concerted practice, or has been involved in any business practice or conduct in respect of which an undertaking has been given by or an order made in relation to it pursuant to any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales.

11	Litigation
11.1	Current Proceedings

No member of the Group, nor any other member of the Retained Group in relation to the business carried on by the Group or any of the Group’s assets, is involved whether as claimant or defendant or other party in any dispute, claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) which claim exceeds US$250,000.

11.2	Pending or Threatened Proceedings

So far as the Seller is aware, no dispute, claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration which claim exceeds US$250,000 is pending or threatened by or against any member of the Group or any other member of the Retained Group in relation to the business carried on by the Group.

12	Insurance
12.1	Particulars of Insurances
12.1.1
All of the material assets which comprise the business carried on by the Group which are capable of being insured have at all material times been and are insured against fire and other risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature for amounts and with deductibles and excesses reasonably regarded as adequate taking into account the size and operations of the Group and the jurisdiction in which the operations of the Group are carried on.

06/12/2010	Agreed Form
12.1.2
Details of all insurance policies in respect of which the Group has an interest (including any active historic policies which provide cover on an occurrence basis) are Fairly Disclosed in the Data Room or the Disclosure Letter and such details are true and accurate in all material respects, and not misleading.

12.1.3
Details of all claims made and losses and accidents covered (in each case in excess of US$250,000) under any insurance policy by or on behalf of the Group in the preceding three years have been Fairly Disclosed in the Data Room or the Disclosure Letter and such details are true and accurate in all material respects, and not misleading.

12.1.4
The Group has no outstanding insurance claims and, so far as the Seller is aware, there are no facts, events, matters or circumstances which are likely to give rise to any material claim or require notification under any of the insurance policies in respect of which the Group has an interest and all such claims have been notified to the relevant insurers.

12.2	Details on Policies

In respect of the insurances referred to in paragraph 12.1:
12.2.1	all premiums have been duly paid to date; and
12.2.2
no Group Company or member of the Retained Group has received any notification that such insurances are not in full force and effect or that any insurer intends to dispute the validity of any of the policies on any grounds.

13	Products
13.1
During the period of 12 months prior to the date of the Offer Letter (or on any earlier date where such notice, citation or decision remains outstanding), no member of the Seller’s Group has received any written notices, citations or decisions by any governmental or regulatory authority in the relevant jurisdiction that any product produced, manufactured, marketed or distributed at any time by any Group Company or by any member of the Retained Group in relation to the Group Businesses (the “Products”) is defective or fails to meet in any material respect any applicable standards legally required by any such governmental or regulatory authority and no recall of any Product has been undertaken.

13.2
During the period of 12 months prior to the date of the Offer Letter (or on any earlier date where such claim remains outstanding), there has been no claim with respect to the Products received by any member of the Seller’s Group that would materially impair the business of any Group Company or Group Business.

13.3	The Group Companies have not at any time carried on any business other than the business carried on at the date hereof.
13.4
No products manufactured or supplied by the Group are in any respect faulty or defective or fail to comply, in any material respect, with any applicable regulations, standards or requirements or their terms of sale.

13.5
Other than in the ordinary course of business, no member of the Group, and no Business Seller in respect of the business of the Group, has given any guarantee or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it save for any guarantee or warranty implied by law, and (save as aforesaid) no such person has accepted any liability or obligation in respect of any goods or services that would apply after any such goods or services have been supplied by it.

06/12/2010	Agreed Form
13.6
There is not outstanding any material claim against any member of the Group nor, so far as the Sellers are aware, are there any deficiencies or defects or breaches of contract which could result in any material claim being made against any member of the Group in relation to any goods or services for which any member of the group has been or is or may be or become liable or responsible in the course of its business and, without prejudice to the generality of the foregoing, no material dispute exists with respect to any Material Contract nor so far as the Sellers are aware are there any circumstances which are believed likely to give rise to any such dispute.

13.7	There are no Product Claims (as defined below) which have commenced and, so far as the Seller is aware, no Product Claims are pending or threatened.

For purposes of this paragraph 13.7, “Product Claim” means any legal proceedings, actions or suits for damages or any other legal remedy (in which any member of the Group is involved, or would be involved once the action is commenced) which arises from any personal injury, illness and/or death alleged by any person in whole or part to relate to any contact with, use of or exposure to at any time any product or any constituent of any product manufactured, distributed, sold or supplied by SSHPC or SSCPC.

14	Tax
14.1	Company Residence

Each Group Company has been resident for tax purposes in its jurisdiction of incorporation and has not been resident anywhere else at any time since its incorporation. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention.

14.2	Returns and Information

All registrations, returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose have been made or given within the requisite periods and on a proper basis and are up-to-date and correct in all material respects.

14.3	Special Regimes/Elections/Rulings

There are set out in the Disclosure Letter details of any agreement, arrangement or election between any Group Company and any Tax Authority pursuant to which the relevant Group Company or the Business Seller is authorised not to comply with what, but for such agreement or arrangement, would be its statutory obligations in respect of any Tax.

14.4	Information

Each Group Company is in possession of or has access to sufficient information to enable it and/or its officers, employees or representatives to capture its liability to Taxation insofar as it depends on any Transaction (as defined in the Tax Indemnity) occurring on or before Closing.

06/12/2010	Agreed Form
14.5	VAT
All proper records have been kept as requested by law for the purpose of VAT in relation to the Group.
14.6	Tax Indemnity

No Group Company is party to any agreement or arrangement pursuant to which it is liable to reimburse, indemnify or otherwise compensate another person (other than another Group Company) in respect of any Tax which may be suffered by that other person.

15	Important Business Issues since the Accounts Date
Since the Accounts Date:
15.1.1	the business carried on by the Group as a whole has been carried on as a going concern in the ordinary course without any material interruption or material alteration in its nature, scope or manner;
15.1.2	no Group Company has declared, made or paid any cash dividend or other cash distribution to its members;
15.1.3
there has been no capitalisation of reserves and no Group Company has allotted or issued or agreed to allot or issue any share or loan capital or any other security giving rise to a right over its capital;

15.1.4	no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital;
15.1.5	there has been no material adverse change in turnover or in the trading position of the Group;
15.1.6
there has not been any material change in the assets or liabilities of the Group as shown in the Accounts except for changes arising from routine payments and from routine supplies of goods or of services in the ordinary and usual course of the Group’s business;

15.1.7
no supplier to or customer of the Group who accounted for more than 5 per cent. of the Group’s annual turnover in the last financial year has ceased to trade with the Group or notified the Group of its intention to do so;

15.1.8	the Group’s business has not been materially affected by any change in the terms of business with such a supplier or customer and the Group has not been notified of any such proposed change; and
15.1.9	the Group has not incurred or agreed to incur any capital expenditure or commitments in excess of US$100,000 per item or US$300,000 in aggregate.

06/12/2010	Agreed Form
16	Authority and Capacity
For the purposes of this paragraph 16, references to Seller’s Group shall include the Group, as applicable.
16.1.1
Each of the Seller, the other Relevant Sellers and each Group Company is and will be, following completion of the Pre-Sale Reorganisation Transactions, validly existing and is a company duly incorporated, organised and/or registered, as applicable, under the law of its jurisdiction of incorporation, organisation or registration.

16.1.2
Each of the Seller, the other Relevant Sellers and any other members of the Seller’s Group, as applicable, has, as at the relevant date of signing, the legal right and full power and authority to enter into and perform the Transaction Documents to which it is a party and any other documents to be executed by it pursuant to or in connection with the Transaction Documents.

16.1.3
The documents referred to in paragraph 16.1.2 will, when executed, constitute valid and binding obligations on the Seller, the other Relevant Sellers and any other members of the Seller’s Group, as applicable, in accordance with their respective terms.

16.1.4
Each of the Seller, the other Relevant Sellers and any other members of the Seller’s Group, as applicable, has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform any of the Transaction Documents to which it is a party and any other documents to be executed by it pursuant to or in connection with the Transaction Documents.

16.1.5
Entry into and performance by each of the Seller, the other Relevant Sellers or any other members of the Seller’s Group, as applicable, of each of the Transaction Documents to which it is a party will not:

(i)
cause any such company to breach any agreement or other obligation or restriction binding upon it or any provision of its memorandum or articles of association, by-laws or other constitutional documents;

(ii)
(subject to fulfilment of any conditions set out in Clause 4.1) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any Government Authority; or

(iii)	(subject to fulfilment of any conditions set out in Clause 4.1) require the consent of any person.
17	Solvency etc.
17.1.1
None of the Seller, any other Relevant Sellers or any of the Group Companies is insolvent under the laws of its jurisdiction of incorporation, organisation and/or registration, as applicable, or unable to pay its debts as they fall due.

17.1.2
There are no proceedings (including passing of resolutions, calling of meetings, circulation of written resolutions, presentation of petitions and making of orders) in relation to any compromise or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings concerning the Seller, any other Relevant Sellers or any Group Company.

17.1.3
So far as the Seller is aware, no steps have been taken to enforce any security over any assets of the Seller, any other Relevant Seller or any Group Company and, so far as the Seller is aware, no event has occurred to give the right to enforce such security and no unsatisfied judgment, order or award is outstanding against any of the Seller, or any other Relevant Seller or any Group Company.

06/12/2010	Agreed Form
17.1.4
So far as the Seller is aware, no application has been made to court for an administration order in respect of the Seller, any other Relevant Seller or any Group Company and no notice of an intention to appoint an administrator of the Seller, any other Relevant Seller or any Group Company has been given or filed.

17.1.5
No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer has been appointed in relation to the Seller, any other Relevant Seller or any Group Company or in relation to the whole or any part of their respective assets, rights or revenues.

18	Business Names
No Group Company or Group Business carries on business or sells any product or service under any name other than its corporate name.

06/12/2010	Agreed Form
Schedule 13
Warranties given by the Purchaser and the other Relevant Purchasers under
Clause 9.4
1	Authority and Capacity

1.1	Incorporation

Each of the Purchaser and the other Relevant Purchasers is validly existing and is a company duly incorporated, organised and/or registered, as applicable, under the law of its jurisdiction of incorporation, organisation or registration.

1.2	Authority to Enter into Agreements
1.2.1
Each of the Purchaser, the other Relevant Purchasers and any other members of the Purchaser’s Group, as applicable, has, at the relevant date of signing, the legal right and full power and authority to enter into and perform the Transaction Documents to which it is a party and any other documents to be executed by it pursuant to or in connection with the Transaction Documents.

1.2.2
The documents referred to in paragraph 1.2.1 above will, when executed, constitute valid and binding obligations on the Purchaser, the other Relevant Purchasers and any other members of the Purchaser’s Group, as applicable, in accordance with their respective terms.

1.2.3	Entry into and performance by the Purchaser, the other Relevant Purchasers and any other members of the Purchaser’s Group, as applicable, of any of the Transaction Documents will not:
(i)	cause any such company to breach any provision of its memorandum or articles of association, by-laws or other constitutional documents; or
(ii)
(subject, where applicable, to fulfilment of any conditions set out in Clause 4.1), result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any Government Authority.

1.3	Authorisation

Each of the Purchaser, the other Relevant Purchasers and any other members of the Purchaser’s Group, as applicable, has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform any of the Transaction Documents to which it is a party and any other documents to be executed by it pursuant to or in connection with any of the Transaction Documents.

2	Financing
At the relevant time for payment, the Purchaser and/or the other Relevant Purchasers, as applicable, will be able to pay the Purchase Price from their existing banking facilities and available cash.

06/12/2010	Agreed Form
3	Knowledge

The Purchaser is not actually aware of any facts, matters or circumstances which could reasonably be expected to give rise to a claim against the Seller or any other Relevant Seller for breach of this Agreement or the Tax Indemnity. For the purposes of this paragraph 3, the actual knowledge of the Purchaser shall be deemed to comprise the actual knowledge of Yossi Shahar, Shelly Shalev, Yoram Cohen, Yossi Zidon, Ariana Cohen, Cees Langeveld, Avi Doitchman, Eyal Ginsberg, Reinhardt Effenberger, Ronit Damri and Herzel Bar Niv.

4	Solvency etc.
4.1
None of the Purchaser or any of the other Relevant Purchasers is insolvent under the laws of its jurisdiction of incorporation, organisation or registration, as applicable, or unable to pay its debts as they fall due.

4.2
There are no proceedings (including passing of resolutions, call of meetings, circulation of written resolutions, presentation of petitions and making of orders) in relation to any compromise or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings concerning the Purchaser or any of the other Relevant Purchasers.

4.3
So far as the Purchaser is aware, no steps have been taken to enforce any security over any assets of the Purchaser or any of the other Relevant Purchasers and no event has occurred to give the right to enforce such security and no unsatisfied judgement, order or award is outstanding against any of the Purchaser, or any other Relevant Purchaser.

06/12/2010	Agreed Form
Schedule 14
Seller’s Knowledge
Wolter van Rest
Joan Verhoeven
Keith Clark
Valerie Soulier
Ed Claggett
Fred Bosch
Leon Terlingen
Aimee Zaleski
Dave Swihart
Gunter DePaepe
Bill Lechner
Pete Supron
Chris Crowder
Michael Campagna
Harry Vandeburg
Mike Kelty
David Evans
Arnoud Touw
Paul Boers
Guilhem Pinault
Tom Czajkowski
William Kusey
Ted Piatt
Stephen Squires
Bob Daniels
Dimiter Todorov

06/12/2010	Agreed Form
Schedule 15
Transaction Documents
Part 1
Supply Agreements
Supply Agreement for Poly-S Products
Supply Agreement for Howden Pro Products
Supply Agreement for Osmocote (and derivative) Products in Charleston
Supply Agreement for Osmocote (and derivative) Products in Heerlen
Supply Agreement for growing media products from Gretna
Supply Agreement for growing media products from Hatfield
Supply Agreement for Bourth Plant Protection Products
Supply Agreement for Temecula Spreaders

06/12/2010	Agreed Form
Part 2
IP Licence Agreements
Patent and Technology Licence Agreement from OMS Investments, Inc. to the relevant member of the Purchaser’s Group
Patent and Technology Licence Agreement from the relevant member of the Purchaser’s Group to the Seller
New Coating Research and Development Collaboration Agreement between OMS Investments, Inc., the Seller and the relevant member of the Purchaser’s Group
Trade Mark Licence Agreement from OMS Investments, Inc. and The Scotts Company (UK) Ltd. to the relevant member of the Purchaser’s Group
Trade Mark Licence Agreement from the relevant member of the Purchaser’s Group to the Seller

06/12/2010	Agreed Form
Part 3
Other Transaction Documents
Transitional Services Agreement
Tax Indemnity
Patent Assignment
Know-how Assignment
Trade Mark Assignments
Unregistered Intellectual Property Assignment

06/12/2010	Agreed Form
Part 4
Field of Use Principles (Clause 2.9)
1	The Purchaser[1] can sell Professional Products.

“Professional Products” are professional lawn and turf, horticultural, floricultural and agricultural products including, without limitation, fertilizer, fertilizer combination products, micro-nutrients, bio-stimulants, seed, growing media (including, without limitation, peat products, soil conditioning agents, turf dressings, compost, mulches, combination growing media and bark), plant foods, wetting agents, plant protection products, pesticides, herbicides, insecticides, fungicides, repellents, durable applicators and commercial livestock feed products.

2	The Seller can sell Consumer Products.

“Consumer Products” are (a) consumer lawn and garden products including, without limitation, plants, flowers, trees and shrubs, fertilizer, fertilizer combination products, seed, growing media (including, without limitation, peat products, soil conditioning agents, turf dressings, compost, mulches, combination growing media and bark), plant foods, wetting agents, plant protection products, pesticides, herbicides, insecticides, fungicides, rodenticides, repellents, bird food and durable applicators; and (b) any products sold or provided: (i) to professional or collegiate sporting fields and stadiums in the United States and Canada, only for the purposes of supporting consumer marketing efforts; or (ii) to or by, any lawn, tree, shrub and pest care service businesses catering mainly to consumers for non-commercial use and which use any trade marks owned by or licensed to the Seller.

For the avoidance of doubt, both Professional Products and those Consumer Products falling in (a) in the “Consumer Products” definition above, will be further identified by reference to a combination of certain parameters such as package size, labelling, advertising, positioning and classification within store, price and end user target.

To avoid the risk of disputes, there would also be certain limitations in respect of certain agreements:
3
SCOTTS trade mark licence: The Purchaser may not sell Scotts-branded products to any retailers anywhere in the world, except that the Purchaser may sell Professional Products to: (i) retailers to which Scotts-branded Professional Products have been sold in the three years before Closing and then only in the same manner as such Professional Products have been sold in the three years before Closing; and (ii) Professional Retailers[2].

4
OSMOCOTE trade mark licence: The Purchaser may sell Osmocote-branded Professional Products (including use of Osmocote as an ingredient) anywhere in the world except, for five years from Closing, to a specific list of retailers (see Annex A to this Part 4 of Schedule 15) in Australia, New Zealand, Poland and France.

[1]	Reference to “the Purchaser” is a reference to the Purchaser and the Purchaser’s Group and reference to “the Seller” is a reference to the Seller and the Retained Group.

[2]
“Professional Retailer” means any retailer which sells Professional Products and does not sell more than 5 per cent. of Consumer Products as measured against its total sales of Professional Products and Consumer Products in any given period.

06/12/2010	Agreed Form
5	All trade mark licences/technology licences/supply agreements:
A.
The Purchaser may not sell branded Professional Products/licensed Professional Products/supplied Professional Products to potting soil manufacturers, private label producers and blenders where such products are used as inputs to Consumer Products in the United States and Canada.

B.
In Mexico, the Purchaser may not knowingly sell branded Professional Products/licensed Professional Products/supplied Professional Products to potting soil manufacturers, private label producers and blenders where such products are used as inputs to Consumer Products.

C.
All trade mark licences: Outside the United States, Canada and Mexico, the Purchaser may sell Professional Products to potting soil manufacturers, private label producers and blenders anywhere in the world, provided that, if the end-product is a Consumer Product, it shall not bear any of the licensed marks, either as a brand or as an ingredient.

Annex A
Osmocote Consumer Retailers

France	Australia/New Zealand

Gamm Vert	Bunnings

Jardiland	Mitre 10

Galec	Taskmaster Hardware

Bricomarché	Metcash

Apex	Flower Power

Retail Adventure

Poland	TUI Products

Castorama	Big-W

OBI	Costco

Leroy Merlin	Danks

Praktiker

Auchan

06/12/2010	Agreed Form
Schedule 16
Part 1
Moveable Assets
1	Nutberry, UK
1	Packing plant

2	Slootweg Screening Plant

3	Daewoo Mega MC160 Loading Shovel

4	Workshop Equipment Loading Shovel

5	Nutberry Production Upgrade

6	Nutberry CGB Expansion

7	Dosing pumps Nutberry Compost Plant

8	Nutberry Weighbridge wip

9	Valco Glue Machine
2	Nutberry peat bog assets
1	Two NEW HOLLAND TV140 Tracked Tractors

2	Two Twin Axle Trailers

3	Six (TWEDDLE) Tracked Peat Trailers

4	FORD 7840 Tracked Tractor

5	SUOKONE 0J-1.3CP V-Ditcher

6	Grader/Leveller Attachment

7	DAEWOO SOLAR SL55 Excavator

8	9m Ridger Attachment

9	Two VAPO JLK 19-M Spoon Harrows

10	VAPO JLK 19-M Spoon Harrows

11	8m Chain HarrowsSPOON Harrows

12	VAPO JTJ6 8m Miller Attachment

13	Single Axle Trailer

14	Two Axle Trailer

15	Peat Trailer

16	HONDA Fourtrax ES Quad Bike

17	Workshop Equipment

06/12/2010	Agreed Form
18	Nutberry Peatland Development

19	Nutberry Haul Road

20	Nutberry Peatland Development

21	Nutberry CBG Expansion

22	Nutberry Haul Road

23	Defibrillator
UK Pro Fixed Assets
3	Old Moors

Plant	Asset	Description
7202	100106	UK — Creca Moss Road lease
7202	500463	DOUGLAS WATER PEATLANDS
7202	500911	Peat Bog Nutberry
7202	500914	Nutberry land
7202	500460	Access Roads Douglas Water
4	Douglas Water Peatbog

Plant	Asset	Description
7218	100232	Diesel tanks on Moors
7218	501374	Douglas Water Diesel Tank
5	Creca Peatbog

Plant	Asset	Description
7220	501066	Access road creca moss
7220	501109	DAEWOO S150 LC-V Excavator
7220	501110	VAPO JLF-19M 19m Spoon Harrow Attachment
7220	501111	VAPO Harvester
7220	501112	VAPO JTJ -6 Miller Attachment
7220	501113	9m Ridger Attachment
7220	501114	(TWEDDLE) 6m Screw Leveller
7220	501115	Chain Harrows
7220	501116	NEW HOLLAND TV140 Tracked Tractor
7220	501117	Tracked Double Axle Trailer
7220	501373	Creca Diesel tank

06/12/2010	Agreed Form
6	Nutberry Peatbog

Plant	Asset	Description
7221	501291	Nutberry Haul Road
7221	501380	Nutberry Upgrade Additions
7221	501088	Two NEW HOLLAND TV140 Tracked Tractors
7221	501089	Two Twin Axle Trailers
7221	501090	Six (TWEDDLE) Tracked Peat Trailers
7221	501091	FORD 7840 Tracked Tractor
7221	501092	SUOKONE OJ-1.3.CP V-Ditcher
7221	501093	Grader/Leveller Attachmentr
7221	501095	DAEWOO SOLAR SL55 Excavator
7221	501096	9m Ridger Attachment
7221	501097	Two VAPO JLK 19-M Spoon Harrows
7221	501098	VAPO JLK 19-M Spoon Harrows
7221	501099	8m Chain HarrowsSpoon Harrows
7221	501100	VAPO JTJ6 8m Miller Attachment
7221	501101	Single Axle Trailer
7221	501102	Two Axle Trailer
7221	501103	Peat Trailer
7221	501104	HONDA Fourtrax ES Quad Bike
7221	501105	Workshop Equipment
7221	501278	Nutberry Peatland Development
7221	501377	Nutberry Diesel tank

06/12/2010	Agreed Form
7	Nutberry Factory

Plant	Asset	Description
7233	501106	SLOOTWEG Screening Plant comprising
7233	501107	DAEWOO MEGA MC160 Loading Shovel
7233	501108	Workshop Equipment Loading Shovel
7233	100221	Nutberry Weighbridge
7233	501059	Nutberry Factory
7233	501314	Nutberry Production Upgrade
7233	501276	Defibrillator
7233	501316	Nutberry CBG Expansion
7233	501321	Dosing pumps Nutberry Compost Plant
7233	501358	Nutberry Weighbridge
7233	501366	Nutberry Hard Standing
8	Scotts Poland

Digitial projector

BENQ PB-7110
9	South Australia

Agriform Tablet Machine Tools

06/12/2010	Agreed Form
Part 2
General Provisions relating to the Transfer of the Moveable Assets
1	This Part 2 of this Schedule 16 applies where it has been agreed that a Relevant Purchaser is to collect Moveable Assets from land which is owned or leased by a Relevant Seller.
2	In this Part 2 of this Schedule 16:
“Land” means the land owned or leased by the Relevant Seller on which the Moveable Assets in question are located; and
“Rights” means the rights granted to the Relevant Purchaser pursuant to paragraph 3 of this Part 2 of this Schedule 16.
3
On the Closing Date or within 12 months from the Closing Date, the Relevant Purchaser (acting as agent for the Relevant Seller where Moveable Assets are located on Land which is held by the Relevant Seller pursuant to a lease) may, by prior arrangement with the Relevant Seller, enter onto the Land in order to dismantle the Moveable Assets (if required) and remove the Moveable Assets from the Land.

4	The Relevant Purchaser shall:
4.1	comply with any documents, restrictive covenants and other third-party rights affecting the Land (to the extent that the same are Fairly Disclosed);
4.2	comply with all relevant planning and other legislation in exercising the Rights and shall not breach any statutory or regulatory provisions affecting the Land;
4.3	cause as little inconvenience to the Relevant Seller as practicable in exercising the Rights;
4.4	make good all damage caused to the Land by the exercise of the Rights to the reasonable satisfaction of the Relevant Seller; and
4.5
indemnify the Relevant Seller against any Losses incurred by the Relevant Seller as a result of any acts or omissions of the employees, servants or agents of the Relevant Purchaser in connection with the exercise by the Relevant Purchaser of the Rights.

5	Where Moveable Assets are located on Land which is held by the Relevant Seller pursuant to a lease, the following additional provisions apply:
5.1	in exercising the Rights the Relevant Purchaser shall comply with the terms of the lease pursuant to which the Land is held; and
5.2
without prejudice to the generality of paragraph 4.5, the Relevant Purchaser shall indemnify the Relevant Seller against any Losses incurred by the Relevant Seller as a result of a breach by the Relevant Seller of any covenant contained in the lease pursuant to which the Land is held where such breach is attributable to the exercise by the Relevant Purchaser of the Rights.

06/12/2010	Agreed Form
Part 3
General provision relating to the Transfer of the Third-Party Receivables
1
From Closing, the benefit of the Third-Party Receivables shall be assigned to the Purchaser, and the Purchaser shall be entitled to invoice, collect and receive the Third-Party Receivables for its own account.

2	The Seller shall:
2.1
at the Purchaser’s request and expense, take such steps as the Purchaser shall reasonably require to assist the Purchaser to collect the Third-Party Receivables (including threatening to commence or commencing legal proceedings for the recovery of any Third-Party Receivables in its name); and

2.2
account for and pay to the Purchaser on a monthly basis any Third-Party Receivables paid to it as soon as practicable after and, in any event, within 10 Business Days of receipt, and shall hold all Third-Party Receivables paid to it on trust for the Purchaser until they are paid.

06/12/2010	Agreed Form
Schedule 17
Pre-Sale Reorganisation Transactions
1	Scotts-Sierra Investments, Inc. to be transferred from Scotts-Sierra Horticulture Products Company to The Scotts Company LLC.
2	Scotts Italia S.r.l. to transfer its Consumer Business in Italy to a member of the Retained Group.
3	Scotts Deutschland GmbH to transfer its partnership interest in Scotts Celaflor GmbH & Co. KG, Frankfurt am Main, Germany to a member of the Retained Group.
4	Consumer business packing line to be transferred from Heerlen plant to a member of the Retained Group.

06/12/2010	Agreed Form
Schedule 18
Pensions Liability Assumptions

Part 1
Dutch Actuarial Methodology and Assumptions
This Part 1 of Schedule 18 refers to the Dutch Pension Scheme.
1	Projected benefit obligation in relation to the Dutch Pension Scheme as at the Valuation Date (“Interim Dutch PBO”)
An actuarial valuation will be performed by or on behalf of the Seller on the Valuation Date to determine the Interim Dutch PBO.
2	Assumptions to be used in the valuation of the Interim Dutch PBO
2.1
The financial and demographic assumptions to be used in the valuation of the Interim Dutch PBO will be the same as the assumptions as stated in the FAS87 disclosures of 14 October 2010 and the letter of 21 September 2010 of Towers Watson to Scotts International B.V. contained at document 10.9.172 of the Data Room, save that the Discount Rate and the expected return on asset assumptions will be determined as at the Valuation Date on the basis of the same methodology as in the FAS87 disclosures of 14 October 2010 and the letter of 21 September 2010 of Towers Watson to Scotts International B.V. but reflecting market interest rate developments between 30 September 2010 and the Valuation Date. The actual valuation of the Interim Dutch PBO as at the Valuation Date will include the actual determination of service cost, interest cost and benefit payments.

2.2	The financial and demographic assumptions referred to in paragraph 2.1 of this Part 1 of Schedule 18 are as follows:
ECONOMIC ASSUMPTIONS:

	Assumption as at 30	Assumption as at the
	September 2010	Valuation Date
Discount Rate	5.02%	To be determined at the Valuation Date in accordance with para 2.3, below
Expected Long-Term Rate of Return	5.02%	To be determined at the Valuation Date in accordance with para 2.3, below
Salary Increases	3.0%	3.0%
Social Security Increases	2.0%	2.0%
Annual pension adjustments — former employees that became deferred participants before 1 January 2007	2% (2011 – 2013) / 0% thereafter	2% (2011 – 2013) / 0% thereafter
Annual pension adjustments — active participants between 1 January 2007 and 31 December 2010	2.5%	2.5%
Annual pension adjustments — active participants between 1 January 2007 and 31 December 2010, but who became former participants during this period	2.0%	2.0%

06/12/2010	Agreed Form
DEMOGRAPHIC ASSUMPTIONS AS AT 30 SEPTEMBER 2010 AND THE VALUATION DATE

Assumption
Retirement Age	65
Early retirement	Could be ignored, assuming actuarially neutral
Mortality	AG Gen. Table 2010-2060 setback -2/-2
Disability	WGA 2000-2003, sector specific
Turnover	8% at age 25, declining linearly to 2% from 40 onwards
2.3
In calculating the Discount Rate and expected long term rate of return as at the Valuation Date the Seller shall ensure that the input for the Towers Watson “Global Rate Link” tool will be based on actual census and insurance data as at the Valuation Date.

3	Market value assets of the Dutch Pension Scheme as the Valuation Date (“Interim Dutch MVA”)

The Interim Dutch MVA shall be calculated by or on behalf of the Seller on the basis of the same methodology and assumptions as stated in the FAS87 disclosures of 14 October 2010 and the letter of 21 September 2010 of Towers Watson to Scotts International B.V. contained at document 10.9.172 of the Data Room save that the Discount Rate and expected return on asset assumptions shall be determined as at the Valuation date in accordance with paragraphs 2.1, 2.2 and 2.3 of this Part 1 of Schedule 18, above.

4	Adjustment of Interim Dutch MVA for indexation depots as at the Valuation Date

The total Interim Dutch MVA shall be increased in line with the actual market value of the indexation depots (nr 594846-D-01 and 445379-C-01) as at the Valuation Date, and the Seller shall use its reasonable endeavours to procure that such information is provided by AEGON (the insurer) to the Purchaser as soon as reasonably practicable following the Valuation Date.

5	Information to be provided by Seller
5.1
The Seller shall use its reasonable endeavours to procure that AEGON provides to the Purchaser as soon as reasonably practicable following the Valuation date, the census and insurance data necessary for a valuation at the Valuation Date (“Census Data”).

5.2
An actuarial calculation will be performed by or on behalf of the Seller as soon as reasonably practicable following Closing to determine the roll forward of the Interim Dutch PBO and Interim Dutch MVA from the Valuation Date to Closing in accordance with this Part 1 of Schedule 18. The Seller will provide the results of the calculation (the “Seller’s Calculation (Dutch)”) to the Purchaser and the Purchaser must confirm their agreement of the calculation within 30 days. If the Purchaser is unable to agree the Seller’s Calculation (Dutch) will be referred to an independent actuary agreed by the Seller and the Purchaser, or if they fail to agree, an independent actuary shall be appointed by the President of the Institute and Faculty of Actuaries in the United Kingdom. The independent actuary will be asked to review the calculation and certify the Dutch PBO and Dutch MVA roll forward to Closing in accordance with this Part 1 of Schedule 18. The independent actuary shall act as an expert not an arbitrator. A certificate given by independent actuary shall be conclusive and binding in the absence of manifest error. His costs shall be borne equally by the Seller and the Purchaser.

06/12/2010	Agreed Form
6	Projected Benefit Obligation as at Closing (“Dutch PBO”)

The Dutch PBO is calculated on a roll forward basis based on the Interim Dutch PBO and assumptions as stated in the FAS87 disclosures of 14 October 2010 save that the discount rate and expected long-term rate of return will be equal to the Discount Rate.

7	Methodology roll forward Dutch PBO
7.1	The Interim Dutch PBO is adjusted for x months accrual of pension benefits by adding x/12th of the annual Service cost for FY 2011 as determined at the Valuation Date.
7.2	The Interim Dutch PBO is adjusted for the actual amount of benefits paid between the Valuation Date and Closing.
7.3	The Interim Dutch PBO is adjusted for x months of interest accrual by adding x/12th of the annual interest for FY 2011 as determined at the Valuation Date.
7.4	In each of paragraphs 7.1 and 7.3 above, “x” shall equal the number of whole calendar months from the Valuation Date to Closing (for example if Closing occurs on 28 February 2011, x would equal 2).
8	Adjustment for assumption changes
8.1	The Dutch PBO is calculated using the Discount Rate and will not be adjusted for market interest rate developments between the Valuation Date and Closing.
8.2	All other assumptions are to be treated as being unchanged and therefore unadjusted.
9	Market Value Assets as at Closing (“Dutch MVA”)
The Dutch MVA as at Closing is calculated on a roll forward basis based on the Interim Dutch MVA.
10	Methodology roll forward Dutch MVA
10.1	The roll forward calculation is based on the Interim Dutch MVA but excluding the indexation depots.
10.2
The Interim Dutch MVA is adjusted for x months accrual of pension benefits secured with AEGON (the insurer) by adding x/12th of the annual service cost for FY 2011, as determined at the Valuation Date.

10.3	The Interim Dutch MVA is adjusted for the actual amount of benefits paid between the Valuation Date and Closing.
10.4	The Interim Dutch MVA is adjusted for x months of interest accrual by adding x/12th of the annual interest, for FY 2011, as determined at the Valuation Date.

06/12/2010	Agreed Form
10.5	In each of paragraphs 10.2 and 10.4 above “x” equals the number of whole calendar months from the Valuation Date to Closing (for example if Closing occurs on 28 February 2011, x would equal 2).
11	Adjustment for assumption changes
11.1	The Dutch MVA is calculated using the Discount Rate and will not be adjusted for market interest rate developments between the Valuation Date and Closing.
11.2	All other assumptions are to be treated as being unchanged and therefore unadjusted.
12	Adjustment of Interim Dutch MVA for indexation depots as at Closing

The total Dutch MVA as at Closing is increased with the actual market value of the indexation depots (nr 594846-D-01 and 445379-C-01) as at Closing, provided by AEGON (the insurer). Additional contributions due by the Seller for indexations up to and including Closing should be paid and included in the Dutch MVA between the Valuation Date and Closing and should be taken into account (and if not paid for should be included in the valuation of the liabilities).

13	Adjustment for Exchange rate
The exchange rate for the purpose of this Part 1 of Schedule 18 shall be adjusted to reflect the actual exchange rate at Closing as reported in the Financial Times.

06/12/2010	Agreed Form
Part 2
German Actuarial Assumptions
This Part 2 of Schedule 18 refers to the German Pension Scheme.
1	Projected benefit obligation in relation to the German Pension Scheme as at the Valuation Date (“Interim German PBO”)
An actuarial valuation will be performed by or on behalf of the Seller on the Valuation Date to determine the Interim German PBO.
2	Assumptions to be used in the valuation of the Interim German PBO
2.1
The financial and demographic assumptions to be used in the valuation of the Interim German PBO will be the same as the assumptions as stated in the FAS87 disclosures of 14 October 2010 contained at document 10.9.172 of the Data Room, save that the Discount Rate and the expected return on asset assumptions will be determined as at the Valuation Date on the basis of the same methodology as in the FAS87 disclosures of 14 October 2010, but reflecting market interest rate developments between 30 September 2010 and the Valuation Date. The actual valuation of the Interim German PBO as at the Valuation Date will include the actual determination of service cost, interest cost and benefit payments.

2.2	The financial and demographic assumptions referred to in paragraph 2.1 of this Part 2 of Schedule 18 are as follows:
ECONOMIC ASSUMPTIONS:

	Assumption as at 30	Assumption as at the
	September 2010	Valuation Date
Discount Rate	4.58%	To be determined at the Valuation Date in accordance with para 2.3 below
Expected Long-Term Rate of Return	5.00%	To be determined at the Valuation Date in accordance with para 2.3 below
Salary Increases	3.0%	3.0%
Social Security Contribution Ceiling Increases	3.0%	3.0%
Annual pension adjustments after retirement	2.0%	2.0%
DEMOGRAPHIC ASSUMPTIONS AS AT 30 SEPTEMBER 2010 AND THE VALUATION DATE

Assumption
Retirement Age	63 years old
Mortality	Heubeck 2005 G
Disability	Heubeck 2005 G

06/12/2010	Agreed Form
Turnover
Decreasing by age (see below):

Age	Turnover rate
20	7.15%
25	5.00%
30	3.90%
35	3.20%
40	2.65%
45	1.80%
50	0.80%
55	0.30%
60	0.00%
2.3
In calculating the Discount Rate and expected long term rate of return as at the Valuation Date the Seller shall ensure that the input for the Towers Watson “Global Rate Link tool” will be based on actual census and insurance data as at the Valuation Date.

3	Market value assets of the German Pension Scheme as at the Valuation Date (“Interim German MVA”)

The Interim German MVA shall be calculated by or on behalf of AXA Lebensversicherung AG. on behalf of the Seller on the basis of the same methodology and assumptions as stated in the FAS87 disclosures of 14 October 2010 contained at document 10.9.172 of the Data Room save that the Discount Rate and expected return on asset assumptions shall be determined as at the Valuation Date in accordance with paragraphs 2.1, 2.2 and 2.3 of this Part 2 of Schedule 18, above.

4	Information to be provided by Seller
4.1
The Seller shall use its reasonable endeavours to procure that AXA Lebensversicherung AG. provides to the Purchaser as soon as reasonably practicable following the Valuation Date, the census and insurance data necessary for a valuation at the Valuation Date (“Census Data”).

4.2
An actuarial calculation will be performed by or on behalf of the Seller as soon as reasonably practicable following Closing to determine the roll forward of the Interim German PBO and Interim German MVA from the Valuation Date to Closing in accordance with this Part 2 of Schedule 18. The Seller will provide the results of the calculation (the “Seller’s Calculation (German)”) to the Purchaser and the Purchaser must confirm their agreement of the calculation within 30 days. If the Purchaser is unable to agree, the Seller’s Calculation (German) will be referred to an independent actuary agreed by the Seller and the Purchaser, or if they fail to agree, an independent actuary shall be appointed by the President of the Institute and Faculty of Actuaries in the United Kingdom. The independent actuary will be asked to review the calculation and certify the German PBO and German MVA roll forward to Closing in accordance with this Part 2 of Schedule 18. The independent actuary shall act as an expert not an arbitrator. A certificate given by independent actuary shall be conclusive and binding in the absence of manifest error. His costs shall be borne equally by the Seller and the Purchaser.

06/12/2010	Agreed Form
5	Projected Benefit Obligation as at Closing (“German PBO”)

The German PBO is calculated on a roll forward basis based on the Interim German PBO and assumptions as stated in the FAS87 disclosures dated 14 October 2010 save that the discount rate will be equal to the Discount Rate.

6	Methodology roll forward German PBO
6.1	The Interim German PBO is adjusted for x months accrual of pension benefits by adding x/12th of the annual Service cost for FY 2011 as determined at the Valuation Date.
6.2	The Interim German PBO is adjusted for the actual amount of benefits paid between the Valuation Date and Closing.
6.3	The Interim German PBO is adjusted for x months of interest accrual by adding x/12th of the annual interest for FY 2011 as determined at the Valuation Date.
6.4	In each of paragraphs 6.1 and 6.3 above “x” shall equal the number of whole calendar months from the Valuation Date to Closing (for example if Closing occurs on 28 February 2011, x would equal 2).
7	Adjustment for assumption changes
7.1	The German PBO is calculated using the Discount Rate and will not be adjusted for market interest rate developments between the Valuation Date and Closing.
7.2	All other assumptions are assumed to be unchanged and therefore unadjusted.

8	Market Value Assets as at Closing (“German MVA”)

The German MVA is calculated on a roll forward basis based on the Interim German MVA.

9	Methodology roll forward German MVA
9.1	The Interim German MVA is adjusted for x months of interest accrual by adding x/12th of the annual expected return for FY 2011 as determined at the Valuation Date.
9.2	The Interim German MVA is adjusted for the actual amount of benefits paid between the Valuation Date and Closing.
9.3	The Interim German MVA is adjusted for the actual amount of contributions paid by the Seller between the Valuation Date and Closing.
9.4	In paragraph 9.1 above “x” shall equal the number of whole calendar months from the Valuation Date to Closing (for example if Closing occurs on 28 February 2011, x would equal 2).

10	Adjustment for assumption changes

Not applicable.

11	Adjustment for Exchange rate
The exchange rate for the purpose of this Schedule 18 shall be adjusted to reflect the actual exchange rate at Closing as reported in the Financial Times.

06/12/2010	Agreed Form
Schedule 19
Product Indemnities
Part 1
Indemnities
1	Definitions
For the purposes of this Schedule 19:

“Asbestos” means all or any of the following naturally occurring minerals, chrysotile, amosite, crocidolite, anthophyllite, tremolite and actinolite, richterite, winchite and/or any other amphibole mineral;

“Asbestos Claims” means any legal proceedings, actions, or suits for damages or any other legal remedy arising from (a) the alleged exposure prior to Closing of any employee or contractor to Asbestos during the manufacturing of any product by any Bloom Entity at any facility operated by such Bloom Entity, or (b) the alleged exposure of any person at any time to Asbestos contained in products manufactured, distributed, sold or supplied by any Bloom Entity prior to Closing, including, for the avoidance of doubt, the Little Claim;

“Asbestos Losses” means any Losses suffered or incurred by any Indemnified Person in connection with any Asbestos Claim;
“Bloom Entity” means Scotts-Sierra Horticultural Products Company and Scotts-Sierra Crop Protection Company;
“Debtors” means the debtors, debtors-in-possession, or their bankruptcy estates in the W.R. Grace Bankruptcy Case;

“Dorantes Claim” means the legal proceedings brought by the estate of Victorino Dorantes (deceased), in respect of the exposure of Victorino Dorantes to various chemicals allegedly contained in fertilizers and pesticide products, including, but not limited to, Oscmocote 18-6-12, 16-4-16, and Agriform 18-6-12, as listed in Part 2 of this Schedule 19;

“Emissions Claim” means the legal proceedings brought by Sean Kelley in respect of injuries suffered as a result of his alleged exposure to emissions emanating from the Charleston facility prior to Closing as listed in Part 2 of this Schedule 19;

“Emissions Losses” means any Losses suffered or incurred by any Indemnified Person in connection with the Emissions Claim;
“EPA Claim” means any legal or regulatory proceedings, actions, or suits for damages, fines or penalties against any Bloom Entity arising from any EPA Matters;
“EPA Losses” means Losses suffered or incurred by any Indemnified Person pursuant to an EPA Claim and resulting directly from the subject matter of any of the EPA Matters;
“EPA Matters” means:
(i)
the investigation commenced in April 2008 by the US Environmental Protection Authority (“U.S. EPA”) in connection with a former employee of the Seller’s Group who was alleged to have deliberately circumvented the Seller’s Group policies and U.S. EPA regulations under Federal Insecticide, Fungicide and Rodenticide Act, as amended by failing to obtain valid registrations for certain products of the Seller’s Group and/or causing certain invalid product registration forms to be submitted to regulators;

06/12/2010	Agreed Form
(ii)
the civil and criminal investigations by the U.S. EPA and the U.S. Department of Justice (the “U.S. DOJ”) into the Seller’s Group pesticide product registration issues and related allegations and/or investigations arising under federal or state pesticide registration laws and regulations;

(iii)
the issue of a request for information to the Seller’s Group in June 2008 by the California Department of Pesticide Regulation (“CDPR”) involving certain products of the Seller’s’ Group that are the subject of the U.S. EPA investigation referred to in (i) above; or

(iv)	any investigation by CDPR in relation to the matters referred to in paragraphs (i) — (iii) above;
“Indemnified Persons” means the Purchaser, ICL North America Inc and the Bloom Entities;
“Indemnity Claim” means any Pre-Existing Indemnity Claim and/or New Indemnity Claim as the case may be;

“Indemnity Claim Notice” means any notice required under paragraph 6 setting out to the extent that such information is available at the time brief particulars of any New Indemnity Claim, including, without limitation, a copy of the document evidencing the claim, details of the claimant, nature and quantum of the claim, the identity of the claimant’s advisers and the status of the claim;

“Indemnity Losses” means Asbestos Losses and/or Emissions Losses and/or Product Losses as the case may be;

“Joint Plan of Reorganisation” means the Debtors’ First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code W.R. Grace & Co. et al., the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants Representative, and the Official Committee of Equity Security Holders Dated 27 February 2009, including all exhibits thereto, or any other plan of reorganisation of the Debtors, as the same may be amended from time to time;

“Little Claim” means the legal proceedings brought by brought by William Mark Little acting as the executor of the estate of William R. Little (“decedent”) in respect of injuries suffered as a result of his decedent’s alleged exposure to asbestos prior to Closing as listed in Part 2 of this Schedule 19;

“New Indemnity Claim” means an Asbestos Claim and/or any Product Claim (as relevant) that is not listed in Part 2 of this Schedule 19 or any EPA Claim;
“Pre-Existing Indemnity Claim” means the Emissions Claim and/or the Walsh Claim and/or the Dorantes Claim and/or the Little Claim listed in Part 2 of this Schedule 19 as the case may be;

“Product Claim” means any legal proceedings, actions or suits for damages or any other legal remedy which is commenced, or in respect of which an intention to commence such is notified in writing to any Bloom Entity or any other member of the Seller’s Group by any person on or after the date of the Offer Letter and before Closing and which arises from any personal injury, illness and/or death alleged by any person in whole or part to relate to any contact with, use of or exposure to at any time any product or any constituent of any product manufactured, distributed, sold or supplied by any Bloom Entity prior to Closing including without limitation the Walsh Claim and the Dorantes Claim;

06/12/2010	Agreed Form
“Product Losses” means any Losses suffered or incurred by any Indemnified Person in connection with any Product Claim;

“Walsh Claim” means the legal proceedings brought by Richard Thomas Walsh, executor of the estate of Thomas J Walsh (deceased) in respect of the exposure of Thomas J Walsh to Calo-Clor/Calo-Gran and/or Fungo and/or K-O-G prior to Completion as listed in Part 2 of this Schedule 19;

“W.R. Grace Bankruptcy Case” means the W.R. Grace & Co. bankruptcy case filed under Chapter 11 of the United States Bankruptcy Code in the United States District Court for Delaware, In re W.R. Grace & Co., et al., No. 01-01139 (JKF) on 4 April, 2001;

“W.R. Grace Settlement Agreement” means the Settlement Agreement made and entered into as of August 2009 by the Seller, on behalf of itself and on behalf of its affiliates and subsidiaries and the Debtors as approved by that certain Order Pursuant to Sections 105, 363, 1107 and 1108 of the Bankruptcy Code and Rule 2002, 6004, 9014 and 9019 of the Federal Rules of Bankruptcy Procedure Approving Settlement Agreement by and between W.R. Grace & Co., et al. and The Scotts Company LLC entered on 9 September, 2009 (Bankruptcy Case Docket No. 23203); and

“WRG Trust” means the WRG Asbestos PI Trust established pursuant to the Joint Plan of Reorganisation.
2	Asbestos Indemnity

Subject to the other provisions of this Schedule 19 and Clauses 1, 10.4, 10.6, 10.8.2, 10.12, 10.13, 14 and 16 of this Agreement, the Seller shall indemnify, keep indemnified, defend and hold harmless the Purchaser (for and on behalf of itself and each other Indemnified Person) from and against any Asbestos Losses PROVIDED THAT:

2.1	the Seller shall only be obliged to make any payment under this paragraph 2 to the extent that any Indemnified Person has actually paid out an amount equal to such Asbestos Loss;
2.2
the Seller shall not be obliged to pay any amount to the Purchaser pursuant to this paragraph 2 in connection with any Asbestos Losses suffered by an Indemnified Person if such Indemnified Person does not form part of the Purchaser’s Group at the time of notification of the relevant Asbestos Claim in accordance with paragraph 6 below; and

2.3
the Seller shall not be liable in relation to any claim under this paragraph 2 in respect of any Asbestos Claim that is a New Indemnity Claim unless an Indemnity Claims Notice in respect thereof is given prior to the fifteenth anniversary of Closing.

3	Emissions Indemnity

Subject to the other provisions of this Schedule 19 and Clauses 1, 10.4, 10.6, 10.8.2, 10.12, 10.13, 14 and 16 of this Agreement, the Seller shall indemnify, keep indemnified, defend and hold harmless the Purchaser (for and on behalf of itself and each other Indemnified Person) from and against any Emissions Losses PROVIDED THAT:

3.1	the Seller shall only be obliged to make any payment under this paragraph 3 to the extent that any Indemnified Person has actually paid out an amount equal to such Emissions Loss; and

06/12/2010	Agreed Form
3.2
the Seller shall not be obliged to pay any amount to the Purchaser pursuant to this paragraph 3 in connection with any Emissions Losses suffered by an Indemnified Person if such Indemnified Person does not form part of the Purchaser’s Group at the time an amount equal to such Emissions Loss is actually paid out.

4	Product Indemnity

Subject to the other provisions of this Schedule 19 and Clauses 1, 10.6, 10.8.2, 10.12, 10.13, 14 and 16 of this Agreement, the Seller agrees to notify the Purchaser prior to Closing of any Product Claim other than the Dorantes Claim and the Walsh Claim and the Seller shall indemnify, keep indemnified, defend and hold harmless the Purchaser (for and on behalf of itself and each other Indemnified Person) from and against any Product Losses PROVIDED THAT:

4.1	the Seller shall only be obliged to make any payment under this paragraph 4 to the extent that any Indemnified Person has actually paid out an amount equal to such Product Loss; and
4.2
the Seller shall not be obliged to pay any amount to the Purchaser pursuant to this paragraph 4 in connection with any Product Losses suffered by an Indemnified Person if such Indemnified Person does not form part of the Purchaser’s Group at the time of notification of the relevant Product Claim in accordance with paragraph 6 below.

5	EPA Indemnity

Subject to the other provisions of this Schedule 19 and Clauses 1, 10.6, 10.8.2, 10.12, 10.13, 14 and 16 of this Agreement, the Seller shall indemnify, keep indemnified, defend and hold harmless the Purchaser (for and on behalf of itself and each other Indemnified Person) from and against any EPA Losses PROVIDED THAT:

5.1	the Seller shall only be obliged to make any payment under this paragraph 5 to the extent that any Indemnified Person has actually paid out an amount equal to such EPA Losses; and
5.2
the Seller shall not be obliged to pay any amount to the Purchaser pursuant to this paragraph 5 in connection with any EPA Losses suffered by an Indemnified Person if such Indemnified Person does not form part of the Purchaser’s Group at the time an amount equal to such EPA Loss is actually paid out.

6	Notification of New Indemnity Claims and Assistance
6.1	As a condition precedent to the Seller’s obligations under paragraph 2, and in all other instances, as a term of this Agreement the Purchaser shall:
6.1.1
where a New Indemnity Claim has been served on, or formally notified as part of the legal process to, any Indemnified Person, serve the Seller with an Indemnity Claim Notice within 10 Business Days of service on or receipt of notification of such claim by the relevant Indemnified Person; or

6.1.2
where any Indemnified Person has received written notice of intention to commence a New Indemnity Claim, serve the Seller with an Indemnity Claim Notice as soon as reasonably practicable (and in any event within 30 days of receipt by the relevant Indemnified Person of such written notice); and

06/12/2010	Agreed Form
6.2
As a condition precedent to the Seller’s obligations under paragraphs 2, 3, 4 and 5 the Purchaser shall (and shall procure that each Indemnified Person shall) at all times act reasonably in promptly providing the Seller and its legal and professional advisers with access to premises and personnel (who shall be made available to attend meetings, participate in discovery or depositions and to appear as witnesses on behalf of any of the Seller and/or any Group Company before any tribunal or court) and the right to examine and copy or photograph all data, records, reports, documents, correspondence and other information in the possession, custody or under the control of the Purchaser or any other Indemnified Person relating to any Indemnity Claims.

7	Conduct of Claims
7.1
Subject to paragraph 7.2 below, the parties agree that the Seller shall have full control over the conduct of all Indemnity Claims and, upon receipt of an Indemnity Claim Notice pursuant to paragraph 6.1 above in respect of any New Indemnity Claim and in any event in respect of any Pre-Existing Indemnity Claim, the Seller shall assume the conduct of such Indemnity Claim and shall at its own expense take such action (including retention of counsel) as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise, settle or contest such Indemnity Claim, PROVIDED THAT the Seller shall not compromise or settle any Indemnity Claim or accept criminal liability by or on behalf of any Indemnified Person without the consent of the Purchaser, such consent not to be unreasonably withheld or delayed. The Seller shall have the right at its option to make counterclaims or claims against third-parties which may arise out of any Indemnity Claim in the name of and on behalf of the relevant Indemnified Person. The Seller shall, if so requested by the Purchaser in writing, keep the Purchaser informed as to the progress of any such Indemnity Claim and shall consult with the Purchaser in relation to any material steps in such Indemnity Claim.

7.2
In relation to any EPA Claim, the Seller shall only have conduct under paragraph 7.1 above where the Seller has accepted liability under the indemnity in paragraph 5.1 above. If the EPA notifies the Seller of the intent to bring as part of any EPA Claim any criminal proceeding against any employee, director or other officer, agent or consultant of any Indemnified Person or requests that information be provided by any such individual in relation to any allegation of any criminal conduct by such individual, then the Seller shall notify the relevant Indemnified Person as soon as practicable and the Indemnified Person shall have conduct of such criminal proceeding.

7.3
If the EPA notifies the Seller of any EPA Claim of direct and prospective relevance to Professional Products, the Seller shall as soon as practicable notify the relevant Indemnified Person. Nothing set forth herein shall be deemed, construed to constitute or require a waiver of the attorney-work product protection or attorney-client privilege of the Seller.

7.4
The Seller has notified the Purchaser of the identity of any counsel and shall notify the Purchaser of the identity of other experts retained at Closing in relation to any Pre-Existing Indemnity Claim and in the event that the Seller wishes to appoint any counsel different to such counsel or other experts in respect of any Pre-Existing Indemnity Claim or any New Indemnity Claim, it shall (i) consult with and pay reasonable regard to the views of the Purchaser in relation to such appointment of any lead counsel; and (ii) notify the Purchaser of the identity of any such other experts or any such counsel appointed as local counsel.

06/12/2010	Agreed Form
7.5
The Purchaser shall co-operate fully (and to procure the full co-operation of the other Indemnified Parties) with the Seller in any action taken by the Seller under paragraph 7.1 above and, as a condition precedent to the Seller’s obligations under paragraphs 2, 3, 4 and 5, the Purchaser shall not (and shall procure that no other Indemnified Person shall) make any admission of liability by or on behalf of any Indemnified Person nor compromise, dispose of or settle any Indemnity Claim or pursue any claims against any third-party or take any other action which could potentially impact the Seller’s ability to defend any Indemnity Claim.

7.6
The Seller agrees to comply with the Purchaser’s requests to take reasonable steps to reduce the Purchaser’s and the other Indemnified Person’s indirect costs and to reimburse the Purchaser all costs incurred by the Purchaser or any Indemnified Person arising out of compliance by the Purchaser with its obligations under paragraphs 6.2 and 7.4 above.

7.7
If the Seller pays an amount in discharge of any Indemnity Claim and the Purchaser or any other Indemnified Person subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third-party a sum which is referable to the subject matter of the Indemnity Claim and which would not otherwise have been received by the Purchaser or such Indemnified Person, the Purchaser shall procure that the Seller is reimbursed less any reasonable costs and expenses incurred in obtaining such recovery and less any Taxation attributable to the amount reimbursed.

8	Mitigation

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to mitigate any Asbestos Losses, Emissions Losses, Product Losses and/or EPA Losses which, in the absence of mitigation could reasonably be expected to increase such a Loss provided that this paragraph 8 shall not oblige the Purchaser to incur any costs, expense, loss or liability which will not be recovered by the Purchaser under paragraphs 2, 3, 4 and 5 as relevant and further provided in the case of EPA Losses that the obligation to mitigate shall not extend to the taking of action that could reasonably be expected to damage the reputation of the Purchaser in the eyes of any relevant Government Authority.

9	W.R. Grace Settlement Agreement
9.1
Notwithstanding any other provision in this Agreement, as between the Purchaser’s Group and the Seller’s Group, neither the Purchaser nor any member of the Purchaser’s Group shall have any claim or right to any recoveries or payments due to or obtained by the Seller, or by any member of the Seller’s Group or by any Bloom Entity, from the Debtors or from the WRG Trust, including, but not limited to, any recoveries or payments obtained in accordance the W.R. Grace Settlement Agreement.

9.2
In the event that a Bloom Entity receives any payment from the Debtors or from the WRG Trust following Closing, the Purchaser shall procure that the Seller is reimbursed an amount equivalent to the payment received.

9.3
The foregoing limitations of the Purchaser’s Group’s rights to any claims, payments or recoveries under paragraph 9.1 and the requirement to reimburse under paragraph 9.2 above shall not apply in the event of the Seller’s Group’s breach of the indemnity obligations contained at paragraph 2 of this Schedule or where such indemnity obligations have expired.

06/12/2010	Agreed Form
10	Maintenance of Privilege and Confidentiality
10.1
The Purchaser shall not (and shall procure that no Indemnified Person shall) disclose information concerning any Indemnity Claim or any information relating to this Schedule 19 to any third-party without the prior written consent of the Seller (such consent not to be unreasonably withheld), except where such disclosure is required by law, by court order or by any state, federal, or other relevant agency or authority. If disclosure is or is likely to be so required, prior to making any such disclosure, the Purchaser shall promptly notify the Seller of the requirement for disclosure in sufficient time to permit the Seller to contest such disclosure at the Seller’s cost if it so elects or otherwise to determine in consultation with the Purchaser the timing and content of such disclosure.

10.2
The Purchaser shall (and shall procure that the Indemnified Persons shall) co-operate with the Seller and comply with the Seller’s reasonable requirements to maintain confidentiality and legal privilege in relation to any information or document relating to any Indemnity Claims including information relating to this Schedule 19.

06/12/2010	Agreed Form
Part 2
Details of Pre-Existing Claims
The Dorantes Claim
Estate of Victorino Dorantes vs. The Scotts Company LLC, The Scotts-Sierra Horticultural Products Company, Grace-Sierra and others in California Superior Court, San Francisco County served on 17 September 2009.
The Emissions Claim
Sean Kelly, Pltfs. vs. Scotts-Sierra Horticultural Products Company, et al including Scotts Miracle-Gro Company. Case # 1 0CP1 0353 in the Charleston County Court of Common Pleas, SC served on 22 January 2010.
The Little Claim
William Mark Little, Executor of the Estate of William R. Little vs. The Scotts Company LLC, Scotts-Sierra Horticultural Products Company and others. Case No. 541787 in the Court of Common Pleas, Cuyahoga County, Ohio served on 18 March 2007.
The Walsh Claim
Richard Thomas Walsh, Executor of the Estate of Thomas J. Walsh, deceased vs. Scotts-Sierra Crop Protection Company and Others in the Court of Common Pleas of Allegheny County Pennsylvania, Civil Division.

06/12/2010	Agreed Form
Schedule 20
QAD Acceptance Process
1
As at the date of the Offer Letter, the Seller has drafted test script templates, schedules and standards which together shall regulate the acceptance process for the Deliverables. From the date of the Offer Letter and before the commencement of testing (and in any event before the Closing Date) the Seller shall refine these documents (the “Relevant Documents”) in association with the Purchaser as set out below:

(i)	within 10 Business Days of receiving the Relevant Documents, the Purchaser shall review them and may submit written comments for suggested changes or additions to the Relevant Documents to the Seller;
(ii)
in its sole discretion and acting reasonably, the Seller shall incorporate reasonable changes or reasonable additions suggested by the Purchaser. The Seller shall discuss with the Purchaser those changes or additions which the Seller does not feel are appropriate;

(iii)
the Seller and the Purchaser shall discuss such issues in good faith, and in a timely manner, to allow the Seller to finalise the Relevant Documents and criteria for accepting the Deliverables (and the QAD system) (“Acceptance Criteria”) prior to the commencement of any material testing of the QAD system; and

(iv)	the finalised form of the Relevant Documents shall be made available to the Purchaser five Business Days before the commencement of any material testing of the QAD system.
2	The Relevant Documents shall set out in sufficient detail to perform the necessary tests for each Deliverable including:
(i)	acceptance test templates;
(ii)	acceptance test scenarios;
(iii)	test plans;
(iv)	dates for tests and associated administrative details such as attendees and timings; and
(v)
all phases of testing, including systems testing in the DEV and QA environments, integration testing, end-to-end testing and user acceptance testing (where user lists shall be approved by Wolter van Rest (or any person who may succeed him in his role within the Group in relation to the transition, implementation and operation of the QAD System).

3
Where necessary, QAD shall also be installed in selected third-party warehouse/tolling providers. These providers shall be trained by the team implementing the QAD system as part of the QAD implementation process to conduct business with the Purchaser on the QAD platform. The applicable test scripts shall include scenarios to validate the appropriate functionality for the relevant type of transactions with such third-parties.

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4
For the purposes of the QAD implementation, the QAD system shall be accepted by the Purchaser when (i) the Deliverables have met the Acceptance Criteria and (ii) One Month’s Successful Financial Closing (defined in paragraph (B) below) has been met, (collectively, “Acceptance”) as set out below:

(A)	Acceptance testing of Deliverables

Prior to the QAD system commencing live operations, when the Seller reasonably believes that the Deliverables shall meet the relevant Acceptance Criteria, it shall notify the Purchaser and give the Purchaser at least five Business Days’ notice that it intends to test whether the relevant Acceptance Criteria have been met. A representative of the Purchaser shall be invited (on reasonable notice) to attend and observe such acceptance test and shall be given all information and co-operation as may be reasonably requested in order to enable that representative to monitor the acceptance test. If the relevant acceptance test does not demonstrate that the Acceptance Criteria have been met, the Purchaser or its representative shall notify the Seller in writing, specifying those criteria which have not been met (such notification being a “Cure Notice”) within one Business Day of the relevant acceptance test. On receipt of a Cure Notice, the Seller and the Purchaser shall co-operate in good faith and use reasonable endeavours to cure the relevant defects noted in the Cure Notice as soon as practicable in order to conduct further acceptance tests. The Purchaser shall not submit a Cure Notice where errors persist with the QAD system and such errors are minor in nature and do not materially affect the performance or functionality of the QAD system. If an acceptance test conducted under this paragraph 4 demonstrates that the Acceptance Criteria have been met, the Purchaser shall promptly notify the Seller in writing of its acceptance.

(B)	One Month’s Successful Financial Closing:

The Seller and Purchaser agree that errors may persist with the QAD system and where such errors are minor in nature and do not materially affect the performance or functionality of the QAD system, the Purchaser shall not withhold its acceptance of the achievement of One Month’s Successful Financial Closing.

Wolter van Rest (or any person who may succeed him in his role in the Group in relation to the transition, implementation or operation of the QAD system) and the Global Process Owners (defined below) shall confirm the achievement of the Acceptance Criteria and the One Month’s Successful Financial Closing and have sign-off authority on behalf of the Purchaser to approve Acceptance. If the Purchaser (through Wolter van Rest (or any person who may succeed him in his role in the Group in relation to the transition, implementation or operation of the QAD system) and the Global Process Owners) does not submit a Cure Notice, or notify the Seller in writing of its acceptance of the relevant Deliverable, or One Month’s Successful Financial Closing within 10 Business Days of the relevant acceptance test, the Seller shall deem such Deliverable (and in the case of One Month’s Successful Financial Closing, the QAD system) as accepted by the Purchaser with no further responsibility, liability or obligation for the QAD system save for those relevant services within the Transitional Services Agreement.

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For the purpose of this Schedule:

“Global Process Owners” means the Group’s QAD functional experts who, at the date of the Offer Letter, are Theo Zinken (finance, global ledger, accounts receivable and payable) Erik-Jan Vlek (business control), Marc van den Biggelaar (planning, forecasts and customer service), Erik Sondeijker (distribution), John Peeters (production) and Armand Haemers (global master data) and those persons who may succeed or replace the aforementioned people in their roles within the Group in relation to the transition, implementation and operation of the QAD system; and

“One Month’s Successful Financial Closing” means that an accurate and complete (in relation to those accounting practices historically performed by the Group immediately prior to the Closing Date) upload of the relevant trial balances representing a month’s financial activity has been performed for the US, UK, and Polish entities in which QAD has been implemented.

5
If the QAD system does not achieve Acceptance (as defined above) on the Seller’s first attempt at One Month’s Successful Financial Closing, the Seller shall continue to be responsible for the project management and oversight of the implementation of the QAD system and shall continue to carry out such project management and oversight to seek to achieve Acceptance until the earlier of (a) achieving Acceptance and (b) the date which is 6 months after the Closing Date (the “Backstop Date”). If the Seller has not achieved Acceptance by the Backstop Date, the Purchaser shall take on responsibility for the project management and oversight of the implementation of the QAD system, and the Seller shall, subject to Clauses 10.6 and 10.10, be liable to the Purchaser, for any costs, liabilities, expenses or damages (whether in contract, tort, negligence or otherwise), arising directly from the implementation or transition to the QAD system from the date of the first failed attempt at achieving One Month’s Successful Financial Closing (except where and to the extent that the Seller can demonstrate that such costs, liabilities, expenses or damages are the result of a breach by the Purchaser of its obligations under paragraph 6), provided that the Seller’s liability for such costs, liabilities, expenses and damages arising from such implementation or transition shall not, under any circumstances, exceed US$3 million.

6
The Purchaser shall provide the Seller with the sufficient and adequate resources (including by making available such of its employees with experience in operating or implementing a SAP or QAD system including after Closing, the Relevant Employees, at such times and for such periods as the Seller may reasonably require) and information to allow the Seller to perform the necessary support functions to assist with achieving Acceptance.

7	For all other IT applications (including Hyperion, SAP CRM, Labels, Stream server, RIMS, GROE, IFIX, IHISTORIAN, OEE, PERMAN, LIMS, and third-party payroll software):
(i)	written approvals by the Global Process Owners that a particular application (or bundle of applications) has been transferred to the Purchaser and is functional shall not be unreasonably withheld; and
(ii)
the Seller shall provide the Purchaser with existing, relevant and readily available documentation (namely organisation details and users, deployment, functionality, availability, stability, survivability, back-up, data security and authorisation, reports, interfaces, localisation and regulations).

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